AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1998
                                                     REGISTRATION NO. 333-58281
-------------------------------------------------------------------------------
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                           FAMILY RESTAURANTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

              DELAWARE                       5812                      33-0197361
    (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD             (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)       INDUSTRIAL                IDENTIFICATION NO.)
                                     CLASSIFICATION CODE
                                           NUMBER)

                            FAMILY RESTAURANTS, INC.
                            18831 VON KARMAN AVENUE
                           IRVINE, CALIFORNIA 92612
                                (949) 757-7900
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                --------------

                              TODD E. DOYLE, ESQ.
                      VICE PRESIDENT AND GENERAL COUNSEL
                           FAMILY RESTAURANTS, INC.
                            18831 VON KARMAN AVENUE
                           IRVINE, CALIFORNIA 92612
                                (949) 852-5721
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)

                                --------------

                                WITH COPIES TO:

     MICHAEL A. WORONOFF, ESQ.                      ANTHONY J. RICHMOND, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP               LATHAM & WATKINS
 300 SOUTH GRAND AVENUE, SUITE 3400           633 WEST FIFTH STREET, SUITE 4000
     LOS ANGELES, CA 90071-3400                   LOS ANGELES, CA 90071-2007
           (213) 687-5000                               (213) 485-1234

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger of a subsidiary of the Registrant with and into Koo Koo Roo, Inc. pursuant to the Merger Agreement as described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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

                               [KKR LETTERHEAD]

                                MERGER PROPOSED
                          YOUR VOTE IS VERY IMPORTANT

                                                        September   , 1998

To our Stockholders:

  You are cordially invited to attend the special meeting of stockholders of Koo Koo Roo, Inc. to be held on October 30, 1998 at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California at 9:00 a.m. local time.

  At the stockholder meeting you will vote on a proposal to approve and adopt an agreement and plan of merger pursuant to which Koo Koo Roo, Inc. will become an indirect wholly owned subsidiary of Family Restaurants, Inc. You are being offered shares of common stock of Family Restaurants, Inc., which will be renamed Koo Koo Roo Enterprises, Inc. upon consummation of the merger.

  If the merger is consummated, each outstanding share of Koo Koo Roo, Inc. common stock will be converted into the right to receive one share of common stock of the newly named Koo Koo Roo Enterprises, Inc. (symbol: KKRE). Prior to the consummation of the merger, there has been no established trading market for such common stock. The accompanying document describes the merger in detail.

  THE BOARD OF DIRECTORS OF KOO KOO ROO, INC. HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE PROPOSED MERGER AND HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF KOO KOO ROO, INC. AND ITS STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER.

  The merger cannot occur unless stockholders holding a majority of the outstanding shares of Koo Koo Roo, Inc. common stock approve it. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the stockholders meeting in person, please take the time to vote on the proposal by completing the enclosed proxy card and mailing it to us in the envelope provided. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote FOR the proposal submitted at the meeting. If you fail to return your proxy card, the effect will be a vote AGAINST the merger.

  THIS DOCUMENT PROVIDES YOU WITH DETAILED INFORMATION ABOUT THE PROPOSED MERGER. FOR A DISCUSSION OF CERTAIN RISK FACTORS, PLEASE SEE PAGE 11 OF THIS DOCUMENT. IN ADDITION, YOU MAY OBTAIN INFORMATION ABOUT BOTH COMPANIES FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY.

                                          Lee A. Iacocca
                                          Acting Chairman of the Board

                                          A. William Allen, III
                                          Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE COMMON STOCK TO BE ISSUED IN THE MERGER
AND THE TRANSACTIONS CONTEMPLATED THEREBY OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

    Proxy Statement/Prospectus dated September   , 1998 and first mailed to
                   stockholders on September   , 1998.

                               KOO KOO ROO, INC.
                    11075 SANTA MONICA BOULEVARD, SUITE 225
                         LOS ANGELES, CALIFORNIA 90025

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON OCTOBER 30, 1998

TO THE STOCKHOLDERS OF KOO KOO ROO, INC.:

  YOU ARE HEREBY NOTIFIED that a special meeting of stockholders of Koo Koo Roo, Inc. will be held on October 30, 1998 at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California at 9:00 a.m. local time (the "Special Meeting"), for the following purposes:

    1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of June 9, 1998 (the "Merger Agreement"), by and among Family Restaurants, Inc., a Delaware corporation ("Family Restaurants" or "FRI"), FRI-Sub, Inc., a newly-formed Delaware corporation and an indirect wholly owned subsidiary of FRI ("Merger-Sub"), and Koo Koo Roo, Inc. ("Koo Koo Roo" or "KKR"), pursuant to which, among other things, (i) Merger-Sub will merge with and into KKR, and KKR will become an indirect wholly owned subsidiary of FRI,
  (ii) each issued and outstanding share of common stock of KKR will be converted into the right to receive one share of common stock of FRI, resulting in the former stockholders of KKR owning approximately 31% of the outstanding common stock of FRI immediately following the Merger, and (iii) FRI will be renamed Koo Koo Roo Enterprises, Inc.

    2. To approve any proposal to adjourn the Special Meeting in the event that the Chairman of the Special Meeting determines, in his sole discretion, that such adjournment is necessary or appropriate (the "Adjournment Proposal").

    3. To consider and vote upon such other matters and such other business, if any, as may properly come before the Special Meeting or any adjournment or postponement thereof.

  Please refer to the attached Proxy Statement/Prospectus, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Special Meeting.

  THE BOARD OF DIRECTORS OF KKR (THE "KKR BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF KKR AND ITS STOCKHOLDERS. ACCORDINGLY, THE KKR BOARD HAS UNANIMOUSLY APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AT THE SPECIAL MEETING.

  Only common stockholders of record of KKR at the close of business on September 10, 1998, the record date for the meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for review at the principal executive offices of KKR listed above during normal business hours for a period of ten days prior to the Special Meeting.

  The Merger Proposal requires the affirmative vote of the holders of a majority of the KKR common stock outstanding and entitled to vote thereon. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the KKR common stock entitled to vote and present in person or represented by proxy at the Special Meeting.

  STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE URGED TO READ THE ACCOMPANYING DOCUMENT AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH CARD SHOULD BE SIGNED AND RETURNED.

                                      By Order of the Board of Directors,

                                      RONALD D. GARBER
                                      Corporate Secretary

September   , 1998
Los Angeles, California

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
WHO CAN HELP ANSWER YOUR QUESTIONS.........................................   3
SUMMARY....................................................................   4
  The Companies............................................................   4
  Recommendations to Stockholders..........................................   4
  Record Date; Voting Power................................................   4
  The Merger...............................................................   5
  No Appraisal Rights......................................................   5
  Current Relationships and Transactions; Interests of Certain Persons.....   5
  Recommendation of the Board of Directors of Koo Koo Roo..................   5
  Opinion of Sutro & Co. Incorporated......................................   5
  Conditions to the Merger.................................................   6
  Termination of the Merger Agreement......................................   6
  Payment of Fees upon Termination.........................................   6
  Amending or Waiving Terms of the Merger Agreement........................   6
  Regulatory Approvals.....................................................   6
  Certain Federal Income Tax Consequences..................................   7
  Unaudited Pro Forma Combined Condensed Financial Information.............   7
  Koo Koo Roo Common Stock Information.....................................   7
  Listing of Koo Koo Roo Enterprises Common Stock..........................   7
  Koo Koo Roo Enterprises Common Stock Ownership...........................   7
  Dividends After the Merger...............................................   7
SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION...........   8
INTRODUCTION...............................................................  10
RISK FACTORS...............................................................  11
THE COMPANIES..............................................................  16
THE COMBINED COMPANY.......................................................  17
THE MERGER.................................................................  19
  Background of the Merger.................................................  19
  Recommendation of the KKR Board; Reasons for the Merger..................  22
  Certain Projected Financial Information..................................  24
  Accounting Treatment.....................................................  26
  Certain United States Federal Income Tax Consequences....................  26
  Regulatory and Third-Party Approvals.....................................  27
  No Appraisal Rights......................................................  28
  Interests of Certain Persons in the Merger...............................  28
  Restrictions on Resales by Affiliates....................................  29
  Litigation...............................................................  29
  Cautionary Statement Concerning Forward-Looking Statements...............  29
OPINION OF SUTRO & CO. INCORPORATED........................................  31
PRICE RANGE OF KKR COMMON STOCK............................................  34
DIVIDEND POLICY............................................................  34
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...............  35
THE MERGER AGREEMENT.......................................................  41
  The Merger...............................................................  41
  Consideration to be Received in the Merger...............................  41
  Exchange of Stock Certificates...........................................  42

                                                                           PAGE
                                                                           ----
  Representations and Warranties..........................................  42
  Covenants of FRI........................................................  43
  Covenants of KKR........................................................  45
  Mutual Covenants........................................................  47
  Conditions..............................................................  49
  Termination.............................................................  50
  Amendment and Waiver....................................................  50
RELATED AGREEMENTS AND OTHER MATTERS......................................  51
  Bridge Loan Agreement...................................................  51
  Hamlet Stock Purchase Agreement.........................................  51
  New Indebtedness........................................................  52
  1998 Stock Incentive Plan...............................................  53
  Shares to be Outstanding at Closing; FRI Stock Dividend.................  53
  Apollo Warrant..........................................................  53
THE SPECIAL MEETING.......................................................  54
  Times and Places; Purposes..............................................  54
  Voting Rights; Votes Required for Approval..............................  54
  Accountants.............................................................  55
  Proxies.................................................................  55
DIRECTORS AND MANAGEMENT OF THE COMPANY FOLLOWING THE MERGER..............  56
  Directors...............................................................  56
  Committees of the Board of Directors....................................  56
  Compensation of Directors...............................................  56
  Termination of VCU Plan.................................................  56
COMPARISON OF STOCKHOLDERS' RIGHTS........................................  57
  Authorized Capital......................................................  57
  Board of Directors......................................................  57
  Committees of the Board of Directors....................................  58
  Newly Created Directorships and Vacancies...............................  58
  Removal of Directors....................................................  58
  Officers................................................................  58
  Special Meetings of Stockholders........................................  58
  Quorum at Stockholder Meetings..........................................  59
  Stockholder Action by Written Consent...................................  59
  Advance Notice of Stockholder-Proposed Business or Director Nominations
   at Annual Meetings.....................................................  59
  Amendment of Governing Documents........................................  61
DESCRIPTION OF COMPANY CAPITAL STOCK FOLLOWING THE MERGER.................  62
  Authorized Capital Stock................................................  62
  Common Stock............................................................  62
  Preferred Stock.........................................................  62
  Preemptive Rights.......................................................  63
  Delaware Antitakeover Statute...........................................  63
  Transfer Agent and Registrar............................................  63
  Nasdaq National Market Listing; Delisting and Deregistration of KKR
   Common Stock...........................................................  63
EXPERTS...................................................................  64
LEGAL MATTERS.............................................................  64
SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS................................  64
WHERE YOU CAN FIND MORE INFORMATION.......................................  64

                                                                           PAGE
                                                                           ----
DELIVERY OF FRI REPORTS WITH PROXY STATEMENT/PROSPECTUS...................  66

                                LIST OF ANNEXES

Annex A: Agreement and Plan of Merger by and among Family Restaurants,
        Inc., FRI-Sub, Inc. and Koo Koo Roo, Inc. dated June 9, 1998...... A-1
Annex B: Opinion of Sutro & Co. Incorporated.............................. B-1

                                LIST OF EXHIBITS

Exhibit K: Family Restaurants, Inc. 1997 Form 10-K........................ K-1
Exhibit Q: Family Restaurants, Inc. June 28, 1998 Form 10-Q............... Q-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: WHY IS KOO KOO ROO PROPOSING TO MERGE?

A: The Board of Directors of Koo Koo Roo believes that the merger presents an opportunity for stockholders to participate in a combined company with greater financial resources, diversification and ability to compete in the restaurant industry. The Koo Koo Roo Board has also concluded that the proposed combination with Family Restaurants is a more viable alternative than continuing Koo Koo Roo as a stand alone public entity because the combination will provide greater access to capital and a management structure sufficient to implement its strategy and better leverage its overhead requirements.

Q: DOES THE BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

A: The Board of Directors of Koo Koo Roo has unanimously determined that the merger is in the best interests of KKR and its stockholders and unanimously recommends that stockholders vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.


Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will have the right to receive one share of the newly named Koo Koo Roo Enterprises common stock (symbol: KKRE) for each share of Koo Koo Roo common stock you own. Immediately following the merger, former stockholders of Koo Koo Roo will own approximately 31% of the outstanding common stock of Koo Koo Roo Enterprises.

Q: WHAT ARE THE CONSEQUENCES TO KOO KOO ROO STOCKHOLDERS IF THE MERGER IS NOT
  CONSUMMATED?

A: Koo Koo Roo has recently curtailed its growth plans in light of the difficulties involved in raising capital on a cost effective basis. The KKR Board believes that raising the significant capital required to continue its historical growth strategy would be very dilutive to its common stockholders. Consequently, if the merger is not consummated it is likely that Koo Koo Roo will be forced to operate under significant capital constraints, maintaining a limited growth plan.

Q: WHAT ABOUT FUTURE DIVIDENDS?

A: Historically, neither Koo Koo Roo nor Family Restaurants has paid dividends to the holders of their common stock. Koo Koo Roo and Family Restaurants have had, and the newly named Koo Koo Roo Enterprises will continue to have, a substantial commitment to maintain and expand their businesses, and such maintenance and expansion will require the use of the cash that otherwise might be available for dividends. In addition, Koo Koo Roo Enterprises will be subject to certain debt instruments that will restrict the payment of dividends.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the merger as quickly as possible. In addition to stockholder approvals, we must also obtain certain regulatory and third-party approvals. Although we cannot predict exactly when such regulatory approvals will be received, we hope to complete the merger on or about October 30, 1998.

Q: WILL I OWE ANY UNITED STATES FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: In general, you will not recognize any gain or loss for United States federal income tax purposes as a result of the merger. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

Q: WHEN AND WHERE IS THE SPECIAL STOCKHOLDER MEETING?

A: The special meeting of Koo Koo Roo's stockholders will be held on October
  30, 1998 at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California at 9:00 a.m. local time.

Q: WHO CAN VOTE ON THE MERGER?

A: Holders of Koo Koo Roo common stock at the close of business on September
  10, 1998, the
   record date relating to the stockholder meeting, may vote on the merger at the stockholder meeting.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: Approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Koo Koo Roo common stock.

Q: WHAT RISKS ARE ASSOCIATED WITH THE MERGER?

A: In addition to the other information in this Proxy Statement/Prospectus, the following risk factors (and the other risk factors identified under the caption "Risk Factors") should be considered carefully in evaluating the merger proposal:

   .  the leveraged capital structure of the resulting company;

   .  the history of operating losses of Koo Koo Roo and Family Restaurants;

   . potential difficulties in combining the operations of Koo Koo Roo and Family Restaurants;

   .  the geographic concentration of the combined company's restaurants;

   .  potential increases in competition;

   .  difficulties in achieving future growth;

   .  contingent liability for costs related to divested restaurant leases;

   .  control by a principal stockholder; and

   .  the combined company's reliance on key personnel.

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully reviewed this document, please indicate how you want to vote on your proxy card and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the stockholder meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the merger agreement and the transactions contemplated thereby. If you do not vote by either sending in your proxy card or voting in person at the stockholder meeting, it will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the transactions contemplated thereby.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares of Koo Koo Roo common stock only if you provide instructions as to how to vote your shares. You should instruct your broker to vote your shares. Without instructions, your shares will not be voted by that broker and the failure to vote will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the transactions contemplated thereby.

Q: MAY I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: Yes. You may change your vote at any time before the vote is taken at the stockholder meeting. You can do this in one of three ways. First, you can send a written notice dated later than your proxy card stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card dated later than your original proxy card. If you choose either of these two methods, you must submit your notice of revocation or new proxy card to the Corporate Secretary of Koo Koo Roo. Third, you can attend the stockholder meeting and vote in person. However, your attendance alone will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q: DO COMMON STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A: Under applicable state law, Koo Koo Roo common stockholders are not entitled to dissenters' appraisal rights.

Q: SHOULD I SEND IN MY COMMON STOCK CERTIFICATES NOW?

A: NO. After the merger is completed you will receive written instructions for sending in your Koo Koo Roo common stock certificates and receiving the Koo Koo Roo Enterprises common stock certificates.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

        If you have more questions about the merger you should contact:

                               Koo Koo Roo, Inc.
                          11705 Santa Monica Boulevard
                                   Suite 225
                         Los Angeles, California 90025
                         Attention: Corporate Secretary
                          Phone Number: (310) 479-2080

  If you would like additional copies of this Proxy Statement/Prospectus, or if you have questions about how to complete and return your proxy card, you should contact:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                          Phone Number: (800) 322-2885

                                    SUMMARY

  This summary only highlights selected information from this Proxy Statement/Prospectus and may not contain all the information that is important to you. For a more complete understanding of the merger and the other information contained in this document, you should read this entire document carefully, as well as the additional documents to which it refers. See "Where You Can Find More Information" on page 64.

THE COMPANIES

  (SEE PAGES 16 THROUGH 18)

KOO KOO ROO, INC.
11075 Santa Monica Boulevard
Suite 225
Los Angeles, California 90025
(310) 479-2080

  Koo Koo Roo, Inc. was organized in February 1987 and opened its first restaurant in August 1988. The first Koo Koo Roo California Kitchen(TM) prototype restaurant was opened in 1993. The principal business of Koo Koo Roo is the operation of restaurants in the emerging food category of fresh, convenient meals--meals with the convenience and value associated with quick service, but the quality, freshness and variety associated with upscale, casual full-service restaurants. As of June 30, 1998, Koo Koo Roo operated 52 restaurants, including 14 Hamburger Hamlet restaurants.

FAMILY RESTAURANTS, INC.
18831 Von Karman Avenue
Irvine, California 92612
(949) 757-7900

  Family Restaurants, Inc. was incorporated in Delaware in 1986 and is primarily engaged in the operation of full-service Mexican restaurants through its subsidiaries. As of June 28, 1998, Family Restaurants and its subsidiaries operated 273 restaurants in 30 states, with approximately 65% of its restaurants located in California, Ohio, Pennsylvania, Michigan, Illinois and Indiana. Additionally, as of June 28, 1998, Family Restaurants was the franchisor and licensor of 21 restaurants outside the United States.

FRI-SUB, INC.
c/o Family Restaurants, Inc.
18831 Von Karman Avenue
Irvine, California 92612

  FRI-Sub, Inc. is an indirect wholly owned subsidiary of Family Restaurants, Inc., organized solely for the purposes of consummating the merger, and has not carried on any activities other than activities incident to its formation and as contemplated by the merger agreement.

RECOMMENDATIONS TO STOCKHOLDERS

  (SEE PAGES 22 THROUGH 24)

  The Board of Directors of Koo Koo Roo has unanimously determined that the merger is in the best interest of Koo Koo Roo and its stockholders and unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

RECORD DATE; VOTING POWER

  (SEE PAGE 54)

  At the stockholder meeting, you are entitled to one vote for each share of Koo Koo Roo common stock you hold of record as of the record date. As of the
record date, there were                shares of Koo Koo Roo common stock
entitled to vote at the stockholder meeting.

  The merger agreement must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Koo Koo Roo common stock.

  We do not expect to ask stockholders to vote on any other matters at the stockholder meeting. However, if any other matters are properly presented at the stockholder meeting for consideration, the persons named by the stockholders to be their proxies will have the discretion to vote on such matters in accordance with their best judgment.

THE MERGER

  (SEE PAGES 19 THROUGH 30)

  The merger agreement is described on pages 41 through 50 and attached as Annex A to this Proxy Statement/Prospectus. We encourage you to read carefully the merger agreement in its entirety as it is the legal document that governs the merger.

NO APPRAISAL RIGHTS

  (SEE PAGE 28)

  Under Delaware law, Koo Koo Roo common stockholders will not have any right to dissent from the merger and receive the appraised value of their shares in cash in connection with the merger.

CURRENT RELATIONSHIPS AND TRANSACTIONS; INTERESTS OF CERTAIN PERSONS

  (SEE PAGES 28 AND 29)

  YOU SHOULD NOTE THAT A NUMBER OF DIRECTORS AND EXECUTIVE OFFICERS OF KOO KOO ROO HAVE INTERESTS IN APPROVING THE MERGER AS EMPLOYEES AND/OR DIRECTORS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, THE INTERESTS OF KOO KOO ROO'S STOCKHOLDERS GENERALLY. For example, two directors of Koo Koo Roo, Lee A. Iacocca and A. William Allen III, will be designated as members of the Board of Directors of Koo Koo Roo Enterprises upon completion of the merger and will receive compensation for acting as such.

  Additionally, certain officers of Koo Koo Roo have employment agreements that entitle them to compensation if their employment with Koo Koo Roo is terminated in the event of a change of control transaction. The merger constitutes such a transaction. Koo Koo Roo estimates that the maximum aggregate payments under such agreements would be approximately $1.1 million, assuming such officers' employment with Koo Koo Roo is terminated in the event of the merger. Of such amount, $930,000 will be payable as follows: Mr. Allen, Koo Koo Roo's Chief Executive Officer, would receive approximately $320,000, John S. Kaufman, Koo Koo Roo's President, would receive approximately $220,000, William M. McKay, Koo Koo Roo's Chief Financial Officer, would receive approximately $190,000, and Ronald D. Garber, Koo Koo Roo's Corporate Secretary and General Counsel, would receive approximately $200,000. In addition, Messrs. Allen, Kaufman, McKay and Garber would be entitled to immediate vesting of options to purchase 519,200, 112,850, 261,200 and 111,200 shares of common stock, respectively, or 1,004,450 shares in the aggregate, at an exercise price of $1.56 per share. Mr. Allen will also receive forgiveness of a $50,000 loan payable to Koo Koo Roo, with Koo Koo Roo agreeing to pay Mr. Allen's federal and state income tax liability attributable to the loan forgiveness.

  As of the record date, all executive officers and directors of Koo Koo Roo, as a group, owned approximately 105,000 shares of Koo Koo Roo common stock, representing less than 1% of the outstanding shares of Koo Koo Roo common stock as of such date. In addition, such directors and executive officers owned options to purchase an additional 1,974,400 shares of Koo Koo Roo common stock as of such date (of which 1,274,450 were unvested). Any options held by such persons will be converted into options to purchase shares of Koo Koo Roo Enterprises common stock. Such directors and executive officers have indicated their intention to vote their shares of Koo Koo Roo common stock FOR the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF KOO KOO ROO

  (SEE PAGES 22 THROUGH 24)

  The unanimous decision of the Board of Directors of Koo Koo Roo to approve the merger agreement and the transactions contemplated thereby was based upon a number of factors which are described in "The Merger--Recommendation of the Board of Directors of Koo Koo Roo; Reasons for the Merger."

OPINION OF SUTRO & CO. INCORPORATED

  (SEE PAGES 31 THROUGH 34)

  The Board of Directors of Koo Koo Roo has received an opinion from Sutro & Co. Incorporated that, based upon and subject to various considerations set forth in the opinion, the financial terms of the merger are fair to the holders of Koo Koo Roo stock.

Sutro & Co. Incorporated will receive a fee in connection with the rendering of its opinion. The full text of this opinion is attached as Annex B to this document. WE URGE YOU TO READ THIS OPINION CAREFULLY.

CONDITIONS TO THE MERGER

  (SEE PAGES 49 AND 50)

  The merger will be completed only if a number of conditions are met or waived, including the following:

 .  the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements
   Act of 1976, as amended, has expired or been terminated;

 . no statute, rule, regulation, executive order, decree or injunction prohibits the consummation of the merger;

 .  the required approval of Koo Koo Roo common stockholders has been obtained;

 . all necessary consents, approvals, authorizations and permits have been obtained and remain in effect;

 . the shares of common stock of Koo Koo Roo Enterprises to be issued in exchange for the shares of common stock of Koo Koo Roo have been approved for quotation on the Nasdaq Stock Market's National Market System; and

 . legal counsel to Koo Koo Roo has delivered an opinion confirming that the merger will be treated as a reorganization for federal income tax purposes, which opinion shall have been received and confirmed. The legal opinion will not bind the Internal Revenue Service, which could take a contrary position.

TERMINATION OF THE MERGER AGREEMENT

  (SEE PAGE 50)

  Koo Koo Roo and Family Restaurants may mutually agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

 . the merger is not completed by December 18, 1998 (other than because the terminating party breached the merger agreement);

 . a court or other competent authority issues a final and nonappealable order or permanent injunction preventing the consummation of the merger;

 . Koo Koo Roo common stockholders do not approve the merger agreement and the transactions contemplated thereby; or

 .  The Board of Directors of Koo Koo Roo withdraws, modifies or changes
   (including by amendment of this document) in a manner adverse to Family Restaurants, its approval and recommendation of the merger agreement and the transactions contemplated thereby.

PAYMENT OF FEES UPON TERMINATION

  (SEE PAGE 48)

  Koo Koo Roo must pay Family Restaurants a fee of $6 million if the merger agreement is terminated as a result of the withdrawal or adverse modification of the recommendation of the merger by the Koo Koo Roo Board or under certain other circumstances in which another party combines with or acquires Koo Koo Roo. Under certain other circumstances, Koo Koo Roo must pay Family Restaurants' expenses (not to exceed $2 million) if the merger agreement is terminated and another party combines with or acquires Koo Koo Roo.

AMENDING OR WAIVING TERMS OF THE MERGER AGREEMENT

  (SEE PAGE 50)

  Koo Koo Roo and Family Restaurants may amend the merger agreement by mutual consent before Koo Koo Roo common stockholders approve the merger. Also, either Koo Koo Roo or Family Restaurants may waive conditions that, under the merger agreement, would allow it to terminate the merger agreement. Once Koo Koo Roo common stockholders approve the merger, however, applicable law may require that certain subsequent amendments or waivers also be approved by the common stockholders, in which case Koo Koo Roo will resolicit proxies from such stockholders.

REGULATORY APPROVALS

  (SEE PAGES 27 AND 28)

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requires Family Restaurants and Koo Koo Roo to give information to the Antitrust Division of the United States

Department of Justice and the United States Federal Trade Commission. A waiting period must expire or be terminated before the merger may be completed. On July 15 and July 20, 1998, Koo Koo Roo and Family Restaurants, respectively, made the required filings with the Department of Justice and the Federal Trade Commission. Notice of early termination of all applicable Hart-Scott-Rodino Act waiting periods has been received.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  (SEE PAGES 26 AND 27)

  Family Restaurants and Koo Koo Roo have structured the merger so that the merger will qualify as a reorganization for United States federal income tax purposes. Assuming that the merger qualifies as a reorganization, Family Restaurants, FRI-Sub, Koo Koo Roo, and the Koo Koo Roo stockholders will not recognize gain or loss for United States federal income tax purposes in the merger. Latham & Watkins, counsel to Koo Koo Roo, has delivered to Koo Koo Roo an opinion, dated on or about the date hereof (which will be confirmed at the time the merger is consummated), to the effect that the merger will constitute a "reorganization" for United States federal income tax purposes. No ruling has been (or will be) sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

  TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND ON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  (SEE PAGES 35 THROUGH 40)

  See "Unaudited Pro Forma Combined Condensed Financial Information" to obtain the relative contribution of Koo Koo Roo and Family Restaurants to the pro forma stockholders' equity, sales and net loss from continuing operations of the combined company.

KOO KOO ROO COMMON STOCK INFORMATION

  (SEE PAGE 34)

  Shares of Koo Koo Roo common stock are listed on the Nasdaq Stock Market's National Market System. On June 9, 1998, the last full trading day on the National Market prior to the public announcement of the merger, Koo Koo Roo
common stock closed at $2 7/8 per share. On September   , 1998, Koo Koo Roo
common stock closed at $        per share.

LISTING OF KOO KOO ROO ENTERPRISES COMMON STOCK

  (SEE PAGE 44)

  The shares of common stock of Koo Koo Roo Enterprises to be issued in connection with the merger will be listed on the Nasdaq Stock Market's National Market System under the symbol: KKRE. Although the common stock of Koo Koo Roo Enterprises is not expected to meet the National Market's initial or continued listing requirements with respect to minimum bid price, Koo Koo Roo Enterprises has been granted a waiver of such requirements by Nasdaq that will be reviewed on an annual basis. Family Restaurants common stock is not currently listed or traded on any public exchange.

KOO KOO ROO ENTERPRISES COMMON STOCK OWNERSHIP

  (SEE PAGE 13)

  After the merger, Apollo FRI Partners, L.P. will beneficially own approximately 56% of the outstanding common stock of Koo Koo Roo Enterprises and consequently will be able to control the election of Directors of Koo Koo Roo Enterprises and the results of virtually all other matters submitted to a vote of stockholders.

DIVIDENDS AFTER THE MERGER

  (SEE PAGE 34)

  Historically neither Koo Koo Roo nor Family Restaurants has paid dividends to the holders of their common stock. Koo Koo Roo and Family Restaurants have had, and Koo Koo Roo Enterprises will have, a substantial commitment to maintain and expand their businesses, and such maintenance and expansion will require the use of the cash that otherwise might be available for dividends. In addition, upon consummation of the merger, Koo Koo Roo Enterprises will be subject to certain debt instruments that will restrict the payment of dividends.

        SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  The following tables present certain summary historical and unaudited pro forma financial information with respect to Family Restaurants, Inc. ("Family Restaurants" or "FRI") and Koo Koo Roo, Inc. ("Koo Koo Roo" or "KKR"). Fiscal year end historical financial information is derived from audited financial statements and interim historical financial information is derived from unaudited financial statements. The unaudited pro forma combined financial information does not reflect certain cost savings that management believes may be realized following the Merger (defined below). See "The Combined Company." The unaudited pro forma combined financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had the Merger occurred at the beginning of the periods presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that management of FRI and KKR believe are reasonable under the circumstances. The following summary financial information should be read in conjunction with the information contained herein under the caption "Unaudited Pro Forma Combined Condensed Financial Information," and the consolidated financial statements and related notes of FRI and KKR incorporated by reference herein.

                                           FISCAL YEAR ENDED                         SIX MONTHS ENDED
                          --------------------------------------------------- --------------------------------
                                        HISTORICAL                               HISTORICAL
                          -------------------------------------- PRO FORMA(1) ------------------  PRO FORMA(1)
                          DECEMBER 31, DECEMBER 29, DECEMBER 28, DECEMBER 28, JUNE 29,  JUNE 28,    JUNE 28,
                              1995         1996         1997         1997       1997      1998        1998
                          ------------ ------------ ------------ ------------ --------  --------  ------------
CONSOLIDATED STATEMENTS
 OF OPERATIONS
 INFORMATION--FRI:
Sales...................   $1,134,359    $724,229     $463,724     $532,062   $238,081  $233,401    $278,467
Operating loss(2).......      (57,224)    (22,779)     (11,608)     (32,035)    (4,987)     (894)    (15,842)
Interest expense, net...      (65,277)    (36,725)     (19,476)     (22,093)    (8,962)  (11,826)    (13,422)
Net income (loss)(2)(3).     (123,709)    137,040      (31,593)     (55,198)   (14,301)  (12,974)    (29,261)
Pro forma basic and
 diluted income (loss)
 per common
 share(2)(3)(4).........   $    (1.03)   $   1.14     $  (0.26)    $  (0.32)  $  (0.12) $  (0.11)   $  (0.17)
Pro forma weighted
 average number of
 common shares
 outstanding(4).........      120,068     120,068      120,068      174,612    120,068   120,068     174,612

                                   FISCAL YEAR ENDED        SIX MONTHS ENDED
                                     DECEMBER 31,               JUNE 30,
                               ---------------------------  -----------------
                                      HISTORICAL               HISTORICAL
                               ---------------------------  -----------------
                                1995      1996      1997     1997      1998
                               -------  --------  --------  -------  --------
CONSOLIDATED STATEMENTS OF
 OPERATIONS INFORMATION--KKR:
Sales......................... $19,221  $ 36,608  $ 68,338  $27,173  $ 45,066
Operating loss(5).............  (7,696)  (10,094)  (19,272)  (5,198)  (14,370)
Interest income (expense),
 net..........................     126     1,145       197      428      (728)
Net loss before dividends on
 preferred stock(5)(6)........  (6,911)   (9,285)  (29,422)  (6,392)  (16,118)
Net loss applicable to common
 stockholders(5)(6)...........  (6,911)  (12,333)  (32,806)  (8,488)  (16,150)
Basic and diluted loss per
 common share(5)(6)........... $ (0.57) $  (0.83) $  (1.55) $ (0.48) $  (0.36)
Weighted average number of
 common shares outstanding....  12,094    14,878    21,210   17,601    44,429

                                                FRI
                                              JUNE 28,   KKR JUNE    JUNE 28,
                                                1998     30, 1998      1998
                                             HISTORICAL HISTORICAL PRO FORMA(7)
                                             ---------- ---------- ------------
CONSOLIDATED BALANCE SHEET INFORMATION:
Total assets................................  $285,169   $57,665     $389,664
Total long-term debt and capital lease
 obligations................................   217,087    16,057      239,762
Stockholders' equity (deficit)..............   (39,168)   28,288       26,832

--------
(1) Adjusted to give pro forma effect to the Merger and certain related transactions, as if the transactions had been completed on December 30, 1996. See "Unaudited Pro Forma Combined Condensed Financial Information."

(2) Includes provision for divestitures and write-down of long-lived assets of $44,500 and $2,640 in fiscal years ended December 31, 1995 and December 28, 1997, respectively, and $2,640 in the six months ended June 29, 1997. See
    Note 1 of Notes to FRI's Consolidated Financial Statements as of December 28, 1997 and for the years ended December 31, 1995, December 29, 1996 and December 28, 1997 ("FRI's Consolidated Financial Statements"), incorporated by reference herein.

(3) Includes gain on sale of division of $62,601 and extraordinary gain on extinguishment of debt of $134,833 in fiscal year ended December 29, 1996. See Notes 3 and 6, respectively, to FRI's Consolidated Financial Statements.

(4) The pro forma FRI weighted average number of common shares outstanding for the historical fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997 and the historical six months ended June 29, 1997 and June 28, 1998 give effect to the FRI Stock Dividend (defined below) and the exchange of the Apollo Warrant (defined below) for shares of FRI Common Stock. See "Related Agreements and Other Matters" and the following schedule.

            (AMOUNTS IN THOUSANDS, EXCEPT FRI STOCK DIVIDEND RATIO)

FRI Common Stock outstanding immediately preceding the exchange of the
 Apollo Warrant......................................................       988
Exchange of the Apollo Warrant....................................... +      15
                                                                      ---------
FRI Common Stock outstanding immediately preceding the Merger........     1,003
FRI Stock Dividend ratio............................................. X 119.709
                                                                      ---------
Shares of pro forma Company Common Stock held by FRI Common
 Stockholders immediately preceding the Merger.......................   120,068
Shares of pro forma Company Common Stock held by KKR Common
 Stockholders immediately preceding the Merger....................... +  54,544
                                                                      ---------
Pro forma Company Common Stock outstanding immediately following the
 Merger..............................................................   174,612
                                                                      =========

(5) Includes restructuring and other charges, including store closings, of $11,757 in the six months ended June 30, 1998. See Note 5 of Notes to KKR's Condensed Consolidated Financial Statements as of, and for the six months ended, June 30, 1998, incorporated by reference herein.

(6) Includes loss from discontinued operations of $9,786 in fiscal year ended December 31, 1997, consisting of $2,786 loss from operations of Color Me Mine, Inc. ("Color Me Mine"), a subsidiary of KKR, and $7,000 estimated loss on disposal of net assets of Color Me Mine. See Note 2 of Notes to KKR's Consolidated Financial Statements as of, and for the year ended, December 31, 1997, incorporated by reference herein.

(7) Adjusted to give pro forma effect to the Merger and certain related transactions, as if the transactions had occurred on the date presented. See "Unaudited Pro Forma Combined Condensed Financial Information."

                                 INTRODUCTION

  Throughout this document, unless the context otherwise requires, (i)"Family Restaurants" or "FRI" refers to Family Restaurants, Inc., a Delaware corporation, and if the context requires, its subsidiaries and their consolidated operations on a historical basis, (ii) "Koo Koo Roo" or "KKR" refers to Koo Koo Roo, Inc., a Delaware corporation, and if the context requires, its subsidiaries and their consolidated operations on a historical basis; (iii) "Merger" refers to the merger of FRI-Sub, Inc. ("Merger-Sub"), a Delaware corporation, and indirect wholly owned subsidiary of FRI, with and into KKR, with KKR being the surviving corporation and becoming an indirect wholly owned subsidiary of FRI, after which FRI will be renamed Koo Koo Roo Enterprises, Inc., (iv) "Merger Agreement" refers to the Agreement and Plan of Merger by and among FRI, Merger-Sub and KKR, dated as of June 9, 1998, a copy of which is included at the back of this Proxy Statement/Prospectus as Annex A, and (v) "Koo Koo Roo Enterprises" or the "Company" refers to FRI and KKR on a combined pro forma basis assuming the Merger is consummated as currently set forth in the Merger Agreement. All share amounts for the Company on a combined basis used in this Proxy Statement/Prospectus are based on estimates of the number of shares of Koo Koo Roo Common Stock to be outstanding at the Effective Date. See "Related Agreements and Other Matters -- Shares to be Outstanding at Closing; FRI Stock Dividend."

  KKR is furnishing this Proxy Statement/Prospectus to holders of shares of the common stock, par value $.01 per share ("KKR Common Stock"), of KKR in connection with the solicitation of proxies by the Board of Directors of KKR (the "KKR Board") for use at KKR's special meeting of stockholders to be held on October 30, 1998 (the "Special Meeting"), and at any postponement or adjournment thereof. At the Special Meeting, the common stockholders of KKR will be asked to vote upon a proposal to approve and adopt the Merger Agreement and the Merger (the "Merger Proposal") and a proposal to adjourn the Special Meeting in the event that the Chairman of the Special Meeting determines, in his sole discretion, that such adjournment is necessary or appropriate (the "Adjournment Proposal"). The Merger Agreement provides for, among other things, the merger of Merger-Sub with and into KKR, with KKR continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of FRI, which will be renamed Koo Koo Roo Enterprises, Inc.

  This Proxy Statement/Prospectus also constitutes a prospectus of FRI, which is a part of the Registration Statement on Form S-4 (the "Registration Statement") filed by FRI with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the shares of common stock, par value $.01 per share ("Company Common Stock"), of Koo Koo Roo Enterprises, Inc. (Family Restaurants, Inc., as renamed) to be issued in the Merger.

                                 RISK FACTORS

  In addition to the other information in this Proxy Statement/Prospectus, the following material factors should be considered carefully in evaluating the Merger Proposal to be voted upon at the Special Meeting and the acquisition of the securities offered hereby.

DEBT SERVICE OBLIGATIONS RELATED TO LEVERAGED STRUCTURE

  The Company will be highly leveraged following consummation of the Merger. As of June 28, 1998, on a combined pro forma basis, the Company's total indebtedness would have been approximately $239.8 million (net of discount), its total equity would have been approximately $26.8 million and its total capitalization would have been approximately $266.6 million. The Company's level of indebtedness following the Merger may have the following important consequences: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges, (ii) significant limitations on the Company's ability to obtain additional debt financing because of the amount of indebtedness expected to be outstanding upon consummation of the Merger and (iii) increased vulnerability to adverse general economic and industry conditions. In addition, the Company's debt instruments contain covenants that will restrict, among other things, the Company's ability to conduct affiliate transactions, incur additional debt, lend or otherwise advance money to non-subsidiaries and receive dividends or advances in excess of amounts necessary to service indebtedness and make certain other payments. Under the Company's credit facility (the "Foothill Credit Facility"), the Company will also be required to maintain specified financial ratios. Although management believes that the Merger will result in improvements to revenues and reductions in costs (see "The Combined Company"), there can be no assurance that the Company's cash flow from operations will be sufficient to meet its debt service requirements or that it will be able to continue to satisfy the applicable financial covenants. See "Unaudited Pro Forma Combined Condensed Financial Information."

HISTORICAL OPERATING LOSSES AND NET LOSSES OF FRI AND FOR THE COMPANY ON A PRO FORMA BASIS

  For the fiscal years ended December 28, 1997 and December 29, 1996, FRI recorded a net loss of $31.6 million and net loss before extraordinary item and gain on sale of division of $60.4 million, respectively. For the same periods, FRI recorded net operating losses of $11.6 million and $22.8 million, respectively. On a combined pro forma basis the Company would have had operating losses of approximately $15.8 and $32.0 million for the six months ended June 28, 1998 and for fiscal year ended December 28, 1997, respectively, which losses include the items discussed in Notes 2 and 5 under the caption "Summary Historical and Unaudited Pro Forma Financial Information." Although management believes that the Merger will result in improvements to revenues and reductions in costs (see "The Combined Company"), there can be no assurance that the Company will achieve profitable operations in the future.

POTENTIAL DIFFICULTIES IN COMBINING THE OPERATIONS OF KKR AND FRI

  KKR and FRI have previously operated separately. The success of the Company is dependant on its ability to integrate the operations of KKR and FRI without a loss of key employees or suppliers, loss of customer patronage, increases in operating or other costs or other difficulties. In addition, the Company may not be able to realize the cost savings and other benefits that are sought from the Merger. See "The Merger--Recommendation of the Board of Directors of KKR; Reasons for the Merger" and "The Combined Company."

GEOGRAPHIC CONCENTRATION OF RESTAURANTS

  After the Merger, approximately 37% of the Company's restaurants will be located in California. The Company's revenues are dependent on discretionary spending by consumers, particularly by consumers living in the communities in which the restaurants are located. A significant weakening in any of the local economies in which the Company operates (particularly California) may cause the residents of such communities to curtail discretionary spending which, in turn, could have a material adverse effect on the results of operations and financial position of the entire Company. In addition, the results achieved to date by the Koo Koo Roo California

Kitchen restaurants in the core Southern California market may not be indicative of the prospects or market acceptance of a larger number of restaurants, particularly in wider and more geographically dispersed areas with varied demographic characteristics. The Company's geographic concentration of restaurants could have a material adverse effect on its financial condition and results of operations.

POTENTIAL INCREASED COMPETITION

  The restaurant business is highly competitive and is affected by changes in the public's eating habits and preferences, population trends and traffic patterns, and local and national economic conditions affecting consumer spending habits. Key competitive factors in the industry are the quality and value of the food products offered, quality and speed of service, attractiveness of facilities, advertising, name identification and restaurant location. Each of the Company's restaurants will compete directly or indirectly with locally-owned restaurants, as well as with restaurants with national or regional images, many of which have greater financial, marketing, personnel and other resources than the Company. The Company will be required to respond to various factors affecting the restaurant industry, including changes in consumer preferences, tastes and eating habits, demographic trends and traffic patterns, increases in food and labor costs, competitive pricing and national, regional and local economic conditions. The Company's failure to compete successfully could have a material adverse effect on its financial condition and results of operations.

  FRI's Mexican restaurants have encountered increased competition in recent years, both from new Mexican full-service restaurants and from restaurants offering Mexican food products as part of an overall casual dining concept.

  KKR's California Kitchen restaurants participate in the quick-service segment which is highly competitive with respect to price, service and location. In addition, the quick-service segment is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years numerous competitors, including those in the casual dining and quick-service segment have introduced products, including chicken, that were developed to capitalize on growing consumer preference for food products that are, or are perceived to be, more healthful, nutritious, lower in calories and lower in fat content. The Company believes it will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will regard the Company's Koo Koo Roo California Kitchen products as sufficiently distinguishable from competitive products (such as, for example, those offered by El Pollo Loco and Boston Market) or that substantially equivalent products will not be introduced by existing or new competitors.

FUTURE GROWTH AND FINANCING

  The Company's growth strategy includes remodeling its existing restaurants and developing new restaurants, which may include future development, construction and renovation projects. The extent and timing of any such projects will depend upon various factors, including available cash flow, the ability to obtain additional financing (including landlord contributions) and the availability of suitable locations, many of which are beyond the control of the Company. In addition, the Company will be subject to the risks inherent in any development activity, including, but not limited to, disruption of existing operations, delays in receipt of permits, licenses or other regulatory approvals, shortages of materials or skilled labor, work stoppages, and weather interferences, any of which could delay development or result in substantial cost increases to the Company.

CONTINGENT LIABILITY FOR COSTS RELATED TO DIVESTED RESTAURANT LEASES

  In the past three years, FRI has divested more than 90 restaurants and currently has a substantial portfolio of closed, subleased and assigned properties. Because the ability of any particular acquiror to satisfy its obligations under any subleased or assigned lease depends on its ability to generate sufficient revenues in the acquired restaurant, there can be no assurance that the Company will not incur significant and unplanned costs in connection with such leases. It is expected that divestment activities of the Company will add to this portfolio of closed, subleased and assigned properties. From time to time, FRI has been required to reassume leases associated with these properties, but has generally been able to relet them in a reasonable period of time. As of June 1998, FRI was attempting to lease nine closed properties with an annual carrying cost of $1.4 million. The Company's failure to relet such leases on favorable economic terms, or at all, or increases in the carrying costs associated with such leases, could have material adverse effect on the Company's financial condition and results of operations.

CONTROL BY PRINCIPAL STOCKHOLDER

  Upon consummation of the Merger, Apollo FRI Partners, L.P. ("Apollo") will own approximately 56% of the outstanding Company Common Stock and have the ability to control the election of directors and the results of virtually all other matters submitted to a vote of stockholders. Such concentration of ownership, together with the anti-takeover effects of certain provisions in the Delaware General Corporate Law (the "DGCL") and in the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company (the "Company Certificate" and the "Company Bylaws" respectively), may have the effect of delaying or preventing a change of control of the Company. See "Comparison of Stockholders' Rights" and "Description of Company Capital Stock After the Merger."

RELIANCE ON KEY PERSONNEL

  The Company will depend upon the services of its executive officers, particularly Mr. Kevin Relyea, the Company's Chief Executive Officer and Chairman of the Board. The loss of such services could have an adverse effect on the Company's financial condition and results of operations. The Company has entered into an employment agreement with Mr. Relyea that expires on January 1, 2000.

GOVERNMENT REGULATION

  The Company's restaurants are subject to Federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and regulations regarding hiring and employment practices.

  The Company is subject to Federal and state laws governing matters such as minimum wages, overtime and other working conditions. Upon completion of the Merger, approximately half of the Company's employees will be paid at rates related to the minimum wage. Therefore, increases in the minimum wage or decreases in the allowable tip credit (tip credits reduce the minimum wage that must be paid to tipped employees in certain states) increase the Company's labor costs. This is especially true in California, where there is no tip credit. Effective October 1, 1996, the Federal minimum wage was increased from $4.25 to 4.75, and effective September 1, 1997, it was further increased to $5.15. However, a provision of the new measure effectively froze the minimum wage for tipped employees at current levels by increasing the allowable tip credit in those states which allow for a tip credit. Furthermore, in California, where 37% of the Company's restaurants are located, voters approved a proposition on November 5, 1996 that increased the state's minimum wage to $5.00 on March 1, 1997 and further increased the state's minimum wage to $5.75 on March 1, 1998. In response to the minimum wage increases on October 1, 1996, March 1, 1997 and March 1, 1998, FRI raised menu prices at its El Torito(R) restaurants in an effort to recover the higher payroll costs. Menu prices were not increased at Chi-Chi's(R) during the first nine months of 1997 due to marketing strategies and the fact that Chi-Chi's experienced a lesser impact from the Federal minimum wage increases due to the increased allowable tip credit in certain states. However, Chi-Chi's did raise menu prices in October and December 1997 as a result of the cumulative impact of these minimum wage increases. Similarly, in March 1998, KKR also raised menu prices. At the request of President Clinton, Congress is considering further increases in the Federal minimum wage over the next two years. In addition, the California Legislature is considering a further minimum wage increase, which would be effective in 1999. Further increases in the Federal or applicable state minimum wage would increase the Company's operating costs at the affected restaurants and could have a material adverse effect on the Company's financial condition and results of operations.

  The Company will also be subject to both Federal and state regulations governing disabled persons' access to its restaurant facilities, including the Americans with Disabilities Act ("ADA"). If the ADA were interpreted to require a higher degree of accessibility for disabled persons than presently established at the Company's restaurants, the Company could be required to make substantial modifications to its restaurant facilities which could have a material adverse effect on the Company's financial condition and results of operations.

POSSIBLE EFFECT ON SHARE PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

  The Company Common Stock offered hereby will be freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities
Act) without restriction or registration under the Securities Act. Immediately after the Merger, Apollo and Green Equity Investors, L.P. ("GEI" and, together with Apollo, the "Principal Stockholders") will beneficially own approximately 56% and 11%, respectively, of the outstanding Company Common Stock. The Principal Stockholders and certain holders of the Company's outstanding options and warrants have been granted certain "piggyback" registration rights and certain "demand" registration rights with respect to the shares of Company Common Stock owned by them or to be issued to them. No predictions can be made as to the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Company Common Stock in the public market, particularly by the directors and officers of the Company or their affiliates, or the perception that such sales could occur, could have an adverse effect on the market price of the Company Common Stock.

POTENTIAL ADVERSE EFFECTS OF FUTURE OFFERINGS

  The Company may in the future increase its capital resources by making additional offerings of equity or debt securities, including classes of common shares, preferred shares, and senior or subordinated debt instruments. All debt securities and classes of preferred shares will be senior to the Company Common Stock in a liquidation of the Company. The effect of additional equity offerings may be the dilution of the equity of the stockholders of the Company or the reduction of the price of the Company Common Stock, or both. FRI and KKR are unable to estimate the amount, timing or nature of additional offerings as the decision to make such offerings will depend on market conditions and other factors. The inability of the Company to satisfy its capital requirements through offerings on favorable terms, or at all, could have a material adverse effect on the Company's financial condition and results of operations.

POTENTIAL NEGATIVE IMPACT OF BLANK CHECK PREFERRED STOCK ISSUANCES

  Assuming the Merger is consummated, the Company has authorized for issuance up to 50 million shares of undesignated preferred stock. The Board of Directors of the Company (the "Company Board") will have the authority, without further vote or action by stockholders of the Company, to issue the undesignated shares of Company preferred stock in one or more series and to fix all rights, qualifications, preferences, privileges, limitations and restrictions of each such series, including dividend rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The Company Board, without stockholder approval, can issue Company preferred stock with voting and conversion rights which would adversely affect the voting power of the holders of Company Common Stock. In addition, the issuance of Company preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and could therefore have a negative impact on the trading price of the Company Common Stock. The Company does not presently intend to issue preferred stock. See "Description of Company Capital Stock After the Merger."

LACK OF DIVIDENDS; RESTRICTIONS ON PAYMENTS OF DIVIDENDS

  FRI and KKR have not paid any dividends to their holders of common stock. FRI and KKR have retained, and the Company will continue to retain, all available earnings, if any, generated by its operations for the maintenance, development and growth of its business and the Company does not anticipate paying any dividends on Company Common Stock in the foreseeable future. In addition, the payment of dividends on Company Common Stock will be restricted or prohibited under certain of the Company's debt instruments. See "Dividend Policy" and "Related Agreements and Other Matters."

ABSENCE OF PRIOR MARKET FOR COMPANY COMMON STOCK; UNCERTAINTY REGARDING TRADING PRICES OF COMPANY COMMON STOCK

  There is currently no market for the Company Common Stock, and there can be no assurance that an active trading market will develop or be sustained following the Merger. Factors such as government regulatory action, tax laws, interest rates and market conditions in general could have significant impact on the future market price of the Company Common Stock and there can be no assurance as to whether the market value of the shares of Company Common Stock will be less than, equal to or greater than the market value of shares of KKR Common Stock prior to the consummation of the Merger. In addition, the trading volume of the Company Common Stock may be limited, which could also have a significant effect on its future market price. In addition, the Company Common Stock is not expected to meet the Nasdaq National Market's initial or continued listing requirements with respect to minimum bid price. Even though the Company has received a waiver of this requirement, Nasdaq has indicated that it will review such waiver on an annual basis. Such conditions could have a material adverse effect on the trading prices of Company Common Stock and the ability of holders to sell shares of Company Common Stock. Also see "-- Possible Effect on Share Price of Shares Eligible for Future Sale."

SHARES ISSUED TO KKR STOCKHOLDERS WILL NOT BE ADJUSTED FOR CHANGES IN THE PRICE OF KKR COMMON STOCK

  Stockholders of KKR will receive one share of Company Common Stock for each share of KKR Common Stock. This conversion ratio will not change even if the price of KKR Common Stock changes.

YEAR 2000 ISSUES

  KKR and FRI have developed plans, utilizing internal and external resources, to ensure that each of their information systems are capable of properly utilizing dates beyond December 31, 1999 (the "Year 2000 Issue"). Included in FRI's 1998 capital spending are continuing expenditures to replace FRI's mainframe computer software applications with new software to be run in a client/server environment. In addition to improving processes and allowing wider access to data, the new software will insure that FRI's computer systems are Year 2000 compliant. FRI expects to spend approximately $1.6 million on the new software and related hardware and installation costs in 1998. The project is expected to be completed before year-end 1998. FRI is requesting Year 2000 compliance reports from significant vendors and service providers. KKR is in the process of determining what, if any, steps have to be taken to cure any potential computer software problems associated with the year 2000. Based on preliminary discussions with KKR's software vendors, KKR has determined that it will not incur any material liability to upgrade computer programs to address the Year 2000 Issue. If the computer systems of a significant vendor or service provider of either FRI or KKR are not Year 2000 compliant, it could have a material adverse effect on the Company's financial condition and results of operations.

FORWARD-LOOKING STATEMENTS AND FINANCIAL PROJECTIONS

  When used in this Proxy Statement/Prospectus and the documents incorporated herein by reference, the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions are intended to identify in certain circumstances, forward-looking statements. Forward-looking statements and financial projections are not guarantees of performance and are subject to a number of risks and uncertainties, many of which are beyond the ability of the Company to control or predict, that could cause actual results to differ materially from those projected, including the risks described in this "Risk Factors" section and the risks described in the documents incorporated herein by reference. Given these uncertainties, KKR stockholders are cautioned not to place undue reliance on such statements or projections. None of FRI, KKR or the Company undertake any obligation to update these forward looking statements or projections. See "The Merger--Certain Projected Financial Information" and "The Merger--Cautionary Statement Concerning Forward-Looking Statements."

                                 THE COMPANIES

KOO KOO ROO, INC.
11075 Santa Monica Boulevard
Suite 225
Los Angeles, California 90025
(310) 479-2080

  KKR was organized in February 1987 and opened its first restaurant in August 1988. The first Koo Koo Roo California Kitchen prototype restaurants were opened in 1993. The principal business of KKR is the operation of restaurants in the emerging food category of fresh, convenient meals--meals with the convenience and value associated with quick service, but the quality, freshness and variety associated with upscale, casual full-service restaurants. KKR's signature concept, Koo Koo Roo California Kitchen, features KKR's proprietary Original Skinless Flame-Broiled Chicken(TM), fresh oven-roasted hand-carved turkey, country herb rotisserie chicken, made-to-order tossed salads, specialty sandwiches on fresh baked rolls, a signature vegetable soup and more than 23 fresh side dishes, including hand-mashed potatoes, stuffing, steamed green beans and other vegetables, rices and grains. With few exceptions, all are prepared fresh in small batches on-site throughout the day.

  As of June 30, 1998, KKR operated 38 Koo Koo Roo California Kitchen restaurants, 33 of which are located in California. KKR also owns and operates 14 Hamburger Hamlet restaurants that it acquired in May 1997, ten of which are located in Southern California.

FAMILY RESTAURANTS, INC.
18831 Von Karman Avenue
Irvine, California 92612
(949) 757-7900

  FRI was incorporated in Delaware in 1986 and is primarily engaged in the operation of full-service Mexican restaurants through its subsidiaries. As of June 28, 1998, FRI operated 273 restaurants in 30 states, with approximately 65% of its restaurants located in California, Ohio, Pennsylvania, Michigan, Illinois and Indiana. Additionally, as of June 28, 1998, FRI was the franchisor and licensor of 21 restaurants outside the United States.

  FRI operates its restaurants primarily under the Chi-Chi's, El Torito and Casa Gallardo(R) names. The Chi-Chi's, El Torito and Casa Gallardo restaurants serve moderately priced, high-quality Mexican food and a wide selection of alcoholic beverages. FRI is the world's largest operator of full-service Mexican restaurants, based upon both number of restaurants and annual revenues. FRI's restaurants are generally located in densely populated suburban areas, and FRI believes their festive atmosphere and moderate prices are especially appealing to family clientele.

FRI-SUB, INC.
c/o Family Restaurants, Inc.
18831 Von Karman Avenue
Irvine, California 92612

  Merger-Sub is an indirect wholly owned subsidiary of FRI, organized solely for the purposes of consummating the Merger, and has not carried on any activities other than activities incident to its formation and as contemplated by the Merger Agreement.

                             THE COMBINED COMPANY

  As a result of the Merger, KKR will become an indirect wholly owned subsidiary of FRI, after which FRI will be renamed Koo Koo Roo Enterprises, Inc. The Company will initially operate approximately 325 restaurants in 30 states.

  Management of FRI and KKR are jointly reviewing the two companies' operations in order to finalize plans and proposals regarding the integration and combination of all functional areas of the combined business. Management believes that the Merger will strengthen the competitive position of the Company through:

    . increased capital availability for new site development and increased market penetration of its restaurant concepts;

    . economies of scale, which should reduce site development costs, improve purchasing and distribution, improve leverage and provide other cost reductions;

    . the implementation of new management practices designed to improve restaurant level customer service and operating costs; and

    . the elimination of redundant general and administrative functions, which should result in lower overhead expense.

  Management believes that the foregoing factors should result in improvements to revenues and earnings that would not otherwise be likely if FRI and KKR were to remain separate entities.

  The corporate headquarters of the Company will be in Irvine, California. The executive management of the Company will be comprised mainly of members of the existing executive management of FRI with Kevin Relyea serving as Chief Executive Officer and Chairman of the Board. The Company Board will initially consist of six persons, including Lee A. Iacocca and A. William Allen, III, who currently serve on the KKR Board. See "Directors and Management of the Company Following the Merger."

STRATEGIC OVERVIEW

  Following the Merger, management of the Company initially intends to operate three divisions: El Torito, Chi-Chi's and Koo Koo Roo (which will consist of the Company's Koo Koo Roo California Kitchen and Hamburger Hamlet concepts). Management expects initially to focus on aggressively growing its Koo Koo Roo California Kitchen and El Torito Express Grill(TM) concepts. El Torito Express Grill is a newly developed, quick-service casual-style restaurant serving fresh Mexican food. The first El Torito Express Grill opened on July 6, 1998, in Pasadena, California. It is currently contemplated that in many cases a Koo Koo Roo California Kitchen and an El Torito Express Grill will be built side by side in food courts or at "in-line" locations in order to reduce the development costs of both. In addition, management expects to focus on remodeling its existing Chi-Chi's and El Torito full service restaurants and on modest new restaurant growth for these concepts. During the first year following the Merger, however, much of the Company's strategic focus will be on improving unit level costs, reducing development costs and integrating FRI and KKR into one operating team as Koo Koo Roo Enterprises, Inc., which management believes will allow the Company to reduce overhead and other general and administrative expenses.

  Finally, following KKR's recently completed sale of its Arrosto Coffee and Color Me Mine operations, management of the Company intends to continue focusing on the Company's core restaurant operations.

REVENUE AND COST IMPROVEMENTS

  Management of the Company will seek to enhance revenue growth, primarily by the development of new Company owned Koo Koo Roo California Kitchen and El Torito Express Grill restaurants and by remodeling its existing Chi-Chi's and El Torito full service restaurants. In addition, management will seek to improve earnings through cost reductions, including:

    . general and administrative costs, which are expected to decrease as the Company eliminates redundant administrative functions that result from the Merger and as these functions operate more efficiently due to improvements in economies of scale;

    . site development costs, which are expected to decrease as the Company seeks to leverage its ability to negotiate for land and building space for Koo Koo Roo California Kitchen and El Torito Express Grill restaurants at the same time and location;

    . food and paper costs, which are expected to decrease as the Company's purchasing and distribution leverage increases due to the Company's larger size; and

    . labor costs, which are expected to decrease as the Company reengineers its restaurant building layout and implements new management control practices.

                                  THE MERGER

  The Merger Agreement provides, among other things, that each share of KKR Common Stock issued and outstanding as of the effective time of the Merger (the "Effective Time") will be converted, without any action on the part of the holder thereof, into the right to receive one share of Company Common Stock.

BACKGROUND OF THE MERGER

  Since the development of its Koo Koo Roo California Kitchen concept and the deployment of the initial prototype stores in Los Angeles in 1993, KKR's business plan has contemplated rapid growth. This business plan has required increasing amounts of capital as the number of stores in development has increased. KKR has generally incurred high overhead costs and net losses due, in part, to the limited number of restaurants open and the decision to build the infrastructure to support a large national chain. In 1996, management began to consider strategies that would permit KKR to obtain a long-term source of capital and to accelerate its growth in order to attain necessary economies of scale and better leverage of its overhead structure. During 1996 and through mid-1997, KKR considered a number of opportunities to engage in acquisition transactions involving additional restaurant concepts or other complimentary retail ventures that would permit KKR to leverage its real estate and operational infrastructure. The only significant transactions completed were the March 1996 acquisition of 90% of the common stock of Color Me Mine, which was acquired in a pooling transaction for 377,000 shares of KKR's common stock (valued at $900,000 for financial reporting purposes), and the May 1997 acquisition of the Hamburger Hamlet restaurants, which were acquired in a purchase transaction for $11.7 million (consisting of $9.7 million in cash and 150,000 shares of KKR's common stock (subject to adjustment), plus the assumption of certain debt and capital leases related to the Hamburger Hamlet restaurants).

  In the fall of 1997, management and the KKR Board conducted a review of the development of KKR's business and its strategic direction. Although most of KKR's Southern California restaurants continued to perform well, large amounts of capital had been consumed by Color Me Mine and the development of Koo Koo Roo California Kitchen locations in new markets. During the third and fourth quarters of 1997, KKR recorded significant adjustments, including a charge of approximately $4.3 million relating to, among other things, closing certain restaurant locations that were operating at a loss, and a charge of $7.0 million relating to the estimated cost of divesting Color Me Mine. The KKR Board again concluded that KKR was required to obtain additional capital and to leverage its overhead structure.

  In November 1997, the Executive Committee of the KKR Board authorized the investment banking firm of F.M. Roberts & Co., Inc. ("FMR") to approach parties that might be interested in pursing a transaction with KKR that would address one or both of these objectives, whether in the form of a merger, acquisition, financing, area development arrangement, joint venture or other strategic transaction. Since late 1996, FMR had been engaged from time to time to provide various advisory services, including strategic analysis, investor relations and structuring of transactions, such as financings, acquisitions and mergers.

  From November 1997 through March 1998, FMR held discussions with approximately 37 parties who, jointly with KKR, had been identified as likely to have an interest in pursuing a potential transaction with KKR. KKR provided certain additional information to a number of these parties and discussed with certain of such parties various transaction structures, including transactions involving the sale of only certain restaurant locations, the sale of certain or all of the restaurant locations together with certain other selected assets, the sale of KKR's real property assets and leasehold interests, the sale of additional KKR convertible preferred stock and the contribution of selected assets in joint venture transactions. Because none of these alternatives provided opportunities in which KKR could significantly leverage its operating structure or expand its operations, none were considered by KKR to be superior to a strategic acquisition transaction involving the entire company. None of the discussions with such parties resulted in offers for strategic transactions with, or for, KKR.

  In December 1997, FMR contacted FRI regarding its interest in a potential transaction with KKR. After an initial exchange of publicly-available information, an exploratory meeting took place on January 16, 1998 at

FRI's offices in Irvine, California between Mr. A. William Allen, III, representatives of FMR, and certain representatives of FRI, including
Mr. Kevin Relyea, President and Chief Executive Officer, and Mr. Robert Trebing, Jr., Executive Vice President and Chief Financial Officer. The parties agreed to exchange additional data. A confidentiality agreement was executed on January 20, 1998.

  During late 1997 and early 1998, KKR experienced a high rate of conversion of its convertible preferred stock, which by its terms was convertible into KKR Common Stock at a significant discount to the market price at the time of conversion. During this time period, the number of shares of KKR Common Stock outstanding increased significantly and the market price of such shares fell significantly from a price per share of $4.9688 on October 1, 1997, with approximately 23,736,000 shares outstanding as of such date, to a price per share of $1.5625 on March 26, 1998, with approximately 47,359,000 shares outstanding as of such date (such per share prices representing the last reported sales price on the Nasdaq Stock Market's National Market System (the "Nasdaq National Market") on each such date).

  From January 1998 through March 1998, management of FRI and KKR exchanged certain information with respect to their respective financial condition, results of operations and other measurements of operating performance and held preliminary meetings to discuss issues related to a possible transaction.

  In March 1998, Mr. Allen and Mr. William M. McKay commenced their employment on a full-time basis as Chief Executive Officer and Chief Financial Officer, respectively, and new management immediately led a comprehensive review of KKR's operations. This review resulted in a restructuring plan that included the decision to divest certain business lines (including Color Me Mine and the Arrosto coffee business) not closely related to the operation and development of the Koo Koo Roo California Kitchen concept, and a reduction in corporate staffing levels. In connection with this plan, KKR closed the three remaining Koo Koo Roo California Kitchen stores located in the Washington D.C. area. Due principally to capital constraints, the restructuring plan also contemplated slower short-term growth, focusing on the California and Nevada markets. As a result, during the first quarter of 1998, KKR recognized further restructuring and other charges of approximately $11.8 million related to store closings, reductions of corporate staffing levels, closing its Arrosto coffee plant and various other charges.

  At the same time as new management began to execute the restructuring plan, they and the KKR Board concluded that a business combination that could provide greater access to capital and better leverage KKR's overhead requirements would likely be a more viable alternative to a stand-alone scenario. This view was based in part on the belief that raising the significant capital required in the near term to continue its historical growth strategy would be very dilutive to KKR's common stockholders. Consequently, the Board believed that KKR would likely be forced to continue to operate under significant capital constraints if a strategic partner could not be identified. These alternatives were reviewed at a meeting of the KKR Board held on March 24, 1998. At that meeting the KKR Board determined that the effort to identify a potential strategic partner should be continued at the same time as KKR sought to obtain financing as a stand-alone entity.

  On March 30, 1998, KKR announced that Mr. Lee A. Iacocca had been appointed Acting Chairman of the KKR Board, replacing Mr. Kenneth Berg who resigned.

  A meeting was held on March 31, 1998 at the offices of Apollo Advisors, L.P. ("Apollo Advisors") in Los Angeles and attended by representatives of FMR, representatives of FRI and a representative of FRI's financial advisor, Libra Investments, Inc. ("Libra"). Apollo Advisors is an affiliate of Apollo, which currently beneficially owns approximately 83% of the common stock of FRI. At the meeting, the parties discussed a possible transaction which involved the combination of FRI and KKR. In a letter to FMR dated April 3, 1998, FRI expressed a willingness to discuss the possibility of a reverse merger in which FRI would become a subsidiary of KKR and FRI's stockholders would obtain 70 to 75 percent of the equity of KKR. Throughout the month of April, the parties' advisors discussed structuring issues, principally related to tax and accounting issues, compliance with contractual restrictions contained in certain of FRI's debt agreements, and the internal organization of the operating entities to be owned by the surviving corporation. On April 27, 1998, representatives of FRI and Libra made a presentation to the KKR Board. The presentation involved a revised structure whereby FRI would be the surviving public entity, but still involved a proposal that FRI's stockholders would obtain 70 to 75 percent of the combined company's equity. At the request of KKR, FRI also indicated a willingness to make a loan to KKR which would permit KKR to avoid the need to seek additional financing in the near-term. The KKR Board determined that it would be in the best interests of KKR to pursue a possible transaction with FRI and delegated to the Executive Committee the authority to supervise a due diligence investigation of FRI and the negotiation of a possible transaction for presentation to the KKR Board.

  The financial advisors exchanged telephone calls on April 28 and 29, 1998 regarding the terms under which KKR and FRI would permit each other access to conduct further due diligence and attempt to arrive at the terms of a possible transaction. In addition, Mr. Fredric M. Roberts of FMR wrote a letter to Mr. Jess Ravich of Libra requesting, among other things, that FRI increase the proposed equity share of KKR stockholders after completion of a transaction to 33 percent. On May 4, 1998, the contents of this letter and the related phone calls were discussed at a meeting of representatives of FMR, Libra, FRI and counsel for KKR and FRI at the offices of Apollo Advisors in Los Angeles. Subsequent to the meeting, Mr. Ravich wrote to Mr. Roberts indicating that FRI would be willing to provide 33 percent of the combined equity to KKR's stockholders. Additionally, in order to comply with restrictions under FRI's existing debt instruments, the transaction would be structured to include a separate acquisition of The Hamlet Group, Inc., a wholly owned subsidiary of KKR ("Hamlet"), which would be financed by the issuance of new 14% Senior Secured Discount Notes (the "New MRD Notes") by a subsidiary of FRI. The parties also discussed the possible terms of a loan from FRI to KKR. After consulting with the Executive Committee, Mr. Roberts advised Libra on May 5, 1998 that the KKR Board was prepared to provide further due diligence access to its books and records provided that similar access was provided to KKR and its advisors. Mr. Roberts also indicated that counsel to KKR had been directed to commence negotiations with counsel for FRI to attempt to arrive at proposed documentation.

  During the balance of May 1998, the parties and their representatives conducted additional due diligence, including management presentations. On May 26, 1998, Messrs. Allen, McKay and Garber of KKR, Messrs. Trebing and Doyle of FRI, and counsel for each of FRI and KKR met in Los Angeles at the offices of counsel to FRI to discuss draft merger, bridge loan and related documentation proposed by counsel to FRI. Subsequent to that meeting, there were a series of telephone conversations involving Mr. Allen, Mr. Relyea, Mr. Roberts and Mr. David Kaplan, a director of FRI affiliated with Apollo, to attempt to resolve issues identified or otherwise not resolved at the May 26 meeting, including the requisite percentage of the shares of KKR common stock necessary to approve the Merger, the timing, nature and type of material adverse change to the operations of KKR that would permit the other party to terminate the Merger Agreement, the commitment of FRI to publicly list the shares of FRI common stock to be issued in the Merger, the terms under which KKR could terminate the Merger Agreement without liability to pursue an alternative strategic transaction, the ability of KKR to enter into confidentiality agreements in connection with alternative strategic transactions subsequent to the execution of the Merger Agreement but prior to the consummation of the Merger, the terms and conditions of a proposed termination fee payable to FRI, and the maturity and terms of the bridge loan in the event of a termination of the Merger Agreement.

  In light of the apparent progress made at the May 26 meeting, on May 28, 1998 KKR engaged the investment banking firm of Sutro & Co. Incorporated ("Sutro") as a financial advisor. The sole purpose of the engagement of Sutro was for that firm to conduct an independent analysis of the proposed merger transaction with FRI and, if requested by the KKR Board, to render a written opinion as to the fairness to KKR's stockholders, from a financial point of view, of the financial terms of any such transaction. The engagement of FMR did not contemplate delivery of a fairness opinion and no such opinion was sought from or rendered by FMR.

  From May 26 through June 8, 1998, additional communications took place between the parties and their representatives to attempt to arrive at acceptable documentation, including conference calls held on June 3, 1998 and June 7, 1998 in which Messrs. Allen, Garber, Relyea, Trebing and Doyle, a representative of FMR and counsel to FRI and KKR participated. During such calls many of the remaining issues were resolved including, on June 7, 1998, an agreement regarding the amount of the termination fee payable to FRI upon the occurrence of certain events.

  The FRI Board held a special telephonic meeting on June 9, 1998 that was attended by all members of the FRI Board. At such meeting, Mr. Relyea, Chief Executive Officer, led a discussion regarding the proposed combination of KKR and FRI and reported on the results of the negotiations to date. Mr. Ravich of Libra summarized certain of the financial aspects of the transactions. A representative of FRI's outside legal counsel for the transaction made a presentation regarding the significant terms of the Merger Agreement, the $3 million bridge loan (earning interest at the prime rate as set by the Bank of America National Trust and Savings Association) and the related documentation, and explained the fiduciary duties of the members of the FRI Board in deciding whether to approve such agreements. Following such presentations and further discussion, the members of the FRI Board voted unanimously to approve and authorize the execution of the Merger Agreement, the Bridge Loan Agreement (as defined below) and other related documentation and authorized the appropriate members of management to take all such actions necessary to consummate the transactions contemplated thereby.

  The KKR Board held a special meeting in Los Angeles on June 9, 1998 that was attended by all members of the KKR Board. At such meeting, Mr. Iacocca, Acting Chairman of the KKR Board, and Mr. Allen, Chief Executive Officer, led a discussion regarding the proposed combination of KKR and FRI and reported on the results of the negotiations to date. Mr. Roberts of FMR summarized the history of his firm's engagement and the process undertaken to identify an acceptable strategic partner or financing source for KKR. Representatives of Sutro presented their financial analyses regarding the fairness, from a financial point of view, of the financial terms of the Merger to KKR stockholders. See "--Opinion of Sutro & Co. Incorporated." A representative of KKR's outside legal counsel for the transaction made a presentation regarding the significant terms of the Merger Agreement, the bridge loan and the related documentation, and explained the fiduciary duties of the members of the KKR Board in deciding whether to approve such agreements. Following such presentations and further discussion among the members of the KKR Board, the members of the KKR Board voted unanimously to approve and authorize the execution of the Merger Agreement, the Bridge Loan Agreement and other related documentation and authorized Mr. Allen and the other appropriate members of management to take all such actions necessary to consummate the transactions contemplated thereby.

  Following the board meetings, the Merger Agreement, the Bridge Loan Agreement and the related agreements were finalized and executed by representatives of KKR and FRI. In addition, Sutro delivered its written opinion to the KKR Board to the effect that the financial terms of such transaction were fair, from a financial point of view, to the KKR stockholders. FRI and KKR announced the execution of the agreements in a joint press release issued before the stock market opened on June 10, 1998.

RECOMMENDATION OF THE KKR BOARD; REASONS FOR THE MERGER

  The KKR Board believes that the terms of the Merger are in the best interests of KKR and its stockholders. Accordingly, the KKR Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends its approval and adoption by the stockholders of KKR at the Special Meeting.

  The KKR Board believes that the Merger is a more viable alternative than continuing KKR as a stand alone public entity because the combination will provide greater access to capital and a management structure sufficient to implement its strategy and allow KKR to better leverage its overhead requirements. The KKR Board also believes that the Merger will provide important critical mass and economies of scale that will allow the Company to exploit business opportunities not available to either FRI or KKR on a stand-alone basis. The KKR Board believes that by combining the growth potential of the Koo Koo Roo California Kitchen concept with FRI's access to capital and existing infrastructure, a well-financed, multi-concept restaurant company will be created.

  In reaching its determination to approve the Merger Agreement and recommend approval of the Merger to the KKR stockholders, the KKR Board considered a number of factors, including without limitation, the information presented to it by KKR's management as well as by its professional advisors. These factors included:

    (i) KKR's Business. The KKR Board considered information concerning the financial condition, results of operations and business of KKR. The KKR Board reviewed the historical basis for KKR's growth since its formation, the amount of capital raised to date and the amount of capital likely to be required to continue to grow rapidly in the future. The KKR Board further considered the significant difficulties involved in raising large amounts of additional capital on a cost effective basis. KKR management and professional advisors made presentations to the KKR Board providing it with operational, financial and legal information concerning KKR. The KKR Board considered the continuing efforts over the past several years to identify strategic alternatives, including the proposed transaction with FRI, maintaining the status quo and its other efforts to grow by seeking alternative transactions. The KKR Board considered the consequences of not consummating the Merger, and concluded that, in light of the fact that the capital required to continue its historical growth strategy would be very dilutive to its common stockholders, KKR would be forced to operate under significant capital constraints, maintaining only a limited growth plan. The KKR Board also noted that any financing by KKR on a stand-alone basis would be dilutive to existing stockholders yet would be unlikely to address several important long-term issues, including future access to capital and infrastructure utilization. In contrast, the KKR Board viewed the transaction with FRI as addressing those important long-term issues.

    (ii) FRI's Business. The KKR Board considered the operational, financial and legal due diligence provided to it by KKR's management and professional advisors. Such due diligence included information regarding the results of operations, financial condition and business of FRI and the current state (and its perception of the future state) of FRI's business. Factors included in evaluating FRI included, among other things, (a) the operating performance of FRI's restaurants, (b) recent improvements in the cash flow of FRI's El Torito and Chi Chi's restaurants, (c) the leading position of the El Torito brand in the full-service Mexican segment of the restaurant industry and its continued growth expectations given its size and market share and the segment's competitive environment, (d) the prospect for extending the El Torito brand to additional market segments, such as quick-service, (e) comparing the existing and planned FRI brands and formats with the existing Koo Koo Roo California Kitchen concept, (f) the number of restaurants in the FRI portfolio and their broad geographic dispersion, (g) FRI's corporate management, infrastructure and facilities, (h) FRI's recent growth trends and its future prospects for growth and (i) the results of KKR's legal due diligence.

    (iii) Opinion of Sutro. The KKR Board considered the opinion of Sutro to the effect that the financial terms of the Merger are fair, from a financial point of view, to the stockholders of KKR. A copy of Sutro's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. See "Opinion of Sutro & Co. Incorporated."

    (iv) Strategic Merits of the Merger. The KKR Board considered that by entering into the transaction, it could seek to capitalize on certain strategic attributes. These elements included:

      (a) the belief that the Merger will allow the combined Company to improve operating efficiencies, reduce costs and achieve synergies, particularly in the areas of purchasing (e.g., food and beverage costs), new store development and construction, information system development and maintenance, physical plant, accounting and payroll; and

      (b) the belief that the combined company would have greater access to working capital resources than KKR through its operating cash flows and borrowings under its credit facility; and

      (c) the belief that the combined company's relationship with Apollo would provide visibility to a broader group of institutional investors and greater access to debt and equity financing on favorable terms, providing the combined company the opportunity to finance the expansion of the Koo Koo Roo California Kitchen concept at a growth rate significantly higher than that which could be accomplished by KKR on a stand-alone basis.

    (v) Structure of Merger; Terms of Merger Agreement. The KKR Board considered the terms of the Merger Agreement, including the exchange ratio and the representations, warranties, covenants and conditions, and the provisions that permit KKR to terminate the Merger Agreement under certain circumstances and upon the payment to FRI of a $6.0 million termination fee. Based on the closing price of the KKR Common Stock on June 9, 1998, the date the Merger Agreement was executed, this termination fee represented approximately 3.5% of the fully diluted market capitalization of KKR (assuming 60 million shares outstanding). The KKR Board considered such termination fee to be reasonable in light of the range of fees payable in comparable transactions. The exchange ratio in the Merger is a fixed number and will not be adjusted in the event that there are any increases or decreases in the price of the KKR Common Stock. In addition, the KKR Board considered that the FRI common stock did not have an established trading market, and the covenant of FRI to use its commercially reasonable efforts to cause the Company Common Stock to be designated by the NASD as a national market system security no later than the effective date of the Merger (the "Effective Date") and to maintain the Company Common Stock on the Nasdaq National Market or list the Company Common Stock on the New York Stock Exchange or the American Stock Exchange for a period of five years from the Effective Date. The KKR Board also considered that upon consummation of the Merger, the Company would be controlled by Apollo, and the overall positive impact the KKR Board believed such ownership would have on the Company, based on its perception of Apollo's favorable reputation in the capital markets and among institutional investors, notwithstanding other possible effects of such ownership on the Company's stockholders, including whether such ownership may discourage offers for shares of the Company Common Stock at a premium.

  The foregoing discussion of the information and factors considered and given weight by the KKR Board is not intended to be exhaustive but is believed to include all material factors considered by the KKR Board. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the KKR Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. The KKR Board did not attempt to analyze the fairness of the exchange ratio in isolation from the considerations as to the business of KKR and FRI, the strategic merits of the Merger or the other considerations referred to above. The KKR Board did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, Sutro as to the fairness to holders of KKR Common Stock, from a financial point of view, of the financial terms of the Merger.

  THE KKR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE IN THE BEST INTERESTS OF KKR AND ITS STOCKHOLDERS. THE KKR BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CERTAIN PROJECTED FINANCIAL INFORMATION

  KKR and FRI do not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in connection with the evaluation of KKR by FRI to determine its interest in pursuing a potential transaction and Sutro's review of fairness, from a financial point of view, of the Merger, FRI's management prepared certain projections (the "Projections"), which were provided to KKR, the KKR Board and Sutro for their consideration and, therefore, a summary of the Projections is included herein.

  The Projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither KKR's nor FRI's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or given any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. Furthermore, the Projections, which were prepared in March 1998, necessarily made numerous assumptions, some (but not all) of which are set forth below and many of which are beyond the control of KKR and FRI and/or are no longer, or may prove not to have been, accurate. Additionally, this information does not reflect revised prospects for KKR's and FRI's businesses, changes in general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such information was prepared. Accordingly, such information is not necessarily indicative of current or future performance, which may be significantly less favorable than as set forth below, and should not be regarded as a representation that they will be achieved. None of FRI, KKR or the Company undertake any obligation to update the Projections. See "The Merger--Cautionary Statement Concerning Forward-Looking Statements."

  The Projections have been prepared by FRI based upon estimates of the potential future growth and development of KKR and FRI's existing restaurant concepts, Chi-Chi's and El Torito, through 2001, which FRI believed to be reasonable at the time they were made. The estimates which follow for 1998 were based upon FRI's internal budgeted amounts for the year and a preliminary 1998 KKR budget, which was provided on March 2, 1998. KKR financial results were included as of an assumed Effective Date at the beginning of fiscal August 1998 in accordance with purchase accounting guidelines, although operating margins were lowered somewhat from KKR's budget. In the Projections:
(i) new restaurant growth is assumed to be 13, 18 and 18 units in 1999, 2000 and 2001, respectively, for El Torito (including El Torito Express Grills); 1, 5 and 5 units in 1999, 2000 and 2001, respectively for Chi-Chi's; and 10, 30 and 50 units in 1999, 2000 and 2001, respectively, for Koo Koo Roo; (ii) 43 Chi-Chi's restaurants that were poorly performing or located in non-core markets are assumed to be divested at the beginning of fiscal 1999; (iii) comparable restaurant sales are assumed to grow at rates of 2.1%, 1.4% and 1.4% in 1999, 2000 and 2001, respectively, for El Torito; 3.2%, 4.7% and 4.4%
in 1999, 2000 and 2001, respectively, for Chi-Chi's; 2.0% in each of 1999, 2000 and 2001 for Koo Koo Roo; and 0.5% in each of 1999, 2000 and 2001 for the Hamlet restaurants; (iv) KKR's Color Me Mine business is assumed to be divested prior to the Effective Date; (v) Restaurant Level Cashflow (as defined below) as a percent of sales is assumed to be 15.9%, 17.5% and 18.0% in 1999, 2000 and 2001, respectively, for the existing FRI concepts (due to the leverage from assumed increasing sales and continuing benefit of various cost reduction and reengineering strategies); 17.3%, 19.5% and 19.8% in 1999, 2000 and 2001, respectively, for Koo Koo Roo; and 16.5% in each of 1999, 2000 and 2001 for the Hamlet restaurants, with the improvements in Koo Koo Roo and Hamlet due to purchasing and distribution leverage, the implementation of new management practices and various economies of scale; and (vi) general and administrative expenses are assumed to decline as a percent of sales to 6.1%, 5.5% and 4.9%, respectively, in 1999, 2000 and 2001 (due to the leverage from assumed increasing sales and elimination of redundant administrative functions).

  THE PROJECTIONS ARE NOT GUARANTEES OF PERFORMANCE. THE PROJECTIONS ARE FORWARD LOOKING STATEMENTS THAT ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED, INCLUDING THE RISKS DESCRIBED UNDER THE CAPTION "RISK FACTORS" AND THE RISKS DESCRIBED IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN ADDITION, SEVERAL OF THE ASSUMPTIONS THAT KKR AND FRI BELIEVED TO BE REASONABLE AT THE TIME THE PROJECTIONS WERE CREATED ARE NO LONGER ACCURATE, INCLUDING, WITHOUT LIMITATION: (I) THE EFFECTIVE DATE WILL BE LATER THAN THE BEGINNING OF FISCAL AUGUST 1998; (II) FRI IS RECONSIDERING THE EXTENT OF ITS CHI-CHI'S DIVESTMENT PROGRAM WHICH COULD BE EXPANDED TO APPROXIMATELY 56 RESTAURANTS, A MAJORITY OF WHICH WILL STILL BE IN OPERATION AT THE END OF FISCAL 1998 AND (III) ALTHOUGH RESTAURANT LEVEL CASHFLOW FOR BOTH FRI AND KKR FOR THE FIRST EIGHT MONTHS OF FISCAL 1998 EXCEEDED THAT GENERATED DURING THE SAME PERIOD IN FISCAL 1997, SUCH CASH FLOW IS BELOW 1998 BUDGETS. DUE TO THE ABOVE FACTORS IT IS LIKELY THAT THE COMPANY'S 1999 INTERNAL BUDGET, WHICH HAS YET TO BE FINALIZED, WILL BE BELOW THE 1999 PROJECTION AND THE COMPANY'S FUTURE RESULTS WILL DIFFER FROM THOSE EXPRESSED IN THE PROJECTIONS, IN EACH CASE PERHAPS MATERIALLY. MANY OF THE FACTORS THAT WILL DETERMINE THESE RESULTS ARE BEYOND KKR'S AND FRI'S ABILITY TO CONTROL OR PREDICT. KKR STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS. KKR AND FRI DO NOT INTEND TO UPDATE OR REVISE THE PROJECTIONS.

                             FINANCIAL PROJECTIONS

                            STATEMENT OF OPERATIONS
                                ($ IN MILLIONS)

                                             FISCAL YEAR ENDING DECEMBER
                                           -----------------------------------
                                           1998E(A)  1999P    2000P(B)  2001P
                                           --------  ------   --------  ------
Restaurants Open at End of Period
  El Torito...............................     102      115       133      151
  Chi-Chi's...............................     178      136       141      146
  Koo Koo Roo.............................      45       55        85      135
  Hamlet..................................      14       14        14       14
                                            ------   ------    ------   ------
  Total...................................     339      320       373      446
                                            ======   ======    ======   ======
Sales.....................................  $536.9   $600.7    $694.9   $803.1
  Growth..................................    N.A.     11.9 %    15.7 %   15.6 %
Restaurant Level Cashflow(c)..............  $ 65.1   $ 96.7    $123.1   $146.6
  Percent of Sales........................    12.1 %   16.1 %    17.7 %   18.3 %
  Growth..................................    N.A.     48.5 %    27.3 %   19.0 %
General and Administrative Expenses.......    36.5     36.9      38.5     39.3
  Percent of Sales........................     6.8 %    6.1 %     5.5 %    4.9 %
Other(d)..................................    (1.2)    (0.5)     (0.4)    (0.3)
                                            ------   ------    ------   ------
EBITDA(e).................................  $ 27.4   $ 59.3    $ 84.2   $107.0
                                            ======   ======    ======   ======
  Percent of Sales........................     5.1 %    9.9 %    12.1 %   13.3 %
                                            ======   ======    ======   ======
  Growth..................................    N.A.    116.1 %    42.0 %   27.0 %
                                            ======   ======    ======   ======

--------
(a) Includes five months of operations of KKR, based on the assumed Effective Date at the beginning of fiscal August 1998.
(b) 2000P represents a 53-week year.
(c) Restaurant Level Cashflow represents EBITDA (as defined below) before general and administrative expenses and any net franchise profit (loss) or miscellaneous income (expense).
(d) Includes net franchise profit (loss) and miscellaneous income (expense).
(e) EBITDA is defined as earnings (loss) before opening costs, gain (loss) on disposition of properties, provision for divestitures and write-down of long-lived assets, restructuring costs, interest, taxes, depreciation and amortization. KKR and FRI have included information concerning EBITDA herein because they understand that such information is used by certain investors as one measure of an ability to service debt, pay taxes and provide for working capital and capital expenditure requirements. EBITDA should not be considered as an alternative to, or more meaningful than operating income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Furthermore, other companies may compute EBITDA differently and, therefore, EBITDA amounts among companies may not be comparable.

ACCOUNTING TREATMENT

  The merger will be accounted for as a "purchase" for accounting and financial reporting purposes. Accordingly, FRI's costs in connection with the Merger will be allocated to the assets of KKR acquired and the liabilities of KKR assumed according to their estimated fair values at the Effective Time. The excess of costs over estimated fair value of net assets acquired will be amortized over 40 years.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  Subject to the qualifications set forth below, the following discussion summarizes the material United States federal income tax consequences of the Merger to holders of KKR Common Stock who hold KKR stock as a capital asset (generally, property held for investment). This discussion does not address the individual tax consequences of any holder of KKR Common Stock in light of their individual circumstances, including insurance companies, financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired KKR Common Stock upon the exercise of employee stock options or otherwise as compensation. The discussion, moreover, does not address any consequences arising under any state, local or foreign laws. Finally, the tax consequences to holders of stock options, deferred shares or warrants are not discussed. The following discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, possibly with a retroactive effect, and any such change could affect the accuracy of the following discussion. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger. Holders of KKR Common Stock are urged to consult their tax advisors regarding the tax consequences of the Merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

  Latham & Watkins, counsel to KKR, has delivered to KKR an opinion, dated on or about the date hereof to the effect that the Merger will constitute a "reorganization" for United States federal income tax purposes within the meaning of section 368(a) of the Code. Such opinion assumes that the Merger will take place as described in the Merger Agreement. In rendering such opinion, Latham & Watkins will rely upon certain facts and customary representations contained in certificates by officers of KKR, FRI and Merger-Sub. It is a condition to the obligation of KKR to effect the Merger that such opinion is confirmed as of the Effective Time. Based upon such opinion, for United States federal income tax purposes:

    (i) no gain or loss will be recognized by the stockholders of KKR upon the exchange of their KKR Common Stock for shares of Company Common Stock pursuant to the Merger;

    (ii) the aggregate tax basis of the Company Common Stock received by the stockholders of KKR pursuant to the Merger (including fractional shares, if any, of Company Common Stock for which cash is received) will be the same as the aggregate tax basis of such stockholders' KKR Common Stock exchanged therefor; and

    (iii) the holding period of the Company Common Stock in the hands of the KKR stockholders will include the holding period of such stockholders' KKR Common Stock exchanged therefor pursuant to the Merger.

 Limitation on Use of Net Operating Losses

  Generally, section 382 of the Code limits a corporation's use of its net operating losses ("NOLs") and other tax attributes (the "Section 382 Limitation") if a corporation has a cumulative change in ownership of greater than 50% within a three-year period (an "ownership change"). The Section 382 Limitation applies to the use of NOLs and other tax attributes in periods after such an ownership change. KKR will undergo an ownership change as a result of the Merger and, consequently, it will be subject to the Section 382 Limitation. FRI does not believe that, as a result of KKR's ownership change, the Section 382 Limitation will have a material adverse effect on either KKR, FRI or the Company. FRI does not believe that it will undergo an ownership change as a result of the Merger. Nevertheless, no assurance can be given that there will not be other transactions that could cause FRI to undergo an ownership change. FRI does not believe that, in the event of such an ownership change, the Section 382 Limitation would have a material adverse effect on either KKR, FRI or the Company. In addition, as disclosed in the financial statements included in the 1997 Annual Reports on Form 10-K incorporated by reference herein of FRI and KKR, respectively, both FRI and KKR have recorded a 100% valuation allowance on deferred tax assets generated by the NOLs to reflect their estimated net realizable value.

REGULATORY AND THIRD-PARTY APPROVALS

 U.S. Antitrust Filing.

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") require that FRI and KKR file with the Antitrust Division of the

Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") Notification and Report Forms ("Forms") with respect to the Merger and the related transactions. The parties thereafter are required to observe a waiting period before consummating the reported transaction. In compliance with the HSR Act, KKR and FRI filed Forms on July 15 and July 20, 1998, respectively, with the Antitrust Division and the FTC with respect to the Merger. Notice of early termination of all applicable HSR Act waiting periods has been received. The Antitrust Division, the FTC, state antitrust authorities or a private person or entity could seek to enjoin the Merger under the antitrust laws at any time prior to its consummation or to compel recission or divestiture at any time subsequent to the Merger.

 Third-Party Approvals.

  Consummation of the Merger may require the consent of, or waiver from, parties to certain agreements of FRI and KKR, and may constitute a default resulting in termination, cancellation or acceleration thereunder if such consents or waivers are not obtained. The Merger Agreement provides that, subject to certain exceptions, each party's obligation to effect the Merger is subject to its obtaining the necessary consents and waivers in order to complete the transactions contemplated by the Merger Agreement. KKR is required to obtain consent to the Merger from landlords under certain of its real estate leases. Additionally, FRI and certain of its subsidiaries are required to obtain consents from Green Equity Investors, L.P. regarding the amendment of FRI's certificate of incorporation and bylaws, certain consents regarding the transfer of liquor licenses from KKR to FRI and from lenders under certain debt instruments. See "Related Agreements and Other Matters--New Indebtedness."

NO APPRAISAL RIGHTS

  Under applicable state law, neither KKR common stockholders nor FRI common stockholders are entitled to dissenters' appraisal rights.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the KKR Board with respect to the Merger Proposal, the stockholders of KKR should be aware that certain members of KKR's management and certain members of the KKR Board have certain interests in the Merger that are different from, or in addition to, the interests of the KKR stockholders generally. These separate interests are summarized below:

  Company Board Representation. Pursuant to the terms of the Merger Agreement, immediately following the Effective Time, Lee A. Iacocca and A. William Allen, III will be appointed to the Company Board. Messrs. Iacocca and Allen are currently directors on the KKR Board. Each of Messrs. Iacocca and Allen will be entitled to compensation as members of the Company Board and committees thereof. See "Management--Compensation of Directors."

  Stock Options. Certain of the options to purchase shares of KKR Common Stock held by KKR's directors and officers will become immediately vested at the Effective Time whether or not such options are vested by the terms of their grant. As of June 22, 1998, the directors and officers of KKR held unvested options to purchase an aggregate of 1,274,450 shares of KKR Common Stock, all of which will immediately vest at the Effective Time. The exercise price of each such option is $1.56 per share, an amount in excess of the closing price of the KKR Common Stock on September 8, 1998 ($1.00 per share). See "The Merger Agreement--Treatment of KKR's Options and Warrants."

  Change of Control. The Merger will constitute a change of control under the employment agreements of each of the following KKR executive officers: A. William Allen III, Chief Executive Officer; John S. Kaufman, President; William M. McKay, Chief Financial Officer; and Ronald D. Garber, General Counsel. Each executive officer's employment agreement provides that if the executive officer's employment is terminated in the event of a change of control, such executive officer will receive base compensation in an amount equal to the greater of the amount due under the remaining term of the executive officer's employment agreement and one year's base compensation, plus all other additional compensation under the terms of the employment agreement for a period of one year, including but not limited to medical and dental benefits. Assuming consummation of the Merger, aggregate payments to such executive officers under the employment agreements would be approximately $930,000, of which Mr. Allen would receive approximately $320,000, Mr. Kaufman would receive approximately $220,000, Mr. McKay would receive approximately $190,000, and Mr. Garber would receive approximately $200,000. In addition, as noted above, options to purchase shares of KKR common stock granted to each such executive officer pursuant to his respective employment agreement will vest. Assuming consummation of the Merger, Messrs. Allen, Kaufman, McKay and Garber would be entitled to immediate vesting in respect of options to purchase 519,200, 112,850, 261,200 and 111,200 shares of common stock, respectively, or 1,004,450 shares of common stock in the aggregate, at an exercise price of $1.56 per share. Finally, Mr. Allen will receive forgiveness of a $50,000 loan payable to KKR, with KKR agreeing to pay Mr. Allen's federal and state income tax liability attributable to the loan forgiveness.

  Directors' and Officers' Insurance. The Merger Agreement provides that the Company will maintain directors' and officers' insurance covering acts or omissions of KKR's directors and officers that predate the Effective Time. This coverage will be maintained for six years after the Effective Time. See "The Merger Agreement--Certain Covenants."

RESTRICTIONS ON RESALES BY AFFILIATES

  The shares of Company Common Stock to be issued to KKR stockholders in the Merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of KKR or FRI as that term is defined under the Securities Act. An affiliate of KKR, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, KKR. Any subsequent transfer by an affiliate of KKR must be permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of the Company) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and executive officers of KKR.

  In connection with its entering into the Merger Agreement, KKR has delivered to FRI for each of its affiliates, an agreement that such person will not dispose of any Company Common Stock in violation of the Securities Act or the rules and regulations promulgated thereunder, except pursuant to an effective registration statement under the Securities Act, in conformity with the volume and other limitations of Rule 145 of the Securities Act or in a transaction that is not required to be registered under the Securities Act.

LITIGATION

  Each of KKR and FRI is involved in various litigation matters incidental to its business. Neither KKR nor FRI believes that any of the claims or actions filed against it will have a material adverse effect on the consolidated financial position of the Company.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  FRI and KKR have each made forward-looking statements in this document (and in certain documents that are incorporated by reference in this document) that are subject to certain risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company (including with respect to cost savings and operational efficiencies expected to be realized from the Merger) set forth under "Summary Historical and Pro Forma Financial Information," "Risk Factors," "The Merger--Background of the Merger," and "--Recommendation of the KKR Board; Reasons for the Merger" and "Unaudited Pro Forma Combined Condensed Financial Information," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

  Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the common stock of the Company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond FRI's and KKR's ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, none of FRI, KKR or the Company have any intention or obligation to update forward-looking statements after they distribute this Proxy Statement/Prospectus, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, FRI, KKR and the Company claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

  Stockholders of KKR should understand that the following important factors, in addition to those discussed elsewhere in the documents that are incorporated by reference into this Proxy Statement/ Prospectus, could affect the future results of the combined companies following the Merger, and could cause results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions and interest rates on a national, regional or international basis; (ii) the ability of the Company to successfully integrate operations, the compatibility of the operating systems of the combining companies, the degree to which existing administrative and back-office functions and costs are complementary or redundant and the timing of implementation of changes in operations to effect cost savings; (iii) the financial resources of, and products available to, competitors; (iv) changes in laws and regulations, including changes in accounting standards; (v) changes in the securities markets; (vi) the determination of the number, job classification and location of employee positions to be eliminated as a result of the Merger; and (vii) opportunities that may be presented to and pursued by the Company following the Merger.

                      OPINION OF SUTRO & CO. INCORPORATED

  KKR engaged Sutro to act as its financial advisor and render its opinion to KKR stockholders as to the fairness, from a financial point of view, of the financial terms of the Merger. Sutro was retained based on its experience, expertise in the restaurant industry, and reputation. On June 9, 1998, Sutro delivered its opinion to the KKR Board that, as of such date and subject to the assumptions described in such opinion, the financial terms of the proposed Merger were, from a financial point of view, fair to the stockholders of KKR. Sutro has confirmed its written opinion dated June 9, 1998 by delivery of a written opinion to KKR dated the date of this Proxy Statement/Prospectus.

  A COPY OF THE WRITTEN OPINION OF SUTRO DATED SEPTEMBER , 1998 IS ATTACHED HERETO AS ANNEX B. STOCKHOLDERS OF KKR ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY FOR A DISCUSSION OF THE ASSUMPTIONS MADE, THE MATTERS CONSIDERED AND THE SCOPE OF THE REVIEW UNDERTAKEN IN RENDERING SUCH OPINION. SUTRO DID NOT RECOMMEND TO KKR THAT ANY SPECIFIC FINANCIAL TERMS CONSTITUTED THE ONLY APPROPRIATE TERMS FOR THE MERGER. SUTRO'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE FINANCIAL TERMS FROM A FINANCIAL POINT OF VIEW TO KKR STOCKHOLDERS AS OF THE DATE OF THE OPINION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF KKR AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE KKR STOCKHOLDER MEETING OR AS TO ANY OTHER ACTION SUCH STOCKHOLDER SHOULD TAKE WITH RESPECT TO THE MERGER. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR THE DECISION OF THE KKR BOARD TO PROCEED WITH THE MERGER. THE SUMMARY OF THE OPINION OF SUTRO SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


  In arriving at its opinion, Sutro, among other things, (i) reviewed the Merger Agreement; (ii) reviewed KKR's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Report on Form 10-Q for the period ended June 30, 1998; (iii) reviewed FRI's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and Quarterly Report on Form 10-Q for the period ended June 28, 1998; (iv) reviewed certain operating and financial information, including financial projections provided to Sutro by the managements of KKR and FRI; (v) reviewed the historical prices and trading volumes of KKR Common Stock; (vi) reviewed publicly available financial data and stock market performance of companies which Sutro deemed comparable to KKR and FRI; and (vii) conducted other studies and analyses as Sutro deemed appropriate. In addition, Sutro discussed with the management of each of KKR and FRI the historical financial statements and financial projections for each company. Sutro also relied upon the view of KKR's management and FRI's management concerning the benefits and implications of the Merger for their businesses.

  In connection with its review, Sutro did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material aspects. With respect to the financial projections, Sutro assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the managements of KKR and FRI as to the future financial performance of each company independently and as a merged entity pursuant to the Merger. Neither KKR nor FRI publicly discloses internal management projections of the type provided to Sutro by their respective managements in connection with Sutro's review of the Merger. Such projections were not prepared with a view toward public disclosure. In addition, such projections were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. Sutro has assumed no liability for such projections. Sutro did not and does not assume any responsibility for the information or projections provided to it, and Sutro has further relied upon the assurances of the management of both KKR and FRI that they are unaware of any facts that would make the information or projections provided to Sutro incomplete or misleading in any material respect. Sutro did not make an independent evaluation and appraisal of the assets of KKR or FRI. Sutro was not requested to, and did not, solicit third party indications of interest in acquiring KKR and Sutro was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for KKR or the effect of any other transaction in which KKR may engage in. In addition, although Sutro evaluated the financial terms of the transaction from a financial point of view, Sutro was not asked to and did not recommend the specific consideration payable in the Merger.

Sutro's opinion was necessarily based on economic, market and other conditions, and the information made available to it, as of the date of the opinion.

  In connection with rendering its opinion, Sutro performed a variety of financial analyses presented to the Board of Directors of KKR on June 9, 1998, which are summarized below:

  Selected Comparable Public Company Analysis. Sutro reviewed certain publicly available historical financial information and stock market performance of selected publicly-traded restaurant companies. The comparable company universes were, in Sutro's judgment, reasonably comparable to KKR and FRI on an operational and financial basis.

  The comparable public companies for KKR included: Au Bon Pain Co., Inc., Boston Chicken, Inc., Fresh Choice, Inc., Garden Fresh Restaurant Corp., Schlotzsky's Inc., Quiznos, Inc., and Taco Cabana, Inc.

  The comparable public companies for FRI included: Advantica Restaurant Group, Inc., Applebee's International, Inc., Brinker International, Inc., Casa Ole Restaurants, Inc., Darden Restaurants, Inc., O'Charley's, Inc., Unique Casual Restaurants, Inc., and Uno Restaurant Corp.

  Financial and market information for the comparable companies included, among other things, market capitalization, earnings per share, price to earnings ratio and aggregate enterprise value (defined as equity value plus long-term debt less cash and cash equivalents) as a multiple of revenue, operating income and EBITDA (earnings before interest, income tax, depreciation and amortization expenses). The analysis indicated that, based on the closing stock prices on June 5, 1998, the KKR comparables, at the median, traded at 7.5x EBITDA and 64.6x earnings per share for the latest twelve months ("LTM EBITDA" and "LTM EPS", respectively). Based on the closing stock prices on June 5, 1998, the FRI comparables, at the median, traded at 7.6x LTM EBITDA and 16.6x LTM EPS. KKR's trading multiples of EBITDA and earnings per share were not meaningful because of reported negative EBITDA and negative EPS for the latest twelve months ended March 31, 1998.

  Selected Comparable Industry Transaction Analysis. Sutro reviewed the public information available regarding the consideration paid in the following acquisitions of restaurant companies that have been announced since 1996 with aggregate purchase prices of greater than $15 million (Target/Acquiror):
Bayport Restaurant Group/Landry's Seafood Restaurants, Hometown Buffet Inc./Buffets Inc., Bugaboo Creek Steak House Inc./Longhorn Steaks Inc., Sybra Inc./ICH Corp., DAKA International Inc./Compass Group PLC, Krystal Co./Port Royal Holdings Inc., Rudy's Restaurant Group/Benihana Inc., Perkins Family Restaurant L.P./Perkins Family Restaurant Co., Ground Round Restaurants/GRR Holdings LLC, DavCo Restaurants Inc./Investor Group, El Chico Restaurants Inc./Investor Group, Sagebrush Inc./WSMP Inc., Skyline Chili Inc./Investor Group, Timber Lodge Steakhouse Inc./GB Foods Corp., Sbarro Inc./Investor Group, Miami Subs Corp./Arthur Treacher's Inc., Spaghetti Warehouse/ConQuest Partners, Bertucci's Inc./NE Restaurant Co. Inc., Morrison Restaurants Inc./Piccadilly Cafeterias Inc., Denamerica Corp./Tech Electro Industries Inc., Pollo Tropical Inc./Carrols Corp. Sutro analyzed the consideration paid in such transactions as a multiple of the target companies' LTM Net Sales and LTM Cash Flow, which is defined as LTM EBITDA. Such analysis yielded mean and median multiples of 0.9x and 0.9x LTM Net Sales and 11.2x and 9.1x LTM EBITDA, respectively. KKR's estimated implied transaction multiple was 2.2x LTM Net Sales.

  No other company or transaction used in the comparable transactions analysis as a comparison is identical to KKR or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which KKR and the Merger are being compared.

  Discounted Cash Flow Valuation Analysis. The discounted cash flow valuation analysis (the "DCF") derives theoretical equity values based on the present value of future net cash flows, less current net debt. Sutro analyzed the financial projections provided by the management of KKR. This analysis excluded any positive impact of synergies of the Merger. The projected cash flows through 2002 were discounted to present value using a range of discount rates; the discount rate ranges for KKR were selected based on an analysis of KKR's weighted average cost of capital. The terminal value was determined by applying an exit multiple of 8.8x EBITDA, derived from EBITDA multiples of comparable transactions. This analysis calculated an implied theoretical net present value of free cash flows ranging from $1.30 per fully diluted share to $1.55 per fully diluted share at discount rates ranging from 19% to 15%.

  Contribution Analysis. Sutro reviewed KKR and FRI's historical financial information for the fiscal year ended December 1997 and the financial projections for the years 1998 through 2000. This analysis excluded any positive impact of synergies of the Merger. For these periods, Sutro analyzed the relative contributions to revenue, EBITDA, EBIT and net income of KKR and FRI to the combined company and compared these contribution figures to the post-Merger ownership percentage of KKR's current stockholders of 33%. With respect to the contributions to revenue, Sutro determined the KKR contribution for the fiscal year ended December 1997, and for the projections for the years 1998 through 2000, to be 12.8%, 16.8%, 19.7% and 20.4%, respectively. With respect to EBITDA, Sutro determined the KKR contribution for the fiscal year ended December 1997 to be not material, and for the projections for the years 1998 through 2000 to be 13.5%, 13.8%, and 15.4%, respectively. With respect to EBIT, Sutro determined the KKR contribution for the fiscal year ended December 1997 and for the projection for the year 1998 to be not material, and for the projections for the years 1999 and 2000 to be 1.9% and 8.5%, respectively. With respect to net income, Sutro determined the KKR contribution for the fiscal year ended December 1997 and for the projections for the years 1998 and 1999 to be not material, and for the projection for the year 2000 to be 13.6%. The positive contribution of KKR to the combined company's revenue, EBITDA, EBIT, and net income ranged from approximately 2% to 20%.

  Pro Forma Combination Analysis. Sutro reviewed the pro forma financial projections of KKR and FRI assuming the consummation of the Merger in August 1998. This analysis was based on financial projections provided by KKR and FRI and included estimates and assumptions regarding potential merger synergies. These projections are inherently subject to significant business, economic and competitive uncertainty and contingencies, many of which are beyond the control of the companies and are subject to change. The pro forma combination analysis compared KKR's revenues, EBITDA, EBIT and net income per fully diluted share on a stand-alone basis to the Company's revenues, EBITDA, EBIT and net income per fully diluted share. Changes in KKR's revenues, EBITDA, EBIT and net income per fully diluted share ranged from ($0.05) to $1.55 per fully diluted share.

  The above summary of the analyses prepared by Sutro does not purport to be a complete description of Sutro's analyses. The preparation of a fairness opinion is a complex process which is not necessarily susceptible to partial analyses or summary description. In arriving at its opinion, Sutro did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view and did not place particular reliance or weight on any individual analysis. Rather, in reaching its conclusion, Sutro made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sutro believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the process underlying its opinion. In its analyses, Sutro made numerous assumptions which Sutro considered reasonable with respect to the restaurant industry, general business and economic conditions and other matters, many of which are beyond the control of KKR. Any estimates contained therein are not necessarily indicative of actual value, which may be significantly more or less favorable than as set forth herein. Estimates of value of companies do not purport to be appraisals and do not necessarily reflect the prices at which companies may actually be sold. As a result of the inherent uncertainty of such estimates, Sutro assumes no responsibility for their accuracy. The analyses performed were prepared solely as part of Sutro's analysis of the fairness of the financial terms, from a financial point of view, to KKR stockholders and was provided to the KKR Board in connection with the delivery of Sutro's opinion.

  Sutro, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations. Sutro acted as a financial advisor to the KKR Board in connection with the opinion described above and received a fee for rendering its opinion. In the ordinary course of its business, Sutro may actively trade the securities of KKR for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

  For its services, Sutro has received a fee of $450,000 for rendering its opinion in connection with the Merger. Sutro's fee was not conditioned upon the conclusion reached by Sutro as to the fairness, from a financial point of view, of the financial terms of the proposed Merger, or upon the ultimate consummation of the Merger. KKR has also agreed to reimburse Sutro for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify Sutro and certain related parties against certain liabilities in connection with its engagement, including certain liabilities under the federal securities law.

                        PRICE RANGE OF KKR COMMON STOCK

  Since KKR's initial public offering in October 1991, KKR's Common Stock has traded in the over-the-counter market and has been listed for quotation through the National Association of Securities Dealers Automated Quotation System ("Nasdaq"). Prior to such date, there was no public market for the KKR Common Stock. On August 14, 1995, KKR was accepted for quotation on the Nasdaq National Market.

  Prior to the Merger, there has not been a public market for the Company Common Stock. The shares of Company Common Stock will be listed on the Nasdaq National Market, subject to official notice of issuance. Although the Company Common Stock is not expected to meet the National Market's initial or continued listing requirements with respect to minimum bid price, the Company has been granted a waiver of such requirements by Nasdaq that will be reviewed on an annual basis.

  The following table sets forth the high and low closing price of the KKR Common Stock for the periods indicated, as reported by Nasdaq.

                                                                    PRICE PER
                                                                  SHARE OF KKR
                                                                  COMMON STOCK
                                                                  -------------
     YEAR ENDED DECEMBER 31:                                       HIGH   LOW
     -----------------------                                      ------ ------
     1996
     First Quarter............................................... $9.125 $6.125
     Second Quarter.............................................. 10.000  7.750
     Third Quarter...............................................  9.250  6.250
     Fourth Quarter..............................................  8.812  6.000
     1997
     First Quarter...............................................  7.690  6.000
     Second Quarter..............................................  7.250  3.625
     Third Quarter...............................................  7.000  4.563
     Fourth Quarter..............................................  4.969  2.156
     1998
     First Quarter...............................................  3.438  1.250
     Second Quarter..............................................  3.281  1.688
     Third Quarter (through September 8, 1998)...................  1.688  0.969

  On September 8, 1998, there were 1,321 holders of record of KKR's Common
Stock.

                                DIVIDEND POLICY

  FRI and KKR have not paid any dividends to their holders of common stock. FRI and KKR have retained, and the Company will continue to retain, all available earnings, if any, generated by its operations for the maintenance, development and growth of its business and the Company does not anticipate paying any dividends on Company Common Stock in the foreseeable future. In addition, the payment of dividends on the Company Common Stock will be restricted or prohibited under certain debt instruments of the Company. See "Risk Factors--Lack of Dividends; Restrictions on Payment of Dividends."

         UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma combined condensed financial information is based upon the historical consolidated financial statements of FRI and KKR and has been prepared to illustrate the effects of the Merger and certain related transactions (together with the Merger, the "Transactions"), including
(i) the purchase by FRI of all of the outstanding capital stock of Hamlet from KKR (the "Hamlet Acquisition") immediately prior to the consummation of the Merger, (ii) the issuance of the New MRD Notes to finance such acquisition, and (iii) the retirement of KKR's outstanding 13% Senior Notes (the "KKR Notes"). See "The Merger Agreement" and "Related Agreements and Other Matters."

  The unaudited pro forma combined condensed balance sheet as of June 28, 1998 was prepared based upon the unaudited condensed consolidated balance sheet of FRI as of June 28, 1998 and the unaudited condensed consolidated balance sheet of KKR as of June 30, 1998 and gives effect to the Transactions as if they had been completed on June 28, 1998.

  The unaudited pro forma combined condensed statement of operations for the fiscal year ended December 28, 1997 was prepared based upon the consolidated statement of operations of FRI for the fiscal year ended December 28, 1997 and the consolidated statement of operations of KKR for the fiscal year ended December 31, 1997. The unaudited pro forma combined condensed statement of operations for the six months ended June 28, 1998 was prepared based upon the unaudited condensed consolidated statement of operations of FRI for the six months ended June 28, 1998 and the unaudited condensed consolidated statement of operations of KKR for the six months ended June 30, 1998. The unaudited pro forma combined condensed statements of operations for the fiscal year ended December 28, 1997 and for the six months ended June 28, 1998 give effect to the Transactions as if they had been completed on December 30, 1996.

  The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had the Transactions occurred at the beginning of the periods presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management of FRI and KKR believe are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and the related notes thereto should be read in conjunction with FRI's consolidated financial statements and KKR's consolidated financial statements that are incorporated by reference herein.

  The unaudited pro forma combined condensed financial information does not reflect (i) certain cost savings that management believes may be realized following the Merger (See "The Combined Company") or (ii) compensation expense of approximately $6.3 to $8.3 million expected to be recorded in connection with the termination of the Value Creation Units Plan of FRI (the "VCU Plan"). See "Directors and Management of the Company Following the Merger--Termination of VCU Plan." Such expense consists of a $3.0 to $5.0 million cash payment and approximately $3.3 million for the intrinsic value of the stock options to be granted in connection with such termination.

  The Merger will be accounted for using the purchase method of accounting. The pro forma consideration is estimated to be $66 million, based on the average closing price of KKR Common Stock for the 10 trading days ending on September 4, 1998. The actual consideration will be based on the value of Company Common Stock issued in the Merger. FRI's costs in connection with the Merger will be allocated to the assets of KKR acquired and liabilities of KKR assumed according to their estimated fair values as of the date of the Merger. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the Merger cost allocation made in connection with the preparation of the unaudited pro forma combined condensed financial information is preliminary, and has been made solely for the purpose of preparing such unaudited pro forma combined condensed financial information.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF JUNE 28, 1998
                             (AMOUNTS IN THOUSANDS)

                                      HISTORICAL
                                   ------------------
                                     FRI       KKR                        PRO
                                   JUNE 28,  JUNE 30,        PRO FORMA   FORMA
                                     1998      1998   NOTES ADJUSTMENTS COMBINED
                                   --------  -------- ----- ----------- --------
             ASSETS
             ------
Current assets:
  Cash, cash equivalents and
   marketable securities.........  $ 26,820  $ 7,515    A     $ 3,121   $ 37,456
  Other current assets...........    15,886    2,270    B      (3,003)    15,153
                                   --------  -------          -------   --------
    Total current assets.........    42,706    9,785              118     52,609
Property and equipment, net......   182,828   37,943                     220,771
Reorganization value in excess of
 amount allocable to identifiable
 assets, net.....................    35,829      --                       35,829
Costs in excess of net assets of
 business acquired, net..........       --       --     C      46,199     46,199
Other assets.....................    23,806    9,937   D,E        513     34,256
                                   --------  -------          -------   --------
                                   $285,169  $57,665          $46,830   $389,664
                                   ========  =======          =======   ========
   LIABILITIES & STOCKHOLDERS'
         EQUITY (DEFICIT)
   ---------------------------
Current Liabilities:
  Current portion of long-term
   debt and capital lease
   obligations...................  $  2,572  $ 2,764    F     $(2,500)  $  2,836
  Accounts payable...............    13,625    3,345                      16,970
  Self-insurance reserves........    28,603      --                       28,603
  Other accrued liabilities......    56,729    9,560    G       2,500     68,789
  Income taxes payable...........     3,775      --                        3,775
                                   --------  -------          -------   --------
    Total current liabilities....   105,304   15,669              --     120,973
Other long-term liabilities......     4,518      415                       4,933
Long-term debt and capital lease
 obligations, less current
 portion.........................   214,515   13,293  B,F,H     9,118    236,926
Stockholders' equity (deficit)...   (39,168)  28,288   H,I     37,712     26,832
                                   --------  -------          -------   --------
                                   $285,169  $57,665          $46,830   $389,664
                                   ========  =======          =======   ========

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                              HISTORICAL FISCAL
                                 YEAR ENDED
                          -------------------------
                              FRI          KKR                            PRO
                          DECEMBER 28, DECEMBER 31,          PRO FORMA   FORMA
                              1997         1997      NOTES  ADJUSTMENTS COMBINED
                          ------------ ------------ ------- ----------- --------
Sales...................    $463,724     $ 68,338             $         $532,062
                            --------     --------             -------   --------
Food, labor and related
 costs..................     286,610       47,437                        334,047
Occupancy and other
 operating expenses.....     129,428       14,759                        144,187
Depreciation and
 amortization...........      22,395        6,853      C        1,155     30,403
General and
 administrative
 expenses...............      30,186       13,069                         43,255
Opening costs...........         188        1,218                          1,406
Loss on store closings
 and disposition of
 properties, net........       3,885        4,274                          8,159
Provision for
 divestitures and write-
 down of long lived
 assets.................       2,640          --                           2,640
                            --------     --------             -------   --------
    Total costs and
     expenses...........     475,332       87,610               1,155    564,097
                            --------     --------             -------   --------
Operating loss..........     (11,608)     (19,272)             (1,155)   (32,035)
Other expense (income)
  Interest, net.........      19,476         (197)  D,E,F,J     2,814     22,093
  Equity in net loss of
   joint ventures.......         --           981                            981
  Minority interest in
   net loss of joint
   venture..............         --          (321)                          (321)
  Other.................         --           (99)                           (99)
                            --------     --------             -------   --------
Loss from continuing
 operations before
 income tax provision...     (31,084)     (19,636)             (3,969)   (54,689)
Income tax provision....         509          --                             509
                            --------     --------             -------   --------
Net loss from continuing
 operations.............    $(31,593)    $(19,636)            $(3,969)  $(55,198)
                            ========     ========             =======   ========
                                           (K)(L)
Pro forma basic and
 diluted loss per common
 share..................    $  (0.26)                                   $  (0.32)
                            ========                                    ========
Pro forma weighted
 average number of
 common shares
 outstanding............     120,068                                     174,612
                            ========                                    ========
                                 (M)

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 28, 1998
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                HISTORICAL SIX
                                 MONTHS ENDED
                               ------------------
                                 FRI                                     PRO
                               JUNE 28,  KKR JUNE           PRO FORMA   FORMA
                                 1998    30, 1998   NOTES  ADJUSTMENTS COMBINED
                               --------  --------  ------- ----------- --------
Sales........................  $233,401  $ 45,066            $         $278,467
                               --------  --------            -------   --------
Food, labor and related
 costs.......................   144,714    30,562                       175,276
Occupancy and other operating
 expenses....................    62,179     9,852                        72,031
Depreciation and
 amortization................    10,622     2,448     C          578     13,648
General and administrative
 expenses....................    14,116     4,347                        18,463
Opening costs................     1,258       470                         1,728
Loss on disposition of
 properties, net.............     1,406       --                          1,406
Restructuring and other
 charges, including store
 closings....................       --     11,757                        11,757
                               --------  --------            -------   --------
    Total costs and expenses.   234,295    59,436                578    294,309
                               --------  --------            -------   --------
Operating loss...............      (894)  (14,370)              (578)   (15,842)
Other expense (income):
  Interest, net..............    11,826       728  D,E,F,J       868     13,422
  Minority interest in net
   loss of joint venture.....       --       (235)                         (235)
  Other......................       --        (22)                          (22)
                               --------  --------            -------   --------
Loss from continuing
 operations before income tax
 provision...................   (12,720)  (14,841)            (1,446)   (29,007)
Income tax provision.........       254       --                            254
                               --------  --------            -------   --------
Net loss from continuing
 operations..................  $(12,974) $(14,841)           $(1,446)  $(29,261)
                               ========  ========            =======   ========
                                           (K)(N)
Pro forma basic and diluted
 loss per common share.......  $  (0.11)                               $  (0.17)
                               ========                                ========
Pro forma weighted average
 number of common shares
 outstanding.................   120,068                                 174,612
                               ========                                ========
                                    (M)

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                            (DOLLARS IN THOUSANDS)

A. To record net cash proceeds resulting from the Transactions, which are calculated as follows:

     Gross proceeds from New MRD Notes*............................... $ 21,621
     Retirement of KKR Notes..........................................  (12,000)
     Payment of FRI Merger and Debt Issuance Costs....................   (3,500)
     Payment of KKR Merger Costs......................................   (3,000)
                                                                       --------
     Net Proceeds..................................................... $  3,121
                                                                       ========

    * Assumes completion of the Transactions on October 31, 1998.

B. To eliminate the $3,000 Loan (defined below) and related accrued interest of $3. See "Related Agreements and Other Matters--Bridge Loan Agreement."

C. To record (i) $46,199 for the excess of the consideration paid over the preliminary estimate of the fair value of net assets acquired, including $2,430 of estimated merger costs, to be amortized over 40 years and
   (ii) amortization of $1,155 and $578 for the fiscal year ended December 28, 1997 and the six months ended June 28, 1998, respectively.

D. To record (i) debt issuance costs of $1,070 to be amortized over the term of the New MRD Notes and (ii) amortization of debt issuance costs for the fiscal year ended December 28, 1997 and for the six months ended June 28, 1998 of $329 and $164, respectively.

E. To eliminate unamortized debt issuance costs of $557 and related amortization of debt issuance costs associated with the retirement of the KKR Notes of $84 and $126 for the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

F. To record the $12,000 retirement of the KKR Notes, including $2,500 classified as current, and to eliminate related interest expense of $650 and $850 for the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

G. To record estimated KKR severance liability of $2,500.

H. To give effect to (i) the completion of the Merger for estimated consideration of $66,000, based on the average closing price of KKR Common Stock for the 10 trading days ending on September 4, 1998 and (ii) the completion of the Hamlet Acquisition pursuant to which KKR will receive proceeds of $21,621 from FRI, which amount will be financed by the issuance of the New MRD Notes.

I. To eliminate the stockholders' equity of KKR of $28,288.

J. To record interest expense of $3,219 and $1,680 on the New MRD Notes for the fiscal year ended December 28, 1997 and the six months ended June 28, 1998, respectively.

K. For the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, KKR reported dividends on preferred stock of $3,384 and $32, respectively. Such amounts have not been included as the related preferred stock will be eliminated in connection with the Merger.

L. For the fiscal year ended December 31, 1997, KKR reported loss from discontinued operations of $9,786, consisting of a $2,786 loss from operations of Color Me Mine and a $7,000 estimated loss on disposal of net assets of Color Me Mine. Such amounts have been excluded from amounts presented.

M. The pro forma FRI weighted average number of common shares outstanding for the historical fiscal year ended December 28, 1997 and the historical six months ended June 28, 1998 give effect to the FRI Stock Dividend and the exchange of the Apollo Warrant for shares of FRI Common Stock. See "Summary Historical and Unaudited Pro Forma Financial Information" and "Related Agreements and Other Matters."

N. For the six months ended June 30, 1998, KKR reported a charge of $1,277 for the cumulative effect of change in accounting method in connection with the adoption of the American Institute of Certified Public Accountants' Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities." Such amount has been excluded from amounts presented.

    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION--
                                  (CONTINUED)
                             (DOLLARS IN THOUSANDS)

RECONCILIATION OF CERTAIN ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  BALANCE SHEET:

    (1) Costs in excess of net assets of business acquired, net: estimated consideration of (H) $66,000 plus estimated FRI merger costs of (C) $2,430 less net assets of KKR acquired of (I) ($22,231), which includes estimated KKR severance liability of (G)
      $2,500, estimated KKR merger costs of (A) $3,000 and the elimination of unamortized debt issuances of (E)
      $557 = $46,199

    (2) Other Assets: (D) $1,070; (E) ($557) = $513

    (3) Long-term debt and capital lease obligations, less current portion:
      (B) ($3,003); (F) ($9,500); (H) $21,621 = $9,118

    (4) Stockholders' equity (deficit) (H) $66,000; (I) ($28,288) = $37,712

  STATEMENT OF OPERATIONS (fiscal year ended December 28, 1997):

    (1) Interest, net: (D) $329; (E) ($84); (F) ($650); (J) $3,219 = $2,814

  STATEMENT OF OPERATIONS (six months ended June 28, 1998):

    (1) Interest, net: (D) $164; (E) ($126); (F) ($850); (J) $1,680 = $868

                             THE MERGER AGREEMENT

  The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the Merger. Capitalized terms used herein and not otherwise defined have the same meaning as in the Merger Agreement.

THE MERGER

  Following the approval of the Merger by the KKR stockholders and the satisfaction or waiver of the other conditions to the Merger Agreement, Merger-Sub will be merged with and into KKR, with KKR surviving the Merger as an indirect wholly owned subsidiary of FRI and the KKR stockholders receiving the Merger Consideration. Pursuant to the Merger Agreement: (a) the Certificate of Incorporation and Bylaws of Merger-Sub in effect at the Effective Time will be the certificate of incorporation and bylaws of KKR after the Merger until they are amended in accordance with their respective terms and applicable law; (b) the directors of KKR after the Merger will be Kevin S. Relyea, Robert T. Trebing, Jr. and an individual to be determined until their respective successors are elected or appointed and qualified; and
(c) the officers of KKR after the Merger will be Kevin S. Relyea as Chief Executive Officer, an individual to be determined as President, Michael E. Malanga and Robert T. Trebing, Jr. as Vice Presidents, Robert D. Gonda as Treasurer, Todd E. Doyle as Secretary and Kathleen D. Sorensen and Michael A. Rule as Assistant Secretaries until their respective successors are duly elected or appointed and qualified. It is expected that the individual to be proposed to the Board of Directors of the Company as President will be Gayle
A. DeBrosse.

  If the Merger Agreement is approved by the KKR stockholders, and the other conditions to the Merger Agreement are satisfied or waived, the Merger will be consummated by, and effective at the time of, filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware as provided by provisions of the DGCL.

CONSIDERATION TO BE RECEIVED IN THE MERGER

  Consideration. At the Effective Time: (a) each share of KKR Common Stock issued and outstanding at the Effective Time (other than treasury shares) will be converted into and become the right to receive, by virtue of the Merger, one share of Company Common Stock (the "Common Merger Consideration"); and (b) each share of KKR Preferred Stock issued and outstanding at the Effective Time (other than treasury shares) will be converted into and become the right to receive, by virtue of the Merger, the number of shares of Company Common Stock that the holder of such share of KKR Preferred Stock would have been entitled to receive if such holder had converted such share into KKR Common Stock immediately prior to the Effective Time in accordance with the terms of the Certificate of Designation of KKR relating to such KKR Preferred Stock (the "Preferred Merger Consideration" and together with the Common Merger Consideration the "Merger Consideration").

  Treatment of Options and Warrants. Prior to the Effective Time, the KKR Board and the FRI Board will take all actions necessary, including, without limitation, amending the KKR Stock Plans, to provide that at the Effective Time the KKR Stock Awards Plan, as amended, The Koo Koo Roo, Inc. Directors' Stock Option Plan, as amended, the 1997 Stock Option Plan for Restaurant Employees and Management and other stock-based compensatory arrangements, if any, and all outstanding, unexercised stock options (the "KKR Options") granted as of the date of the Merger Agreement pursuant to the KKR Stock Plans, will be assumed by FRI and, upon the occurrence of the Effective Time, such KKR Options will be converted automatically into options (the "Roll-over Options") to purchase Company Common Stock, on the same terms and conditions as were applicable under the KKR Stock Plans, in an amount and at an exercise price as follows (a) the number of shares of Company Common Stock to be the subject of the Roll-over Option will equal the number of shares of KKR Common Stock remaining (as of immediately prior to the Effective Time) subject to the original KKR Option; and (b) the exercise price per share of Company Common Stock under the Roll-over Option will equal the exercise price per share of KKR Common Stock under the original KKR Option. After the Effective Time, each

Roll-over Option will be exercisable and will, if not accelerated, vest upon the same terms and conditions as were applicable to the related KKR Option immediately prior to the Effective Time (except that, (i) with regard to such Roll-over Option, any references to KKR will be deemed, as appropriate, to include the Company and (ii) the vesting of certain options may be accelerated at the Effective Time). As soon as practicable after the Effective Time, the Company will file and use commercially reasonable efforts to obtain the effectiveness of a registration statement on Form S-8 (or appropriate successor form) (the "Form S-8") with respect to the shares of Company Common Stock subject to Roll-over Options and maintain the current status of shares of Company Common Stock covered by such registration statement and the related prospectus(es) for so long as such assumed options remain outstanding.

  Prior to the Effective Time, the KKR Board and the FRI Board will take all actions necessary, including, without limitation, amending any applicable warrant agreements, to provide that at the Effective Time, all warrants to purchase KKR Common Stock issued pursuant to identified warrant agreements and arrangements (the "KKR Warrants"), will be assumed by FRI and upon the occurrence of the Effective Time, such KKR Warrants will be converted automatically into warrants (the "Roll-over Warrants") to purchase shares of Company Common Stock, on the same terms and conditions as were applicable under the KKR Warrants, in an amount and at an exercise price as follows: (a) the number of shares of Company Common Stock to be the subject of the Roll-over Warrant will equal the number of shares of KKR Common Stock remaining (as of immediately prior to the Effective Time) subject to the original KKR Warrant; and (b) the exercise price per share of Company Common Stock under the Roll-over Warrant will equal the exercise price per share of KKR Common Stock under the original KKR Warrant. After the Effective Time, each Roll-over Warrant will be exercisable and will, if not accelerated, vest upon the same terms and conditions (if any) as were applicable to the related KKR Warrant immediately prior to the Effective Time (except that, with regard to such Roll-over Warrant, any references to KKR shall be deemed, as appropriate, to include the Company).

EXCHANGE OF STOCK CERTIFICATES

  At the Effective Time, FRI will provide to the Exchange Agent, in trust for the benefit of the holders of KKR Common Stock, certificates representing the aggregate number of shares of Company Common Stock issuable pursuant to the Merger Agreement. As soon as practicable after the Effective Time, FRI will cause to be mailed, by first class mail, to each holder of record of KKR Common Stock immediately prior to the Effective Time, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the holder of KKR Common Stock formerly represented by such Certificate will be entitled to receive and will receive in exchange therefor the Merger Consideration for each KKR Share formerly represented by such Certificate, and the Certificate so surrendered shall be canceled. FRI is entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Certificates such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign law.

REPRESENTATIONS AND WARRANTIES

  KKR has made to FRI and Merger-Sub, and FRI and Merger-Sub have made to KKR various customary representations and warranties, subject to identified exceptions, with respect to, among other things: (a) due organization, valid existence and good standing of the applicable company and its subsidiaries and certain similar corporate matters; (b) the capital structure of the applicable company and its subsidiaries; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and other Documents; (d) conflicts under the applicable company's charter documents, required consents or approvals and violations of instruments or law; (e) the absence of certain material adverse events or changes; (f) insurance; (g) documents filed by the applicable company with the SEC and financial statements and the accuracy of information contained therein; (h) suppliers and franchisees; (i) intellectual property; (j) litigation; (k) labor matters; (l) taxes and tax returns; (m) employee benefit plans; (n) change of control provisions in agreements it is a party to; (o) governmental consents; (p) title to its properties; (q) environmental matters; (r) the accuracy of books and the records of the company; (s) the company's material agreements and compliance thereunder; and (t) the accuracy of the information it has supplied in this Proxy Statement/Prospectus. The representations and warranties expire at the Effective Time.

COVENANTS OF FRI

  Conduct of Business Pending the Merger. FRI has agreed that, except as otherwise specifically provided in the Merger Agreement or in the other Documents or as otherwise consented to in writing by KKR, which consent may not be unreasonably withheld, from the date of the Merger Agreement to the Effective Time, FRI will, and will cause each of the FRI Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and will, and will cause each of the FRI Subsidiaries to, preserve intact its present business organization, take commercially reasonable efforts to keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others with whom they have a significant business relationship. In addition, except as provided in the Merger Agreement or in the other Documents, neither FRI nor any FRI Subsidiary will, from the date of the Merger Agreement to the Effective Time: (a) adopt any amendment to or otherwise change the Charter Documents of FRI or Merger-Sub; (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, FRI or any FRI Subsidiary (other than the shares of Company Common Stock to be issued in the Merger), or amend any of the terms of any such securities or agreements outstanding on the date of the Merger Agreement; (c) reclassify, combine, split or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock; (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding shares of Company Common Stock or other securities of FRI or any of the FRI Subsidiaries; (e) organize any new Subsidiary (other than Merger-Sub), acquire any capital stock or equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business, other than de minimus investments in public corporations whose principal business includes the operation of restaurants; (f) either (i) incur, assume or prepay any material liability, including, without limitation, any indebtedness for borrowed money except in the ordinary course of business and consistent with past practice, and in no event in excess of $50,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create any material Lien thereupon other than Permitted Liens, or (v) authorize any capital expenditures not in FRI's capital budget on the date of the Merger Agreement which, individually or in the aggregate, are in excess of $1,000,000; (g) license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any Intellectual Property of FRI or any FRI Subsidiary, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except where such disposal or disclosure would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI; (h) enter into any material agreement, contract, commitment or transaction other than in the ordinary course of business, consistent with past practices; (i) cancel any debts or waive, release or relinquish any material contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices; (j) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities, except as contemplated by the Merger Agreement; (k) make any material change with respect to accounting policies or procedures in effect as of December 28, 1997 except as may be required by generally accepted accounting principles; (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the FRI Financial Statements or incurred in the ordinary course of business consistent with past practices since the date of the Merger Agreement; (m) effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of FRI or any FRI Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of FRI or any FRI Subsidiary, without complying fully with any and all notice obligations (and/or pay and benefits in lieu of notice) under the WARN Act or any similar obligation under applicable state or local law requiring notice (and/or pay and benefits in lieu of notice) to employees in the event of a plant closing or layoff; (n) commit or agree to take any of the foregoing actions or any action that would make any representation or warranty in the Merger Agreement untrue or incorrect in any material respect, including as of the date of the Merger Agreement and as of the Effective Time, as if made as of such time; (o) take any action with the knowledge that such action would prevent the Merger from qualifying as a reorganization within the meaning of sections 368(a) of the Code; or (p) amend any Tax return, settle any Audit or make any election with respect to Taxes which would materially adversely affect the Tax liability of FRI or any FRI Subsidiary.

  No Solicitation. FRI will not, and will cause the FRI Subsidiaries and each of their respective, officers, directors, employees, agents and controlled Affiliates (collectively "Representatives") not to, directly or indirectly initiate, solicit, engage in discussions or negotiations concerning, or provide any information to any Person (other than KKR and its Representatives) relating to any Acquisition Proposal. FRI will immediately cease and cause to be terminated any existing activities, discussions and negotiations with respect to any Acquisition Proposal. FRI will immediately notify KKR if, subsequent to the date of the Merger agreement, any such negotiations, provision of information or data or discussions are entered into or made or any such inquiries are received in respect thereof, and shall provide details with respect thereto, including the identity of any other party and the price and terms of any Acquisition Proposal.

  Amendment of Certificate and Bylaws; Recapitalization. Prior to the Effective Time, FRI will (a) amend and restate its Certificate of Incorporation and Bylaws in the forms of the Company Certificate and Company Bylaws, (b) issue to the holder of each FRI Share the FRI Dividend and (c) duly adopt a further amendment to the Company Certificate, renaming FRI as Koo Koo Roo Enterprises, Inc., such amendment to be filed with the Delaware Secretary of State and effective substantially contemporaneous with the occurrence of the Effective Time.

  Nasdaq National Market Quotation. FRI will use commercially reasonable efforts to (a) cause the shares of Company Common Stock to be designated by Nasdaq as a national market system security in the manner contemplated by
Section 262(b)(2) of the DGCL no later than the Effective Time and (b) maintain such quotation on the Nasdaq National Market (or any successor system) or list the shares of Company Common Stock on the New York Stock Exchange or the American Stock Exchange for a period of five years from the Effective Time unless in the good faith determination of the Company Board, the maintenance of such quotation or listing is not in the best interests of the stockholders of the Company.

  Indemnification and Insurance. After the consummation of the Merger, the Surviving Corporation will remain responsible for the officers' and directors' right to indemnification and exculpation provided for in the Charter Documents of KKR as in effect on the date of the Merger Agreement, with respect to acts and omissions occurring prior to the Effective Time. For six years after the Effective Time, the Company will maintain, or cause the Surviving Corporation to maintain, officers' and directors' liability insurance covering the persons who are presently covered by KKR's officers' and directors' liability insurance policies with respect to actions and omissions occurring or alleged to have occurred prior to the Effective Time, on terms that are not materially less favorable than the terms of such current insurance in effect on the date of the Merger Agreement; provided, however, that FRI and the Surviving Corporation are not obligated to make annual premium payments for such insurance to the extent such premiums exceed $225,050 (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FRI and the Surviving Corporation must maintain the most advantageous policies of directors and officers liability insurance obtainable for an annual premium equal to the Maximum Amount.

  From and after the occurrence of the Effective Time, (a) FRI and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director and officer of KKR (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by the Merger Agreement); (b) in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), FRI and the Surviving Corporation will advance expenses to each such Indemnified Party, including the payment of the reasonable fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received; provided that (1) FRI and the Surviving Corporation may require such Indemnified Party to undertake to repay such amount if it is ultimately determined in a judicial proceeding that is final and unappealable that such Indemnified Party is not entitled to be indemnified by FRI and the Surviving Corporation in accordance with Section 145 of the DGCL, (2) in any single action or series of related actions, FRI and the Surviving Corporation will only be obligated to pay for the fees and expenses of one such counsel (together with appropriate local counsel) for all of the Indemnified Parties unless such counsel would have a conflict of interest in such representation under applicable rules of professional conduct, (3) FRI and the Surviving Corporation will cooperate fully in the defense of any such matter and (4) if it is ultimately determined in a judicial proceeding that is final and unappealable that FRI and the Surviving Corporation wrongly denied their obligation to indemnify the Indemnified Parties pursuant to the Merger Agreement, the losses to be indemnified shall include the Indemnified Parties' reasonable attorneys' fees in seeking indemnification. Neither FRI nor the Surviving Corporation will be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld). The provisions of the Merger Agreement dealing with indemnification are intended to be in addition to the rights otherwise available to the directors and officers of KKR by law, charter, statute, bylaw or agreement.

  Employee Benefits; Severance. For purposes of determining eligibility to participate, entitlement to benefits and in all other respects where length of service is relevant under any of Benefit Plans of FRI and the FRI Subsidiaries, following the Effective Time, FRI will cause the Benefit Plans of FRI and the FRI Subsidiaries (including vesting, other than vesting under any defined contribution or defined Benefit Plan of FRI and the FRI Subsidiaries) to credit an applicable employee for such employee's service with KKR and any of the KKR Subsidiaries to the same extent such service was credited under the applicable Benefit Plans of KKR and the KKR Subsidiaries immediately prior to the Effective Time. At the Effective Time, FRI will assume and honor, or cause the Surviving Corporation to honor, in accordance with their terms, the employment contracts, severance agreements and severance pay policies identified by KKR. FRI and KKR may enter into retention and transition bonus arrangements with their employees after the date of the Merger Agreement and prior to the Effective Time, with the terms and amounts of such payments to be determined and agreed to jointly by the Chief Executive Officers of FRI and KKR.

COVENANTS OF KKR

  Conduct of Business Pending Merger. KKR has agreed that, except as otherwise specifically provided in the Merger Agreement or in the other Documents or as otherwise consented to in writing by FRI, which consent may not be unreasonably withheld, from the date of the Merger Agreement to the Effective Time, KKR will, and will cause each of the KKR Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and will, and will cause each of the KKR Subsidiaries to, preserve intact its present business organization, take commercially reasonable efforts to keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others with whom they have a significant business relationship. Without limiting the generality of the foregoing, and except in certain specific circumstances, neither KKR not any KKR Subsidiary will, from the date of the Merger Agreement to the Effective Time: (a) adopt any amendment to or otherwise change the Charter Documents of KKR or any KKR Subsidiary;

(b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, KKR or any KKR Subsidiary (except for (1) the issuance of KKR Common Stock (i) upon the exercise of options and warrants outstanding on the date of the Merger Agreement, (ii) upon conversion or exchange of the KKR Preferred Stock outstanding on the date of the Merger Agreement or issuable upon the exercise of warrants outstanding as of the date of the Merger Agreement, or (iii) the issuance of KKR Common Stock in payment of accrued and unpaid dividends on the KKR Preferred Stock in accordance with the terms thereof and (2) as contemplated by the Merger Agreement), or amend any of the terms of any such securities or agreements outstanding on the date of the Merger Agreement; (c) reclassify, combine, split or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock (other than regularly scheduled dividends on the KKR Preferred Stock paid in cash in accordance with the terms thereof); (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding KKR Common Stock or other securities of KKR or the KKR Subsidiaries; (e) organize any new Subsidiary, acquire any capital stock or equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business; (f) either (i) incur, assume or prepay any material liability, including, without limitation, any indebtedness for borrowed money except in the ordinary course of business and consistent with past practice, and in no event in excess of $50,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create any material Lien thereupon other than Permitted Liens, or (v) authorize any capital expenditures not in KKR's capital budget on the date of the Merger Agreement which, individually or in the aggregate, are in excess of $50,000; (g) license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any Intellectual Property of KKR or any KKR Subsidiary, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except where such disposal or disclosure would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR; (h) enter into or amend any material agreement, contract, lease, commitment or transaction other than in the ordinary course of business, consistent with past practices; (i) cancel any debts or waive, release or relinquish any material contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices; (j) except in accordance with the Merger Agreement, authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities; (k) make any material change with respect to accounting policies or procedures in effect as of December 31, 1997 except as may be required by generally accepted accounting principles; (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Financial Statements of KKR or incurred in the ordinary course of business, consistent with past practices since the date of the Merger Agreement; (m) effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of KKR or any KKR Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of KKR or any KKR Subsidiary, without complying fully with any and all notice obligations (and/or pay and benefits in lieu of notice) under the WARN Act or any similar obligation under applicable state or local law requiring notice (and/or pay and benefits in lieu of notice) to employees in the event of a plant closing or layoff; (n) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action that would make any representation or warranty in the Merger Agreement untrue or incorrect in any material respect, including as of the date of the Merger Agreement and as of the Effective Time, as if made as of such time; (o) take any action with knowledge that such action would prevent the Merger from qualifying as a reorganization within the meaning of sections 368(a) of the Code; or (p) amend any Tax Return, settle any Audit or make any election with respect to Taxes which would materially adversely affect the Tax liability of KKR or any KKR Subsidiary.

  No Solicitation. KKR will not, and will cause the KKR Subsidiaries and each of their respective Representatives not to, directly or indirectly initiate, solicit or, except to the extent the Board of Directors of KKR determines in good faith, after consultation with its outside counsel, that such action is required for the Board of Directors of KKR to comply with its duties under Applicable Law, engage in discussions or negotiations concerning, or provide any information to any Person (other than FRI and its Representatives) relating to any Acquisition Proposal. KKR will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. KKR shall notify FRI immediately if KKR, any of the KKR Subsidiaries or any of their respective Representatives receives any unsolicited proposal concerning an Acquisition Proposal, the identity of the Person making any such proposal and all of the terms and conditions thereof, and shall keep FRI promptly advised of all developments relating thereto.

  KKR Stockholder Approval. KKR, acting through its Board of Directors, will in accordance with its Charter Documents and all Applicable Laws cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for purposes of voting on the approval and adoption of the Merger Agreement and the Merger. The exact time period from the date of mailing of this Proxy Statement/Prospectus to the date of the Special Meeting was determined by the KKR Board, in consultation with FRI, and such period is designed to allow an adequate period for all KKR stockholders to receive such material and vote by proxy. The KKR Board will, subject to their fiduciary duties, recommend approval and adoption of the Merger Agreement and the Merger by KKR's stockholders. In connection with such meeting, KKR will, subject to the foregoing, use commercially reasonable efforts to obtain the necessary approvals by its stockholders of the Merger and the Merger Agreement in accordance with the DGCL.

  Employee Benefit Matters. KKR and the KKR Subsidiaries will terminate each Benefit Plan of KKR and the KKR Subsidiaries which is a "defined contribution plan" or "defined benefit plan," as such terms are defined in Sections 3(34) and 3(35) of ERISA, respectively, effective prior to the Effective Time, and shall appoint FRI as plan administrator under each such plan for the sole purpose of completing the termination thereof, filing all appropriate documents with government agencies and distributing participant accounts in accordance with the applicable provisions of each such terminated Benefit Plan. FRI will offer participation in each Benefit Plan of FRI and the FRI Subsidiaries which is a defined contribution plan or defined benefit plan to participants in such terminated Benefit Plans of KKR and the KKR Subsidiaries as soon as practicable after the Effective Time, and will permit such participants to elect direct rollovers of their accounts in such terminated Benefit Plans to such FRI Benefit Plans.

MUTUAL COVENANTS

  Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements with third parties to which such party is subject (from which such party shall use commercially reasonable efforts to be released), each of KKR and FRI shall afford to the other reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of KKR and FRI shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Each party shall keep such information confidential in accordance with an agreement entered into between the two parties.

  Reasonable Efforts. Subject to the terms and conditions of the Merger Agreement, each of FRI and KKR agreed to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to assure that all conditions to consummating the Merger are satisfied as expeditiously as possible.

  Notification of Certain Matters. Between the date of the Merger Agreement and the Effective Time, KKR will give prompt written notice to FRI and FRI will give prompt written notice to KKR, of the occurrence (or non-occurrence) of any event of which any executive officer or director of KKR or FRI, respectively, has knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty contained in the Merger Agreement or any other Document to be untrue or inaccurate in any material respect and of any material failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement and shall use commercially reasonable efforts to cure any such defect.

  Further Information. As soon as practicable after such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, KKR will provide to FRI and FRI will provide to KKR an unaudited consolidated balance sheet as of the end of such month and the related consolidated statements of results of operations and statements of cash flows for such period.

  Fees and Expenses. Except as set forth below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be the exclusive obligation of, and paid by, the party incurring such expenses. However, if

    (a) the Merger Agreement is terminated due to the withdrawal or adverse modification of the recommendation of the Merger by the KKR Board and at the time of such termination neither FRI nor Merger-Sub is in material breach of the Merger Agreement or

    (b) following the making by any Person (the "referrent Person") of an Acquisition Proposal with respect to KKR, which Acquisition Proposal is publicly disclosed and not withdrawn, the Merger Agreement is terminated because the KKR stockholders do not approve the Merger, and at the time of termination neither FRI nor Merger-Sub is in material breach of the Merger Agreement and KKR or any of its Affiliates enters into an agreement setting forth any substantive terms of, or consummates, any Acquisition Proposal with respect to KKR with the referrent Person or any of its Affiliates within six months of the date of such termination, then KKR shall be obligated to pay to FRI, by wire transfer of immediately available funds, a fee of $6.0 million (the "Fee") (i) in the case of clause
(a) above, within three business days of delivery of written notice of such termination or (ii) in the case of clause (b) above, concurrently with consummation by such referrent Person or any of its Affiliates of any Acquisition Proposal with respect to KKR. KKR shall in no event be obligated to pay more than one such Fee with respect to all such occurrences and such termination. An agreement relating solely to the treatment of confidential information shall not be deemed to relate to the substantive terms of an Acquisition Proposal.

  If (a) the Merger Agreement is terminated (i) because the Merger has not been consummated before December 18, 1998 (unless at the time of termination certain of the conditions to be achieved by FRI remain unsatisfied or FRI has failed to obtain certain consents) or (ii) because the KKR Stockholders do not approve the Merger and (b) at the time of either such termination neither FRI nor Merger-Sub is in breach in any material respect of the Merger Agreement and KKR or any of its Affiliates enters into an agreement setting forth any substantive terms of, or consummates, any Acquisition Proposal with respect to KKR within six months of the date of such termination, concurrently with consummation of such Acquisition Proposal, KKR shall pay to FRI, by wire transfer of immediately available funds, an amount equal to all of the Expenses incurred by FRI; provided, that no Expenses shall be payable pursuant to this paragraph if KKR has paid the Fee discussed in the preceding paragraph.

  In any suit or action brought by FRI or KKR to enforce the Merger Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred by the prevailing party in connection therewith, including costs and expenses associated with any and all appeals.

  Public Announcements. FRI and KKR will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and will not, and shall cause each of their Representatives not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

CONDITIONS

  The respective obligations of KKR, FRI and Merger-Sub to effect the Merger are subject to the satisfaction of the following conditions: (a) the applicable waiting period with respect to the Merger under the HSR Act shall have expired or been terminated; (b) the Registration Statement and any required post-effective amendment (if any) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (c) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger and shall be in effect; (d) the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of the required percentage(s) of each of the outstanding classes of KKR capital stock, in each case, in accordance with the DGCL; (e) KKR, FRI and Merger-Sub shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Authority necessary for the consummation of the transactions contemplated by the Merger Agreement, except for those consents, approvals, authorizations and permits which the failure to obtain would not reasonably be expected to result in a Material Adverse Effect on FRI or KKR, as the case may be; and (f) KKR shall have received from Sutro a bring-down opinion dated within two business days of the date of this Proxy Statement/Prospectus confirming their financial fairness opinion.

  The obligation of FRI to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by FRI: (a) the representations and warranties of KKR set forth in the Merger Agreement shall be true and correct in all material respects (except for representations and warranties that contemplate a Material Adverse Effect or Material Adverse Change, which shall be true and correct as written) as of the date of the Merger Agreement and (except to the extent such representations speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by the Merger Agreement; (b) KKR shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (c) FRI shall have received an officer's certificate substantially in the form contemplated by the Merger Agreement; (d) FRI shall have received from Latham & Watkins or other counsel to KKR acceptable to FRI, an opinion substantially in the form contemplated by the Merger Agreement; (e) from the date of the Merger Agreement through the Effective Time, KKR shall not have suffered a Material Adverse Change; (f) the sale of the Hamlet Shares to FRI-MRD shall have been completed, and such shares shall be owned by FRI-MRD free and clear of any and all Liens imposed by any action or inaction of KKR or any KKR Subsidiary; (g) the KKR Notes shall have been repaid in full; and (h) the aggregate liquidation preference of the outstanding shares of Series B Convertible Preferred Stock shall not exceed $100,000, and the holders of such outstanding shares of Series B Convertible Preferred Stock shall only be entitled to the certain limited rights contemplated by the Merger Agreement.

  The obligation of KKR to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by KKR: (a) the representations and warranties of FRI set forth in the Merger Agreement shall be true and correct in all material respects (except for representations and warranties that contemplate a Material Adverse Effect or Material Adverse Change, which shall be true and correct as written) already specified as of the date of the Merger Agreement and (except to the extent such representations speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by the Merger Agreement; (b) FRI shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time; (c) the Board of Directors of FRI shall have been reconstituted as of the Effective Time as contemplated by the Merger Agreement; (d) KKR shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, or other counsel to FRI acceptable to KKR, an opinion substantially in the form contemplated by the Merger Agreement; (e) from the date of the Merger Agreement through the Effective Time, FRI shall not have suffered a Material Adverse Change; (f) the opinion from Latham & Watkins, dated September 9, 1998, to the effect that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code shall not have been withdrawn or modified in any material respect as a result of a change in Applicable Law or a change in the underlying facts; (g) the FRI Shares shall be approved for quotation on the Nasdaq National Market; and (h) the sale of the Hamlet Shares to FRI-MRD shall have been completed resulting in the receipt by KKR of cash in an amount not less than $20 million.

TERMINATION

  The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of KKR: (a) by mutual written consent of KKR and FRI; (b) by either KKR or FRI, if the Merger shall not have been consummated before December 18, 1998 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate); (c) by either KKR or FRI, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; (d) by either FRI or KKR if, at the meeting of KKR stockholders called to act on the Merger Agreement (including any adjournment or postponement thereof), the requisite vote of the KKR stockholders shall not have been obtained; or (e) by either KKR or FRI, if KKR's Board of Directors shall have withdrawn or modified or changed (including by amendment to this Proxy Statement/Prospectus) in a manner adverse to FRI or Merger-Sub its approval or recommendation of the Merger Agreement or the Merger.

AMENDMENT AND WAIVER

  The Merger Agreement may be amended by FRI or KKR at any time before or after approval of the matters presented in connection with the Merger to the stockholders of KKR but, after any such approvals, no amendment shall be made that by law requires further approvals by such stockholders without such further approvals. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of FRI and KKR thereto.

  At any time prior to the Effective Time, FRI and KKR may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained in the Merger Agreement, or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained therein by the other parties thereto. Any agreement on the part of FRI or KKR to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                     RELATED AGREEMENTS AND OTHER MATTERS

  The following is a summary of the material terms of agreements related to the Merger Agreement, to the extent they are not already summarized above. SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH AGREEMENTS.

BRIDGE LOAN AGREEMENT

  Pursuant to the Merger Agreement, FRI-MRD Corporation ("FRI-MRD"), a wholly owned subsidiary of FRI, entered into a Bridge Loan Agreement (the "Bridge Loan Agreement") with KKR and certain of its subsidiaries. On June 22, 1998, pursuant to the Bridge Loan Agreement, FRI-MRD made a loan of $3,000,000 (the "Loan") to Hamlet, a wholly owned subsidiary of KKR, secured by substantially all of the assets of Hamlet.

  The unpaid principal amount of the Loan, all accrued and unpaid interest thereon, and all other obligations thereunder are due on the Maturity Date. "Maturity Date" means the Effective Time; provided, that if the Merger Agreement is terminated

    (a) due to a material breach by FRI-MRD, Maturity Date means the earlier of (i) June 9, 2000 and (ii) the date on which KKR enters into certain agreements with respect to an Acquisition Proposal (as defined in the Bridge Loan Agreement),

    (b) because the Merger has not been consummated before December 18, 1998 and certain consents to be obtained by FRI have not been obtained, Maturity Date means June 9, 2000,

    (c) because the requisite vote of KKR's stockholders is not obtained, Maturity Date means June 9, 1999,

    (d) because KKR's Board of Directors withdraws, modifies or changes its approval or recommendation of the Merger Agreement or the Merger, Maturity Date means 30 days after such termination, and

    (e) for any other reason, Maturity Date means 60 days after such termination.

  If the Maturity Date is determined pursuant to clause (e) above, Hamlet must repay $1.0 million principal amount of the Loan and all accrued and unpaid interest thereon on the thirtieth day after the date on which the Merger Agreement is terminated. If the Maturity Date is determined pursuant to clause
(b) above, the principal amount of the Loan shall be reduced by $2.0 million on the date on which the Merger Agreement is terminated (with the reduction constituting a forgiveness of such principal).

  Hamlet may at any time and from time to time prepay, without penalty, the Loan in whole or in part, subject to prior notice.

  The Loan bears interest at an annual rate equal to the Prime Rate (as defined in the Bridge Loan Agreement); provided, however, that if the Maturity Date is extended pursuant to clauses (c) or (d) above, the Loan shall, from and after the date on which the Merger Agreement is terminated, bear interest at an annual rate of interest equal to the Prime Rate plus 3%.

  The Bridge Loan Agreement contains certain covenants that restrict the ability of Hamlet and its subsidiaries to, among other things, (i) incur debt,
(ii) permit liens to exist, (iii) make any fundamental changes, (iv) make restricted payments and investments, (v) enter into transactions with affiliates and (vi) enter into certain restrictive agreements. All of these limitations are subject to various qualifications.

HAMLET STOCK PURCHASE AGREEMENT

  On June 9, 1998, KKR entered into the Hamlet Stock Purchase Agreement (the "Hamlet Purchase Agreement") with FRI-MRD providing for the sale of all of the outstanding capital stock of Hamlet (the "Hamlet Shares") to FRI-MRD immediately prior to the consummation of the Merger for a cash purchase price of $22.2 million (the "Hamlet Acquisition"). The purchase price for the Hamlet Shares will be financed by the issuance of the New MRD Notes. See "--New Indebtedness--New Senior 14% Secured Discount Notes due 2002." KKR will use a portion of the proceeds from such sale to repay the KKR Notes. The closing of the Hamlet Acquisition is subject to customary closing conditions, including the satisfaction of the conditions set forth in the Merger Agreement. In addition, if the Effective Time of the Merger does not occur within twenty-four hours of the closing of the Hamlet Acquisition, FRI-MRD shall have the right to terminate and rescind the Hamlet Acquisition. In such event, KKR shall pay to FRI-MRD the purchase price received by KKR in the Hamlet Acquisition and the Hamlet Shares shall be sold back to KKR. Neither FRI nor KKR intend to consummate the Hamlet Acquisition if the Merger is not completed. The Hamlet Purchase Agreement was approved by the KKR Board as an integral element of its approval of the Merger Agreement. See "The Merger-- Recommendation of the KKR Board; Reasons for the Merger." Stockholders of KKR are not required or entitled to vote on the Hamlet Acquisition.

NEW INDEBTEDNESS

  New 14% Senior Secured Discount Notes due 2002. On June 9, 1998, FRI-MRD entered into a Note Agreement pursuant to which FRI-MRD agreed to issue $24.0 million of its New MRD Notes for cash in an amount that provides a yield to July 31, 1999 of 14% per annum. The New MRD Notes are due on January 24, 2002, and accrete at a rate of 14% per annum until July 31, 1999. After July 31, 1999, interest will be payable in cash semi-annually at the rate of 14% per annum with the first cash interest payment due on January 31, 2000. The New MRD Notes are redeemable by FRI-MRD, in whole or in part, on or before January 23, 2001, at a price of 105% of the accreted value thereof, or after January 23, 2001, at a price of 102.5% of the accreted value thereof. The New MRD Notes contain restrictive covenants, including limitations on (i) the incurrence of certain indebtedness and liens, (ii) the ability to make certain restricted payments, (iii) certain mergers, consolidations and asset sales,
(iv) certain transactions with affiliates and (v) the issuance of any equity securities of Hamlet. Proceeds from the sale of the New MRD Notes will be used exclusively to purchase, and thereafter will be secured by, all of the outstanding Hamlet Shares. The closing of the sale of the New MRD Notes is subject to customary closing conditions, including the consummation of the Hamlet Acquisition.

  Amendment to 15% Senior Discount Notes. On June 9, 1998, FRI-MRD and the holders of its existing 15% Senior Discount Notes (the "Existing MRD Notes") entered into a First Amendment to the Note Agreement governing the Existing MRD Notes (the "First Amendment"). Pursuant to the First Amendment, upon the closing of the Merger, the Existing MRD Notes will be amended to, among other things, permit (i) the issuance of the New MRD Notes, (ii) the consummation of the Hamlet Acquisition and the Merger and (iii) an increase in the amount of borrowings available under the five-year, $35 million Credit Facility with Foothill Capital Corporation ("Foothill") by up to $20.0 million.

  Amendment to Foothill Credit Facility. On June 9, 1998, FRI-MRD, El Torito Restaurants, Inc., Chi-Chi's, Inc. and Foothill entered into Amendment Number Four to Loan and Security Agreement (the "Foothill Amendment"). The Foothill Amendment permits, among other things, (i) an increase in the amount of borrowings available under the Foothill Credit Facility from $35.0 million to $55.0 million, (ii) the consummation of the transactions under the Bridge Loan Agreement, (iii) the issuance of the New MRD Notes and (iv) the consummation of the Hamlet Acquisition and the Merger. Although the amendments set forth in clauses (i) and (ii) above became effective upon execution of the Foothill Amendment, the additional borrowings under the Foothill Credit Facility only will become available after the consummation of the Hamlet Acquisition and the Merger and then only on a pro rata basis as each mortgage on the real property securing the Foothill Facility is amended to reflect the increase in the maximum amount. The amendments set forth in clauses (iii) and (iv) above are subject to customary closing conditions, including consummation of the Merger and the payment of a consent fee in the amount of $100,000. In connection with the execution of the Foothill Amendment, Foothill earned a line increase fee of $500,000, of which $150,000 was paid upon execution of the Foothill Amendment and $350,000 is due upon consummation of the Hamlet Acquisition and the Merger.

1998 STOCK INCENTIVE PLAN

  Immediately prior to the Effective Time the FRI Board of Directors is expected to adopt, and the FRI stockholders are expected to approve, the Koo Koo Roo Enterprises, Inc. 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"). The 1998 Stock Incentive Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee") upon establishment thereof, and by the Board of Directors of FRI or the Company, as applicable, prior to such time. The 1998 Stock Incentive Plan provides for the grant of incentive stock options intended to qualify as such under section 422 of the Code, non-qualified stock options, stock appreciation rights, performance shares, deferred stock and restricted stock to officers, employees, directors, consultants and advisors of the Company and its subsidiaries. The 1998 Stock Incentive Plan permits the Board of Directors of the Company or FRI, as applicable, or the Committee, as the case may be, to select eligible persons to receive awards and to determine certain terms and conditions of such awards, including the vesting schedule and exercise price of each award, and whether such award shall accelerate upon the occurrence of a change in control of the Company or FRI, as applicable. Under the 1998 Stock Incentive Plan, Options to purchase common stock may be granted with an option exercise price that is less than the then current market value of such stock. Under the 1998 Stock Incentive Plan, awards covering no more than 100% of the shares reserved for issuance under the 1998 Stock Incentive Plan may be granted to any participant in any one year. A total number of shares of common stock equal to 10% of the fully diluted Company Common Stock outstanding immediately following the Effective Time will be reserved for issuance under the 1998 Stock Incentive Plan.

  The 1998 Stock Incentive Plan may be amended, suspended or terminated at any time. However, the maximum number of shares that may be sold or issued under the 1998 Stock Incentive Plan may not be increased, nor may the class of persons eligible to participate in the 1998 Stock Incentive Plan may not be altered, nor may the maximum option period be extended without the approval of the Company's stockholders; provided, however, that adjustments to the number of shares subject to the 1998 Stock Incentive Plan and to individual awards thereunder and/or to the exercise price of awards previously granted are permitted without stockholder approval upon the occurrence of certain events affecting the capital structure of the Company. With respect to any other amendments to the 1998 Stock Incentive Plan, the Board of Directors of the Company or FRI, as applicable, or the Committee may, in its discretion, determine that any such amendment shall become effective only upon the approval by the stockholders of the Company or FRI, as applicable, if the Board of Directors of the Company or FRI, as applicable, or the Committee determines that such approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax laws or any other laws or for the purpose of satisfying applicable stock exchange listing requirements.

SHARES TO BE OUTSTANDING AT CLOSING; FRI STOCK DIVIDEND

  Prior to the consummation of the Merger, FRI will declare and pay a stock dividend (the "FRI Stock Dividend") to the holders of the existing shares of FRI Common Stock, which will be calculated to provide that the holders of FRI Common Stock and options will hold 67% of the shares of Company Common Stock to be outstanding (on a fully diluted basis, but excluding shares reserved for issuance pursuant to the 1998 Stock Incentive Plan and all outstanding options and warrants to purchase KKR Common Stock at or above $5.00 per share) immediately following the Merger. Immediately following the FRI Stock Dividend, there will be approximately 121.0 million shares of FRI Common Stock issued and outstanding on a fully diluted basis.

APOLLO WARRANT

  It is presently anticipated that immediately prior to the record date for the FRI Stock Dividend, Apollo will contribute its Warrant (the "Apollo Warrant") to purchase 111,111 shares of FRI's Common Stock, exercisable at $240 per share, in exchange for 15,000 additional shares of FRI Common Stock.

                              THE SPECIAL MEETING

TIMES AND PLACES; PURPOSES

  This Proxy Statement/Prospectus is being furnished to stockholders of KKR in connection with the solicitation of proxies by the KKR Board from holders of KKR Common Stock for use at the Special Meeting to be held on October 30, 1998, at the Hyatt Regency Irvine, 17900 Jamboree Road, Irvine, California at 9:00 a.m. local time, and at any postponement or adjournment thereof. At the Special Meeting, holders of KKR Common Stock will be asked to consider and vote upon (i) the Merger Proposal, (ii) the Adjournment Proposal and
(iii) such other matters, if any, as may properly come before the Special
Meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  The KKR Board has fixed the close of business on September 10, 1998 as the record date for determining the holders of KKR Common Stock entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). Only holders of record of KKR Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting.

  At the close of business on the Record Date,            shares of KKR Common
Stock were issued and outstanding and were held by approximately holders of record. Holders of record of KKR Common Stock are entitled to one vote per share on any matter that may properly come before the Special Meeting. Votes may be cast at the Special Meeting in person or by proxy. See "--Proxies."

  The presence at the Special Meeting, either in person or by proxy, of the holders of a majority of the outstanding KKR Common Stock entitled to vote is necessary to constitute a quorum of the KKR Common Stock in order to transact business at the Special Meeting. Abstentions of shares that are present at the Special Meeting and broker non-votes (i.e., shares held by brokers in street name that are not entitled to a vote at the Special Meeting due to the absence of specific instructions from the beneficial owners thereof) are counted for the purpose of determining the presence of a quorum for the transaction of business. In the event that sufficient shares of KKR Common Stock are not present at the Special Meeting, such meeting may be adjourned in order to solicit additional proxies.

  The affirmative vote of the holders of a majority of the outstanding shares of KKR Common Stock is required to approve and adopt the Merger Agreement. Under applicable Delaware law, in determining whether the proposal to approve and adopt the Merger Agreement has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal. The Adjournment Proposal requires the affirmative vote of the holders of a majority of the KKR Common Stock entitled to vote and present in person or represented by proxy at the Special Meeting, even if less than a quorum.

  As of the close of business on the Record Date, KKR's directors and executive officers may be deemed to be the beneficial owners of approximately 105,000 outstanding shares (excluding shares underlying stock options) of KKR Common Stock (representing approximately less than 1% of the voting power of the KKR Common Stock). It is expected that such executive officers and directors of KKR will vote for approval of the Merger Agreement.

  KKR knows of no matters to be presented at the Special Meeting, other than those included in the notice to the KKR stockholders. Should any other matter requiring a vote of stockholders arise, the persons named in the respective proxies will vote thereon according to their best judgment in what they consider the best interests of KKR and its stockholders. The enclosed proxies confer discretionary authority to take action with respect to any additional matters which may come before the meeting.

THE  KKR BOARD HAS UNANIMOUSLY  APPROVED THE MERGER AGREEMENT, HAS  DETERMINED
 THAT  THE MERGER IS IN  THE BEST INTERESTS OF  KKR AND ITS STOCKHOLDERS  AND
  RECOMMENDS  THAT KKR STOCKHOLDERS  VOTE FOR APPROVAL  AND ADOPTION OF  THE
   MERGER AGREEMENT AND THE MERGER.

ACCOUNTANTS

  Representatives of BDO Seidman LLP will be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

PROXIES

  Shares of KKR Common Stock represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified on such proxies. Proxies that are properly executed but that do not contain voting instructions will be voted FOR approval of the Merger Agreement. It is not expected that any matter other than approval of the Merger Agreement will be brought before the Special Meeting; however, if other matters are properly presented, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter.

  The grant of a proxy on the enclosed KKR proxy card does not preclude a stockholder from voting in person at the Special Meeting. A common stockholder may revoke a proxy at any time prior to its exercise by: (i) delivering, prior to the Special Meeting, to the Corporate Secretary of KKR a written notice of revocation bearing a later date or time than the proxy; (ii) delivering to the Corporate Secretary of KKR a duly executed proxy bearing a later date or time than the revoked proxy; or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not by itself constitute revocation of a proxy. KKR will not adjourn the Special Meeting for a period of time long enough to require the setting of a new record date for such meeting. If an adjournment occurs, it will have no effect on the ability of KKR common stockholders of record as of the Record Date to exercise their voting rights or to revoke any previously delivered proxies. Stockholders who hold their shares of KKR Common Stock in street name must follow their broker's directions to vote their shares.

  KKR will bear the cost of solicitation of proxies from its common stockholders. In addition to solicitation by mail, the directors, officers and employees of KKR and its subsidiaries may solicit proxies from common stockholders of KKR by telephone, other electronic means or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and KKR will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

  In addition, KKR has retained MacKenzie Partners, Inc. ("MacKenzie") to assist KKR in the solicitation of proxies from common stockholders in connection with the Special Meeting. MacKenzie will receive a base fee of $6,500 as compensation for its services as well as reimbursement of its reasonable out-of-pocket expenses in connection therewith. KKR has agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with its engagement.

  KKR common stockholders should not send in any common stock certificates with their proxy cards. A transmittal form with instructions for the surrender of common stock certificates will be mailed by the Company to former KKR common stockholders as soon as practicable after the consummation of the Merger.

 WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING YOUR VOTE BY PROXY IS VERY IMPORTANT. KKR STOCKHOLDERS ARE ENCOURAGED TO MARK, SIGN AND DATE THE
      ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE

         DIRECTORS AND MANAGEMENT OF THE COMPANY FOLLOWING THE MERGER

DIRECTORS

  The Company Board will consist of: Kevin S. Relyea (Chairman of the Board), Peter P. Copses, David B. Kaplan, Antony P. Ressler, Lee A. Iacocca and A. William Allen, III. In addition, after the Effective Time, the Company will seek to identify one or more additional directors to be added to the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

  After the Effective Time, the Company Board will form an Audit Committee and a Compensation Committee.

COMPENSATION OF DIRECTORS

  It is currently contemplated that, as compensation for their services, outside directors will receive options to purchase up to 50,000 shares of Company Common Stock and an annual fee of $25,000. In addition, it is currently anticipated that Mr. Iacocca will be granted options to purchase an additional 200,000 shares of Company Common Stock in connection with his agreement to serve on the Company Board.

TERMINATION OF VCU PLAN

  It is currently anticipated that shortly following the Effective Time, the VCU Plan will be terminated and in connection therewith participants therein will receive, in the aggregate, (i) approximately $3.0 to $5.0 million in cash and (ii) fully vested options (under the 1998 Stock Incentive Plan) to purchase up to 3% of the fully diluted Company Common Stock immediately following the Effective Time (including shares to be reserved for issuance under the 1998 Stock Incentive Plan), in each case based on the application of certain formulae contained in the VCU Plan. Such options will have a per share strike price not less than the greater of $.50 and 25% of the fair market value of a share of Company Common Stock on the date of issuance. Such options will not be exercisable for a period of 90 days after issuance, or if later, January 2, 1999. The Company expects to record compensation expense of approximately $6.3 to $8.3 million in connection with the termination of the VCU Plan. Such expense consists of the $3.0 to $5.0 million cash payment and approximately $3.3 million for the intrinsic value of the stock options to be granted in connection with such termination.

                      COMPARISON OF STOCKHOLDERS' RIGHTS

  The rights of KKR stockholders are currently governed by the DGCL, the Restated Certificate of Incorporation, as amended, and the Amended and Restated Bylaws of KKR (the "KKR Certificate" and the "KKR Bylaws," respectively). The rights of Company stockholders after the Merger will be governed by the DGCL, the Company Certificate and the Company Bylaws. In accordance with the Merger Agreement, at the Effective Time, each issued and outstanding share of KKR Common Stock (other than treasury shares) will be converted into the right to receive one share of Company Common Stock. Accordingly, upon consummation of the Merger, the rights of all stockholders of the Company (including former KKR stockholders who become stockholders of the Company in the Merger) will be governed by the DGCL, the Company Certificate and the Company Bylaws. The following are summaries of the material differences between the current rights of KKR stockholders and the rights of stockholders of the Company after the Merger.

  The following discussion is not intended to be complete and is qualified by reference to the KKR Certificate, the KKR Bylaws, the Company Certificate and the Company Bylaws. Copies of these documents are incorporated by reference herein and will be sent to stockholders of KKR upon request. See "Where You Can Find More Information."

  Unless otherwise set forth herein, the material rights of KKR stockholders and stockholders of the Company after the Merger are identical.

AUTHORIZED CAPITAL

  KKR. The authorized capital stock of KKR consists of 75 million shares of common stock, $.01 par value per share, and 5 million shares of preferred stock, par value $.01 per share, of which 1,350,000 shares have been designated as Series A Convertible Preferred Stock and 400,000 shares have been designated as Series B Convertible Preferred Stock. As of the Record Date
there were                shares of KKR Common Stock outstanding, no shares of
Series A Convertible Preferred Stock outstanding and     shares of Series B
Convertible Preferred Stock outstanding.

  The Company. After the Merger, the total authorized capital stock of the Company will consist of 300 million shares of common stock, par value $.01 per share, of which it is projected there will be approximately 174 million shares outstanding and 50 million shares of preferred stock, par value $.01 per share, of which there will be none outstanding.

BOARD OF DIRECTORS

  KKR. Pursuant to the KKR Bylaws, the number of directors of KKR may not be less than 4 nor more than 10, with the precise number to be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors if there were no vacancies (the "Whole Board"). Currently the KKR Board consists of five directors. A whole number of directors equal to at least a majority of the Whole Board constitutes a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present is the act of the KKR Board. Special meetings of the KKR Board are called at the request of the Chairman of the KKR Board, the President or a majority of the KKR Board.

  The Company. Pursuant to the Company Bylaws, the number of directors of the Company will not be less than 3 nor more than 9 directors, the exact number of which shall be determined from time to time by resolution adopted by the Company Board. Initially after the Merger, the Company Board will consist of 7 directors. A majority of the entire board shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Company Board. Special meetings of the Company Board shall be called at the request of the Chairman of the Board, the Vice Chairman, if there be one, or a majority of the Company Board.

COMMITTEES OF THE BOARD OF DIRECTORS

  KKR. Pursuant to the KKR Bylaws, the KKR Board may, by a majority vote of all of the KKR directors, designate committees of the KKR Board. The KKR Board currently has an Executive Committee, an Audit Committee and a Stock Awards and Compensation Committee.

  The Company. Pursuant to the Company Bylaws, the Company Board may designate one or more committees, each committee to consist of one or more members of the Company Board. After the Effective Time, the Company Board will form an Audit Committee and a Compensation Committee.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

  KKR. Pursuant to the KKR Bylaws, newly created directorships and vacancies on the KKR Board may be filled by a majority of the remaining KKR directors, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director's successor shall have been duly elected and qualified.

  The Company. The Company Bylaws provide that vacancies may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

REMOVAL OF DIRECTORS

  KKR. The KKR Bylaws provide that any director, or the entire KKR Board, may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least 75% of the outstanding voting stock, voting together as a single class.

  The Company. The Company Certificate and Company Bylaws are silent on the removal of directors. As it applies to the Company, section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in the election of directors.

OFFICERS

  KKR. Pursuant to the KKR Bylaws, the KKR Board shall elect a Chairman of the Board (to be chosen from the KKR directors), a President, a Secretary, a Treasurer, and such other officers as may be appointed by the KKR Board. Under the KKR Bylaws, an officer may be removed at any time by the affirmative vote of a majority of the KKR Whole Board whenever in their judgment, the best interests of KKR would be served thereby.

  The Company. Pursuant to the Company Bylaws, the officers of the Company shall be chosen by the Company Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any officer elected by the Company Board may be removed at any time by the affirmative vote of a majority of the Company Board.

SPECIAL MEETINGS OF STOCKHOLDERS

  KKR. Pursuant to the KKR Bylaws, a special meeting of KKR stockholders may be called by a majority of the KKR Whole Board or by the Chairman of the Board.

  The Company. Pursuant to the Company Bylaws, special meetings of Company stockholders may be called by either (i) the Chairman of the Board of Directors, (ii) the President, (iii) any Vice President, (iv) the

Secretary or (v) any Assistant Secretary, and shall be called by any such officer at the request in writing of (i) the Company Board, (ii) a committee of the Company Board that has been duly designated by the Company Board and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Company issued and outstanding and entitled to vote.

QUORUM AT STOCKHOLDER MEETINGS

  KKR. Pursuant to the KKR Bylaws, the holders of a majority of the issued and outstanding stock entitled to vote thereat, present in person or by proxy, shall constitute a quorum at all KKR stockholder meetings.

  The Company. Pursuant to the Company Bylaws, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

STOCKHOLDER ACTION BY WRITTEN CONSENT

  KKR. The KKR Bylaws provide stockholder action by written consent must follow the DGCL. Pursuant to Section 228 of the DGCL stockholders may take any action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

  The Company. Pursuant to the Company Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS OR DIRECTOR NOMINATIONS AT ANNUAL MEETINGS

  KKR. Pursuant to the KKR Bylaws, nominations of persons for election to the KKR Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to KKR's notice of meeting delivered pursuant to the KKR Bylaws (as described below), (b) by or at the direction of the KKR Board or (c) by any stockholder of KKR who is entitled to vote at the meeting, who complied with the notice procedures set forth below and who was a stockholder of record at the time such notice was delivered to the Secretary of KKR.

  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) above, the stockholder must have given timely notice thereof in writing to the secretary of KKR at the principal executive offices of KKR not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on KKR's books, and of such beneficial owner and (ii) the class and number of shares of KKR Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

  Notwithstanding anything in the second sentence of the prior paragraph to the contrary, in the event that the number of directors to be elected to the KKR Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased KKR Board made by KKR at least seventy days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by the Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of KKR at the principal executive offices of KKR not later than the close of business on the tenth day following the day on which such public announcement is made by KKR.

  The Company. Pursuant to the Company Bylaws, no business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Company Board (or any duly authorized committee thereof),
(b) otherwise properly brought before the annual meeting by or at the direction of the Company Board (or any duly authorized committee thereof) or
(c) otherwise properly brought before the annual meeting by any stockholder of the Company (i) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth below. Nominations of persons for election to the Company Board may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (a) by or at the direction of the Company Board (or any duly authorized committee thereof) or (b) by any Company stockholder (i) who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth herein.

  For business to be properly brought before an annual meeting by a stockholder or for a stockholder to nominate a person for the Company Board, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

  For proposed business to be in proper written form, a stockholder's notice to the Secretary of the Company must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

  For director nominations to be in proper written form, a stockholder's notice to the secretary of the Company must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

AMENDMENT OF GOVERNING DOCUMENTS

  KKR. The KKR Certificate provides that KKR reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the KKR Certificate or a preferred stock designation, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the KKR Certificate are granted subject to this right to amend; provided, however, that any amendment or repeal of the provisions of the KKR Certificate dealing with indemnification or dealing with director liability shall not adversely affect any right or protection existing thereunder immediately prior to such amendment or repeal; and provided further that no preferred stock designation shall be amended after the issuance of any shares of the series of preferred stock created thereby, except in accordance with the terms of such preferred stock designation and the requirements of applicable law. The KKR Certificate provides that the affirmative vote of the holders of at least 75% of the then outstanding voting stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with the provisions of the KKR Certificate dealing with the number and election of directors; otherwise the KKR Certificate may be amended in the manner prescribed by statute. The KKR Bylaws may be amended or repealed by the KKR Board at any regular meeting, or at any special meeting if the proposed amendment is contained in the notice of such meeting. Such amendment or repeal shall require the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock of KKR, or of a majority of the KKR Board, as the case may be.

  The Company. The Company Certificate allows the Company to amend the Certificate in the manner prescribed by statute. Section 242 of the DGCL provides that a certificate of incorporation can be revised by a resolution of the board of directors that receives stockholder approval. The Company Bylaws provide that they may be altered, amended or repealed, in whole or in part by the Company stockholders or the Company Board, provided, however, that notice of such alteration, amendment, or repeal be contained in the notice of such meeting of stockholders or the Company Board as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Company Board.

           DESCRIPTION OF COMPANY CAPITAL STOCK FOLLOWING THE MERGER

  The following description of the material terms of the authorized capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company Certificate and Company Bylaws. For information as to how to obtain the Company Certificate and Company Bylaws, see "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of the Company after the Merger will consist of 300 million shares of Company Common Stock and 50 million shares of preferred stock of the Company ("Company Preferred Stock"). As of the Record Date there were 988,285 shares of FRI Common Stock outstanding, 84,375 shares of FRI Common Stock reserved for issuance and no shares of preferred stock of FRI outstanding or reserved for issuance. Based upon the number of shares of FRI Common Stock and KKR Common Stock issued and outstanding on the Record Date and giving effect to the shares of Company Common Stock to be issued to FRI stockholders and KKR stockholders pursuant to the Merger Agreement, there would be approximately 174 million shares of Company Common Stock and no shares of Company Preferred Stock outstanding immediately following consummation of the Merger.

COMMON STOCK

  Under the Company Certificate and Delaware law, the holders of Company Common Stock have no preemptive rights and the Company Common Stock has no redemption, sinking fund, or conversion privileges, except as set forth below. The holders of Company Common Stock are entitled to one vote for each share held on any matter submitted to the stockholders and do not have the right to cumulate their votes in the election of directors. All corporate action requiring stockholder approval, unless otherwise required by law, the Company Certificate or the Company Bylaws, must be authorized by a majority of the votes cast. Approval of only a majority of the outstanding voting shares is required to effect (i) an amendment to the Company Certificate, (ii) a merger or consolidation, and (iii) a disposition of all or substantially all of the Company's assets. A majority of the directors on the Company Board, as well as a majority of the outstanding voting shares, have the ability to amend the Company Bylaws.

  In the event of a liquidation, each share of Company Common Stock is entitled to share ratably in the distribution of remaining assets after payment of all debts, subject to the prior rights in liquidation of any share of Company Preferred Stock issued. Holders of shares of Company Common Stock are entitled to share ratably in such dividends as the Company Board, in its discretion, may validly declare from funds legally available therefor, subject to the prior rights of holders of shares of Company Preferred Stock as may be outstanding from time to time. Certain restrictions on the payment of dividends are imposed under the Foothill Credit Facility and certain other of its debt instruments. See "Risk Factors--Lack of Dividends; Restrictions on Payments of Dividends."

PREFERRED STOCK

  No shares of Company Preferred Stock have been issued. The Company Certificate authorizes the Company Board to provide from time to time for the issuance of the shares of Company Preferred Stock and by resolution to establish the terms of each such series, including (i) the number of shares of the series and the designation thereof, (ii) the rights in respect of dividends on the shares, (iii) liquidation rights, (iv) redemption rights, (v) the terms of any purchase, retirement or sinking fund to be provided for the shares of the series, (vi) terms of conversion, if any, (vii) restrictions, limitations and conditions, if any, on issuance of indebtedness of the Company, (viii) voting rights; and (ix) any other preferences and other rights and limitations not inconsistent with law, the Company Certificate, or any resolution of the Company Board.

  The issuance of Company Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could among other things adversely affect the rights of holders of

Company Common Stock, and, under certain circumstances, make it more difficult for a third party to gain control of the Company. In the event that shares of Company Preferred Stock are issued and convertible into shares of Company Common Stock the holders of Company Common Stock may experience dilution. See "Risk Factors--Possible Negative Impact of Blank Check Preferred Stock Issuances."

PREEMPTIVE RIGHTS

  The holders of Company Common Stock have no preemptive rights.

DELAWARE ANTITAKEOVER STATUTE

  The Company is subject to the "business combination" statute of the DGCL (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) such transaction is approved by the Company Board prior to the date the "interested stockholder" obtains such status, (ii) upon consummation of the transaction the "interested stockholder" beneficially owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for the purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) the "business combination" is approved by the Company Board and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting Stock. The statute could prohibit or delay merger or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  ChaseMellon Shareholder Services LLC is the registrar and transfer agent for the Company Common Stock.

NASDAQ NATIONAL MARKET LISTING; DELISTING OF KKR COMMON STOCK

  It is a condition to the consummation of the Merger that shares of Company Common Stock that will be issued in connection with the Merger and the other transactions contemplated by the Merger Agreement be listed on the Nasdaq National Market, subject to official notice of issuance. If the Merger is consummated, the Company Common Stock will be listed on the Nasdaq National Market and the KKR Common Stock will cease to be listed on the Nasdaq National Market. The shares of Company Common Stock will be listed on the Nasdaq National Market subject to official notice of issuance. Although the Company Common Stock is not expected to meet the National Market's initial or continued listing requirements with respect to minimum bid price, the Company has been granted a waiver of such requirements by Nasdaq that will be reviewed on an annual basis. The Company has agreed not to delist the Company Common Stock for at least five years following the Effective Time unless the Company Board determines in good faith such listing is not in the best interests of the stockholders of the Company.

                                    EXPERTS

  The consolidated financial statements and schedule of FRI appearing in FRI's Annual Report on Form 10-K for the year ended December 28, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report, included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements and related financial statement schedules of KKR and its subsidiaries incorporated in this Proxy Statement/Prospectus by reference from KKR's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by BDO Seidman LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the Company Common Stock to be issued pursuant to the Merger will be passed upon for FRI by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, FRI's outside legal counsel. Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for KKR by Latham & Watkins, Los Angeles, California, KKR's outside legal counsel.

                  SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

  Due to the contemplated consummation of the Merger, KKR does not currently expect to hold a 1998 Annual Meeting of Stockholders because, following the Merger, KKR will not be a publicly traded company. In the event that the Merger is not consummated and such a meeting is held, to be eligible for inclusion in KKR's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at such meeting must be received by KKR before the annual meeting. In the event that the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of last year's meeting, stockholder proposals to be timely must be received not earlier than 90 days prior to the meeting and not later than the date 60 days before the meeting or the tenth day following public disclosure of the date of the meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

  KKR files annual, quarterly and current reports, proxy statements and other information and FRI files annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FRI and KKR public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov."

  FRI has filed the Registration Statement to register with the SEC the shares of Company Common Stock to be issued to KKR stockholders in the Merger. This Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of FRI and a proxy statement of KKR for the Special Meeting.

  As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows FRI and KKR to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in the Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that FRI and KKR have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

FRI SEC Filings (File No. 33-14051)   Period
-----------------------------------   ------
Annual Report on Form 10-K, as
 amended                              Year ended December 28, 1997.
Quarterly Reports on Form 10-Q, as
 amended                              Quarters ended March 29, 1998 and June 28, 1998.
Current Report on Form 8-K            June 16, 1998.
KKR SEC Filings (File No. 0-19548)    Period
----------------------------------    ------
Annual Report on Form 10-K Including  Year ended December 31, 1997.
 Amendment No. 1 Thereto (filed on
 April 30, 1998)
Quarterly Reports on Form 10-Q        Quarters ended March 31, 1998 and June 30, 1998.
Current Reports on Form 8-K           February 5, 1998, March 5, 1998, April 3, 1998 and
                                      June 11, 1998.

  FRI and KKR incorporate by reference additional documents that either FRI or KKR may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  FRI has supplied all information contained or incorporated by reference in this Proxy Statement/ Prospectus relating to FRI, and KKR has supplied all such information relating to KKR.

  If you are a stockholder, KKR may have sent you some of the documents incorporated by reference, but you can obtain any of them through KKR or FRI, as the case may be, or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

  Family Restaurants, Inc.
  18831 Von Karman Avenue
  Irvine, California 92612
  (949) 757-7900

  Koo Koo Roo, Inc.
  11075 Santa Monica Boulevard, Suite 225
  Los Angeles, California 90025
  (310) 479-2080

  If you would like to request documents from either company, please do so by
October   , 1998 to receive them before the Special Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

            DELIVERY OF FRI REPORTS WITH PROXY STATEMENT/PROSPECTUS

  The FRI 1997 Form 10-K and June 28, 1998 Form 10-Q (collectively, the "FRI Reports") have each been reproduced in their entirety, and are being delivered to the KKR common stockholders, in connection with this Proxy
Statement/Prospectus. Each of the FRI Reports is bound with this Proxy Statement/Prospectus and appears as an Exhibit after the Annexes hereto.

  You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote your shares at the Special Meeting. KKR and FRI have not authorized anyone to provide you with information that is different from what is contained in this Proxy
Statement/Prospectus. This Proxy Statement/Prospectus is dated August   ,
1998. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than that date, and neither the mailing of this Proxy Statement/Prospectus to stockholders nor the issuance of Company Common Stock in the Merger shall create any implication to the contrary.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            FAMILY RESTAURANTS, INC.

                                 FRI-SUB, INC.

                                      AND

                               KOO KOO ROO, INC.

                            DATED AS OF JUNE 9, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                   ARTICLE I

 DEFINITIONS...............................................................  A-1
 SECTION 1.1  Definitions.................................................   A-1

                                   ARTICLE II

 THE MERGER................................................................  A-6
 SECTION 2.1  The Merger..................................................   A-6
 SECTION 2.2  Effects of the Merger.......................................   A-6
 SECTION 2.3  Certificate of Incorporation and By-Laws....................   A-6
 SECTION 2.4  Directors...................................................   A-6
 SECTION 2.5  Officers....................................................   A-6
 SECTION 2.6  Conversion of Shares........................................   A-6
 SECTION 2.7  Stock Plans.................................................   A-7
 SECTION 2.8  Warrants....................................................   A-8
 SECTION 2.9  Tax Treatment...............................................   A-8

                                  ARTICLE III

 EXCHANGE OF SHARES........................................................  A-9
 SECTION 3.1  Surrender of Certificates...................................   A-9
 SECTION 3.2  No Dividends................................................   A-9
 SECTION 3.3  Return to FRI...............................................   A-9
 SECTION 3.4  Dissenting Shares...........................................  A-10
 SECTION 3.5  No Further Transfer.........................................  A-10

                                   ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF FRI AND MERGER-SUB...................... A-10
 SECTION 4.1  Organization, Standing and Qualification....................  A-10
 SECTION 4.2  Capitalization..............................................  A-11
 SECTION 4.3  Authorization of Agreement and Other Documents..............  A-11
 SECTION 4.4  No Violation................................................  A-12
 SECTION 4.5  Absence of Certain Changes..................................  A-12
 SECTION 4.6  Insurance...................................................  A-13
 SECTION 4.7  Financial Statements; Full Disclosure.......................  A-13
 SECTION 4.8  Suppliers; Franchisees......................................  A-13
 SECTION 4.9  Intellectual Property.......................................  A-14
 SECTION 4.10 Litigation..................................................  A-14
 SECTION 4.11 Labor Matters...............................................  A-14
 SECTION 4.12 Taxes.......................................................  A-15
 SECTION 4.13 Employee Benefit Plans; ERISA...............................  A-16
 SECTION 4.14 Change in Control...........................................  A-17
 SECTION 4.15 Governmental Consents.......................................  A-17
 SECTION 4.16 Title to Properties.........................................  A-17
 SECTION 4.17 Environmental Matters.......................................  A-17
 SECTION 4.18 Books and Records...........................................  A-18
 SECTION 4.19 Contracts; No Defaults......................................  A-18
 SECTION 4.20 Form S-4; KKR Proxy Statement...............................  A-18

                                                                            PAGE
                                                                            ----

                                   ARTICLE V

 REPRESENTATIONS AND WARRANTIES OF KKR..................................... A-19
 SECTION 5.1  Organization, Standing and Qualification....................  A-19
 SECTION 5.2  Capitalization..............................................  A-19
 SECTION 5.3  Authorization of Agreement and Other Documents..............  A-20
 SECTION 5.4  No Violation................................................  A-20
 SECTION 5.5  Absence of Certain Changes..................................  A-20
 SECTION 5.6  Insurance...................................................  A-21
 SECTION 5.7  Financial Statements; Full Disclosure.......................  A-22
 SECTION 5.8  Suppliers; Franchisees......................................  A-22
 SECTION 5.9  Intellectual Property.......................................  A-22
 SECTION 5.10 Litigation..................................................  A-22
 SECTION 5.11 Labor Matters...............................................  A-23
 SECTION 5.12 Taxes.......................................................  A-24
 SECTION 5.13 Employee Benefit Plans; ERISA...............................  A-24
 SECTION 5.14 Change in Control...........................................  A-25
 SECTION 5.15 Governmental Consents.......................................  A-26
 SECTION 5.16 Title to Properties.........................................  A-26
 SECTION 5.17 Environmental Matters.......................................  A-26
 SECTION 5.18 Books and Records...........................................  A-27
 SECTION 5.19 Contracts; No Defaults......................................  A-27
 SECTION 5.20 Form S-4; Proxy Statement...................................  A-28

                                   ARTICLE VI

 COVENANTS OF FRI.......................................................... A-28
 SECTION 6.1  Sale of the Hamlet Shares to FRI-MRD........................  A-28
 SECTION 6.2  Loan to KKR.................................................  A-28
 SECTION 6.3  Conduct of Business Pending Merger..........................  A-28
 SECTION 6.4  No Solicitation.............................................  A-30
 SECTION 6.5  Amendment of Certificate and Bylaws; Recapitalization.......  A-30
 SECTION 6.6  Nasdaq National Market Quotation............................  A-30
 SECTION 6.7  Indemnification and Insurance...............................  A-30
 SECTION 6.8  Employee Benefits; Severance................................  A-31
 SECTION 6.9  Filing of Form S-8..........................................  A-32

                                  ARTICLE VII

 COVENANTS OF KKR.......................................................... A-32
 SECTION 7.1  Sale of the Hamlet Shares to FRI-MRD........................  A-32
 SECTION 7.2  Loan to KKR.................................................  A-32
 SECTION 7.3  Conduct of Business Pending Merger..........................  A-32
 SECTION 7.4  No Solicitation.............................................  A-34
 SECTION 7.5  KKR Stockholder Approval....................................  A-34
 SECTION 7.6  Affiliates..................................................  A-34
 SECTION 7.7  Employee Benefit Matters....................................  A-34

                                  ARTICLE VIII

 MUTUAL COVENANTS.......................................................... A-35
 SECTION 8.1  Access to Information.......................................  A-35
 SECTION 8.2  Preparation of Form S-4 and the KKR Proxy Statement.........  A-35

                                                                           PAGE
                                                                           ----
 SECTION 8.3   Reasonable Efforts........................................  A-35
 SECTION 8.4   Brokers or Finders........................................  A-35
 SECTION 8.5   Notification of Certain Matters...........................  A-36
 SECTION 8.6   Further Information.......................................  A-36
 SECTION 8.7   Fees and Expenses.........................................  A-36
 SECTION 8.8   Accountants' Letters......................................  A-37
 SECTION 8.9   Public Announcements......................................  A-37

                                   ARTICLE IX

 CONDITIONS............................................................... A-37
 SECTION 9.1   Conditions to Each Party's Obligation to Effect the
               Merger....................................................  A-37
 SECTION 9.2   Conditions of Obligations of FRI..........................  A-38
 SECTION 9.3   Conditions of Obligations of KKR..........................  A-38

                                   ARTICLE X

 TERMINATION AND AMENDMENT................................................ A-39
 SECTION 10.1  Termination...............................................  A-39
 SECTION 10.2  Effect of Termination.....................................  A-39
 SECTION 10.3  Amendment.................................................  A-40
 SECTION 10.4  Extension; Waiver.........................................  A-40

                                   ARTICLE XI

 MISCELLANEOUS............................................................ A-40
 SECTION 11.1  Notices...................................................  A-40
 SECTION 11.2  Descriptive Headings......................................  A-41
 SECTION 11.3  Counterparts..............................................  A-41
 SECTION 11.4  Entire Agreement; Assignment..............................  A-41
 SECTION 11.5  Governing Law.............................................  A-41
 SECTION 11.6  Specific Performance......................................  A-41
 SECTION 11.7  Parties in Interest.......................................  A-41
 SECTION 11.8  Attorneys' Fees...........................................  A-41
 SECTION 11.9  Survival of Representations and Warranties................  A-41
 SECTION 11.10 Obligation of FRI.........................................  A-41
 SECTION 11.11 Validity..................................................  A-41

                                    EXHIBITS

 Exhibit 1.1--Terms of Permitted Transactions
 Exhibit 2.1--Form of Certificate of Merger
 Exhibit 6.1--Form of Hamlet Stock Purchase Agreement
 Exhibit 6.2--Form of Bridge Loan Agreement
 Exhibit 6.5A1--Forms of FRI Amended Certificate of Incorporation
 Exhibit 6.5A2--Form of FRI Amended Bylaws
 Exhibit 6.5B--Form of further Amendment to FRI Certificate of
  Incorporation
 Exhibit 7.6--Form of Rule 145 Affiliate Agreement
 Exhibit 8.8--Form of Joint Press Release
 Exhibit 9.2(c)--Form of KKR's Officer's Certificate
 Exhibit 9.2(d)--Form of Opinion of Counsel to KKR
 Exhibit 9.3(c)--Reconstituted Board of Directors of FRI
 Exhibit 9.3(d)--Form of FRI's Officer's Certificate
 Exhibit 9.3(e)--Form of Opinion of Counsel to FRI

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 9, 1998, by and among Family Restaurants, Inc., a Delaware corporation ("FRI"), FRI-Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of FRI ("Merger-Sub") and Koo Koo Roo, Inc., a Delaware corporation ("KKR").

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.1 Definitions. The following definitions when used herein shall have the following meanings:

  "Acquisition Proposal" means with respect to any Person, any offer or proposal for, or any indication of interest in, the acquisition of a material equity interest in, or substantial portion of the assets of, any such Person, including by way of a merger, consolidation or other business combination involving such Person, or any of its Subsidiaries; provided, however, that, as used in this Agreement, the term "Acquisition Proposal" shall not apply to (i) any Permitted Transaction or (ii) in the case of KKR, the primary issuance, in a single transaction or series of related transactions, of equity securities that results in gross proceeds to KKR of not more than $20 million.

  "Adjusted KKR Shares" means the sum of (a) the aggregate number of KKR Common Shares outstanding immediately prior to the Effective Time on a fully diluted, as converted basis (assuming the exercise or conversion of (i) all options and warrants with an exercise price of less than $5.00, (ii) all other securities convertible into or exchangeable for KKR Common Shares, including without limitation, the KKR Preferred Shares (assuming such Preferred Shares are converted as provided for in Section 2.6(b) hereof) and (iii) all other rights to purchase or receive KKR Common Shares and (b) the aggregate number of KKR Common Shares that would be required to be issued, assuming KKR elected to issue additional KKR Common Shares rather than pay cash, pursuant to
Section 4.6 of the Hamlet Purchase Agreement assuming that the Fair Market Value (as such term is defined in the Hamlet Purchase Agreement) of a KKR Common Share on the Valuation Date (as such term is defined in the Hamlet Purchase Agreement) is calculated based on the average closing price of the KKR Common Shares on the Nasdaq National Market for the ten trading days immediately preceding (but not including) the Effective Date.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Applicable Agreement" means with respect to any Person, any bond, debenture, note or any other evidence of indebtedness, indenture, mortgage, deed of trust, lease, contract, agreement, license or instrument to which such Person or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound.

  "Applicable Employment Law" means any Applicable Law governing or respecting employment or the termination thereof, employment practices, terms and conditions of employment, wages, hours of work, occupational safety and health, immigration, family and medical leave, or discriminatory, wrongful or tortious conduct in connection with the employment relationship.

  "Applicable Law" means any law, statute, ordinance, judgment, injunction, decree, writ, regulation, notice requirement, rule or order of any court or Governmental Authority, and any other governmental restrictions or requirements, including (without limitation) pursuant to any permit or license.

  "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority or proceeding or appeal of such proceeding relating to Taxes.

  "Benefit Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(3) of ERISA), whether formal or informal, written or oral and whether legally binding or not, that is sponsored, maintained or contributed to or was sponsored, maintained or contributed to at any time by a Person, any Subsidiary or any ERISA Affiliate of any Person or Subsidiary within the last six years, for the benefit of any employee, former employee, consultant, officer, or director of such Person, other than any Multiemployer Plan.

  "Certificate" means a certificate that immediately prior to the Effective Time represented KKR Shares.

  "Certificate of Merger" means the certificate of merger providing for the Merger in substantially the form attached as Exhibit 2.1 hereto.

  "Charter Documents" means with respect to any Person, the articles or certificate of incorporation and by-laws, partnership agreement or other organizational documents of such Person.

  "Closing" shall have the meaning given in Section 2.1.

  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

  "Code" means the Internal Revenue Code of 1986 and the regulations promulgated thereunder, in each case as amended from time to time, and any successor statute, law or regulations.

  "Commission" means the Securities and Exchange Commission.

  "Common Merger Consideration" shall have the meaning given in Section 2.6.

  "Credit Facility" means the Loan and Security Agreement by and among FRI and its Subsidiaries, and Foothill Capital Corporation, dated as of January 10, 1997, as amended, a copy of which has been provided to KKR.

  "DGCL" means the Delaware General Corporation Law.

  "Dissenting Shares" shall have the meaning given in Section 3.5.

  "Documents" means this Agreement and all other agreements or instruments attached as exhibits hereto.

  "DOL" means the United States Department of Labor or any similar state agency.

  "EEOC" means the United States Equal Employment Opportunity Commission or any similar state agency.

  "Effective Time" means the date and time the Merger becomes effective in accordance with the DGCL.

  "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of or resulting from (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by such Persons or any of its Subsidiaries, or (b) any violation of any Environmental Law.

  "Environmental Law" means any Applicable Law relating to pollution or the protection of human health or the environment or to emissions, discharges, releases or threatened releases of any Materials of Environmental Concern into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, generation, treatment, storage, disposal, transport or handling of any Materials of Environmental Concern.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

  "ERISA Affiliate" means with respect to any Person, any other Person that is a member of such Person's controlled group, or under common control with such Person, within the meaning of the Code, and includes any trade or business whether or not incorporated, that together with such Person would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Exchange Agent" means a bank or trust company that FRI shall designate, subject to the prior approval of KKR, which approval shall not be unreasonably withheld, for purposes of exchanging KKR Shares in accordance herewith.

  "Expenses" means all reasonable out-of-pocket expenses and fees (including, without limitation, fees and expenses payable to Libra Investments, Inc. for arranging or providing financial advice with respect to the Merger and all reasonable fees and expenses of counsel, accountants, experts and consultants to FRI) actually incurred by FRI or on its behalf in connection with the consummation of the transactions contemplated by this Agreement and the other Documents; provided, that the amount of such Expenses shall not exceed $2 million.

  "Financial Statements" means (i) with respect to FRI, the financial statements, together with the notes thereto, contained in the FRI SEC Documents and (ii) with respect to KKR, the financial statements, together with the notes thereto, contained in the KKR SEC Documents.

  "Form S-4" means the registration statement on Form S-4 to be filed with the Commission in connection with the issuance of FRI Shares in the Merger, including any amendment or supplement thereto.

  "FRI Dividend" means a number of FRI Shares such that, immediately following the FRI dividend, the ratio (rounded to two places) of (a) the number of Adjusted KKR Shares to (b) the sum of (i) the number of Adjusted KKR Shares and (ii) the aggregate number of FRI Shares outstanding on a fully diluted basis equals .33.

  "FRI-MRD" means FRI-MRD Corporation, a Delaware corporation and a wholly owned subsidiary of FRI.

  "FRI SEC Documents" means all forms, reports and documents filed by, or required under Applicable Law to be filed by, FRI or any of its Subsidiaries with the Commission since December 31, 1996, including all exhibits thereto.

  "FRI Shares" means shares of common stock, par value $.01 per share, of FRI.

  "FRI Subsidiaries" means the Subsidiaries of FRI, each of which is identified on Schedule 4.1 hereof.

  "GAAP" means United States generally accepted accounting principles, consistently applied.

  "Governmental Authority" means any Federal, state, local or foreign court or governmental, administrative or regulatory authority or agency.

  "Hamlet Purchase Agreement" means that certain Asset Purchase Agreement by and between Hamburger Hamlet Restaurants Inc., Hamburger Hamlets Inc., Hamburger Hamlet of Sunset, Inc., Davilew Corporation, Valley Hamlet Corporation, Hamburger Hamlet of Brentwood, Inc., Hamburger Hamlet of Pasadena, Inc., Hamburger Hamlet of Hollywood, Inc., Hamburger Hamlet of Sepulveda, Inc., Hamburger Hamlet of Palm Springs, Inc., Hamburger Hamlet of Georgetown Square, Inc., 109 South Saint Asaph Street, Inc., Hamburger Hamlet of Agoura Hills, Inc., Hamburger Hamlet of Gaithersburg, Inc., Hamburger Hamlet of Crystal City, Inc., Hamburger Hamlet of Valencia, Inc. and Koo Koo Roo, Inc., dated March 21, 1997.

  "Hamlet Shares" means all of the issued and outstanding shares of capital stock of The Hamlet Group, Inc., a California corporation.

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Intellectual Property" means with respect to any Person, all trademarks, service marks, trade names, fictitious business names, copyrights, patents, patent applications, inventions, know-how and trade secrets, in each case owned, used or licensed by, or required to permit the operation of, such Person or any of its Subsidiaries.

  "IRS" means the Internal Revenue Service.

  "KKR Common Shares" means the shares of common stock, par value $.01 per share, of KKR.

  "KKR Notes" means the $12 million aggregate principal amount of 13% Senior Notes due August 15, 2000, of KKR.

  "KKR Preferred Shares" means the shares of Series A Convertible Preferred Stock, par value $.01 per share, and Series B Convertible Preferred Stock, par value $.01 per share, of KKR.

  "KKR SEC Documents" means all forms, reports and documents filed by, or required under Applicable Law to be filed by, KKR or any of the KKR Subsidiaries with the Commission since December 31, 1996, including all exhibits thereto.

  "KKR Proxy Statement" means the proxy statement of KKR relating to the annual or special meeting of stockholders of KKR at which such stockholders will be asked to approve and adopt this Agreement and the Merger.

  "KKR Shares" means the KKR Common Shares and the KKR Preferred Shares.

  "KKR Subsidiaries" means the Subsidiaries of KKR, each of which is identified on Schedule 5.1 hereof.

  "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim, or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof).

  "Material Adverse Change" means with respect to any Person, the occurrence of any event or condition that has, or could reasonably be expected to have, a Material Adverse Effect.

  "Material Adverse Effect" means with respect to any Person, a material adverse effect on (i) the financial position, results of operations, revenues, assets, liabilities, or business of such Person and its Subsidiaries, taken as a whole, (ii) the ability of such Person or any of its Affiliates to perform its material obligations hereunder or under any other Document or (iii) the validity or enforceability of this Agreement or any other Document; provided, that, in the case of KKR, a fluctuation or fluctuations in the trading price of the KKR Common Shares occurring other than as a result of KKR's willful misconduct cannot, in and of itself, constitute a Material Adverse Effect.

  "Materials of Environmental Concern" shall mean any regulated quantity of asbestos in any form, urea formaldehyde, lead-based paint, PCBs, radon gas, crude oil or any fraction thereof, all regulated forms of natural gas, petroleum products or by-products, any regulated radioactive substance, any regulated toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other regulated hazardous substance, material or waste (as defined in or for purposes of any Environmental Law), whether solid, liquid or gas.

  "Merger" means the merger of Merger-Sub with and into KKR.

  "Merger Consideration" means the Common Merger Consideration and the Preferred Merger Consideration.

  "Multiemployer Plan" means with respect to any Person, on any date, a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made at any time during the six-year period ending on or prior to such date, by such Person or any of its ERISA Affiliates and that is covered by Title IV of ERISA.

  "NASD" means the National Association of Securities Dealers, Inc.

  "NLRB" means the National Labor Relations Board or any similar state agency.

  "OSHA" means the United States Occupational Safety and Health Administration or any similar state agency.

  "Permitted Liens" shall have the meaning given thereto in the Credit
Facility.

  "Permitted Transactions" shall mean the transactions contemplated by this Agreement including, without limitation, the declaration of the FRI Dividend pursuant to Section 6.5, and in the case of KKR, any transaction between KKR or any KKR Subsidiary, on the one hand, and any other Person, on the other, providing for (a) the bona fide, arms length sale to such Person of (i) all of the capital stock of, or substantially all of the assets of, Arrosto Coffee Company, Inc. or Color Me Mine, Inc., or (ii) owned and operated stores of Color Me Mine, or (b) payments to landlords in connection with obtaining consents to the transactions contemplated hereby (and the amendment of leases to require such payments), in each case substantially on the terms attached hereto as Exhibit 1.1.

  "Person" means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Preferred Merger Consideration" shall have the meaning given in Section
2.6.

  "Proceeding" means an action, claim, suit or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Subsidiary" means with respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (b) a partnership in which such Person or a subsidiary of such Person is a general partner of such partnership, or (c) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

  "Surviving Corporation" shall have the meaning given in Section 2.1.

  "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

  "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

  "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

  "ULP" means an unfair labor practice as defined in the National Labor Relations Act or other Applicable Law.

  "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, and any successor statute or law thereto.

                                  ARTICLE II

                                  THE MERGER

  SECTION 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL (i) Merger-Sub shall be merged with and into KKR and (ii) the Certificate of Merger shall be duly prepared, executed and filed by KKR, as the surviving corporation (the "Surviving Corporation") in the Merger, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article IX hereof, but in no event later than two business days thereafter, unless the parties hereto shall otherwise agree. Following the Merger, the Surviving Corporation shall continue under the name Koo Koo Roo, Inc. and the separate corporate existence of Merger-Sub shall cease. Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California, or such other place and at such time as the parties shall agree.

  SECTION 2.2 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

  SECTION 2.3 Certificate of Incorporation and By-Laws. Subject to Section 6.7, the Certificate of Incorporation and the By-laws of Merger-Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until duly amended in accordance with applicable law.

  SECTION 2.4 Directors. The persons identified on Schedule 2.4 shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, or their earlier death, resignation or removal.

  SECTION 2.5 Officers. The persons identified on Schedule 2.5 shall be the initial officers of the Surviving Corporation and shall serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation.

  SECTION 2.6 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

  (a) Subject to Section 3.2, each issued KKR Common Share outstanding at the Effective Time, other than (i) KKR Common Shares to be cancelled in accordance with Section 2.6(c) hereof and (ii) Dissenting Shares, if any, shall automatically be converted into and become the right to receive one FRI Share (the "Common Merger Consideration").

  (b) Subject to Section 3.2, each issued KKR Preferred Share outstanding at the Effective Time, other than (i) KKR Preferred Shares to be canceled in accordance with Section 2.6(c) hereof and (ii) Dissenting Shares, if any, shall automatically be converted into the right to receive the number of FRI Shares that the holder of such KKR Preferred Share would have been entitled to receive pursuant to Section 2.6(a) had such holder converted such KKR Preferred Share into KKR Common Shares immediately prior to the Effective Time in accordance with the terms of the Certificate of Designation of KKR relating to such KKR Preferred Share (the "Preferred Merger Consideration").

  (c) Each share of capital stock of KKR that is held in the treasury of KKR and each share of capital stock of KKR held by FRI or any FRI Subsidiary shall be canceled and retired and cease to exist and no consideration shall be issued in exchange therefor.

  (d) The issued and outstanding shares of capital stock of Merger-Sub shall be converted into and become, in the aggregate, 1,000 fully paid and nonassessable shares of common stock of the Surviving Corporation, which thereafter will constitute all of the issued and outstanding capital stock of the Surviving Corporation.

  SECTION 2.7 Stock Plans.

  (a) Prior to the Effective Time, the Board of Directors of KKR and the Board of Directors of FRI (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including, without limitation, amending the KKR Stock Plans (as defined below), to provide that effective at the Effective Time, the KKR Stock Awards Plan, as amended, The Koo Koo Roo, Inc. Directors' Stock Option Plan, as amended, the 1997 Stock Option Plan for Restaurant Employees and Management and all other stock-based compensatory arrangements identified on Schedule 2.7, if any (the "KKR Stock Plans"), and all outstanding, unexercised stock options (the "KKR Options") heretofore granted pursuant to the KKR Stock Plans, shall be assumed by FRI and upon the occurrence of the Effective Time, and without any action by the holder thereof, such KKR Options shall be converted automatically into options (the "Roll-over Options") to purchase FRI Shares, on the same terms and conditions as were applicable under the KKR Stock Plans, in an amount and at an exercise price as provided below:

    (i) the number of FRI Shares to be the subject of the Roll-over Option shall be equal to the number of KKR Common Shares remaining (as of immediately prior to the Effective Time) subject to the original KKR Option; and

    (ii) the exercise price per FRI Share under the Roll-over Option shall be equal to the exercise price per KKR Share under the original KKR Option.

The adjustment provided in this Section 2.7 with respect to any options which are "incentive stock options" as defined in section 422 of the Code shall be and is intended to be effected in a manner which is consistent with section 424(a) of the Code. After the Effective Time, each Roll-over Option shall be exercisable and shall, if not accelerated, vest upon the same terms and conditions as were applicable to the related KKR Option immediately prior to the Effective Time (except that, (x) with regard to such Roll-over Option, any references to KKR shall be deemed, as appropriate, to include FRI and (y) the vesting of options outstanding under the plans identified on Schedule 2.7 may be accelerated at the Effective Time).

  (b) FRI shall take all corporate action necessary to reserve for issuance a sufficient number of FRI Shares for delivery pursuant to the KKR Stock Plans assumed in accordance with this Section 2.7. As soon as practicable after the Effective Time, (i) FRI shall deliver to the participants in the KKR Stock Plans appropriate notice setting forth such participants' rights pursuant thereto including, without limitation, the undertakings made in this Section 2.7 and (ii) shall file and use commercially reasonable efforts to obtain the effectiveness of a registration statement on Form S-8 (or appropriate successor form) (the "Form S-8") with respect to the FRI Shares subject to Roll-over Options and maintain the current status of such registration statement and the related prospectus(es) for so long as such assumed options remain outstanding.

  (c) The Board of Directors of each of FRI and KKR shall, prior to the Effective Time, as appropriate, take appropriate action to approve the deemed cancellation of the KKR Options and the deemed grant of the Roll-over Options for purposes of Section 16(b) of the Exchange Act.

  SECTION 2.8 Warrants.

  (a) Prior to the Effective Time, the Board of Directors of KKR and the Board of Directors of FRI (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including, without limitation, amending any applicable warrant agreements, to provide that effective at the Effective Time, all warrants to purchase KKR Common Shares issued pursuant to the warrant agreements and arrangements set forth on
Schedule 2.8 (the "KKR Warrants"), shall be assumed by FRI and upon the occurrence of the Effective Time, and without any action by the holder thereof, such KKR Warrants shall be converted automatically into warrants (the "Roll-over Warrants") to purchase FRI Shares, on the same terms and conditions as were applicable under the KKR Warrants, in an amount and at an exercise price as provided below:

    (i) the number of FRI Shares to be the subject of the Roll-over Warrant shall be equal to the number of KKR Common Shares remaining (as of immediately prior to the Effective Time) subject to the original KKR Warrant; and

    (ii) the exercise price per FRI Share under the Roll-over Warrant shall be equal to the exercise price per KKR Share under the original KKR Warrant.

After the Effective Time, each Roll-over Warrant shall be exercisable and shall, if not accelerated, vest upon the same terms and conditions (if any) as were applicable to the related KKR Warrant immediately prior to the Effective Time (except that, with regard to such Roll-over Warrant, any references to KKR shall be deemed, as appropriate, to include FRI).


  (b) FRI shall take all corporate action necessary to reserve for issuance a sufficient number of FRI Shares for delivery pursuant to the KKR Warrants assumed in accordance with this Section 2.8.

  (c) The Board of Directors of each of FRI and KKR shall, prior to the Effective Time, as appropriate, take appropriate action to approve the deemed cancellation of the KKR Warrants and the deemed grant of the Roll-over Warrants for purposes of Section 16(b) of the Exchange Act.

  SECTION 2.9 Tax Treatment. It is intended that the Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

                                  ARTICLE III

                              EXCHANGE OF SHARES

  SECTION 3.1 Surrender of Certificates.

  (a) At the Effective Time, FRI shall provide to the Exchange Agent, in trust for the benefit of the holders of KKR Shares for exchange in accordance with this Article III, certificates representing the aggregate number of FRI Shares issuable pursuant to Section 2.6 of this Agreement. As soon as practicable after the Effective Time, FRI shall cause to be mailed, by first class mail, to each holder of record of KKR Shares immediately prior to the Effective Time, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of Certificates in exchange for certificates representing FRI Shares and cash in lieu of fractional share interests, if applicable. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the holder of KKR Shares formerly represented by such Certificate shall be entitled to receive and shall receive in exchange therefor the Merger Consideration for each KKR Share formerly represented by such Certificate, and the Certificate so surrendered shall be canceled.

  (b) Until surrendered as contemplated by this Article III, from and after the Effective Time, FRI shall be entitled to treat each Certificate which has not been surrendered for exchange (other than Certificates represented by Dissenting Shares, if any), as evidencing the ownership of the number of full FRI Shares into which the KKR Shares represented by the Certificate shall have been converted pursuant to Section 2.6, notwithstanding the failure to surrender the Certificate. If a certificate representing FRI Shares is to be issued or a cash payment in lieu of fractional share interests is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and accompanied by evidence reasonably satisfactory to the Exchange Agent that any applicable stock transfer or other taxes required by reason of payment to a person other than the registered holder of such Certificate have been paid or provided for.

  (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder of such lost, stolen or destroyed Certificate in form and substance reasonably acceptable to FRI and the Exchange Agent and, if requested by FRI, accompanied by a bond in a reasonable amount satisfactory to FRI and the Exchange Agent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional share interests deliverable in respect thereof pursuant to this Agreement.

  (d) FRI shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign law.

  SECTION 3.2 No Dividends. Notwithstanding anything herein to the contrary, no dividends or other distributions declared or made after the Effective Time with respect to FRI Shares with a record date after the Effective Time shall be paid to the holder of FRI Shares represented by any unsurrendered Certificate until such holder shall surrender such Certificate. Dividends or other distributions with a record date after the Effective Time payable in respect of FRI Shares held by the Exchange Agent, if any, shall be held in trust for the benefit of such holders, without interest, until the time such Certificates are duly surrendered in accordance with the terms hereof.

  SECTION 3.3 Return to FRI. Any FRI Shares exchanged for Certificates within twelve months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of such twelve-month period shall be redelivered or repaid by the Exchange Agent to FRI (which thereafter shall act as the Exchange Agent), after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to Applicable Law, may thereafter surrender such Certificates to FRI in exchange for the Merger

Consideration and for payment of any such dividends or distributions. Notwithstanding the foregoing, none of the Exchange Agent, the Surviving Corporation or any other party hereto shall be liable to a holder of KKR Shares for any Merger Consideration or dividends or distributions properly delivered to a public official pursuant to applicable escheat or similar laws.

  SECTION 3.4 Dissenting Shares. If appraisal rights are available under the DGCL to holders of any KKR Shares in connection with the Merger, any issued and outstanding KKR Shares entitled thereto that have not been voted for approval of this Agreement and the transactions contemplated hereby and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration and each holder thereof shall have only such rights as are provided in Section 262 of the DGCL unless and until such holder withdraws his demand for such appraisal in accordance with
Section 262(e) of the DGCL or otherwise loses his right to such appraisal. If a holder of Dissenting Shares shall properly withdraw his demand for appraisal or shall otherwise lose his right to such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration without interest thereon. Prior to the Effective Time, KKR shall give FRI prompt notice of any written demands for appraisal or withdrawals of demands for appraisal received by KKR pursuant to Section 262 of the DGCL and, except with the prior written consent of FRI, which may be given or withheld in its sole discretion, shall not settle or offer to settle any such demands. Any payment in respect of Dissenting Shares shall be made solely from the funds of KKR.

  SECTION 3.5 No Further Transfer. Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of capital stock of KKR that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF FRI AND MERGER-SUB

  FRI and Merger-Sub hereby represent and warrant to KKR as follows:

  SECTION 4.1 Organization, Standing and Qualification.

  (a) FRI and each of the FRI Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted; (iii) is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, where the failure to qualify could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on FRI; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except for such failures to obtain that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on FRI. Each FRI Subsidiary along with its jurisdiction of organization is identified on Schedule 4.1.

  (b) Except as set forth on Schedule 4.1(b), none of FRI or any of the FRI Subsidiaries owns, directly or indirectly, any of the capital stock or other equity securities of any other Person other than (i) the FRI Subsidiaries and
(ii) less than 100 shares of capital stock of a publicly traded corporation whose principal business includes the operation of restaurants. All of the issued and outstanding shares of capital stock of the FRI Subsidiaries are duly authorized, have been validly issued, fully paid and nonassessable, are free of preemptive and similar rights, and, except as set forth on Schedule 4.1(b), are, and as of the Closing will be, owned by FRI or a FRI Subsidiary free and clear of all Liens other than Permitted Liens and Liens granted in connection with, and securing obligations under, the Credit Facility.

  SECTION 4.2 Capitalization.

  (a) As of the date hereof, the total authorized capital stock of FRI consists of 1,500,000 shares of common stock, par value $.01 per share, 988,285 shares of which are issued and outstanding and 500,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. Immediately following the Effective Time, the authorized capital stock of FRI will consist of not less than 300 million shares of common stock, par value $.01 per share, and not less than 50 million shares of preferred stock, with the exact amount determined by the FRI Board of Directors.

  (b) Each share of FRI capital stock that is issued and outstanding (i) has been duly authorized and validly issued, and (ii) is fully paid and nonassessable and free of preemptive and similar rights. Each of the FRI Shares to be issued as Merger Consideration will, as of the Closing Date, (i) be duly authorized and validly issued, and (ii) be fully paid and nonassessable and free of preemptive and similar rights.

  (c) Except as set forth in this Agreement or as set forth on Schedule 4.2(c), there are no outstanding (i) securities convertible into or exchangeable for any capital stock of FRI or any FRI Subsidiary, (ii) options, warrants or other rights to purchase or subscribe for capital stock of FRI or any FRI Subsidiary or securities convertible into or exchangeable for capital stock of FRI or any FRI Subsidiary, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of FRI or any FRI Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights or (iv) commitments or obligations to purchase or redeem any shares of capital stock of any class or equity securities of FRI or any FRI Subsidiary, any such convertible or exchangeable securities or any such options, warrants or other rights.

  (d) Schedule 4.2(d) sets forth and describes all indebtedness for borrowed money (including capitalized lease obligations) of FRI and the FRI Subsidiaries outstanding on the date hereof. Except as set forth on FRI's Schedules to this Agreement or disclosed in the FRI SEC Documents, neither FRI nor any of the FRI Subsidiaries has, or immediately following the Closing will have, any material liabilities of any nature, absolute, accrued, contingent or otherwise, other than liabilities incurred after the date hereof in a manner not prohibited by Section 6.3 hereof.

  SECTION 4.3 Authorization of Agreement and Other Documents.

  (a) The execution and delivery of this Agreement and the other Documents to which FRI or any FRI Subsidiary is a party, and the performance of their respective obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and no other proceedings on the part of FRI, any of the FRI Subsidiaries or any of their respective stockholders or Affiliates are necessary to authorize this Agreement, the Merger or the other Documents. This Agreement is and, as of the Effective Time, each of the Documents to which FRI or any of the FRI Subsidiaries is a party will be, a valid and binding obligation of FRI or such FRI Subsidiary, as the case may be, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

  (b) FRI and each of the FRI Subsidiaries has full power and authority to execute and deliver each of the Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

  SECTION 4.4 No Violation.

  (a) Neither FRI nor any of the FRI Subsidiaries is (i) in violation of its respective Charter Documents, or (ii) in default in the performance of any obligation, agreement or condition contained in an Applicable Agreement, which default could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI.

  (b) The execution and delivery of and the performance by FRI and each FRI Subsidiary of its obligations under each Document to which it is a party, will not (i) constitute a breach or violation under the Charter Documents of FRI or any of the FRI Subsidiaries; (ii) conflict with, violate, constitute a breach or violation of or a default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration, redemption, repurchase or cancellation of, or result in the imposition of a Lien on any of the properties or assets of FRI or any of the FRI Subsidiaries or an acceleration of indebtedness pursuant to, any Applicable Agreement; or (iii) constitute a violation of any Applicable Law, except (A) in the case of clause (ii) above, consents that have already been obtained or consents identified on Schedule 4.4(b) that FRI will use commercially reasonable efforts to obtain on or prior to the time required or (B) in the case of clauses (ii) and (iii) above, such conflicts, breaches, violations, defaults, terminations, amendments, accelerations, redemptions, repurchases or creation of Liens which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FRI.

  (c) The businesses of FRI and each of the FRI Subsidiaries are not being and FRI has not received, any notice from any authority or Person that such businesses have been or are being, conducted in violation of any Applicable Law, except for possible violations which either singly or in the aggregate have not resulted and could not reasonably be expected in the future to result in a Material Adverse Effect.

  SECTION 4.5 Absence of Certain Changes. Except (i) as and to the extent set forth on Schedule 4.5, (ii) as disclosed in the FRI SEC Documents filed on or prior to the date hereof, (iii) for the transactions contemplated by this Agreement or (iv) for Permitted Transactions, since December 28, 1997, neither FRI nor any of the FRI Subsidiaries has:

  (a) suffered any Material Adverse Change;

  (b) paid, discharged or otherwise satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice of liabilities and obligations (i) reflected or reserved against in the Financial Statements or (ii) incurred after December 28, 1997, in the ordinary course of business, consistent with past practice;

  (c) permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except Permitted Liens;

  (d) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

  (e) granted (i) any increase in the compensation or benefits payable or to become payable to any officer or director or general group of employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or (ii) other than in the ordinary course of business and consistent with past practice, any increase in the compensation or benefits payable or to become payable to any employee;

  (f) made any change in severance policy or practices;

  (g) made any single expenditure capitalized in accordance with FRI's current accounting policies or acquired any property or assets (other than new materials and supplies) for a cost in excess of $100,000;

  (h) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of FRI or any of the FRI Subsidiaries;

  (i) made any material change in any method of tax or financial accounting or accounting practice or made or changed any material election for Federal income tax purposes;

  (j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or greater than 5% stockholders or any Affiliate or associate of any of its officers, directors or greater than 5% stockholders except for (x) directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended December 28, 1997 and (y) customary advances for travel and similar business expenses; or

  (k) agreed, whether in writing or otherwise, to take any action described in this Section.

  SECTION 4.6 Insurance. FRI and the FRI Subsidiaries maintain, with reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. Except as set forth in
Schedule 4.6, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy other than notices received after the date of this Agreement, (copies of which FRI shall promptly deliver to KKR); provided, that FRI shall timely replace each such policy that has been cancelled or terminated. Except as set forth in Schedule 4.6, such policies will not be materially affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Documents. All of such policies have been issued by reputable insurance companies actively engaged in the insurance business.

  SECTION 4.7 Financial Statements; Full Disclosure.

  (a) The Financial Statements of FRI present fairly the financial position of FRI and its consolidated Subsidiaries as of the dates thereof and the results of their respective operations for the periods then ended. Except as otherwise disclosed in the footnotes thereto, the audited Financial Statements of FRI have been prepared in accordance with GAAP and with Regulation S-X. Except as otherwise disclosed in the footnotes thereto, the unaudited Financial Statements of FRI have been prepared in a manner consistent with the audited Financial Statements of FRI and in accordance with GAAP for interim financial information and with Regulation S-X and include all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation.

  (b) FRI has timely filed all FRI SEC Documents, each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as of the dates so filed. None of the FRI SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the FRI Subsidiaries is required to file any forms, reports or other documents with the Commission.

  (c) No representation or warranty by FRI or any of the FRI Subsidiaries in any of the Documents, and no statement contained in any written materials furnished by or on behalf of FRI or any of the FRI Subsidiaries to KKR, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made or will be made, not misleading.

  SECTION 4.8 Suppliers; Franchisees. Except as set forth on Schedule 4.8, (a) to the best knowledge of FRI, there has not been any material adverse change in the business relationship of FRI or any FRI Subsidiary with any of its material suppliers; (b) there is no default by FRI, any of the FRI Subsidiaries or, to the best knowledge of FRI, any other party under any agreement between FRI or any of the FRI Subsidiaries and any of their respective franchisees; and (c) to the best knowledge of FRI, there has not been an adverse change in the business relationship of FRI or any of the FRI Subsidiaries with any of its franchisees which in any such event could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI.

  SECTION 4.9 Intellectual Property. FRI and the FRI Subsidiaries own, or are licensed to use, all of their Intellectual Property necessary to carry on its business as now conducted and as proposed to be conducted. There are no Proceedings pending or, to the best knowledge of FRI, threatened concerning any of such items of Intellectual Property and to the best knowledge of FRI there is no basis for any such Proceeding. The use of such Intellectual Property does not conflict with, infringe upon, or violate any proprietary or other rights of any other Person, except such conflicts, infringements or violations that could not singly or in the aggregate be reasonably expected to have a Material Adverse Effect on FRI.

  SECTION 4.10 Litigation. There is no Proceeding or series of related Proceedings against or affecting FRI or any of the FRI Subsidiaries or any of their properties or assets pending, or to the best knowledge of FRI, threatened, that could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI. Neither FRI nor any of the FRI Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI.

  SECTION 4.11 Labor Matters.

  (a) Except as set forth on Schedule 4.11:

    (i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the best knowledge of FRI, threatened against or affecting FRI or any FRI Subsidiary that, singly or in the aggregate, could be reasonably expected to have a Material Adverse Effect on FRI and, during the past five years, there has not been any such action;

    (ii) no union claims to represent the employees of FRI or any FRI
  Subsidiary;

    (iii) neither FRI nor any FRI Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FRI or any FRI Subsidiary;

    (iv) neither the employees of FRI nor any FRI Subsidiary are represented by any labor organization, and neither FRI nor any FRI Subsidiary has any knowledge of any current union organizing activities among the employees of FRI or any FRI Subsidiary, nor to their best knowledge does any question concerning representation exist concerning such employees;

    (v) there are no written personnel policies, rules or procedures applicable to employees of FRI or any FRI Subsidiary;

    (vi) FRI and the FRI Subsidiaries are not engaged in any ULP; and there is no ULP charge or complaint against FRI or any FRI Subsidiary pending or, to the best knowledge of FRI, threatened before the NLRB;

    (vii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to FRI or any FRI Subsidiary;

    (viii) no charges with respect to or relating to FRI or any FRI Subsidiary are pending before the EEOC; and there are no pending or, to the best knowledge of FRI, threatened wage and hour claims filed against FRI or any of the FRI Subsidiaries with any Governmental Authority;

    (ix) to the knowledge of FRI and the FRI Subsidiaries, no Governmental Authority responsible for the enforcement of Applicable Employment Laws intends to conduct an investigation with respect to or relating to FRI or any of the FRI Subsidiaries and no such investigation is in progress;

    (x) there are no pending OSHA citations relating to FRI or any of the FRI Subsidiaries and, to the best knowledge of FRI, OSHA has not threatened to file any citation;

    (xi) there is no pending investigation of, or complaint pending against, FRI or any of the FRI Subsidiaries by the Office of Federal Contract Compliance Programs or any similar state agency;

    (xii) there are no Proceedings pending or, to the best knowledge of FRI, threatened against, and no Person has alleged breach of any express or implied contract of employment or of any Applicable Employment Law by, FRI or any FRI Subsidiary; and

    (xiii) there are no employment contracts or severance agreements with any employees of FRI or the FRI Subsidiaries.

  (b) Since the enactment of the WARN Act, FRI and its Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of FRI or any FRI Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of FRI or any FRI Subsidiary; nor has FRI or any FRI Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

  SECTION 4.12 Taxes. Except as otherwise disclosed in Schedule 4.12:

  (a) Each of FRI and the FRI Subsidiaries have timely filed (or have had timely filed on their behalf) or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are or will be true, complete and correct. The most recent financial statements contained in the FRI SEC Documents provide an adequate accrual for the payment of Taxes for the periods covered by such reports.

  (b) Each of FRI and the FRI Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual on the books and records of FRI and the FRI Subsidiaries for the payment of, all Taxes due with respect to any fiscal quarter ending prior to or as of the Effective Time.

  (c) No Audit by a Tax Authority is pending or, to the best knowledge of FRI, threatened with respect to any Tax Returns filed by, or Taxes due from, FRI or the FRI Subsidiaries. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against FRI or the FRI Subsidiaries other than those that could not be reasonably expected to have a Material Adverse Effect. There are no liens for Taxes upon the assets of FRI or the FRI Subsidiaries, except liens for current Taxes not yet due for which adequate reserves have been established in accordance with GAAP.

  (d) Neither FRI nor the FRI Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Effective Time. Subsection (d) of Schedule 4.12 sets forth all open tax years with respect to FRI and the FRI Subsidiaries.

  (e) Neither FRI nor the FRI Subsidiaries is a party to, is bound by any tax sharing, tax indemnity, cost sharing, or similar agreement or policy relating to Taxes.

  (f) Neither FRI nor the FRI Subsidiaries has entered into agreements that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

  SECTION 4.13 Employee Benefit Plans; ERISA.

  (a) Schedule 4.13 sets forth a true and complete list of the Benefit Plans of FRI and the FRI Subsidiaries.

  (b) FRI has made available to KKR, with respect to all Benefit Plans of FRI and the FRI Subsidiaries, true, complete and correct copies of the following: all plan documents and the most recent summary plan descriptions and any subsequent summaries of material modifications or other material employee communications discussing any employee benefit provided thereunder; forms 5500 as filed with the IRS for the most recent three plan years; all trust agreements with respect to the Benefit Plans of FRI and the FRI Subsidiaries; copies of any contracts with service providers and insurers providing benefits for participants or liability insurance or bonding for the sponsors, administrators or trustees of any Benefit Plan of FRI and the FRI Subsidiaries; the two most recent annual audits and accountings of plan assets for all funded plans; the most recent IRS determination letter for all plans qualified under Code section 401(a); all handbooks, manuals, and similar documents governing material employment policies, practices and procedures and each Form S-8 and each prospectus related thereto filed or used in the past three years.

  (c) With respect to each Benefit Plan of FRI and the FRI Subsidiaries: (i) each Benefit Plan has been administered in compliance in all material respects, with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Laws (including, without limitation, provisions relating to funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to Title V of COBRA); (ii) no Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and to the knowledge of FRI, there have been no "prohibited transactions" (as described in section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan of FRI and the FRI Subsidiaries; (iii) there are no Proceedings (other than routine claims for benefits) pending or to the knowledge of FRI threatened with respect to any Benefit Plan, the assets of any trust thereunder, or the Benefit Plan sponsor or the Benefit Plan administrator with respect to the design or operation of any Benefit Plan; (iv) each Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, and any trust created pursuant to any such Benefit Plan is exempt from federal income tax under section 501(a) of the Code and the IRS has issued each such Benefit Plan a favorable determination letter which to FRI's knowledge is currently applicable; (v) FRI is not aware of any circumstance or event which would jeopardize the tax-qualified status of any such Benefit Plan or the tax-exempt status of any related trust, or would cause the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any Benefit Plan; (vi) no unsatisfied liabilities to participants, the IRS, DOL, the PBGC or to any other Person have been incurred as a result of the termination of any Benefit Plan; and (vii) there has been no event with respect to a Benefit Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

  (d) Neither FRI nor the FRI Subsidiaries maintains or is obligated to contribute to or has ever maintained or been obligated to contribute to a Multiemployer Plan or any "multiple employer plan" (within the meaning of section 413(c) of the Code).

  (e) All reports and information required to be filed with the DOL, IRS and PBGC and with plan participants and their beneficiaries with respect to each Benefit Plan of FRI and the FRI Subsidiaries have been filed.

  (f) Except as set forth on Schedule 4.13(f) and except to the extent required by COBRA and any similar state law, neither FRI nor the FRI Subsidiaries maintain any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

  (g) Except as set forth on Schedule 4.13(g), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (viii) entitle any employee of FRI or any FRI Subsidiary to severance pay, unemployment compensation or any other payment,
(ix) accelerate the time of
payment or vesting, or increase the amount of compensation due to any such employee, or (x) result in any liability under Title IV of ERISA.

  (h) Except as contemplated herein, FRI and its Subsidiaries have no commitment or obligation to (i) create or incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) enter into any material contract or agreement to provide compensation or benefits to any individual or (iii) modify or terminate any Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code.

  SECTION 4.14 Change in Control. Except as set forth on Schedule 4.14, neither FRI nor any of the FRI subsidiaries is a party to any Applicable Agreement set forth on Schedules 4.11 or referred to in Section 4.19(a) that contains a "change of control," "potential change in control" or similar provision that is triggered by the transactions contemplated hereby. Except as set forth on Schedule 4.14 or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FRI or the FRI Subsidiaries to any Person.

  SECTION 4.15 Governmental Consents. Except as set forth on Schedule 4.15, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is required in connection with, or as a condition to, the execution, delivery or performance of this Agreement or any of the other Documents by FRI and the FRI Subsidiaries except (i) filings, registrations or qualifications, if any, required to be made or obtained on or before the Effective Time under (A) the Securities Act, (B) the Exchange Act, (C) state securities or state corporation laws, (D) the HSR Act or (E) any Applicable Law governing the sale of alcoholic beverages, each of which FRI shall use commercially reasonable efforts to make or obtain on or before the Effective Time and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI.

  SECTION 4.16 Title to Properties. FRI and each of the FRI Subsidiaries (a) has legal and valid title to all the real properties and other assets (tangible, intangible or mixed) it reflects in its Financial Statements as owned, free and clear of all Liens, except for Permitted Liens and Liens set forth on Schedule 4.16 and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which FRI or any FRI Subsidiary is a party are legal, valid and binding and in full force and effect, and, except as set forth on Schedule 4.16, no default by FRI, any FRI Subsidiary or, to the best knowledge of FRI, any other party thereto has occurred or is continuing thereunder. No property or asset, the value of which is reflected in the balance sheets included in the Financial Statements of FRI, is held under any lease or under any conditional sale or other title retention agreement. Except for such assets, plants and facilities as are immaterial in the aggregate to the business of FRI and the FRI Subsidiaries taken as a whole, all tangible assets, plants and facilities of each of FRI and the FRI Subsidiaries are in good condition and repair and are adequate for the uses to which they are being put.

  SECTION 4.17 Environmental Matters.

  (a) To the best knowledge of FRI, each of FRI and the FRI Subsidiaries is in substantial compliance with the provisions of all Environmental Laws, which compliance includes, but is not limited to, the possession by FRI or the FRI Subsidiaries, as appropriate, of all licenses, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, where the failure to comply with their terms and conditions could, singly or in the aggregate, have a Material Adverse Effect on FRI. Except where the failure to comply could not, singly or in the aggregate, have a Material Adverse Effect on FRI, neither FRI nor any of the FRI Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that FRI or any of the FRI Subsidiaries is not in compliance with the provisions of all Environmental Laws, and there are no currently existing circumstances known to FRI that, if not corrected, could prevent such compliance in the future.

  (b) There is no Environmental Claim pending or, to the best knowledge of FRI, threatened against FRI or any of the FRI Subsidiaries or against any Person whose liability for any Environmental Claim FRI or any of the FRI Subsidiaries has retained or assumed either contractually or by operation of law and, to the best knowledge of FRI, there is no basis for any such claim that could, singly or in the aggregate, have a Material Adverse Effect on FRI.

  (c) Without in any way limiting the generality of the foregoing, to the best knowledge of FRI, (a) there are no Materials of Environmental Concern present in any soil or groundwater at any property owned or operated by FRI or any FRI Subsidiaries, (b) there are no underground storage tanks present at any such property, and (c) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any such property.

  (d) True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any property owned or operated by FRI or any FRI Subsidiary (within the past five (5) years) have been made available to KKR.

  SECTION 4.18 Books and Records. The books of account, minute books, stock record books, and other records of FRI and the FRI Subsidiaries, all of which have been made available to KKR, are complete and correct and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the Exchange Act (regardless of whether or not FRI and the FRI Subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of FRI and the FRI Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of FRI and the FRI Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

  SECTION 4.19 Contracts; No Defaults.

  (a) Except as set forth in Schedule 4.19(a), each Applicable Agreement material to FRI and the FRI Subsidiaries, taken as a whole, is in full force and effect and is valid and enforceable in accordance with its terms.

  (b) Except as set forth in Schedule 4.19(b):

    (i) each of FRI and the FRI Subsidiaries and, to the knowledge of FRI, each other party thereto, is in compliance in all material respects with all applicable terms and requirements of each Applicable Agreement referred to in Section 4.19(a); and

    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any of FRI and the FRI Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Agreement referred to in Section 4.19(a).

  SECTION 4.20 Form S-4; KKR Proxy Statement. None of the information supplied by FRI or any FRI Subsidiary for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time filed with the Commission, any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary to make the statements therein not misleading, and (ii) the KKR Proxy Statement will, at the date it is first mailed to the KKR stockholders and at the time of the meeting of KKR's stockholders held to vote on approval of this Agreement and the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder, except that no representation is made by FRI with respect to statements made or incorporated by reference therein based on information supplied by KKR or any KKR Subsidiary for inclusion or incorporation by reference in the Form S-4.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF KKR

  KKR hereby represents and warrants to FRI and Merger-Sub as follows:

  SECTION 5.1 Organization, Standing and Qualification.

  (a) Except as set forth on Schedule 5.1 (which exceptions could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on KKR), KKR and each of the KKR Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as proposed to be conducted; (iii) is duly qualified or licensed to do business as a foreign corporation or other legal entity and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, where the failure to qualify could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on KKR; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except for such failures to obtain that could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect on KKR. Each KKR Subsidiary, along with its jurisdiction of organization, is identified on Schedule 5.1.

  (b) Except as set forth on Schedule 5.1(b), none of KKR or the KKR Subsidiaries owns, directly or indirectly, any of the capital stock or other equity securities of any other Person other than (i) the KKR Subsidiaries and
(ii) less than 100 shares of capital stock of a publicly traded corporation whose principal business includes the operation of restaurants. All of the issued and outstanding shares of capital stock of the KKR Subsidiaries are duly authorized, have been validly issued, fully paid and nonassessable, are free of preemptive and similar rights, and except as set forth on Schedule 5.1(b) hereof are, and as of the Closing will be, owned by KKR or a KKR Subsidiary free and clear of all Liens, except for Permitted Liens and Liens granted in connection with and securing obligations under the Bridge Loan Facility.

  SECTION 5.2 Capitalization.

  (a) As of the close of business on June 8, 1998, the total authorized capital stock of KKR consists of 75,000,000 shares of common stock, $.01 par value per share, 49,998,824 shares of which are issued and outstanding as of the date hereof and 5,000,000 shares of preferred stock, par value $.01 per share, no shares of Series A Convertible Preferred Stock of which are issued and outstanding as of the date hereof and 20,048 shares of Series B Convertible Preferred Stock of which are issued and outstanding as of the date hereof.

  (b) Each share of KKR capital stock that is issued and outstanding (i) has been duly authorized and validly issued and (ii) is fully paid and nonassessable and free of preemptive and similar rights.

  (c) Except for this Agreement or as set forth on Schedule 5.2(c), there are no outstanding (i) securities convertible into or exchangeable for any capital stock of KKR or any KKR Subsidiary, (ii) options, warrants or other rights to purchase or subscribe for capital stock of KKR or any KKR Subsidiary or securities convertible into or exchangeable for capital stock of KKR or any KKR Subsidiary, (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of KKR or any KKR Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights or (iv) commitments or obligations to purchase or redeem any shares of capital stock of any class of equity securities of KKR or any such convertible or exchangeable securities or any such options, warrants or other rights.

  (d) Schedule 5.2(d) sets forth and describes all indebtedness for borrowed money (including capitalized lease obligations) of KKR and each of the KKR Subsidiaries outstanding on the date hereof. Except as set forth on KKR's Schedules to this Agreement or disclosed in the KKR SEC Documents, neither KKR nor any of the

KKR Subsidiaries has, or immediately following the Closing will have, any material liabilities of any nature, absolute, accrued, contingent or otherwise, other than liabilities incurred after the date hereof in a manner not prohibited by Section 7.3 hereof.

  SECTION 5.3 Authorization of Agreement and Other Documents.

  (a) The execution and delivery of this Agreement and the other Documents to which KKR or any KKR Subsidiary is a party, and the performance of their respective obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and no other proceedings on the part of KKR, any of the KKR Subsidiaries or any of their respective stockholders or Affiliates are necessary to authorize this Agreement, the Merger or the other Documents, except for the approval of this Agreement and the Merger by the KKR stockholders as required by the DGCL. This Agreement is and, as of the Effective Time, each of the Documents to which KKR or any of the KKR Subsidiaries is a party will be, a valid and binding obligation of KKR or such KKR Subsidiary, as the case may be, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

  (b) KKR and each of the KKR Subsidiaries has full power and authority to execute and deliver each of the Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

  (c) KKR has received an opinion from Sutro & Co. Incorporated to the effect that the financial terms of the Merger are fair to KKR's stockholders.

  SECTION 5.4 No Violation.

  (a) Neither KKR nor any of the KKR Subsidiaries is (i) in violation of its respective Charter Documents, or (ii) in default in the performance of any obligation, agreement or condition contained in an Applicable Agreement, which default could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR.

  (b) The execution and delivery of and the performance by KKR and each KKR Subsidiary of its obligations under each Document to which it is a party, will not (i) constitute a breach or violation under the Charter Documents of KKR or any of the KKR Subsidiaries; (ii) conflict with, violate, constitute a breach or violation of or a default (with the passage of time or otherwise) under, require the consent of any Person under, give to others any rights of termination, amendment, acceleration, redemption, repurchase or cancellation of, or result in the imposition of a Lien on any of the properties or assets of KKR or any of the KKR Subsidiaries or an acceleration of indebtedness pursuant to, any Applicable Agreement; or (iii) constitute a violation of any Applicable Law, except (A) in the case of clause (ii) above, consents that have already been obtained or consents identified on Schedule 5.4(b) that KKR will use commercially reasonable efforts to obtain on or prior to the time required or (B) in the case of clauses (ii) and (iii) above, such conflicts, breaches, violations, defaults, terminations, amendments, accelerations, redemptions, repurchases or creation of Liens which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on KKR.

  (c) The businesses of KKR and each of the KKR Subsidiaries are not being, and KKR has not received any notice from any authority or Person that such businesses have been or are being, conducted in violation of any Applicable Law, except for possible violations which either singly or in the aggregate have not resulted and could not reasonably be expected to in the future result in a Material Adverse Effect.

  SECTION 5.5 Absence of Certain Changes. Except (i) as and to the extent set forth on Schedule 5.5, (ii) as disclosed in the KKR SEC Documents filed on or prior to the date hereof, (iii) for the transactions contemplated by this Agreement or (iv) for Permitted Transactions, since December 31, 1997, neither KKR nor any of the KKR Subsidiaries has:

  (a) suffered any Material Adverse Change;

  (b) paid, discharged or otherwise satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice of liabilities and obligations (i) reflected or reserved against in the Financial Statements or (ii) incurred after December 31, 1997, in the ordinary course of business, consistent with past practice;

  (c) permitted or allowed any of its material property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except Permitted Liens;

  (d) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

  (e) granted (i) any increase in the compensation or benefits payable or to become payable to any officer or director or general group of employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or (ii) other than in the ordinary course of business and consistent with past practice, any increase in the compensation or benefits payable or to become payable to any employee;

  (f) made any change in severance policy or practices;

  (g) made any single expenditure capitalized in accordance with KKR's current accounting policies or acquired any property or assets (other than new materials and supplies) for a cost in excess of $50,000, in the aggregate;

  (h) except for regularly scheduled dividends paid in cash on the KKR Preferred Stock, declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of KKR or any of the KKR Subsidiaries;

  (i) made any material change in any method of tax or financial accounting or accounting practice or made or changed any material election for Federal income tax purposes;

  (j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors or greater than 5% stockholders or any Affiliate or associate of any of its officers, directors or greater than 5% stockholders except for (x) directors' fees, and compensation to officers at rates not exceeding the rates of compensation paid during the fiscal year ended December 31, 1997 and (y) customary advances for travel and similar business expenses; or

  (k) agreed, whether in writing or otherwise, to take any action described in this Section.

  SECTION 5.6 Insurance. KKR and the KKR Subsidiaries maintain, with reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. Schedule 5.6 contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by KKR or any of the KKR Subsidiaries. Except as set forth in Schedule 5.6, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received with respect to any such policy other than notices received after the date of this Agreement (copies of which KKR shall promptly deliver to FRI); provided, that KKR shall timely replace each such policy that has been cancelled or terminated. Except as set forth in Schedule 5.6, such policies will remain in full force and effect through the respective dates set forth in
Schedule 5.6 without the payment of additional premiums; and will not be materially affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Documents. All of such policies have been issued by reputable insurance companies actively engaged in the insurance business.

  SECTION 5.7 Financial Statements; Full Disclosure.

  (a) The Financial Statements of KKR present fairly the financial position of KKR and its consolidated Subsidiaries as of the dates thereof and the results of their respective operations for the periods then ended. Except as otherwise disclosed in the footnotes thereto, the audited Financial Statements of KKR have been prepared in accordance with GAAP and with Regulation S-X. Except as otherwise disclosed in the footnotes thereto, the unaudited Financial Statements of KKR have been prepared in a manner consistent with the audited Financial Statements of KKR and in accordance with GAAP for interim financial information and with Regulation S-X and include all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation.

  (b) KKR has timely filed all KKR SEC Documents, each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as of the dates so filed. None of the KKR SEC Documents (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the KKR Subsidiaries is required to file any forms, reports or other documents with the Commission.

  (c) No representation or warranty by KKR or any of the KKR Subsidiaries in any of the Documents, and no statement contained in any written materials furnished by or on behalf of KKR or its Subsidiaries to contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made or will be made, not misleading.

  SECTION 5.8 Suppliers; Franchisees. Except as set forth on Schedule 5.8, (a) to the best knowledge of KKR, there has not been any material adverse change in the business relationship of KKR or any KKR Subsidiary with any of its material suppliers; (b) there is no default by KKR, any of the KKR Subsidiaries or, to the best knowledge of KKR, any other party under any agreement between KKR or any of the KKR Subsidiaries and any of their respective franchisees; and (c) to the best knowledge of KKR, there has not been an adverse change in the business relationship of KKR or any of the KKR Subsidiaries with any of its franchisees which in any such event could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR.

  SECTION 5.9 Intellectual Property. KKR and the KKR Subsidiaries own, or are licensed to use, all of their Intellectual Property necessary to carry on its business as now conducted and as proposed to be conducted. There are no Proceedings pending or, to the best knowledge of KKR, threatened concerning any of such items of Intellectual Property and to the best knowledge of KKR there is no basis for any such Proceeding. The use of such of Intellectual Property does not conflict with, infringe upon, or violate any proprietary or other rights of any other Person except such conflicts, infringements or violations that could not singly or in the aggregate be reasonably expected to have a Material Adverse Effect on KKR.

  SECTION 5.10 Litigation. There is no Proceeding or series of related Proceedings against or affecting KKR or any of the KKR Subsidiaries or any of their properties or assets, pending, or to the best knowledge of KKR, threatened, that could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR. Neither KKR nor any of the KKR Subsidiaries is subject to any judgment, injunction, decree, writ, interpretation or order of any Governmental Authority that could, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR.

  SECTION 5.11 Labor Matters.

  (a) Except as set forth on Schedule 5.11:

    (i) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the best knowledge of KKR, threatened against or affecting KKR or any KKR Subsidiary that, singly or in the aggregate, could be reasonably expected to have a Material Adverse Effect on KKR and, during the past five years, there has not been any such action;

    (ii) no union claims to represent the employees of KKR or any KKR
  Subsidiary;

    (iii) neither KKR nor any KKR Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of KKR or any KKR Subsidiary;

    (iv) none of the employees of KKR or any KKR Subsidiary are represented by any labor organization, and neither KKR nor any KKR Subsidiary has any knowledge of any current union organizing activities among the employees of KKR or any KKR Subsidiary, nor to their best knowledge does any question concerning representation exist concerning such employees;

    (v) there are no written personnel policies, rules or procedures applicable to employees of KKR or any KKR Subsidiary;

    (vi) KKR and the KKR Subsidiaries are not engaged in any ULP; and there is no ULP charge or complaint against KKR or any KKR Subsidiary pending or, to the best knowledge of KKR, threatened before the NLRB;

    (vii) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to KKR or any KKR Subsidiary;

    (viii) no charges with respect to or relating to KKR or any KKR Subsidiary are pending before the EEOC; and there are no pending or, to the best knowledge of KKR, threatened wage and hour claims filed against KKR or any of the KKR Subsidiaries with any Governmental Authority;

    (ix) to the knowledge of KKR and the KKR Subsidiaries, no Governmental Authority responsible for the enforcement of Applicable Employment Laws intends to conduct an investigation with respect to or relating to KKR or any of the KKR Subsidiaries and no such investigation is in progress;

    (x) there are no pending OSHA citations relating to KKR or any of the KKR Subsidiaries and, to the best knowledge of KKR, OSHA has not threatened to file any citation;

    (xi) there is no pending investigation of, or complaint pending against, KKR or any of the KKR Subsidiaries by the Office of Federal Contract Compliance Programs or any similar state agency;

    (xii) there are no Proceedings pending or, to the best knowledge of KKR, threatened against, and no Person has alleged breach of any express or implied contract of employment or of any Applicable Employment Law by, KKR or any KKR Subsidiary; and

    (xiii) there are no employment contracts or severance agreements with any employees of KKR or the KKR Subsidiaries.

  (b) Since the enactment of the WARN Act, KKR and the KKR Subsidiaries have not effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of KKR or any KKR Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of KKR or any KKR Subsidiary; nor has KKR or any KKR Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

  SECTION 5.12 Taxes. Except as otherwise disclosed in Schedule 5.12:

  (a) Each of KKR and the KKR Subsidiaries have timely filed (or have had timely filed on their behalf) or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by any of them prior to or as of the Effective Time. All such Tax Returns and amendments thereto are or will be true, complete and correct. The most recent financial statements contained in the KKR SEC Documents provide an adequate accrual for the payment of Taxes for the periods covered by such reports.

  (b) Each of KKR and the KKR Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual on the books and records of KKR and the KKR Subsidiaries for the payment of, all Taxes due with respect to any fiscal quarter ending prior to or as of, the Effective Time.

  (c) No Audit by a Tax Authority is pending or, to the best knowledge of KKR, threatened with respect to any Tax Returns filed by, or Taxes due from, KKR or the KKR Subsidiaries. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against KKR or the KKR Subsidiaries other than those that could not reasonably be expected to have a Material Adverse Effect. There are no liens for Taxes upon the assets of KKR or the KKR Subsidiaries, except liens for current Taxes not yet due for which adequate reserves have been established in accordance with GAAP.

  (d) Neither KKR nor the KKR Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Effective Time. Subsection (d) of Schedule 5.12 sets forth all open tax years with respect to KKR and the KKR Subsidiaries.

  (e) Neither KKR nor the KKR Subsidiaries is a party to, is bound by any tax sharing, tax indemnity, cost sharing, or similar agreement or policy relating to Taxes.

  (f) Neither KKR nor the KKR Subsidiaries has entered into agreements that would result in the disallowance of any tax deductions pursuant to section 280G of the Code.

  SECTION 5.13 Employee Benefit Plans; ERISA.

  (a) Schedule 5.13 sets forth a true and complete list of the Benefit Plans of KKR and the KKR Subsidiaries.

  (b) KKR has delivered to FRI, with respect to all Benefit Plans of KKR and the KKR Subsidiaries, true, complete and correct copies of the following: all plan documents and the most recent summary plan descriptions and any subsequent summaries of material modifications or other material employee communications discussing any employee benefit provided thereunder; forms 5500 as filed with the IRS for the most recent three plan years; all trust agreements with respect to the Benefit Plans of KKR and the KKR Subsidiaries; copies of any contracts with service providers and insurers providing benefits for participants or liability insurance or bonding for the sponsors, administrators or trustees of any Benefit Plan of KKR and the KKR Subsidiaries; the two most recent annual audits and accountings of plan assets for all funded plans; the most recent IRS determination letter for all plans qualified under Code section 401(a); all handbooks, manuals, and similar documents governing material employment policies, practices and procedures and each Form S-8 and each prospectus related thereto filed or used in the past three years.

  (c) With respect to each Benefit Plan of KKR and the KKR Subsidiaries: (i) each Benefit Plan has been administered in compliance in all material respects, with its terms including, but not limited to, any provisions relating to contributions thereunder, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other Applicable Laws (including, without limitation, provisions relating to funding, filing, termination, reporting, disclosure and continuation coverage obligations pursuant to Title V of COBRA); (ii) no Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and to the knowledge of KKR, there have been no "prohibited transactions" (as described in section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Benefit Plan of KKR and the KKR Subsidiaries; (iii) there are no Proceedings (other than routine claims for benefits) pending or to the knowledge of KKR threatened with respect to any Benefit Plan, the assets of any trust thereunder, or the Benefit Plan sponsor or the Benefit Plan administrator with respect to the design or operation of any Benefit Plan; (iv) each Benefit Plan which is intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified, and any trust created pursuant to any such Benefit Plan is exempt from federal income tax under section 501(a) of the Code and the IRS has issued each such Benefit Plan a favorable determination letter which to KKR's knowledge is currently applicable; (v) KKR is not aware of any circumstance or event which would jeopardize the tax-qualified status of any such Benefit Plan or the tax-exempt status of any related trust, or would cause the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any Benefit Plan; (vi) no unsatisfied liabilities to participants, the IRS, DOL, the PBGC or to any other Person have been incurred as a result of the termination of any Benefit Plan; and (vii) there has been no event with respect to a Benefit Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.

  (d) Neither KKR nor the KKR Subsidiaries maintains or is obligated to contribute to or has ever maintained or been obligated to contribute to a Multiemployer Plan or any "multiple employer plan" (within the meaning of section 413(c) of the Code).

  (e) All reports and information required to be filed with the DOL, IRS and PBGC and with plan participants and their beneficiaries with respect to each Benefit Plan of KKR and the KKR Subsidiaries have been filed.

  (f) Except as set forth on Schedule 5.13(f) and except to the extent required by COBRA and any similar state law, neither KKR nor the KKR Subsidiaries maintain any retiree life and/or retiree health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

  (g) Except as set forth on Schedule 5.13(g), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (viii) entitle any employee of KKR or any KKR Subsidiary to severance pay, unemployment compensation or any other payment,
(ix) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, or (x) result in any liability under Title IV of ERISA.

  (h) Except as set forth on Schedule 5.13(h), no amounts payable under the Benefit Plans of KKR will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

  (i) Except as set forth on Schedule 5.13(i), no Benefit Plan of KKR and the KKR Subsidiaries distributes, invests in or holds as plan assets or otherwise, any equity securities of KKR or any Affiliate.

  (j) Except as contemplated herein, KKR and the KKR Subsidiaries have no commitment or obligation to (i) create or incur material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) enter into any material contract or agreement to provide compensation or benefits to any individual or (iii) modify or terminate any Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code.

  SECTION 5.14 Change in Control. Except as set forth on Schedule 5.14, neither KKR nor any of the KKR subsidiaries is a party to any Applicable Agreement which is set forth on Schedules 5.11 or 5.19 that contains a "change in control," "potential change in control" or similar provision that is triggered by the transactions contemplated hereby. Except as set forth on
Schedule 5.14 or as otherwise contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from KKR or the KKR Subsidiaries to any Person.

  SECTION 5.15 Governmental Consents. Except as set forth on Schedule 5.15, no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is required in connection with, or as a condition to, the execution, delivery or performance of this Agreement or any of the other Documents by KKR and the KKR Subsidiaries except (i) filings, registrations or qualifications, if any, required to be made or obtained on or before the Effective Time under (A) the Securities Act, (B) the Exchange Act, (C) state securities or state corporation laws, (D) the HSR Act or (E) any Applicable Law governing the sale of alcoholic beverages, each of which KKR shall use commercially reasonable efforts to make or obtain on or before the Effective Time and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR.

  SECTION 5.16 Title to Properties. Each of KKR and each KKR Subsidiary (a) has legal and valid title to all the real properties and other assets (tangible, intangible or mixed) it reflects in its Financial Statements as owned, free and clear of all Liens, except for Permitted Liens and Liens set forth on Schedule 5.16 and (b) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which KKR or any KKR Subsidiary is a party are legal, valid and binding and in full force and effect, and, except as set forth on Schedule 5.16, no default by KKR, any KKR Subsidiary or, to the best knowledge of KKR, any other party thereto has occurred or is continuing thereunder. No property or asset, the value of which is reflected in the balance sheets included in the Financial Statements of KKR, is held under any lease or under any conditional sale or other title retention agreement. Except for such assets, plants and facilities as are immaterial in the aggregate to the business of KKR and the KKR Subsidiaries taken as a whole, all tangible assets, plants and facilities of each of KKR and the KKR Subsidiaries are in good condition and repair and are adequate for the uses to which they are being put.

  SECTION 5.17 Environmental Matters.

  (a) To the best knowledge of KKR, each of KKR and the KKR Subsidiaries is in substantial compliance with the provisions of all Environmental Laws, which compliance includes, but is not limited to, the possession by KKR or the KKR Subsidiaries, as appropriate, of all licenses, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof where the failure to comply with their terms and conditions could, singly or in the aggregate, have a Material Adverse Effect on KKR. Except where the failure to comply would not, singly or in the aggregate, have a Material Adverse Effect on KKR, neither KKR nor any of the KKR Subsidiaries has received any communication (written or oral), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that KKR or any of the KKR Subsidiaries is not in such compliance with the provisions of all Environmental Laws, and there are no currently existing circumstances known to KKR that, if not corrected, could prevent such compliance in the future.

  (b) There is no Environmental Claim pending or, to the best knowledge of KKR, threatened against KKR or any of the KKR Subsidiaries or against any Person whose liability for any Environmental Claim KKR or any of the KKR Subsidiaries has retained or assumed either contractually or by operation of law and, to the best knowledge of KKR, there is no basis for any such claim that could, singly or in the aggregate, have a Material Adverse Effect on KKR.

  (c) Without in any way limiting the generality of the foregoing, to the best knowledge of KKR, (a) there are no Material Environmental Concerns present in any soil or groundwater at any property owned or operated by KKR or any KKR Subsidiaries, (b) there are no underground storage tanks present at any such real property owned by KKR or any KKR Subsidiary, and (c) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any such property.

  (d) True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any property owned or operated by KKR or any KKR Subsidiary (within the past five (5) years) have been made available to FRI.

  SECTION 5.18 Books and Records. The books of account, minute books, stock record books, and other records of KKR and KKR Subsidiaries, all of which have been made available to FRI, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether or not KKR and the KKR subsidiaries are subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of KKR and the KKR Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of KKR and the KKR Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of KKR and the KKR subsidiaries.

  SECTION 5.19 Contracts; No Defaults.

  (a) Schedule 5.19 contains a complete and accurate list, and KKR and the KKR Subsidiaries shall at FRI's request deliver to FRI or make available for FRI's review true and complete copies, of:

    (i) each Applicable Agreement that involves performance of services or delivery of goods or materials by or to one or more of KKR and the KKR Subsidiaries of an amount or value in excess of $150,000.

    (ii) each Applicable Agreement that was not entered into in the ordinary course of business and that involves expenditures or receipts of one or more KKR and the KKR Subsidiaries in excess of $75,000.

    (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

    (iv) each licensing agreement or other Applicable Agreement with respect to Intellectual Property;

    (v) each collective bargaining agreement and other Applicable Agreement to or with any labor union or other employee representative of a group of employees;

    (vi) each joint venture, partnership, and other Applicable Agreement involving a sharing of profits, losses, costs, or liabilities by any of KKR and the KKR Subsidiaries with any other Person;

    (vii) each Applicable Agreement containing covenants that in any way purport to restrict the business activity of KKR or any of the KKR Subsidiaries or any Affiliate of KKR or any of the KKR Subsidiaries, (other than directors or officers of KKR) or limit the freedom of KKR or any of the KKR Subsidiaries or any Affiliate of KKR or any of the KKR Subsidiaries (other than directors or officers of KKR) to engage in any line of business or to compete with any Person;

    (viii) each power of attorney that is currently effective and outstanding, other than powers of attorneys normally executed in connection with the KKR SEC Documents;

    (ix) each Applicable Agreement for capital expenditures in excess of $50,000;

    (x) each other Applicable Agreement material to KKR and the KKR Subsidiaries, taken as a whole, which has not otherwise been set forth on Schedules 5.1 through 5.20; and

    (xi) each enforceable amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

  (b) Except as set forth in Schedule 5.19(b), each Applicable Agreement referred to in Section 5.19(a) is in full force and effect and is valid and enforceable in accordance with its terms.

  (c) Except as set forth in Schedule 5.19(c):

    (i) each of KKR and the KKR Subsidiaries and, to the knowledge of KKR, each other party thereto is in compliance in all material respects with all applicable terms and requirements of each Applicable Agreement referred to in Section 5.19(a); and

    (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any of KKR and the KKR Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Agreement referred to in Section 5.19(a).

  SECTION 5.20 Form S-4; Proxy Statement. None of the information supplied by KKR or any KKR Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such Form is filed with the Commission, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the KKR Proxy Statement will, at the date it is first mailed to the KKR stockholders and at the time of the meeting of KKR's stockholders held to vote on approval of this Agreement and the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The KKR Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, except that no representation is made by KKR with respect to statements made or incorporated by reference therein based on information supplied by FRI or any FRI Subsidiary for inclusion or incorporation by reference in the KKR Proxy Statement.

                                  ARTICLE VI

                               COVENANTS OF FRI

  SECTION 6.1 Sale of the Hamlet Shares to FRI-MRD. Concurrently with the execution of this Agreement, FRI shall cause FRI-MRD to execute and deliver to KKR a purchase and sale agreement substantially in the form of Exhibit 6.1 relating to the sale of the Hamlet Shares to FRI-MRD.

  SECTION 6.2 Loan to KKR. Concurrently with the execution of this Agreement, FRI-MRD, The Hamlet Group, Inc. and the Guarantors named therein shall execute and deliver to KKR on behalf of The Hamlet Group, Inc. a term loan agreement substantially in the form of Exhibit 6.2 (the "Bridge Loan Agreement") and, subject to the conditions thereto, FRI shall cause FRI-MRD to advance to The Hamlet Group, Inc. $3.0 million thereunder in cash.

  SECTION 6.3 Conduct of Business Pending Merger. Except for Permitted Transactions, as otherwise specifically provided in this Agreement or in the other Documents or as otherwise consented to in writing by KKR, which consent shall not be unreasonably withheld, from the date of this Agreement to the Effective Time, FRI will, and will cause each of the FRI Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and will, and will cause each of the FRI Subsidiaries to, preserve intact its present business organization, take commercially reasonable efforts to keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others with whom they have a significant business relationship.

  Without limiting the generality of the foregoing, and except for Permitted Transactions, as otherwise specifically provided in this Agreement or in the other Documents or as set forth in Schedule 6.3, FRI will not, and will not permit any FRI Subsidiary to, indirectly, from the date of this Agreement to the Effective Time, without the prior written consent of KKR, which shall not be unreasonably withheld:

  (a) adopt any amendment to or otherwise change the Charter Documents of FRI or Merger-Sub;

  (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, FRI or any FRI Subsidiary, (other than the FRI Shares to be issued in the Merger), or amend any of the terms of any such securities or agreements outstanding on the date hereof;

  (c) reclassify, combine, split or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

  (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding FRI Shares or other securities of FRI or any of the FRI Subsidiaries;

  (e) organize any new Subsidiary (other than Merger-Sub), acquire any capital stock or equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business, other than de minimus investments in public corporations whose principal business includes the operation of restaurants;

  (f)(i) incur, assume or prepay any material liability, including, without limitation, any indebtedness for borrowed money except in the ordinary course of business and consistent with past practice, and in no event in excess of $50,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create any material Lien thereupon other than Permitted Liens, or (v) authorize any capital expenditures not in FRI's capital budget on the date hereof which, individually or in the aggregate, are in excess of $1,000,000;

  (g) license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any Intellectual Property of FRI or any FRI Subsidiary, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except where such disposal or disclosure would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on FRI;

  (h) enter into any material agreement, contract, commitment or transaction other than in the ordinary course of business, consistent with past practices;

  (i) cancel any debts or waive, release or relinquish any material contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

  (j) authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, dissolution, or business combination, any acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities, except as contemplated by this Agreement;

  (k) make any material change with respect to accounting policies or procedures in effect as of December 28, 1997 except as may be required by generally accepted accounting principles;

  (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the FRI Financial Statements or incurred in the ordinary course of business consistent with past practices since the date hereof;

  (m) effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of FRI or any FRI Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of FRI or any FRI Subsidiary, without complying fully with any and all notice obligations (and/or pay and benefits in lieu of notice) under the WARN Act or any similar obligation under applicable state or local law requiring notice (and/or pay and benefits in lieu of notice) to employees in the event of a plant closing or layoff. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the "effective date" within the meaning of the WARN Act;

  (n) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect in any material respect, including as of the date hereof and as of the Effective Time, as if made as of such time;

  (o) take any action with the knowledge that such action would prevent the Merger from qualifying as a reorganization within the meaning of sections 368(a) of the Code; or

  (p) amend any Tax return, settle any Audit or make any election with respect to Taxes which would materially adversely affect the Tax liability of FRI or any FRI Subsidiary.

  SECTION 6.4 No Solicitation. FRI will not, and will cause the FRI Subsidiaries and each of their respective, officers, directors, employees, agents and controlled Affiliates not to, directly or indirectly initiate, solicit, engage in discussions or negotiations concerning, or provide any information to any Person (other than KKR and its Representatives) relating to any Acquisition Proposal. FRI will immediately cease and cause to be terminated any existing activities, discussions and negotiations with respect to any Acquisition Proposal. FRI shall immediately notify KKR if, subsequent to the date hereof, any such negotiations, provision of information or data or discussions are entered into or made or any such inquiries are received in respect thereof, and shall provide details with respect thereto, including the identity of any other party and the price and terms of any Acquisition Proposal.

  SECTION 6.5 Amendment of Certificate and Bylaws; Recapitalization. Prior to the Effective Time FRI shall (a) amend and restate its Certificate of Incorporation and Bylaws substantially in the forms set forth in Exhibit 6.5A1 and Exhibit 6.5A2, respectively, (b) issue to the holder of each FRI Share the FRI Dividend and (c) duly adopt a further amendment to such Amended and Restated Certificate of Incorporation, substantially in the form set forth in
Exhibit 6.5B, renaming FRI as Koo Koo Roo Enterprises, Inc., such amendment to be filed with the Delaware Secretary of State and effective substantially contemporaneous with the occurrence of the Effective Time.

  SECTION 6.6 Nasdaq National Market Quotation. FRI shall use commercially reasonable efforts to (a) cause the FRI Shares to be designated by the NASD as a national market system security in the manner contemplated by Section 262(b)(2) of the DGCL no later than the effective date of the Merger and (b) maintain such quotation on the Nasdaq National Market (or any successor system) or list the FRI Shares on the New York Stock Exchange or the American Stock Exchange for a period of five years from the Effective Time unless in the good faith determination of the Board of Directors of FRI, the maintenance of such quotation or listing is not in the best interests of the stockholders of FRI.

  SECTION 6.7 Indemnification and Insurance.

  (a) After the consummation of the Merger, the Surviving Corporation shall remain responsible for the officers' and directors' right to indemnification and exculpation provided for in the Charter Documents of KKR as in effect on the date hereof, with respect to acts and omissions occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement.

  (b) For six years after the Effective Time, FRI shall maintain, or cause the Surviving Corporation to maintain, officers' and directors' liability insurance covering the persons who are presently covered by KKR's officers' and directors' liability insurance policies (copies of which have heretofore been delivered to FRI), with respect to actions and omissions occurring or alleged to have occurred prior to the Effective Time, on terms that are not materially less favorable than the terms of such current insurance in effect on the date hereof; provided, however, that FRI and the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed $225,050 (175% of the annual premiums paid as of the date hereof by KKR for such insurance (the "Maximum Amount")). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FRI and the Surviving Corporation shall maintain the most advantageous policies of directors and officers liability insurance obtainable for an annual premium equal to the Maximum Amount.

  (c) From and after the occurrence of the Effective Time, (i) FRI and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former director and officer of KKR (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any claim, action, suit, proceeding or investigation arising out of or pertaining to the transactions contemplated by this Agreement); (ii) in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), FRI and the Surviving Corporation shall advance expenses to each such Indemnified Party, including the payment of the reasonable fees and expenses of counsel selected by such Indemnified Party, which counsel shall be reasonably satisfactory to the Surviving Corporation promptly after statements therefor are received, provided that (1) FRI and the Surviving Corporation may require such Indemnified Party to undertake to repay such amount if it is ultimately determined in a judicial proceeding that is final and unappealable that such Indemnified Party is not entitled to be indemnified by FRI and the Surviving Corporation in accordance with Section 145 of the DGCL, (2) in any single action or series of related actions, FRI and the Surviving Corporation shall only be obligated to pay for the fees and expenses of one such counsel (together with appropriate local counsel) for all of the Indemnified Parties unless such counsel would have a conflict of interest in such representation under applicable rules of professional conduct, (3) FRI and the Surviving Corporation will cooperate fully in the defense of any such matter and (4) if it is ultimately determined in a judicial proceeding that is final and unappealable that FRI and the Surviving Corporation wrongly denied their obligation to indemnify the Indemnified Parties pursuant to this Section 6.7(c), the losses to be indemnified shall include the Indemnified Parties' reasonable attorneys' fees in seeking indemnification. Neither FRI nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

  (d) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the directors and officers of KKR by law, charter, statute, bylaw or agreement, shall survive the closing of the transactions contemplated hereby, are intended to benefit each of the Indemnified Parties (each of whom shall be entitled to enforce this Section against the Surviving Corporation) and shall be binding on all successors and assigns of FRI and the Surviving Corporation.

  (e) In the event FRI, the Surviving Corporation or any of their respective successors or assigns (i) consolidate with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FRI or the Surviving Corporation assume the obligations set forth in this Section 6.7.

  SECTION 6.8 Employee Benefits; Severance.
  (a) For purposes of determining eligibility to participate, entitlement to benefits and in all other respects where length of service is relevant under any of Benefit Plans of FRI and the FRI Subsidiaries, following the Effective Time, FRI shall cause the Benefit Plans of FRI and the FRI Subsidiaries (including vesting, other than vesting under any defined contribution or defined Benefit Plan of FRI and the FRI Subsidiaries), to credit an applicable employee for such employee's service with KKR and any of the KKR Subsidiaries to the same extent such service was credited under the applicable Benefit Plans of KKR and the KKR Subsidiaries immediately prior to the Effective Time.

  (b) At the Effective Time, FRI shall assume and honor, or cause the Surviving Corporation to honor, in accordance with their terms the employment contracts, severance agreements and severance pay policies identified in
Schedule 6.8.

  (c) FRI and KKR agree that each may enter into retention and transition bonus arrangements with its employees after the date hereof and prior to the Effective Time, with the terms and amounts of such payments to be determined and agreed to jointly by the Chief Executive Officers of FRI and KKR.

  SECTION 6.9 Filing of Form S-8. FRI shall file the Form S-8 with the Commission as soon as practicable after the Effective Time and request and use its commercially reasonable efforts to obtain immediate effectiveness thereof.

                                  ARTICLE VII

                               COVENANTS OF KKR

  KKR covenants and agrees as follows:

  SECTION 7.1 Sale of the Hamlet Shares to FRI-MRD. Concurrently with the execution of this Agreement, KKR shall execute and deliver to FRI-MRD a purchase and sale agreement substantially in the form of Exhibit 6.1 relating to the sale of Hamlet Shares to FRI-MRD.

  SECTION 7.2 Loan to KKR. Concurrently with the execution of this Agreement, KKR shall, and shall cause each of its Subsidiaries that is a party thereto, to execute and deliver to FRI-MRD the Bridge Loan Agreement.

  SECTION 7.3 Conduct of Business Pending Merger. Except for Permitted Transactions, as otherwise specifically provided in this Agreement or in the other Documents or as otherwise consented to in writing by FRI, which consent shall not be unreasonably withheld, from the date of this Agreement to the Effective Time, KKR will, and will cause each of the KKR Subsidiaries to, conduct its operations only in the ordinary and usual course of business and consistent with past practices and will, and will cause each of the KKR Subsidiaries to, preserve intact its present business organization, take commercially reasonable efforts to keep available the services of its present officers, employees and consultants and preserve its present relationships with licensors, licensees, customers, suppliers, employees, labor organizations and others with whom they have a significant business relationship.

  Without limiting the generality of the foregoing, and except for Permitted Transactions, as otherwise specifically provided in this Agreement or in the other Documents, or as set forth on Schedule 7.3, KKR will not, and will not permit any KKR Subsidiary to, directly or indirectly, from the date of this Agreement to the Effective Time, without the prior written consent of FRI, which shall not be unreasonably withheld:

  (a) adopt any amendment to or otherwise change the Charter Documents of KKR or any KKR Subsidiary;

  (b) authorize for issuance, sale, pledge, disposition or encumbrance, or issue, sell, pledge, dispose of or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, convertible securities or otherwise), any capital stock of any class or any other securities of, or any other ownership interest in, KKR or any KKR Subsidiary (except for (1) the issuance of KKR Common Shares (i) upon the exercise of options and warrants outstanding on the date hereof, (ii) upon conversion or exchange of the KKR Preferred Shares outstanding on the date hereof or issuable upon the exercise of warrants outstanding as of the date hereof, or (iii) the issuance of KKR Common Shares in payment of accrued and unpaid dividends on the KKR Preferred Shares in accordance with the terms thereof and (2) as contemplated by Sections 7.1 and 7.2 hereof), or amend any of the terms of any such securities or agreements outstanding on the date hereof;

  (c) reclassify, combine, split or subdivide any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock (other than regularly scheduled dividends on the KKR Preferred Shares paid in cash in accordance with the terms thereof);

  (d) redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding KKR Shares or other securities of KKR or the KKR Subsidiaries;

  (e) organize any new Subsidiary, acquire any capital stock or equity securities of any Person or acquire any equity or ownership interest (financial or otherwise) in any business;

  (f)(i) incur, assume or prepay any material liability, including, without limitation, any indebtedness for borrowed money except in the ordinary course of business and consistent with past practice, and in no event in excess of $50,000, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for obligations of any third party, (iii) make any loans, advances or capital contributions to, or investments in, any third party, (iv) mortgage or pledge any of its material properties or assets, tangible or intangible, or create any material Lien thereupon other than Permitted Liens, or (v) authorize any capital expenditures not in KKR's capital budget on the date hereof which, individually or in the aggregate, are in excess of $50,000;

  (g) license or otherwise transfer, dispose of, permit to lapse or otherwise fail to preserve any Intellectual Property of KKR or any KKR Subsidiary, or dispose of or disclose to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge, except where such disposal or disclosure would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on KKR.

  (h) enter into or amend any material agreement, contract, lease, commitment or transaction other than in the ordinary course of business, consistent with past practices;

  (i) cancel any debts or waive, release or relinquish any material contract rights or other rights of substantial value other than in the ordinary course of business, consistent with past practices;

  (j) except in accordance with Sections 7.1, 7.4 and 10.1(e), authorize, recommend, propose or enter into or announce an intention to authorize, recommend, propose or enter into an agreement in principle or a definitive agreement with respect to any merger, consolidation, liquidation, acquisition of a material amount of property or assets or securities, or any disposition of a material amount of property or assets or securities;

  (k) make any material change with respect to accounting policies or procedures in effect as of December 31, 1997 except as may be required by generally accepted accounting principles;

  (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the Financial Statements of KKR or incurred in the ordinary course of business, consistent with past practices since the date hereof;

  (m) effectuate (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of KKR or any KKR Subsidiary, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment of KKR or any KKR Subsidiary, without complying fully with any and all notice obligations (and/or pay and benefits in lieu of notice) under the WARN Act or any similar obligation under applicable state or local law requiring notice (and/or pay and benefits in lieu of notice) to employees in the event of a plant closing or layoff. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the "effective date" within the meaning of the WARN Act;

  (n) commit or agree (in writing or otherwise) to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect in any material respect, including as of the date hereof and as of the Effective Time, as if made as of such time;

  (o) take any action with knowledge that such action would prevent the Merger from qualifying as a reorganization within the meaning of sections 368(a) of the Code; or

  (p) amend any Tax Return, settle any Audit or make any election with respect to Taxes which would materially adversely affect the Tax liability of KKR or any KKR Subsidiary.

  SECTION 7.4 No Solicitation.

  KKR will not, and will cause the KKR Subsidiaries and each of their respective Affiliates, officers, directors, employees and agents (collectively "Representatives") not to, directly or indirectly initiate, solicit or, except to the extent the Board of Directors of KKR determines in good faith, after consultation with its outside counsel, that such action is required for the Board of Directors of KKR to comply with its duties under Applicable Law, engage in discussions or negotiations concerning, or provide any information to any Person (other than FRI and its Representatives) relating to any Acquisition Proposal. KKR will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. KKR shall notify FRI immediately if KKR, any of the KKR Subsidiaries or any of their respective Representatives receives any unsolicited proposal concerning an Acquisition Proposal, the identity of the Person making any such proposal and all of the terms and conditions thereof, and shall keep FRI promptly advised of all developments relating thereto. The provisions of this Section 7.4 shall not apply to the Permitted Transactions.

  SECTION 7.5 KKR Stockholder Approval. KKR, acting through its Board of Directors, shall in accordance with its Charter Documents and all Applicable Laws cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for purposes of voting on the approval and adoption of this Agreement and the Merger. The exact time period from the date of mailing of the KKR Proxy Statement to the date of the meeting shall be determined by the Board of Directors of KKR, in consultation with FRI, it being understood that such period shall be designed to allow an adequate period for all KKR stockholders to receive such material and vote by proxy, provided that such time period shall in no event exceed 40 calendar days without the prior consent of FRI. The Board of Directors of KKR shall, subject to their fiduciary duties, recommend approval and adoption of this Agreement and the Merger by KKR's stockholders. In connection with such meeting, KKR (a) will, together with FRI in respect of the offering of the FRI Shares pursuant to the Form S-4, use their respective commercially reasonable efforts to file and have cleared by the Commission and will thereafter mail to its stockholders as promptly as practicable the KKR Proxy Statement and all other proxy materials for such meeting and (b) will, subject to the foregoing, use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby in accordance with the DGCL.

  SECTION 7.6 Affiliates. Prior to the execution of this Agreement KKR shall deliver to FRI a letter identifying all persons who, in KKR's reasonable judgment, may be deemed, as of the date of this Agreement, "affiliates" of KKR for purposes of Rule 145 under the Securities Act. KKR shall use commercially reasonable efforts to cause each person named in such letter to deliver a written agreement substantially in the form attached hereto as Exhibit 7.6.

  SECTION 7.7 Employee Benefit Matters. KKR and the KKR Subsidiaries shall terminate each Benefit Plan of KKR and the KKR Subsidiaries which is a "defined contribution plan" or "defined benefit plan," as such terms are defined in Sections 3(34) and 3(35) of ERISA, respectively, effective prior to the Effective Time, and shall appoint FRI as plan administrator under each such plan for the sole purpose of completing the termination thereof, filing all appropriate documents with government agencies and distributing participant accounts in accordance with the applicable provisions of each such terminated Benefit Plan. FRI shall offer participation in each Benefit Plan of FRI and the FRI Subsidiaries which is a defined contribution plan or defined benefit plan to participants in such terminated Benefit Plans of KKR and the KKR Subsidiaries as soon as practicable after the Effective Time, and shall permit such participants to elect direct rollovers of their accounts in such terminated Benefit Plans to such FRI Benefit Plans.

                                 ARTICLE VIII

                               MUTUAL COVENANTS

  SECTION 8.1 Access to Information.

  (a) So long as this Agreement has not been terminated, upon reasonable notice and subject to restrictions contained in confidentiality agreements with third parties to which such party is subject (from which such party shall use commercially reasonable efforts to be released), each of KKR and FRI shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of KKR and FRI shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request.

  (b) Each party shall keep such information confidential in accordance with, and shall otherwise abide by, the terms of the Confidentiality, Noncircumvention and Nondisclosure Agreement, dated as of January 20, 1998, as if such party is the Confidant thereunder.

  SECTION 8.2 Preparation of Form S-4 and the KKR Proxy Statement. Promptly following the date of this Agreement, FRI shall prepare and file with the SEC the Form S-4, in which the KKR Proxy Statement will be included as a prospectus. Each of FRI and KKR shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. FRI shall also take any action (other than qualifying to do business or subjecting itself to taxation or service of process in any jurisdiction in which it is not now so qualified or subject) reasonably required to be taken under any applicable state securities law in connection with the issuance of the FRI Shares in the Merger, and KKR shall furnish all information concerning KKR and the holders of the KKR Common Shares and rights to acquire KKR Common Shares pursuant to the KKR Stock Plans, warrants or other arrangements as may be reasonably required in connection with any such action. Each of FRI and KKR shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the KKR Proxy Statement. FRI, Merger-Sub and KKR each agree to correct any information provided by it for use in the Form S-4 or the KKR Proxy Statement which shall have become false or misleading.

  SECTION 8.3 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to assure that all conditions to Closing set forth in Article IX of this Agreement are satisfied as expeditiously as possible including, without limitation, (i) the prompt preparation and filing with the Commission of the Form S-4, (ii) the preparation and filing of all applicable forms under the HSR Act, (iii) supplying certification to Latham & Watkins for the purpose of satisfying the condition set forth in Section 9.3(g) and (iv) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

  SECTION 8.4 Brokers or Finders. Each of KKR and FRI represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except
(a) fees and expenses to F.M. Roberts & Co. Inc. and to Sutro & Co. Incorporated, which fees and expenses will be paid by KKR in accordance with KKR's agreements as in place on the date hereof with such firms (copies of which have been delivered by KKR to FRI prior to the date of this

Agreement), and (b) fees and expenses to Libra Investments, Inc., which fees and expenses will be paid by FRI in accordance with FRI's agreement as in place on the date hereof with such firm. Each of KKR and FRI agrees to indemnify, defend and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by or on behalf of such party.

  SECTION 8.5 Notification of Certain Matters. Between the date of this Agreement and the Effective Time, KKR shall give prompt written notice to FRI and FRI shall give prompt written notice to KKR, of the occurrence (or non-occurrence) of any event of which any executive officer or director of KKR or FRI, respectively, has knowledge, the occurrence (or non-occurrence) of which would be likely to cause any representation or warranty contained in this Agreement or any other Document to be untrue or inaccurate in any material respect and of any material failure of either party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and shall use commercially reasonable efforts to cure any such defect; provided, however, that delivery of any notice pursuant to this
Section 8.4 shall not limit or otherwise affect the remedies available to either party hereunder.

  SECTION 8.6 Further Information. As soon as practicable after such information becomes available, and in any event not later than thirty (30) days after the end of each fiscal month, KKR shall provide to FRI and FRI shall provide to KKR an unaudited consolidated balance sheet as of the end of such month and the related consolidated statements of results of operations and statements of cash flows for such period provided that such internal financial statements shall be supplied in a form and manner consistent with previously supplied statements.

  SECTION 8.7 Fees and Expenses.

  (a) Except as set forth in clauses (b) and (c) below or Section 11.8, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be the exclusive obligation of, and shall be paid by, the party incurring such expenses.

  (b) If (i) this Agreement is terminated pursuant to Section 10.1(e) and at the time of such termination neither FRI nor Merger-Sub is in material breach of this Agreement or (ii) following the making by any Person (the "referrent Person") of an Acquisition Proposal with respect to KKR, which Acquisition Proposal is publicly disclosed and not withdrawn, this Agreement is terminated pursuant to Section 10.1(d), at the time of termination neither FRI nor Merger-Sub is in material breach of this Agreement and KKR or any of its Affiliates enters into an agreement setting forth any substantive terms of, or consummates, any Acquisition Proposal with respect to KKR with the referrent Person or any of its Affiliates within six months of the date of such termination, then KKR shall pay to FRI, by wire transfer of immediately available funds, a fee of $6.0 million (the "Fee") (x) in the case of clause
(i) above, within three business days of delivery of written notice of such termination or (y) in the case of clause (ii) above, concurrently with consummation by such referrent Person or any of its Affiliates of any Acquisition Proposal with respect to KKR. KKR shall in no event be obligated to pay more than one such Fee with respect to all such occurrences and such termination. The parties hereto acknowledge that an agreement relating solely to the treatment of confidential information shall not be deemed to relate to the substantive terms of an Acquisition Proposal.

  (c) If (i) this Agreement is terminated (A) pursuant to Section 10.1(b) (unless at the time of termination any of the conditions contained in Sections 9.3(a) through (h) remain unsatisfied or FRI has failed to obtain the consents identified on Schedule 4.4(b)) or (B) pursuant to Section 10.1(d) and (ii) at the time of either such termination neither FRI nor Merger-Sub is in breach in any material respect of this Agreement and KKR or any of its Affiliates enters into an agreement setting forth any substantive terms of, or consummates, any Acquisition Proposal with respect to KKR within six months of the date of such termination, concurrently with consummation of such Acquisition Proposal, KKR shall pay to FRI, by wire transfer of immediately available funds, an amount equal to all of the Expenses incurred by FRI; provided, that no Expenses shall be payable pursuant to this clause (c) if KKR has paid the Fee pursuant to clause (b).

  SECTION 8.8 Accountants' Letters.

  (a) FRI shall use commercially reasonable efforts to cause to be delivered to KKR a "comfort" letter of KPMG Peat Marwick LLP, its independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to KKR, in form and substance reasonably satisfactory to KKR and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with FRI's efforts to obtain such letter, if requested by KPMG Peat Marwick LLP, KKR shall deliver to such accounting firm a representation letter complying with SAS 72.

  (b) KKR shall use commercially reasonable efforts to cause to be delivered to FRI a "comfort" letter of BDO Seidman LLP, its independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to FRI, in form and substance reasonably satisfactory to FRI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with KKR's efforts to obtain such letter, if requested by BDO Seidman LLP, FRI shall deliver to such accounting firm a representation letter complying with SAS 72.

  SECTION 8.9 Public Announcements. FRI and KKR shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not, and shall cause each of their Representatives not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange. Contemporaneous with the execution and delivery of this Agreement, FRI and KKR shall cause to be released a joint press release in the form attached hereto as Exhibit 8.8.

                                  ARTICLE IX

                                  CONDITIONS

  SECTION 9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) The applicable waiting period with respect to the Merger under the HSR Act shall have expired or been terminated.

  (b) The Form S-4 and any required post-effective amendment (if any) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

  (c) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger and shall be in effect.

  (d) This Agreement shall have been approved and adopted by the affirmative vote of the required percentage(s) of each of the outstanding KKR Shares, in each case, in accordance with the DGCL.

  (e) Each party hereto shall have obtained all consents, approvals, authorizations and permits required from third parties and any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement, except for those consents, approvals, authorizations and permits which the failure to obtain would not reasonably be expected to result in a Material Adverse Effect on FRI or KKR, as the case may be; provided that the failure to obtain required consents in connection with (i) any of KKR's restaurant leases set forth on Schedule 9.1(e) or three or more of KKR's other restaurant leases (in each case unless waived by FRI) or (ii) fourteen or more of FRI's restaurant leases (unless waived by KKR), shall be deemed to constitute a Material Adverse Effect.

  (f) KKR shall have received from Sutro & Co. Incorporated a bring-down opinion dated within two business days of the date of the KKR Proxy Statement confirming the opinion referred to in Section 5.3(c).

  SECTION 9.2 Conditions of Obligations of FRI. The obligation of FRI to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by FRI:

  (a) The representations and warranties of KKR set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contemplate a Material Adverse Effect or Material Adverse Change, which shall be true and correct as written) as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by this Agreement.

  (b) KKR shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

  (c) FRI shall have received from KKR an officer's certificate substantially in the form of Exhibit 9.2(c) attached hereto.

  (d) FRI shall have received from Latham & Watkins or other counsel to KKR acceptable to FRI, an opinion substantially in the form of Exhibit 9.2(d) attached hereto.

  (e) From the date of this Agreement through the Effective Time, KKR shall not have suffered a Material Adverse Change.

  (f) Holders of no more than seven and one-half percent (7.5%) of KKR Shares outstanding at the Effective Time shall have properly demanded and not rescinded appraisal pursuant to Section 262 of the DGCL.

  (g) The sale of Hamlet Shares to FRI-MRD shall have been completed, and such shares shall be owned by FRI-MRD free and clear of any and all Liens imposed by any action or inaction of KKR or any KKR Subsidiary.

  (h) The KKR Notes shall have been repaid in full.

  (i) The aggregate liquidation preference of the outstanding shares of Series B Convertible Preferred Stock shall not exceed $100,000, and the only rights the holders of such outstanding shares of Series B Convertible Preferred Stock shall have upon consummation of the Merger shall be of those set forth in Sections 2.6 and 3.4 hereof.

  SECTION 9.3 Conditions of Obligations of KKR. The obligation of KKR to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by KKR:

  (a) The representations and warranties of FRI set forth in this Agreement shall be true and correct in all material respects (except for representations and warranties that contemplate a Material Adverse Effect or Material Adverse Change, which shall be true and correct as written) already specified as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, except for changes contemplated by this Agreement.

  (b) FRI shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

  (c) The Board of Directors of FRI shall have been reconstituted as of the Effective Time to consist of those individuals set forth in Exhibit 9.3(c) attached hereto.

  (d) KKR shall have received from FRI an officer's certificate substantially in the form of Exhibit 9.3(d) attached hereto.

  (e) KKR shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, or other counsel to FRI acceptable to KKR, an opinion substantially in the form of Exhibit 9.2(e) attached hereto.

  (f) From the date of this Agreement through the Effective Time, FRI shall not have suffered a Material Adverse Change.

  (g) At or prior to the time the KKR Proxy Statement is mailed to the KKR stockholders, KKR shall have received an opinion from Latham & Watkins, based on customary representations of FRI, Merger-Sub and KKR, substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of section 368(a) of the Code. In the event that Latham & Watkins is unable to deliver such opinion or subsequently withdraws or modifies its opinion as contemplated by the last sentence of this paragraph, FRI may, at its sole and absolute discretion, propose an alternative structure to the Merger which KKR will be required to use commercially reasonable efforts to implement; provided, that (i) KKR shall have received an opinion from Latham & Watkins, based on customary representations of FRI, Merger-Sub and KKR, substantially to the effect that the alternative structure will constitute a reorganization within the meaning of section 368(a) of the Code, (ii) FRI proposes such alternate structure within 15 business days of receiving notice from KKR that Latham & Watkins is unable to give such opinion and (iii) such alternative structure does not adversely affect the Merger Consideration to be received by the KKR stockholders or any other material economic term of this Agreement. Further, the opinion of Latham & Watkins delivered pursuant to this section shall not have been withdrawn or modified in any material respect as a result of a change in Applicable Law or a change in the underlying facts.

  (h) The FRI Shares shall be approved for quotation on the Nasdaq National Market.

  (i) The sale of Hamlet Shares to FRI-MRD shall have been completed resulting in the receipt by KKR of cash in an amount not less than $20 million.

                                   ARTICLE X

                           TERMINATION AND AMENDMENT

  SECTION 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of KKR:

  (a) by mutual written consent of KKR and FRI;

  (b) by either KKR or FRI, if the Merger shall not have been consummated before December 18, 1998 unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate);

  (c) by either KKR or FRI, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

  (d) by either FRI or KKR if, at the meeting of KKR stockholders called to act on this Agreement (including any adjournment or postponement thereof), the requisite vote of the KKR stockholders shall not have been obtained; or

  (e) by either KKR or FRI, if KKR's Board of Directors shall have withdrawn or modified or changed (including by amendment to the KKR Proxy Statement) in a manner adverse to FRI or Merger-Sub its approval or recommendation of this Agreement or the Merger.

  SECTION 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Article X and Sections 8.1(b), 8.7, 11.1, 11.4, 11.5, 11.6, 11.7, 11.8 and 11.11. Notwithstanding the
foregoing, nothing contained in this Section shall relieve any party from liability for any material breach of any covenant, representation or warranty contained herein.

  SECTION 10.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of KKR and FRI but, after any such approvals, no amendment shall be made that by law requires further approvals by such stockholders without such further approvals. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  SECTION 10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein by the other parties hereto. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE XI

                                 MISCELLANEOUS

  SECTION 11.1 Notices. All notices and other communications hereunder shall be in writing, and shall be deemed given upon receipt if delivered personally, sent by facsimile transmission (receipt of which is confirmed) or by certified or registered mail, return receipt requested, or by a nationally recognized private overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to KKR, to:
  Koo Koo Roo, Inc.
  11075 Santa Monica Boulevard, Suite 225
  Los Angeles, CA 90025

  Attention: A. William Allen, III, Chief Executive Officer and
  Ronald D. Garber, Esq., General Counsel
  Facsimile No.: (310) 479-4221

  with copies to:

  Latham and Watkins
  633 West Fifth Street, Suite 4000
  Los Angeles, CA 90071
  Attention: Anthony J. Richmond
  Facsimile No.: (213) 891-8763

  and

  (b) if to FRI, to:

  Family Restaurants, Inc.
  18831 Von Karman Avenue, 3rd Floor
  Irvine, CA 92612
  Attention: Todd E. Doyle, Vice President and General Counsel
  Facsimile No.: (949) 757-8076

  with a copy to:

  Skadden, Arps, Slate, Meagher & Flom LLP
  300 South Grand Avenue
  Los Angeles, California 90071
  Attention: Michael Woronoff
  Facsimile No.: (213) 687-5600

  SECTION 11.2 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

  SECTION 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  SECTION 11.4 Entire Agreement; Assignment. This Agreement, along with the schedules, exhibits and other documents referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than the Non-disclosure Agreement, any provisions of such latter agreement which are inconsistent with the transactions contemplated by this Agreement being superseded by the provisions hereof) and (b) may not be assigned by operation of law or otherwise without the prior written consent of the other parties which may be given or withheld in their sole discretion. Subject to the preceding sentence, this Agreement shall be binding on, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

  SECTION 11.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable principles of conflicts of law.

  SECTION 11.6 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

  SECTION 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for the provisions of Section 6.7 which are intended to be for the benefit of the persons referred to therein and their beneficiaries, and may be enforced by such persons as intended third-party beneficiaries, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  SECTION 11.8 Attorneys' Fees. In any suit or action brought by any party hereto to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred by the prevailing party in connection therewith, including costs and expenses associated with any and all appeals.

  SECTION 11.9 Survival of Representations and Warranties. None of the representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time and each shall be deemed to have terminated at and as of the Effective Time. This Section 11.9 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  SECTION 11.10 Obligation of FRI. Whenever this Agreement requires Merger-Sub to take any action, such requirement will be deemed to include an undertaking by FRI to cause Merger-Sub to take such action.

  SECTION 11.11 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provisions of this Agreement, which shall remain in full force and effect.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          KOO KOO ROO, INC.

                                              /s/ A. William Allen, III
                                          By: _________________________________
                                          Name: A. William Allen, III
                                          Title: Chief Executive Officer

                                          FAMILY RESTAURANTS, INC

                                                /s/ R.T. Trebing, Jr.
                                          By: _________________________________
                                          Name: R.T. Trebing, Jr.
                                          Title: EVP/CFO

                                          FRI-SUB, INC.

                                                /s/ R.T. Trebing, Jr.
                                          By: _________________________________
                                          Name: R.T. Trebing, Jr.
                                          Title: President

                                                                        ANNEX B

                      OPINION OF SUTRO & CO. INCORPORATED

September  , 1998

The Board of Directors
Koo Koo Roo, Inc.
11075 Santa Monica Boulevard
Suite 225
Los Angeles, CA 90025

Members of the Board:

  We have delivered our opinion dated June 9, 1998 which we reconfirm as of the date hereof (the "Opinion") as to the fairness, from a financial point of view, to the stockholders of Koo Koo Roo, Inc. (the "Company" or "Koo Koo Roo"), of the financial terms of the proposed merger between the Company and Family Restaurants, Inc. ("FRI"). We understand the financial terms of the merger to be (i) the exchange of one share of Koo Koo Roo, Inc. common stock ("Koo Koo Roo Common Stock") for one share of FRI common stock ("FRI Common Stock") and (ii) the conversion of each share of Koo Koo Roo Series B Convertible Preferred Stock into shares of FRI Common Stock, in each case in accordance with Section 2.6 of the Agreement and Plan of Merger, dated as of June 9, 1998, by and among FRI, FRI-Sub, Inc. and Koo Koo Roo (the "Merger Agreement"). As more fully described in the Merger Agreement, at the effective time of the merger, the Company will merge with and into an indirect, wholly-owned subsidiary of FRI and FRI will thereafter change its name to Koo Koo Roo Enterprises, Inc. (the "Merger").

  In arriving at our Opinion, we have reviewed the financial terms of the Merger Agreement as well as publicly available business and financial information relating to the Company and FRI for recent years and interim periods to date, including (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the periods ended March 31, 1998 and June 30, 1998; and (ii) FRI's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and Quarterly Reports on Form 10-Q for the periods ended March 29, 1998 and June 28, 1998. We have also reviewed certain internal financial forecasts and projections provided to us by the Company and have met with management of the Company to review and discuss such information as well as the Company's business, operations, assets, financial condition and future prospects. We have also reviewed certain internal financial forecasts and projections provided to us by FRI and have discussed with the management of FRI such information and the respective business, operations, assets, financial condition and future prospects. In addition, we have compared certain financial and securities data of the Company and FRI with various other companies in the restaurant industry, reviewed historical stock prices and trading volumes of the common stock of the Company, reviewed the financial terms of other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this Opinion.

  In our review and analysis and in formulating our Opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independently verifying any such information. We have relied upon the respective managements of the Company and FRI as to the reasonableness and achievability of the internal projections (and the assumptions and bases thereof) provided to us, and we have assumed that such internal projections reflect the best currently available estimates. In addition, we have made certain assumptions concerning the operations of the combined entity consistent with the financial projections supplied by the Company and FRI. We understand that the Merger is conditioned upon receipt of an opinion of counsel that the Merger will constitute a tax-free transaction under the Internal Revenue Code and therefore have assumed that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our Opinion, as set forth herein, relates to the relative values of the Company and FRI. We are not expressing any opinion as to what the value of Koo Koo Roo Enterprises, Inc. Common Stock actually will be when issued to the Company's stockholders pursuant to the

Merger or the price at which Koo Koo Roo Enterprises, Inc. Common Stock will actually trade subsequent to the Merger.

  We have relied as to all legal matters on counsel of the Company. We have made no independent investigation of any legal matters affecting the Company or FRI. We have assumed the correctness of the legal advice given to the Board of Directors of the Company by its counsel, and have assumed that upon consummation of the Merger, each company shall have all the appropriate approvals, licenses and permits to conduct its business as proposed.

  We have not been authorized to and have not solicited alternative offers for the Company or its assets, nor investigated alternative transactions which may be available to the Company. For the purposes of this Opinion, we have assumed that the final form of the Merger Agreement, as executed by the parties thereto, will not differ in any material respect from the draft provided to us.

  We have acted as a financial advisor to the Board of Directors of the Company in connection with the Merger described above and we will receive a fee for our services. In the ordinary course of our business, we may actively trade the securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Our Opinion is necessarily based on economic, market, financial, precedent transactions and other conditions as they exist and can be evaluated as of the date of this letter and any change in such conditions would require a re-evaluation of this Opinion.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. We have advised the Board of Directors that our entire analysis must be considered as a whole and that selecting portions of the analyses and the factors considered by us without considering all analyses and factors, could create an incomplete view of the evaluation process underlying our Opinion.

  It is understood that this letter is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger Agreement. This Opinion does not constitute a recommendation to the Board of Directors or to any stockholder of the Company with respect to the Merger. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Sutro be made, other than in connection with the filings required to be made by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and in materials delivered to the stockholders, without Sutro's prior written consent.

  Based upon and subject to the foregoing and such other factors as we deemed relevant, it is our opinion that the financial terms of the proposed merger as defined in the first paragraph of this letter, from a financial point of view, are fair to the stockholders of Koo Koo Roo, Inc.

                                          Sincerely,

                                          SUTRO & CO. INCORPORATED

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              FORM 10-K/A-1

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       COMMISSION FILE NUMBER: 33-14051

                               ----------------

                           FAMILY RESTAURANTS, INC.

INCORPORATED IN DELAWARE          I.R.S. EMPLOYER IDENTIFICATION NO. 33-0197361

                   18831 VON KARMAN AVENUE, IRVINE, CA 92612

                           TELEPHONE: (714) 757-7900

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                     NONE.

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                     NONE.

                               ----------------

  Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing requirements for at least the past 90 days. Yes [X] No [_]

  Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

  Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [_]

  Index to exhibits appears on page 26.

  The common stock of the registrant is not publicly traded. Therefore, the aggregate market value of voting stock held by non-affiliates is not readily determinable.

  Number of shares of outstanding common stock as of March 27, 1998 is 988,285.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           FAMILY RESTAURANTS, INC.

                                    PART I

ITEM 1. BUSINESS

BACKGROUND

  Family Restaurants, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware in 1986 and is primarily engaged in the operation of full-service restaurants through its subsidiaries. At December 28, 1997, the Company operated 275 restaurants in 30 states, with approximately 65% of its restaurants located in California, Ohio, Pennsylvania, Michigan, Illinois and Indiana. Additionally, as of December 28, 1997, the Company was the franchisor and licensor of two restaurants in the United States and 23 restaurants outside the United States. See "--Franchised and Licensed Restaurants."

  On January 27, 1994, Apollo FRI Partners, L.P. ("Apollo"), Green Equity Investors, L.P. ("GEI") and Foodmaker, Inc. ("Foodmaker") acquired approximately 98% of the then outstanding common stock, par value $.01 per share (the "Common Stock"), of the Company. Concurrently, Chi-Chi's, Inc. ("Chi-Chi's") was merged with and into a subsidiary of the Company. On November 20, 1995, Apollo entered into an Exchange Agreement with Foodmaker and GEI, pursuant to which, among other things, (i) on December 20, 1995, Foodmaker transferred all of the shares of the Common Stock and the Warrant (as defined below) owned by it to Apollo and (ii) on November 20, 1995, GEI transferred 19,609 shares of the Common Stock held by it to Apollo. See "-- Change in Control."

  On May 23, 1996, the Company completed the sale of its family restaurant division, which operated full-service family-style restaurants primarily under the Coco's and Carrows names (the "Family Restaurant Division"), to FRD Acquisition Co. ("FAC"), an indirect, wholly-owned subsidiary of Flagstar Companies, Inc. (now known as Advantica Restaurant Group, Inc.) ("Flagstar"), in exchange for $125 million cash, $150 million principal amount of 12 1/2% Senior Notes due in 2004 (the "FRD Notes") and the assumption of $31.5 million of long-term debt, primarily consisting of capitalized lease obligations. Based on the subsequent completion of a closing balance sheet, the purchase price was increased and such increase was satisfied by the issuance of $6.9 million in additional FRD Notes. See "--Sale of Family Restaurant Division."

  On July 3, 1996, the Company repurchased $151.0 million aggregate principal amount of its 9 3/4% Senior Notes due 2002 (the "Senior Notes") and $108.6 million aggregate principal amount of its 10 7/8% Senior Subordinated Discount Notes due 2004 (the "Discount Notes" and together with the Senior Notes, the "Notes") in exchange for (or from the proceeds from the sale of) $133.5 million aggregate principal amount of the FRD Notes. In separate transactions, the Company repurchased (i) an additional $8.5 million aggregate principal amount of its Discount Notes in the third quarter of 1996 and (ii) an additional $30.0 million aggregate principal amount of its Senior Notes and an additional $2.0 million aggregate principal amount of its Discount Notes in the fourth quarter of 1996. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources--Liquidity."

  On January 10, 1997, the Company entered into a five-year, $35 million credit facility (the "Foothill Credit Facility") with Foothill Capital Corporation ("Foothill") to provide for the ongoing working capital needs of the Company. The Foothill Credit Facility, which replaced the Company's old credit facility with Credit Lyonnais (the "Old Credit Facility"), provides for up to $15 million in revolving cash borrowings and up to $35 million in letters of credit (less the outstanding amount of revolving cash borrowings). The Foothill Credit Facility is secured by substantially all of the real and personal property of the Company and contains customary restrictive covenants, including the maintenance of certain financial ratios. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-- Liquidity and Capital Resources--Liquidity."

  On August 12, 1997, FRI-MRD Corporation (a wholly-owned subsidiary of the Company) ("FRI-MRD") issued new senior discount notes (the "Senior Discount Notes") in the face amount of $61 million at a price of approximately 75% of par. The Senior Discount Notes are due on January 24, 2002 and accrete at a rate of 15% per annum until July 31, 1999, and thereafter, interest will be payable in cash semi-annually at the rate of 15% per annum. The $61 million of Senior Discount Notes were issued to an existing holder of the Company's Senior Notes in exchange for $15.6 million of Senior Notes plus approximately $34 million of cash, and are part of an agreement pursuant to which FRI-MRD had the ability to issue up to a maximum of $75 million of Senior Discount Notes. In January 1998, FRI-MRD issued the remaining $14 million in face value of the Senior Discount Notes available under such agreement to the same purchaser at a price of 83% of par. FRI-MRD received approximately $11.6 million in cash as a result of this subsequent sale. Proceeds from the sales of the Senior Discount Notes will be used to fund the Company's capital expenditure programs and for general corporate purposes. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources--Liquidity."

  Unless the context otherwise requires, reference to the "Company" refers to The Restaurant Enterprises Group, Inc. and its consolidated subsidiaries (not including Chi-Chi's) when used with respect to historical information relating to periods prior to January 27, 1994 included herein, and refers to Family Restaurants, Inc. and its consolidated subsidiaries when used with respect to information relating to periods after January 27, 1994.

ONGOING RESTAURANT OPERATIONS

  The Company operated 275 restaurants primarily under the Chi-Chi's, El Torito and Casa Gallardo names as of December 28, 1997. The Chi-Chi's, El Torito and Casa Gallardo restaurants serve moderately priced, high-quality Mexican food and a wide selection of alcoholic beverages. The Company is the largest operator of full-service Mexican restaurants in the United States, based upon both number of restaurants and annual revenues. The average food check per person (excluding alcoholic beverage sales) is approximately $7.62 for Chi-Chi's, $9.49 for El Torito and $8.11 for Casa Gallardo restaurants. Chi-Chi's restaurants generally contain from 5,000 to 10,600 square feet of floor space and accommodate approximately 200 to 400 guests in the restaurant and lounge. El Torito restaurants generally contain from 8,000 to 10,000 square feet of floor space and accommodate approximately 300 to 400 guests in the restaurant and lounge. The Company's restaurants are generally located in freestanding buildings in densely populated suburban areas, and the Company believes their festive atmosphere and moderate prices are especially appealing to family clientele.

SITE SELECTION

  The selection of sites for new restaurants is the responsibility of the senior management of El Torito and Chi-Chi's. Typically, potential sites are brought to the attention of the Company by real estate brokers and developers familiar with its needs. Sites are evaluated on the basis of a variety of factors, including demographic data, land use and environmental restrictions, competition in the area, ease of access, visibility, availability of parking and proximity to a major traffic generator such as a shopping mall, office complex, stadium or university.

EMPLOYEES

  At December 28, 1997, the Company had 17,520 employees, of whom 16,038 were restaurant employees, 1,134 were field management and 348 were corporate personnel. Employees are paid on an hourly basis, except restaurant managers, corporate and field management and administrative personnel. Restaurant employees include a mix of full-time and part-time, mostly hourly personnel, enabling the Company to provide services necessary during hours of restaurant operations. The Company has not experienced any significant work stoppages and believes its labor relations are good.

COMPETITION AND MARKETS

  The restaurant business is highly competitive and is affected by changes in the public's eating habits and preferences, population trends and traffic patterns, and local and national economic conditions affecting consumer spending habits. Key competitive factors in the industry are the quality and value of the food products offered, quality and speed of service, advertising, name identification, attractiveness of facilities and restaurant location.

The Company's restaurants compete with a wide variety of restaurants ranging from national and regional restaurant chains to locally owned restaurants.

GOVERNMENT REGULATION

  Each of the Company's restaurants is subject to Federal, state and local laws and regulations governing health, sanitation, environmental matters, safety, the sale of alcoholic beverages and regulations regarding hiring and employment practices. The Company believes it has all licenses and approvals material to the operation of its business, and that its operations are in material compliance with applicable laws and regulations.

  The Company is subject to Federal and state laws governing matters such as minimum wages, overtime and other working conditions. Approximately half of the Company's employees are paid at rates related to the minimum wage. Therefore, increases in the minimum wage or decreases in the allowable tip credit (tip credits reduce the minimum wage that must be paid to tipped employees in certain states) increase the Company's labor costs. This is especially true in California, where there is no tip credit. Effective October 1, 1996, the Federal minimum wage was increased from $4.25 to $4.75, and effective September 1, 1997, it was further increased to $5.15. However, a provision of the new measure effectively froze the minimum wage for tipped employees at current levels by increasing the allowable tip credit in those states which allow for a tip credit. Furthermore, California voters approved a proposition on November 5, 1996 that increased the state's minimum wage to $5.00 on March 1, 1997 and further increased the state's minimum wage to $5.25 on March 1, 1998. In response to the minimum wage increases on October 1, 1996, March 1, 1997 and March 1, 1998, the Company raised menu prices at its El Torito restaurants in an effort to recover the higher payroll costs. Menu prices were not increased at Chi-Chi's during the first nine months of 1997 due to marketing strategies and the fact that Chi-Chi's experienced a lesser impact from the Federal minimum wage increases due to the increased allowable tip credit in certain states. However, Chi-Chi's did raise menu prices in October 1997 as a result of the cumulative impact of these minimum wage increases. At the request of President Clinton, the Congress is considering further increases in the Federal minimum wage over the next two years.

  The Company is also subject to both Federal and state regulations governing disabled persons' access to its restaurant facilities, including the Americans with Disabilities Act ("ADA"), which became effective in January 1992. If the ADA were interpreted to require a higher degree of accessibility for disabled persons than presently established, it could have a significant economic impact on the Company, inasmuch as such interpretation could require the Company, and the restaurant industry as a whole, to make substantial modifications to its restaurant facilities.

  Currently, the Company franchises and licenses two restaurants in the United States and 23 restaurants internationally. The Company began franchising its El Torito concept both domestically and internationally in 1997. See "-- Franchised and Licensed Restaurants." The Company believes its franchises are operating in substantial compliance with applicable laws and regulations governing such operations.

TRADEMARKS AND SERVICE MARKS

  The Company regards its trademarks and service marks as important to the identification of its restaurants and believes that they have significant value in the conduct of its business. The Company has registered various trademarks and service marks with the United States Patent and Trademark Office. In addition to its Federal registrations, certain trademarks and service marks have been registered in various states and selected international markets in which the Company operates restaurants. Also, many of the Company's menus, training manuals and other printed manuals utilized in conjunction with its business are copyrighted.

FRANCHISED AND LICENSED RESTAURANTS

  In May 1994, El Torito Restaurants, Inc. ("El Torito") and Coco's Restaurants, Inc. ("Coco's"), a former indirect subsidiary of the Company, entered into a license agreement, which, among other things, granted to

Coco's an exclusive right and license that permits Coco's to grant other parties a sublicense to develop the Company's El Torito Mexican restaurant concept in Japan. As a result, in April 1995, Coco's entered into a Technical Assistance and License Agreement, which, among other things, granted to Coco's Japan Co., Ltd. ("CJCL") the right to develop the Company's El Torito Mexican restaurant concept in Japan. At December 28, 1997, CJCL operated six El Torito restaurants in Japan.

  On October 15, 1997, Chi-Chi's entered into a binding term sheet agreement with its licensee, Chi-Chi's International Operations, Inc. ("CCIO"), whereby the parties agreed to resolve various ongoing disputes. Under the general provisions of the term sheet, (i) the rights to develop Chi-Chi's restaurants throughout the world, except in areas of currently existing Chi-Chi's franchises, have been transferred back to Chi-Chi's; (ii) for a period of five years, CCIO shall operate the existing 16 international Chi-Chi's restaurants for Chi-Chi's in exchange for a fee equal to all royalties and fees payable from the international franchisees and licensees; (iii) CCIO has the right to convert the existing 16 international Chi-Chi's restaurants to other concepts; and (iv) under certain conditions, Chi-Chi's has the right to terminate the management arrangement with CCIO within five years. As a result of the term sheet, Chi-Chi's will not receive any royalties or license fees from CCIO or the currently existing international Chi-Chi's restaurant operations until Chi-Chi's terminates the management agreement with CCIO. In 1996, Chi-Chi's received no royalties from CCIO due to a payment abatement, and during 1997, Chi-Chi's received royalties of $16,000 from CCIO.

  In 1996, the Company established El Torito Franchising Company ("ETFC") to market domestically and internationally the El Torito Mexican restaurant concept. At December 28, 1997, ETFC was authorized to sell franchises in 41 states. On January 16, 1997, ETFC entered into a Master Franchise and Development Agreement with Evliyaoglu Ltd. ("EL"), pursuant to which EL was granted the rights to develop 50 El Torito restaurants over 15 years in Turkey. At December 28, 1997, EL operated one El Torito restaurant in Turkey.

  As described above, under existing license and other franchise agreements, six El Torito restaurants are operated in Japan, one El Torito restaurant is operated in Turkey, two El Torito restaurants are operated in the United States and 16 Chi-Chi's restaurants are operated in international markets. Franchise and license fees were $219,000 for the year ended December 28, 1997. This compares to $1,605,000 for the year ended December 29, 1996 and $4,824,000 for the year ended December 31, 1995, of which 92% and 84%, respectively, were from Coco's restaurants licensed by CJCL. The license arrangement for Coco's restaurants was transferred to Flagstar upon completion of the sale of the Family Restaurant Division.

CHANGE IN CONTROL

  On November 20, 1995, Apollo entered into an Exchange Agreement with each of Foodmaker and GEI (the "Exchange Agreements") pursuant to which, among other things, (i) on December 20, 1995 Foodmaker transferred all of the shares of Common Stock and a warrant to purchase, at an aggregate exercise price of $26.7 million, 10% of the Common Stock outstanding assuming the full exercise thereof (the "Warrant") held by it to Apollo, (ii) on November 20, 1995 GEI transferred 19,609 shares of Common Stock held by it to Apollo and (iii) the Shareholders' Agreement, dated as of January 27, 1994, by and among Apollo, GEI and Foodmaker (the "Shareholders' Agreement") was terminated as between themselves and the Company. In connection with the foregoing, Jackson W. Goodall, Jr., Charles W. Duddles and Edward Gibbons, the three members of the Company's Board of Directors (the "Board") nominated by Foodmaker pursuant to the Shareholders' Agreement, and Leonard I. Green and Jonathan D. Sokoloff, the two members of the Board nominated by GEI, resigned from the Board and from all other positions, if any, held with the Company or its subsidiaries. The foregoing transactions were consummated after the lenders under the Old Credit Facility, in connection with their consent to an amendment thereto, required certain of the Company's shareholders to purchase a participation in certain loans under such agreement. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--Liquidity and Capital Resources." Apollo agreed to purchase such participation and, in consideration therefor, Foodmaker and GEI agreed to the transactions set forth above.

  Prior to the consummation of the foregoing transactions, Apollo, GEI and Foodmaker, the Company's three largest shareholders, held approximately 39%, 18% and 39%, respectively, of the Company's Common Stock, and pursuant to the terms of the Shareholders' Agreement, controlled the Company. Upon consummation of the foregoing transactions, Apollo, GEI and Foodmaker held approximately 81%, 16% and 0% of the Common Stock, respectively. Consequently, Apollo, through its ownership of the Common Stock, controls the Company.

SALE OF FAMILY RESTAURANT DIVISION

  On May 23, 1996, the Company completed the sale of the Family Restaurant Division to Flagstar in exchange for $125 million cash, $150 million principal amount of the FRD Notes and the assumption of $31.5 million of long-term debt, primarily consisting of capitalized lease obligations. Based on the subsequent completion of a closing balance sheet, the purchase price was increased and such increase was satisfied by the issuance of $6.9 million in additional FRD Notes. The Company recorded a gain of $62.6 million on the sale of the Family Restaurant Division, which gain included the effect of the increase in purchase price of $6.9 million discussed above. Cash proceeds from the sale were used to pay indebtedness outstanding under the Old Credit Facility of $82 million, help fund the repurchases of the Notes and for general corporate purposes. As of March 27, 1998, the Company had sold or exchanged $153.65 million aggregate principal amount of the FRD Notes. The remaining balance of $3.25 million is restricted until the fourth anniversary of the sale in accordance with the sale agreement with Flagstar to secure potential future indemnity claims. The remaining FRD Notes are carried at their fair value which approximates their cost.

ITEM 2. PROPERTIES

  Of the 275 restaurants operated by the Company as of December 28, 1997, the Company owned the land and building for 34, owned the building and leased the land for 53 and leased both land and building for the remaining 188 restaurants. The restaurants are primarily free-standing units ranging from approximately 5,000-10,000 square feet. Most of the leases provide for the payment of a base rental or approximately 5% to 6% of gross sales, whichever is greater, plus real estate taxes, insurance and other expenses.

  The leases (assuming exercise of all options) have terms expiring as follows:

       LEASE                                                          NUMBER OF
      EXPIRATION                                                     RESTAURANTS
      ----------                                                     -----------
     1998-2002......................................................      12
     2003-2007......................................................      19
     2008-2012......................................................      46
     2013-2017......................................................      56
     2018 and later.................................................     108
                                                                         ---
       Total........................................................     241
                                                                         ===

  In addition, the Company owns a 43,120 square-foot building in Irvine, California which houses support personnel for the Company. The Company leases 34,200 square feet of space in an office building in Irvine, California which houses El Torito operations staff, the Company's headquarters personnel and certain support functions of the Company. The Company also leases 26,270 square feet of space in a building in Louisville, Kentucky which houses the Chi-Chi's operations and support functions and various other smaller offices and warehouses.

  Substantially all of the Company's assets have been pledged under the Foothill Credit Facility. However, of the 87 owned restaurants at December 28, 1997 (building or land and building), six were subject to security interests in favor of other third parties.

  The following table details the Company-operated restaurants by state of operation as of December 28, 1997.

                                                                        TOTAL
                                                                      NUMBER OF
    STATE                                        CHI-CHI'S EL TORITO RESTAURANTS
    -----                                        --------- --------- -----------
     California.................................    --         76         76
     Ohio.......................................     28        --         28
     Pennsylvania...............................     25        --         25
     Michigan...................................     17        --         17
     Illinois...................................     15         1         16
     Indiana....................................     14         2         16
     Maryland...................................     10        --         10
     Missouri...................................      2         8         10
     Virginia...................................     10        --         10
     Wisconsin..................................     10        --         10
     Minnesota..................................      7        --          7
     New Jersey.................................      7        --          7
     Iowa.......................................      6        --          6
     Kentucky...................................      6        --          6
     New York...................................      5        --          5
     Florida....................................      1         2          3
     Kansas.....................................      3        --          3
     Massachusetts..............................      3        --          3
     Oregon.....................................    --          3          3
     West Virginia..............................      3        --          3
     Arizona....................................    --          2          2
     Colorado...................................      1        --          1
     Connecticut................................      1        --          1
     Delaware...................................      1        --          1
     Nebraska...................................      1        --          1
     Nevada.....................................    --          1          1
     North Carolina.............................      1        --          1
     North Dakota...............................      1        --          1
     South Dakota...............................      1        --          1
     Washington.................................    --          1          1
                                                    ---       ---        ---
       Total....................................    179        96        275
                                                    ===       ===        ===

ITEM 3. LEGAL PROCEEDINGS

  The Company is involved in various litigation matters incidental to its business. The Company does not believe that any of the claims or actions filed against it will have a material adverse effect upon the consolidated financial position or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  On August 7, 1997, Apollo, the majority stockholder of the Company, acting by written consent, consented to the contribution by the Company to FRI-MRD of $215.4 million of debt payable by Chi-Chi's to the Company. On August 7, 1997, Apollo, the majority stockholder of the Company, acting by written consent, consented to the gratuitous forgiveness of $30.8 million of intercompany debt owed by FRI-MRD to the Company. On October 20, 1997, Apollo, the majority stockholder of the Company, acting by written consent, authorized and approved the amendment and restatement of the Company's Value Creation Units Plan, which Amended and Restated Value Creation Units Plan is attached to this Form 10-K as Exhibit 10(dd).

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER
        MATTERS

  There is no established public trading market for the Common Stock. Accordingly, earnings per common share information has not been presented.

  At March 27, 1998, there were 84 stockholders of record of Common Stock. No other class of stock was outstanding as of that date. No dividends have been paid by the Company to its common stockholders.

  Each of the indentures, as amended, (collectively, the "Indentures") governing the Company's outstanding Senior Notes and Discount Notes, the note agreement governing the FRI-MRD Senior Discount Notes and the Foothill Credit Facility imposes restrictions on the Company's ability to pay dividends.

ITEM 6. SELECTED FINANCIAL DATA

                                     SUCCESSOR COMPANY(1)                       PREDECESSOR COMPANY(1)
                          -------------------------------------------------    ----------------------------
                          AS OF AND FOR THE YEARS ENDED       AS OF AND FOR    FOR THE ONE
                          -------------------------------      THE ELEVEN      MONTH ENDED    AS OF AND FOR
                          DEC. 28,  DEC. 29,    DEC. 31,      MONTHS ENDED      JAN. 26,        THE YEAR
                            1997      1996        1995        DEC. 25, 1994       1994        DEC. 26, 1993
                          --------  ---------  ----------     -------------    -----------    -------------
                                                    ($ IN THOUSANDS)
INCOME STATEMENT DATA:
Sales...................  $463,724  $ 724,229  $1,134,359      $1,048,674       $ 64,741        $ 884,910
Cost of Sales:
 Product cost...........   123,803    200,379     322,194         293,413         19,184          259,512
 Payroll and related
  costs.................   162,807    273,536     419,185         377,569         24,780          331,747
 Occupancy and other
  operating expenses....   129,428    181,730     275,164         243,147         13,712          197,797
Depreciation and
 amortization...........    22,583     34,475      57,836          48,646          2,800           32,224
General and
 administrative
 expenses...............    30,186     41,742      56,245          49,059          4,071           44,164
Gain (loss) on
 disposition of
 properties.............    (3,885)    (8,600)    (12,067)         (5,685)            12           (4,916)
Gain on sale of
 division...............         0     62,601           0               0              0                0
Provision for
 divestitures and write-
 down of
 long-lived assets......     2,640          0      44,500         144,780 (2)          0           10,400
Restructuring costs.....         0      6,546       4,392               0              0                0
Debt restructuring
 costs..................         0          0           0               0              0            4,239
Reorganization items....         0          0           0               0        479,427           (1,091)
Interest expense, net...    19,476     36,725      65,277          51,419          4,097           50,276
Income tax provision....       509        890       1,208           1,773             55              658
                          --------  ---------  ----------      ----------       --------        ---------
Income (loss) before
 extraordinary item.....   (31,593)     2,207    (123,709)       (166,817)       475,481          (52,114)
Extraordinary gain on
 extinguishment of debt.         0    134,833           0           2,941         72,561                0
                          --------  ---------  ----------      ----------       --------        ---------
Net income (loss).......   (31,593)   137,040    (123,709)       (163,876)       548,042          (52,114)
Preferred dividends.....         0          0           0               0          1,698           20,232
                          --------  ---------  ----------      ----------       --------        ---------
Net income (loss)
 attributable to common
 shares.................  $(31,593) $ 137,040  $ (123,709)     $ (163,876)      $546,344        $ (72,346)
                          ========  =========  ==========      ==========       ========        =========
BALANCE SHEET DATA:
Working capital
 (deficiency)...........  $(66,412) $ (85,524) $   45,114 (3)  $ (155,481)                      $ (95,209)
Current assets..........    45,117     46,612     267,077          43,015                          77,109
Total assets............   289,768    307,606     551,270         734,598                         366,577
Current liabilities.....   111,529    132,136     221,963         198,496                         172,318
Liabilities subject to
 settlement under
 reorganization
 proceedings............         0          0           0               0                         320,194 (4)
Non-current portion of
 long-term debt,
 including capitalized
 lease obligations......   199,955    165,325     455,203 (5)     536,495                          78,658
Redeemable cumulative
 exchangeable preferred
 stock..................         0          0           0               0                         183,921
Common stockholders'
 equity (deficit).......   (26,194)     5,399    (131,576)         (7,259)                       (391,638)
SELECTED CONSOLIDATED
 FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA(6)...............  $ 17,500  $  26,842  $   61,571      $   85,486       $  2,994        $  51,690
Net income (loss).......   (31,593)   137,040    (123,709)       (163,876)       548,042          (52,114)
Net cash provided by
 (used in) operating
 activities.............   (13,105)   (21,857)      6,083          18,346        (18,252)          25,352
Capital expenditures....    13,588      9,848      38,022          65,618            779           20,064
Net cash provided by
 (used in) investing
 activities.............   (16,631)   165,024     (19,615)        (64,167)      (192,610)         (10,717)
Net cash provided by
 (used in) financing
 activities.............    28,434   (117,717)     13,663          31,858        223,754          (19,839)
Restaurants open at end
 of period..............       275        281         670             702            524              528
Ratio of EBITDA to
 interest expense.......     0.90x      0.73x       0.94x           1.66x          0.73x (7)        1.03x (7)

--------
(1) Reference to the "Predecessor Company" refers to The Restaurant Enterprises Group, Inc. and its consolidated subsidiaries (excluding Chi-Chi's) with respect to information relating to periods prior to January 27, 1994 included herein, and reference to the "Successor Company" refers to Family Restaurants,

   Inc. and its consolidated subsidiaries, giving effect to the acquisition on January 27, 1994, when Apollo, GEI and Foodmaker acquired approximately 98% of the Common Stock and Chi-Chi's was merged with and into a subsidiary of the Company.

(2) Chi-Chi's reported significant sales declines in the second half of 1994 which continued into 1995. These sales declines resulted in operating performance for Chi-Chi's which was significantly lower than anticipated when Chi-Chi's was acquired on January 27, 1994. These operating results caused the Company to reevaluate its business strategy for Chi-Chi's. Consistent with this strategic reevaluation, the Company revised its forecasts for the future operations of Chi-Chi's which resulted in a significant reduction in projected future cash flows and a lower valuation of the business. The Company determined that its projected results for Chi-Chi's would not support the future amortization of the remaining Chi-Chi's goodwill balance of $144,780,000 at December 25, 1994. Accordingly, the Company wrote off the remaining unamortized Chi-Chi's goodwill balance of $144,780,000 in the fourth quarter of 1994.

(3) Includes the impact of working capital loan classification of $79,815,000 in current liabilities and the classification of $240,077,000 in property held for sale as a current asset.

(4) Liabilities that were canceled and extinguished as part of the prepackaged joint plan of reorganization of the Company and REG-M Corp. were separately classified in the consolidated balance sheet at December 26, 1993 as liabilities subject to settlement under reorganization proceedings and include the following:

                                                                      1993
                                                                ----------------
                                                                ($ IN THOUSANDS)
     Old Senior Subordinated Notes.............................     $191,928
     Old Subordinated Notes....................................       78,916
     Accrued interest..........................................       52,720
     Debt issuance and other costs.............................       (3,370)
                                                                    --------
                                                                    $320,194
                                                                    ========

(5) Excludes amounts related to the Family Restaurant Division and the traditional dinnerhouse restaurants which were held for sale.

(6) EBITDA is defined as earnings (loss) before gain (loss) on disposition of properties, provision for divestitures and write-down of long-lived assets, interest, taxes, depreciation and amortization. The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Furthermore, other companies may compute EBITDA differently, and therefore, EBITDA amounts among companies may not be comparable.

(7) Ratio of EBITDA to interest expense is based on the Company's historical capital structure which is not representative of the Company's capital structure subsequent to January 27, 1994.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Certain information and statements included in this Annual Report on Form 10-K, including those in this Management's Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties that could result in actual results of the Company or the restaurant industry differing materially from expected results expressed or implied by such forward-looking statements. Although it is not possible to itemize all of the factors and specific events that could affect the outlook of a restaurant company operating in a competitive environment, factors that could significantly impact expected results include (i) the development of successful marketing strategies for Chi-Chi's and

El Torito, (ii) the effect of national, regional and local economic conditions, (iii) the availability of adequate working capital, (iv) competitive products and pricing, (v) changes in legislation, (vi) demographic changes, (vii) the ability to attract and retain qualified personnel, (viii) changes in business strategy or development plans, (ix) business disruptions,
(x) changes in consumer preferences, tastes and eating habits and (xi) increases in food and labor costs. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

LIQUIDITY AND CAPITAL RESOURCES

 Liquidity

  The Company reported net cash used in operating activities for the years ended December 28, 1997 and December 29, 1996. Liquidity requirements were funded by proceeds from the sale of the Family Restaurant Division, supplemented if necessary by working capital advances available under the Foothill Credit Facility. In addition, FRI-MRD has raised approximately $45.6 million in cash from the issuance of the Senior Discount Notes to supplement its liquidity needs. The Company's viability has been and will continue to be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to comply with the terms of its financing agreements.

  Statement of Cash Flows. For the year ended December 28, 1997, the Company reported net cash used in operating activities of $13.1 million compared to net cash used in operating activities of $21.9 million for the year ended December 29, 1996. The improvement in net cash used in operating activities of $8.8 million was due to a $21.6 million reduction in interest paid and no restructuring costs in 1997 versus $6.5 million of such costs in 1996. These improvements were partially offset by a reduction in cash received from customers, franchisees and licensees net of cash paid to suppliers and employees. For 1997, the Company reported net cash used in investing activities of $16.6 million compared to net cash provided by investing activities of $165.0 million in 1996. This difference was primarily due to a $173.6 million reduction in proceeds from (i) the disposal of property and equipment; (ii) the sale of the Family Restaurant Division, net; and (iii) the sale of notes receivable, net. For 1997, the Company reported net cash provided by financing activities of $28.4 million compared to net cash used in financing activities of $117.7 million in 1996. During 1997, $33.9 million in net proceeds from the issuance of notes was received, while in 1996, repurchases of notes and repayment of working capital borrowings amounted to $32.5 million and $79.8 million, respectively.

  For the year ended December 29, 1996, the Company reported net cash used in operating activities of $21.9 million compared to net cash provided by operating activities of $6.1 million for the year ended December 31, 1995. A reduction in cash received from customers, franchisees and licensees net of cash paid to suppliers and employees and increased restructuring costs of $2.2 million more than offset an increase in interest received of $3.9 million and a decrease in interest paid of $6.8 million. For 1996, the Company reported net cash provided by investing activities of $165.0 million compared to net cash used in investing activities of $19.6 million in 1995. This difference was primarily due to proceeds from sale of the Family Restaurant Division, net of $121.3 million and proceeds from sale of notes receivable, net of $32.1 million, both realized in 1996, combined with a $28.2 million reduction in capital expenditures from 1995 to 1996. For 1996, the Company reported net cash used in financing activities of $117.7 million compared to net cash provided by financing activities of $13.7 million in 1995. During 1996, repurchase of notes amounted to $32.5 million, while activity in the Company's working capital line resulted in borrowings of $20.2 million in 1995 and repayments of $79.8 million in 1996.

  EBITDA. For the year ending December 28, 1997, the Company reported EBITDA (defined as earnings (loss) before gain (loss) on disposition of properties, provision for divestitures and write-down of long-lived assets, interest, taxes, depreciation and amortization) of $17.5 million, compared to $8.0 million for the year ended December 29, 1996 for the comparable ongoing operations of El Torito and Chi-Chi's. The $9.5 million improvement was due to El Torito and Chi-Chi's cost reduction and reengineering strategies, which have improved operating margins.

  The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income
(loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Furthermore, other companies may compute EBITDA differently, and therefore, EBITDA amounts among companies may not be comparable.

  Working Capital Deficiency. The Company operates with a substantial working capital deficiency because (i) restaurant operations are conducted primarily on a cash (and cash equivalent) basis with a low level of accounts receivable,
(ii) rapid turnover allows a limited investment in inventories and (iii) cash from sales is usually received before related accounts payable for food, beverages and supplies become due. The Company had a working capital deficiency of $66.4 million on December 28, 1997.

  Credit Facility. On January 10, 1997, the Company entered into the Foothill Credit Facility to provide for the ongoing working capital needs of the Company. The Foothill Credit Facility, which replaced the Old Credit Facility, provides for up to $15 million in revolving cash borrowings and up to $35 million in letters of credit (less the outstanding amount of revolving cash borrowings). The Foothill Credit Facility is secured by substantially all of the real and personal property of the Company and contains customary restrictive covenants, including the maintenance of certain financial ratios. The Company is in compliance with all financial ratios for the year ended December 28, 1997. Letters of credit are issued under the Foothill Credit Facility primarily to provide security for future amounts payable under the Company's workers' compensation insurance program ($15.5 million of such letters of credit were outstanding as of March 27, 1998). No revolving cash borrowings were outstanding as of March 27, 1998.

  Other. The Company sold the Family Restaurant Division on May 23, 1996 to Flagstar for $125 million cash, $150 million principal amount of the FRD Notes, and the assumption of $31.5 million of long-term debt, primarily consisting of capitalized lease obligations. Upon completion of the closing balance sheet, the purchase price was increased by $6.9 million and was satisfied by the issuance of $6.9 million in additional FRD Notes.

  On July 3, 1996, the Company repurchased $151.0 million aggregate principal amount of the Senior Notes and $108.6 million aggregate principal amount of the Discount Notes in exchange for (or from the proceeds from the sale of) $133.5 million aggregate principal amount of the FRD Notes. In separate transactions, the Company repurchased (i) an additional $8.5 million aggregate principal amount of its Discount Notes in the third quarter of 1996 and (ii) an additional $30.0 million aggregate principal amount of its Senior Notes and an additional $2.0 million aggregate principal amount of its Discount Notes in the fourth quarter of 1996.

  As of March 27, 1998, the Company had sold or exchanged $153.65 million aggregate principal amount of the FRD Notes. The remaining $3.25 million balance is restricted until the fourth anniversary of the sale in accordance with the sale agreement with Flagstar to secure potential future indemnity claims.

  On August 12, 1997, FRI-MRD issued the Senior Discount Notes in the face amount of $61 million to an existing holder of the Company's Senior Notes in exchange for $15.6 million of Senior Notes plus approximately $34 million of cash. In January 1998, FRI-MRD issued the remaining $14 million in face value of the Senior Discount Notes to the same purchaser for approximately $11.6 million in cash. Proceeds from the sales of the Senior Discount Notes will be used to fund the Company's capital expenditure programs and for general corporate purposes. The Company is currently considering additional sources of cash, such as the sale of non-core assets.

  The Company continues to be highly leveraged and has significant debt service requirements. Although management believes that its current sources of cash should be sufficient to meet its operating and debt service requirements for the foreseeable future, there can be no assurance that the Company will be able to repay or refinance the Notes, or that FRI-MRD will be able to repay or refinance the Senior Discount Notes, at their respective maturities.

 Capital Resources

  Net cash used in investing activities was $16.6 million for the year ended December 28, 1997, including $13.6 million for capital expenditures, as compared to net cash provided by investing activities of $165.0 million for fiscal 1996 and net cash used in investing activities of $19.6 million for fiscal 1995. The net cash provided by investing activities for 1996 was primarily due to the completion of the sale of the Company's Family Restaurant Division and certain notes receivable.

  Capital expenditures of approximately $30 million are planned for fiscal 1998, including approximately $6 million devoted to normal improvements of the Company's restaurants. The Company is continuing its remodeling of both El Torito and Chi-Chi's restaurants and is committing approximately $13 million to $14 million for this purpose in fiscal 1998. The Company also anticipates opening up to seven new El Torito restaurants, including quick-service casual-style restaurants, and the Company is also planning to upgrade El Torito's in-store POS technology during fiscal 1998.

  By December 28, 1997, the Company had completed the remodeling of nine El Torito restaurants in the Los Angeles/Orange County market and 11 Chi-Chi's restaurants, primarily in the Detroit market. In addition, Chi-Chi's had completed the exterior painting of 78 restaurants. Certain of these newly painted Chi-Chi's restaurants also had other exterior improvements, including installation of new awnings. The Company has announced plans for an aggressive remodel program for the Chi-Chi's chain over the next three years. This program could cost up to $50 million.

  Included in 1998 capital spending are continuing expenditures to replace the Company's mainframe computer software applications with new software to be run in a client/server environment. The new software includes work flow capabilities allowing for improved processes and wider access to data. In addition, acquisition of the new software will insure that the Company's computer systems are year 2000 compliant. The Company spent $0.4 million during fiscal 1997 and expects to spend an additional $1.6 million on the new software and related hardware and installation costs in 1998. The project is expected to be completed before year-end 1998. The Company is requesting year 2000 compliance reports from significant vendors and service providers. If the computer systems of a significant vendor or service provider were not year 2000 compliant, it could have a material adverse effect on the Company.

RESULTS OF OPERATIONS

  As used herein, "comparable restaurants" are restaurants operated by the Company on the first day of the earlier fiscal year and that continued in operation through the last day of the later year being compared.

FISCAL YEAR 1997 AS COMPARED TO FISCAL YEAR 1996

  Total sales of $463,724,000 for 1997 decreased by $260,505,000 or 36.0% as compared to 1996. The decrease was due to (i) the loss of sales from the Family Restaurant Division which was sold by the Company on May 23, 1996, (ii) sales decreases for restaurants sold or closed and (iii) sales declines in the comparable El Toritos and Chi-Chi's. The breakdown of the sales decline for 1997 is detailed below:

                                                                   1997 SALES
                                                                   DECREASES
                                                                ----------------
                                                                ($ IN THOUSANDS)
   Sales of the Family Restaurant Division.....................    $(194,464)
   Decrease in Sales from Restaurants Sold or Closed...........      (42,995)
   Decrease in Sales from Comparable Restaurants...............      (23,046)
                                                                   ---------
                                                                   $(260,505)
                                                                   =========

  Sales for comparable restaurants of $456,965,000 for 1997 decreased by $23,046,000 or 4.8% compared to 1996. The decrease is comprised of a $21,816,000 or 8.2% decline in Chi-Chi's and a $1,230,000 or 0.6% decline in El Torito primarily reflecting a continuing competitive operating environment for restaurants.

                                                              1997 COMPARABLE
                                                               SALES DECREASE
                                                              -----------------
                                                               AMOUNT   PERCENT
                                                              --------  -------
                                                              ($ IN THOUSANDS)
   Comparable Chi-Chi's...................................... $(21,816)  (8.2)%
   Comparable El Torito......................................   (1,230)  (0.6)
                                                              --------
     Total................................................... $(23,046)  (4.8)%
                                                              ========   ====

  El Torito comparable sales for fiscal 1997 were down slightly as compared to the same period in 1996. El Torito has hired a new advertising agency, Grey Advertising, to continue to refine and build upon its long-term marketing strategy, positioning El Torito as a "Mexican Getaway." Both television and radio commercials are being utilized to communicate this position. In addition, the theme is incorporated into all in-store materials and menus.

  Chi-Chi's continued with its new marketing direction through the end of 1997 portraying the concept as a value-oriented, fun Mexican restaurant where you can "put a little salsa in your life." A new menu was introduced in December that expanded the product offerings to appeal to a greater segment of the population. Barbequed and grilled meats, related to Mexican cuisine, but not considered traditional Mexican dishes, were added along with additional Mexican entrees. To extend the marketing message with more emphasis on the food and value components, Chi-Chi's will work with Evans, Hardy & Young, formerly their media buyer, now their primary advertising agency. Chi- Chi's comparable sales trend for 1997 improved 5.4 percentage points over that of 1996 with comparable sales down 8.2% for 1997 as compared with the 1996 versus 1995 negative trend of 13.6% for the same group of restaurants. Although the Company believes that such improvement is a result of the new advertising campaign that began at the end of the first quarter of 1997, there can be no assurances that the advertising campaign will continue to result in improved comparable sales versus prior periods.

  Product cost of $123,803,000 for 1997 decreased by $76,576,000 or 38.2% in
1997 as compared to 1996 primarily due to the sale of the Family Restaurant Division which accounts for $54,187,000 or 70.8% of the decrease, as well as the impact of the 47 other restaurants sold or closed since the end of fiscal 1995. In addition, El Torito and Chi-Chi's cost reduction strategies further contributed to product cost savings by revising product specifications, reducing the number of ingredients used and controlling inventories. As a percentage of sales, product cost declined to 26.7% in 1997 as compared to 27.7% in 1996.

  Payroll and related costs of $162,807,000 for 1997 decreased by $110,729,000 or 40.5% as compared to 1996 primarily due to the sale of the Family Restaurant Division which accounts for $72,997,000 or 65.9% of the decrease, as well as the impact of the 47 other restaurants sold or closed since the end of fiscal 1995. As a percent of sales, payroll and related costs decreased from 37.8% in 1996 to 35.1% in 1997 due in part to savings realized from the El Torito and Chi-Chi's cost reduction strategies which have focused on improving labor scheduling and efficiencies. The improvement in payroll and related costs was offset, in part, by the impact of the minimum wage increases nationally on October 1, 1996 and September 1, 1997 and on March 1, 1997 in California.

  The Company is subject to Federal and state laws governing matters such as minimum wages, overtime and other working conditions. Approximately half of the Company's employees are paid at rates related to the minimum wage. Therefore, increases in the minimum wage or decreases in the allowable tip credit (tip credits reduce the minimum wage that must be paid to tipped employees in certain states) increase the Company's labor costs. This is especially true in California, where there is no tip credit. Effective October 1, 1996, the Federal minimum wage was increased from $4.25 to $4.75, and effective September 1, 1997, it was further increased to $5.15. However, a provision of the new measure effectively froze the minimum wage for tipped employees at current levels by increasing the allowable tip credit in those states which allow for a tip credit. Furthermore, California voters approved a proposition on November 5, 1996 that increased the state's minimum wage to $5.00 on March 1, 1997 and further increased the state's minimum wage to $5.25 on March 1, 1998. In response to the minimum wage increases on October 1, 1996, March 1, 1997 and March 1, 1998, the Company raised menu prices at its El Torito restaurants in an effort to recover the higher payroll costs. Menu prices were not increased at Chi-Chi's during the first nine months of 1997 due to marketing strategies and the fact that Chi-Chi's experienced a lesser impact from the Federal minimum wage increases due to the increased allowable tip credit in certain states. However, Chi-Chi's did raise menu prices in October 1997 as a result of the cumulative impact of these minimum wage increases. At the request of President Clinton, the Congress is considering further increases in the Federal minimum wage over the next two years.

  Occupancy and other operating expenses of $129,428,000 for 1997 decreased by $52,302,000 or 28.8% as compared to 1996 primarily due to the sale of the Family Restaurant Division which accounts for $37,568,000 or 71.8% of the decrease, as well as the impact of the 47 other restaurants sold or closed since the end of fiscal 1995. As a percentage of sales, occupancy and other expenses increased from 25.1% in 1996 to 27.9% in 1997. These increases primarily reflect (i) the impact of declining sales without an offsetting reduction in fixed expenses, (ii) an increase in planned media spending in both El Torito and Chi-Chi's in connection with the implementation of new marketing campaigns in 1997 to reposition both concepts and (iii) the lower occupancy and other operating expenses as a percentage of sales in the Family Restaurant Division in the first five months of 1996.

  Depreciation and amortization of $22,583,000 for 1997 decreased by $11,892,000 or 34.5% as compared to 1996 primarily due to the sale of the Family Restaurant Division which accounts for $11,162,000 or 93.9% of the decrease.

  General and administrative expenses of $30,186,000 for 1997 decreased by $11,556,000 or 27.7% as compared to 1996 primarily due to the sale of the Family Restaurant Division and the elimination of its direct and allocated general and administrative expenses of $10,014,000. The Company eliminated 134 positions in its Louisville corporate office and 52 positions in its Irvine corporate offices in connection with its reorganization after the sale of the Family Restaurant Division. As a percentage of sales, general and administrative expenses increased from 5.8% in 1996 to 6.5% in 1997 primarily reflecting general and administrative expenses spread over fewer restaurants. Management continues to closely evaluate the Company's general and administrative cost structure for savings opportunities.

  The Company reported a loss on disposition of properties of $3.9 million for 1997 compared to a loss of $8.6 million in 1996. These amounts reflect losses associated with restaurant divestments and closures in such periods.

  As a result of a continued review of operating results, the Company identified 18 unprofitable Chi-Chi's restaurants which may either take too long to recover profitability or may not recover at all, despite current marketing and cost control programs. In connection with this analysis, the Company analyzed the carrying value of the long-lived assets of these restaurants and recorded a write-down of long-lived assets of $2.6 million during the second quarter of 1997 to reduce the assets' carrying value to their estimated fair market value. The Company is actively marketing these restaurants for sale, and the restaurants continue in operation.

  The Company reported no restructuring costs in 1997 versus $6.5 million in 1996. These costs were primarily related to amounts paid to consultants, professional fees, severance and related costs, and other restructuring related expenses that were not incurred in 1997.

  Interest expense, net of $19,476,000 for 1997 decreased by $17,249,000 or 47.0% as compared to 1996 primarily resulting from (i) lower interest expense due to the repurchases of $181.0 million aggregate principal amount of the Company's Senior Notes and $119.1 million aggregate principal amount of its Discount Notes in the third and fourth quarters of 1996 and the exchange of $15.6 million of Senior Notes on August 12, 1997, (ii) the repayment of outstanding revolving debt under the Old Credit Facility in May 1996 and (iii) the elimination of the Family Restaurant Division's interest costs, primarily for capitalized lease obligations. These decreases were partially offset by the increase due to the issuance of the Senior Discount Notes on August 12, 1997 and the accretion of interest thereon.

  The Company recorded a gain of $62,601,000 in 1996 as a result of the sale of the Family Restaurant Division.

  The Company recognized an extraordinary gain of $134,833,000 in 1996 as a result of several repurchases of the Notes.

FISCAL YEAR 1996 AS COMPARED TO FISCAL YEAR 1995

  Total sales of $724,229,000 for 1996 decreased by $410,130,000 or 36.2% as compared to 1995. The decrease was due to (i) the loss of sales from the Family Restaurant Division which was sold by the Company on May 23, 1996, (ii) sales decreases for restaurants sold or closed, (iii) sales declines in the comparable El Toritos and Chi-Chi's and (iv) the 53rd week in 1995. The breakdown of the sales decline for 1996 is detailed below:

                                                                   1996 SALES
                                                                   DECREASES
                                                                ----------------
                                                                ($ IN THOUSANDS)
   Sales of the Family Restaurant Division.....................    $(308,021)
   Decrease in Sales from Restaurants Sold or Closed...........      (47,823)
   Decrease in Sales from Comparable Restaurants...............      (45,533)
   Decrease in Sales for the 53rd Week in 1995.................       (8,753)
                                                                   ---------
                                                                   $(410,130)
                                                                   =========

  Sales for comparable restaurants of $484,655,000 for 1996 decreased by $45,533,000 or 8.6% compared to a 52-week 1995. The decrease is comprised of a $38,038,000 or 12.4% decline in Chi-Chi's and a $7,495,000 or 3.4% decline in El Torito primarily reflecting a continuing competitive operating environment for restaurants. Also contributing to the comparable sales decline was severe winter weather in several markets in early 1996 and an overall weakness in summer sales during the 1996 Summer Olympics which affected three weekends and two full weeks during July and August.

  Product cost of $200,379,000 for 1996 decreased by $121,815,000 or 37.8% in
1996 as compared to 1995 primarily due to the sale of the Family Restaurant Division which accounts for $89,347,000 or 73.3% of the decrease. Chi-Chi's cost re-engineering project further contributed to product cost savings by simplifying menus, reducing the number of ingredients used and controlling inventories. As a percentage of sales, product cost declined to 27.7% in 1996 as compared to 28.4% in 1995.

  Payroll and related costs of $273,536,000 for 1996 decreased by $145,649,000 or 34.7% as compared to 1995 primarily due to the sale of the Family Restaurant Division which accounts for $108,406,000 or 74.4% of the decrease. As a percent of sales, payroll and related costs increased from 37.0% in 1995 to 37.8% in 1996 due in part to labor inefficiencies resulting from the declining sales without an offsetting reduction in fixed labor expense, combined with the negative impact of the minimum wage increase on October 1, 1996.

  Occupancy and other expenses of $181,730,000 for 1996 decreased by $93,434,000 or 34.0% as compared to 1995 primarily due to the sale of the Family Restaurant Division which accounts for $58,314,000 or 62.4% of the decrease. As a percentage of sales, occupancy and other expenses increased from 24.3% in 1995 to 25.1% in 1996 due primarily to declining sales without an offsetting reduction in fixed expenses and the lower costs as a percentage of sales in the Family Restaurant Division in 1995.

  Depreciation and amortization of $34,475,000 for 1996 decreased by $23,361,000 or 40.4% as compared to 1995 primarily due to the sale of the Family Restaurant Division which accounts for $16,744,000 or 71.7% of the decrease. The decrease also reflects the third quarter 1995 adjustment to the depreciable asset base of Chi-Chi's restaurants either held for sale or having impaired values.

  General and administrative expenses of $41,742,000 for 1996 decreased by $14,503,000 or 25.8% as compared to 1995 primarily due to the sale of the Family Restaurant Division and the elimination of its related general and administrative expenses of $10,187,000. As a percentage of sales, general and administrative expenses increased from 5.0% in 1995 to 5.8% in 1996 primarily reflecting general and administrative expenses spread over fewer restaurants due to the sale of the Family Restaurant Division.

  Loss on disposition of properties of $8.6 million for 1996 compared to a loss of $12.1 million in 1995. These amounts reflect losses associated with restaurant divestments and closures and the 1995 write-off of costs associated with canceled capital projects, both remodels and new restaurant expansion.

  During the third quarter of 1995, the Company closed seven Chi-Chi's restaurants and identified additional restaurants to be sold or having impaired asset value. Approximately 32 marginally profitable or unprofitable restaurants were offered for sale. In conjunction with this divestment program, the Company analyzed the carrying value of the Chi-Chi's long-lived assets to determine if any impairment had occurred. In connection with this analysis, the Company recorded a charge for divestitures and writedowns of long-lived assets of $41.9 million.

  The Company reported restructuring costs of $6.5 million in 1996 versus $4.4 million in 1995. These costs are primarily related to amounts paid to consultants, professional fees, severance and related costs, and other restructuring related expenses.

  Interest expense, net of $36,725,000 for 1996 decreased by $28,552,000 or 43.7% as compared to 1995 primarily resulting from (i) lower accretion of interest expense due to the repurchases of the Notes, as previously discussed,
(ii) paying off outstanding revolving debt under the Old Credit Facility in May 1996, (iii) the elimination of the Family Restaurant Division's interest costs, primarily for capitalized lease obligations and (iv) interest income related to the FRD Notes.

ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share." This Statement specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock. Therefore, this Statement is not applicable to the Company.

  In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." This Statement is effective for fiscal years ending after December 15, 1997. This statement, requiring only additional information disclosures, is effective for the Company's fiscal year ended December 28, 1997. The Company has complied with all requirements of this Statement.

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement shall be effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This statement, requiring only additional informational disclosures, is effective for the Company's fiscal year ending December 27, 1998.

  In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to stockholders. This Statement shall be effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. This statement, requiring only additional information disclosures, is effective for the Company's fiscal year ending December 27, 1998.

SELECTED OPERATING DATA

  The Company primarily operates full-service Mexican restaurants in two divisions under the El Torito, Chi-Chi's, Casa Gallardo and other names. At December 28, 1997 the Company's El Torito restaurant division operated 96 full-service restaurants and the Company's Chi-Chi's restaurant division operated 179 full-service restaurants.

  The following table sets forth certain information regarding the Company, its El Torito and Chi-Chi's restaurant divisions, and the various operations divested in 1996.

                                FOR THE YEAR ENDED
                            ---------------------------
                            DEC. 28, 1997 DEC. 29, 1996
                            ------------- -------------
                              ($ IN THOUSANDS, EXCEPT
                              AVERAGE CHECK AMOUNTS)
El Torito Restaurant
 Division
--------------------
Restaurants Open at End of
 Period:
  Owned/operated..........          96            97
  Franchised and Licensed.           9             7
Sales.....................    $217,949      $219,466
Restaurant Level Cashflow.      30,051        26,355
Divisional EBITDA(a)......      17,627        11,956
Percentage decrease in
 comparable restaurant
 sales....................        (0.6)%        (3.0)%
Average check.............    $   9.87      $   9.47

Chi-Chi's Restaurant
 Division
--------------------
Restaurants Open at End of
 Period:
  Owned/operated..........         179           184
  Franchised and Licensed.          16            18
Sales.....................    $245,775      $278,065
Restaurant Level Cashflow.      16,515         9,674
Divisional EBITDA(a)......          36        (4,278)
Percentage decrease in
 comparable restaurant
 sales....................        (8.2)%       (11.5)%
Average check.............    $   7.62      $   7.54

Ongoing Operations
------------------
Restaurants Open at End of
 Period:
  Owned/operated..........         275           281
  Franchised and Licensed.          25            25
Sales.....................    $463,724      $497,531
Divisional EBITDA(a)......      17,663         7,678

Divested Operations(b)
----------------------
Restaurants Open at End of
 Period:
  Owned/operated..........           0             0
  Franchised and Licensed.           0             0
Sales.....................    $      0      $226,698
Divisional EBITDA(a)......           0        18,877

Total Company
-------------
Restaurants Open at End of
 Period:
  Owned/operated..........         275           281
  Franchised and Licensed.          25            25
Sales.....................    $463,724      $724,229
EBITDA(c).................      17,500        26,842

--------
(a) Divisional EBITDA with respect to any operating division is defined as earnings (loss) before gain (loss) on disposition of properties, interest, taxes, depreciation and amortization.

(b) Divested Operations in 1996 includes the results of the Family Restaurant Division until it was divested on May 23, 1996 and the traditional dinnerhouse restaurants that were divested by year-end 1996.

(c) EBITDA is defined as earnings (loss) before gain (loss) on disposition of properties, provision for divestitures and write-down of long-lived assets, restructuring costs, interest, taxes, depreciation and amortization. The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Furthermore, other companies may compute EBITDA differently, and therefore, EBITDA amounts among companies may not be comparable.

INFLATION

 The inflationary factors which have historically affected the Company's results of operations include increases in the cost of food, alcoholic beverages, labor and other operating expenses. In addition, most of the Company's real estate leases require the Company to pay taxes, maintenance, insurance, repairs and utility costs, all of which are subject to the effects of inflation. To date, the Company has offset the effects of inflation, at least in part, through periodic menu price increases and various cost-cutting programs, but no assurance can be given that the Company will continue to be able to offset such increases in the future.

  During 1997 and 1996, the effects of inflation did not have a significant impact on the Company's results of operations.

SEASONALITY

  The Company, as a whole, does not experience significant seasonal fluctuations in sales. However, the Company's sales tend to be slightly greater during the spring and summer months.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  See the Index to Financial Statements on page K-31.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  None.

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

  The following table sets forth certain information with respect to the current Directors and executive officers of the Company:

 NAME                     AGE               POSITION WITH COMPANY
 ----                     ---               ---------------------
 Peter P. Copses.........  39 Director
 David B. Kaplan.........  30 Director
 Antony P. Ressler.......  37 Director
 Kevin S. Relyea.........  43 President, Chief Executive Officer and a Director
                              Executive Vice President, President of El Torito
 William D. Burt.........  45 Restaurants, Inc.
                              Executive Vice President, President of Chi-Chi's,
 Roger K. Chamness.......  45 Inc.
                              Executive Vice President and Chief Financial
 Robert T. Trebing, Jr. .  48 Officer
 Michael E. Malanga......  44 Executive Vice President, Corporate Development
 Gayle A. DeBrosse.......  40 Senior Vice President, Quality Assurance and
                               Product Safety, Purchasing and Distribution,
                               Public Affairs
 Todd E. Doyle...........  36 Vice President, General Counsel and Secretary
 Janie M. Bereczky.......  42 Vice President, Taxes

  Mr. Copses has served as a Director of the Company since January 1994. Since 1990, Mr. Copses has been a principal of Apollo Advisors, L.P. ("Apollo Advisors") which, together with an affiliate, serves as managing general partner of Apollo Investment Fund, L.P. ("AIF"), AIF II, L.P. ("AIF II") and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P. ("Lion Advisors"), which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. AIF II is the general partner of Apollo. Mr. Copses is also a director of Dominick's Supermarkets, Inc., Paragon Health Network, Inc. and Zale Corporation.

  Mr. Kaplan has served as a Director of the Company since December 1996. Since 1991, Mr. Kaplan has been associated with and is a limited partner of Apollo Advisors. Prior to 1991, Mr. Kaplan was a member of the Investment Banking Department of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Kaplan is also a director of Allied Waste Industries, Inc., Dominick's Supermarkets, Inc., PRI Holdings, Inc. and WMC Finance Co., Inc.

  Mr. Ressler has served as a Director of the Company since January 1994. In 1990, Mr. Ressler was one of the founding principals of Apollo Advisors. Mr. Ressler is also a director of Allied Waste Industries, Inc., Dominick's Supermarkets, Inc., United International Holdings, Inc., PRI Holdings, Inc. and Vail Resorts, Inc.

  Mr. Relyea has served as Chief Executive Officer and a Director of the Company since December 1995. He has also served as President since August 1995. Mr. Relyea joined the Company in January 1994 as Executive Vice President and President of the Family Restaurant Division. From 1988 to January 1994, Mr. Relyea had been Regional Vice President of Jack In The Box Operations for Foodmaker. Mr. Relyea received an M.B.A. from Pepperdine University in 1988.

  Mr. Burt serves as Executive Vice President and President of El Torito. He joined the Company on April 8, 1996 in these positions. Prior to joining the Company, Mr. Burt was the Vice President of Operations at the Krystal Company from 1995 to 1996, and an Executive Vice President at Taco Cabana from 1994 to 1995. Prior to 1994, Mr. Burt spent 23 years with Foodmaker. Mr. Burt received his M.B.A. from Pepperdine University in 1988.

  Mr. Chamness serves as Executive Vice President and President of Chi-Chi's and has so served since December 1995 and March 1996, respectively. He joined the Company at its inception. His previous position was Executive Vice President of Finance and Administration for the Family Restaurant Division which he held from October 1995 until June 1996. Mr. Chamness received a B.A. in Business Economics from UCLA in 1975 and an M.B.A. in Finance and International Business from UCLA in 1980.

  Mr. Trebing serves as Executive Vice President and Chief Financial Officer and has so served since July 1995. He joined the Company at its inception and has held the positions of Senior Vice President and Chief Financial Officer, Senior Vice President of Finance, Vice President of Finance, Vice President and Controller and Manager of Financial Reporting. Mr. Trebing is a Certified Public Accountant. Mr. Trebing received a B.A. from California State University at Fullerton in 1972 and an M.B.A. from the University of Southern California in 1973.

  Mr. Malanga serves as Executive Vice President, Corporate Development. He joined the Company at its inception as Director of Mergers and Acquisitions. He was promoted to his current position in October 1995. Mr. Malanga received a B.S. in Business Administration from the University of Southern California in 1976.

  Ms. DeBrosse serves as a Senior Vice President, Quality Assurance and Product Safety, Purchasing and Distribution, Public Affairs and has so served since June 1996. She joined the Company in December 1994 as a Vice President. Prior to joining the Company, she was Director of Product Development and Continuous Improvement at Taco Bell from 1991 until 1994 and Director, Research and Development for Flagstar from 1982 to 1991. Ms. DeBrosse received a B.S. in Nutritional Sciences from Arizona State University in 1979 and an M.S. in Agribusiness with Emphasis in Food Science, Quality Assurance and Food Chemistry from Arizona State University in 1982.

  Mr. Doyle serves as Vice President, General Counsel and Secretary and has so served since October 1995. He joined the Company as Senior Legal Counsel in 1992. Prior to joining the Company, Mr. Doyle spent six years as a business transactional attorney and a business litigation attorney with Seltzer Caplan Wilkins & McMahon in San Diego, California. Mr. Doyle received a B.A. in Political Science and a B.A. in Sociology from the University of California, Santa Barbara in 1983, and he received a J.D. from Loyola Law School, Los Angeles, California in 1986.

  Ms. Bereczky serves as Vice President, Taxes and has so served since August 1992. She joined the Company in 1987 as Director of Taxes. Ms. Bereczky has been a Certified Public Accountant since 1981. Ms. Bereczky received a B.A. in Political Science from the University of California at Santa Barbara in 1978 and an M.B.A. in Taxation from Golden Gate University in 1985.

  All directors hold office for a period of one year until their successors have been duly elected and qualified. Directors receive no compensation for serving as directors and received no such compensation during the last fiscal year. Officers serve at the discretion of the Board of Directors.

ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

  Summarized below are the principal components of compensation of the individual serving as the Company's Chief Executive Officer ("CEO") during fiscal year 1997 and the four most highly compensated executive officers other than the CEO, with income in excess of $100,000, for each of the last three completed fiscal years.

                          SUMMARY COMPENSATION TABLE

                                                     OTHER ANNUAL  ALL OTHER
NAME AND PRINCIPAL              SALARY               COMPENSATION COMPENSATION
POSITION                YEAR      ($)   BONUS ($)        ($)         ($)(A)
------------------      ----    ------- ---------    ------------ ------------
Kevin S. Relyea,....... 1997    400,000   192,000          --        4,226(b)
 President and Chief
  Executive Officer     1996    390,385 1,172,057(c)       --        4,145(d)
                        1995    312,727   149,520          --          918
William D. Burt,....... 1997    225,000   180,000          --        3,372(e)
 Executive Vice
  President             1996(f) 159,635   180,000(g)    86,762(h)    1,822(i)
Roger K. Chamness,..... 1997    275,000    99,000          --        3,214(j)
 Executive Vice
  President             1996    256,940   590,856(k)    69,958(l)    2,982(m)
                        1995    153,086    40,357          --          493
Michael E. Malanga..... 1997    148,886    51,943          --          507
 Executive Vice
  President             1996    142,614   125,695(n)       --          478
                        1995    128,137    34,645          --          457
Robert T. Trebing,
 Jr.,.................. 1997    185,321    64,654          --        1,116
 Executive Vice
  President Chief       1996    174,806   287,031(o)       --        1,020
 and Chief Financial
  Officer               1995    150,459    43,973          --          858

--------
(a) Unless otherwise indicated, amounts shown represent the value of term life insurance premiums paid by the Company.

(b) Mr. Relyea received $918 representing the imputed value of life insurance provided by the Company and $3,308 representing the Company's matching funds under its Deferred Compensation Plan.

(c) Mr. Relyea received $320,000 pursuant to the Company's 1996 Management Incentive Compensation Plan bonus program; $548,461 pursuant to the Company's Divestiture Bonus Plan; and $303,596 in connection with the cancellation of Mr. Relyea's stock purchase loan with the Company.

(d) Mr. Relyea received $913 representing the imputed value of life insurance provided by the Company and $3,232 representing the Company's matching funds under its Deferred Compensation Plan.

(e) Mr. Burt received $1,476 representing the imputed value of life insurance provided by the Company and $1,896 representing the Company's matching funds under its Deferred Compensation Plan.

(f) The amount set forth in the table for fiscal 1996 for Mr. Burt represents less than a full year's compensation. Mr. Burt joined the Company on April 8, 1996.

(g) Represents bonus earned pursuant to the Company's 1996 Management Incentive Compensation Plan bonus program.

(h) Mr. Burt received $9,000 representing the value of automobile benefits and $77,762 representing relocation expenses.

(i) Mr. Burt received $577 representing the imputed value of life insurance provided by the Company and $1,245 representing the Company's matching funds under its Deferred Compensation Plan.

(j) Mr. Chamness received $918 representing the imputed value of life insurance provided by the Company and $2,296 representing the Company's matching funds under its Deferred Compensation Plan.

(k) Mr. Chamness received $220,000 pursuant to the Company's 1996 Management Incentive Compensation Plan bonus program; $241,323 pursuant to the Company's Divestiture Bonus Plan; and $129,533 in connection with the cancellation of Mr. Chamness' stock purchase loan with the Company.

(l) Mr. Chamness received $1,600 representing the value of automobile benefits and $68,358 representing relocation expenses.

(m) Mr. Chamness received $865 representing the imputed value of life insurance provided by the Company and $2,117 representing the Company's matching funds under its Deferred Compensation Plan.

(n) Mr. Malanga received $71,604 pursuant to the Company's 1996 Management Incentive Compensation Plan bonus program; $44,635 pursuant to the Company's Divestiture Bonus Plan; and $9,456 in connection with the cancellation of Mr. Malanga's stock purchase loan with the Company.

(o) Mr. Trebing received $87,500 pursuant to the Company's 1996 Management Incentive Compensation Plan bonus program; $134,765 pursuant to the Company's Divestiture Bonus Plan; and $64,766 in connection with the cancellation of Mr. Trebing's stock purchase loan with the Company.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  Severance benefits for Messrs. Relyea, Burt and Chamness are governed by their respective employment agreements, which agreements are described below. The maximum salary severance benefits for Messrs. Relyea, Burt and Chamness are one year from the date of termination or the remaining period of employment under their respective employment agreements, whichever is greater. In addition, upon the occurrence of certain events constituting a change of control, the holders of stock options, including the executive officers named above, shall be entitled to receive cash equal to the difference between the price per share paid in connection with such change of control and the exercise price of the underlying option.

  The Company's President and Chief Executive Officer, Kevin S. Relyea, entered into an Employment Agreement with the Company on January 1, 1996 for the period from January 1, 1996 though January 1, 1999, providing for annual compensation of not less than $400,000, to increase to $500,000 upon the attainment of $40,000,000 in Company EBITDA, and other periodic increases as determined by the Company's Board. In 1997, the Company's Board elected to (i) increase Mr. Relyea's annual compensation by five percent (5%) effective January 1, 1998, and again on January 1, 1999 and (ii) extend his Employment Agreement with the Company until January 1, 2000.

  The Company's Executive Vice President and the President of Chi-Chi's, Roger
K. Chamness, entered into an Employment Agreement with the Company on March 1, 1996 for the period from March 1, 1996 through March 1, 1999, providing for annual compensation of not less than $275,000 and periodic increases as determined by the Company's Board. In 1997, the Company's Board elected to (i) increase Mr. Chamness' annual compensation by five percent (5%) effective January 1, 1998, and again on January 1, 1999 and (ii) extend his Employment Agreement with the Company until March 1, 2000.

  The Company's Executive Vice President and El Torito's President, William D. Burt, entered into an Employment Agreement with the Company on April 8, 1996 for the period from April 8, 1996 through April 8, 1999, providing for annual compensation of not less than $225,000 and periodic increases as determined by the Company's Board. In 1997, the Company's Board elected to (i) increase Mr. Burt's annual compensation by five percent (5%) effective January 1, 1998, and again on January 1, 1999 and (ii) extend his Employment Agreement with the Company until April 8, 2000.

  The employment agreements with each of Messrs. Relyea, Chamness and Burt also provide that during the terms thereof, such executives will participate in the Company's Management Incentive Compensation Plan, will be eligible to participate in the Company's VCU Plan (see discussion below) and will be entitled to participate in the Company's standard medical, dental, life, accident, disability, retirement plans, quality review privileges and similar plans as are generally available to executive employees of the Company from time to time.

  A new supplemental bonus plan was implemented on January 1, 1996 called the Value Creation Units Plan (the "VCU Plan"). The VCU Plan provides participants with a contingent financial incentive to contribute to the long-term success of the Company. In 1997 the VCU Plan was amended to, inter alia, (i) add El Torito Restaurants, Inc. and Chi-Chi's, Inc. as obligors and (ii) provide that payouts will be calculated based on the improvement in the Company's EBITDA between year-end 1995 and year-end 1999 and in proportion to the amount and type of Value Creation Units awarded to each participant. At December 28, 1997, there were 28 participants in the VCU Plan, including Kevin S. Relyea, William D. Burt, Roger K. Chamness, Michael E. Malanga and Robert T. Trebing, Jr.

  In connection with the Company's decision to pursue the sale of the Family Restaurant Division in January 1996, the Board adopted a Divestiture Bonus Plan for certain members of management (the "DBP"). The purpose of the DBP was to retain and reward key executives who would be required to assist with the sale of the Family Restaurant Division. The DBP provided certain key executives with a monetary bonus upon the consummation of the sale of the Family Restaurant Division (calculated as a percentage of the purchase price as defined in the DBP). Kevin S. Relyea, Roger K. Chamness, Michael E. Malanga and Robert T. Trebing, Jr. received such a bonus upon the sale of the Family Restaurant Division to Flagstar in May 1996. The DBP is no longer in effect.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 27, 1998 the number of shares and percentage of Common Stock owned by each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, each director and executive officer of the Company and all executive officers and directors of the Company as a group.

                                                        COMMON STOCK
                                                 --------------------------
                                                 AMOUNT AND NATURE
                                                   OF BENEFICIAL   PERCENT
                                                   OWNERSHIP(A)    OF CLASS
                                                 ----------------- --------
   Apollo FRI Partners, L.P.(b).................      909,989(c)    82.77%(c)
     2 Manhattanville Rd., Purchase, NY 10577
   Green Equity Investors, L.P.(d)..............      160,222       16.21%
     11111 Santa Monica Blvd., Suite 2000, Los
      Angeles, CA 90025
   Kevin S. Relyea..............................       12,747(e)     1.28%(e)
   William D. Burt..............................        1,500(f)          (g)
   Roger K. Chamness............................        3,000(h)          (g)
   Robert T. Trebing, Jr. ......................        1,300(i)          (g)
   Michael E. Malanga...........................          633(j)          (g)
   Gayle A. DeBrosse............................          500             (g)
   Todd E. Doyle................................          574(k)          (g)
   Janie M. Bereczky............................          330(l)          (g)
   All Executive Officers and Directors of the
    Company as a Group
    (11 persons)................................       20,525        2.07%

--------
(a) All shares (other than shares held by Apollo and GEI) are subject to, and shall be voted in accordance with, the Shareholders' Agreement.

(b) The general partner of Apollo is AIF II. The managing general partner of AIF II is Apollo Advisors. The general partner of Apollo Advisors is Apollo Capital Management, Inc. ("Apollo Capital"). Messrs. Copses, Kaplan and Ressler are officers of Apollo Capital. The directors of Apollo Capital are Leon Black and John Hannan, each of whom is also an officer of Apollo Capital. Each of Messrs. Copses, Kaplan and Ressler and the directors of Apollo Capital disclaim beneficial ownership of any shares beneficially held by Apollo.

(c) Includes 111,111 shares of Common Stock exercisable at $240 per share and issuable upon exercise of the Warrant.

(d) The general partner of GEI is Leonard Green & Associates, L.P. ("LGP"). Messrs. Green and Sokoloff are managing general partners of LGP. Each of Messrs. Green and Sokoloff and the general partners of LGP disclaims beneficial ownership of any shares beneficially held by GEI.

(e) Includes 938 shares of Common Stock covered by options granted to Mr. Relyea, which are currently exercisable or exercisable within the next 60 days in the following amounts and prices: 469 shares at $160 per share, 235 shares at $40 per share and 234 shares at $100 per share.

(f) Includes 1,172 shares of Common Stock covered by options assigned to Mr. Burt, which are currently exercisable at "Fair Market Value" as defined in the Company's 1994 Incentive Stock Option Plan.

(g) Represents less than 1% ownership.

(h) Includes 700 shares of Common Stock covered by options granted to Mr. Chamness, which are currently exercisable or exercisable within the next 60 days in the following amounts and prices: 150 shares at $160 per share, 475 shares at $40 per share and 75 shares at $100 per share.

(i) Includes 400 shares of Common Stock covered by options granted to Mr. Trebing, which are currently exercisable or exercisable within the next 60 days in the following amounts and prices: 100 shares at $160 per share, 250 shares at $40 per share and 50 shares at $100 per share.

(j) Includes 148 shares of Common Stock covered by options granted and assigned to Mr. Malanga, which are currently exercisable or exercisable within the next 60 days in the following amounts and prices: 77 shares at "Fair Market Value" as defined in the Company's 1994 Incentive Stock Option Plan, 35 shares at $160 per share, 18 shares at $40 per share and 18 shares at $100 per share.

(k) Includes 199 shares of Common Stock covered by options granted and assigned to Mr. Doyle, which are currently exercisable or exercisable within the next 60 days in the following amounts and prices: 140 shares at $1 per share, 29 shares at $160 per share, 15 shares at $40 per share and 15 shares at $100 per share.

(l) Includes 110 shares of Common Stock covered by options granted to Ms. Bereczky, which are currently exercisable or exercisable within the next 60 days in the following amounts and prices: 55 shares at $160 per share, 28 shares at $40 per share and 27 shares at $100 per share.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Apollo charged a monthly fee of $100,000 during 1997 and 1996 which Apollo will continue to earn in the future, and Apollo and GEI each charged a monthly fee of $50,000 during 1995 for providing certain management services to the Company. In November 1995, the management services arrangement with GEI was terminated. For the years ended December 28, 1997, December 29, 1996 and December 31, 1995, the Company was charged $1.2 million each year in connection with this arrangement. The Company had management services fees payable of $3,250,000 and $2,050,000 due to Apollo and GEI as of December 28, 1997 and December 29, 1996, respectively.

  On January 27, 1994, the Company entered into the Shareholders' Agreement and a Registration Rights Agreement with Apollo, GEI and Foodmaker. The Shareholders' Agreement was terminated as between Apollo, GEI, Foodmaker and the Company in connection with the Exchange Agreements. See "BUSINESS--Change in Control."

  The Company loaned $150,000 to Mr. Relyea (evidenced by recourse notes which bore interest at a rate of 7% per annum and were due on May 31, 1999) in connection with his purchase of Common Stock. In July 1996, the loan to Mr. Relyea was canceled which resulted in additional income to Mr. Relyea. See "-- Directors and Executive Officers," "Executive Compensation."

  The Company loaned $64,000 to Mr. Chamness (evidenced by recourse notes which bore interest at a rate of 7% per annum and were due on May 19, 1999) in connection with his purchase of Common Stock. In July 1996, the loan to Mr. Chamness was canceled which resulted in additional income to Mr. Chamness.
See "--Directors and Executive Officers," "Executive Compensation."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

                                                                          PAGE
                                                                          ----
 (a)(1) Financial Statements. See Index to Financial Statements on page
        K-31.                                                               --
    (2) Financial Statement Schedule                                      K-49
        Schedule II--Valuation and qualifying accounts
    (3) Exhibits

   2(a) Stock Purchase Agreement dated as of March 1, 1996 by and among Family
         Restaurants, Inc., Flagstar Companies, Inc., Flagstar Corporation and
         FRD Acquisition Co. (Filed as Exhibit 2.1 to the Company's Form 10-Q
         filed with the SEC on May 15, 1996.)
   3(a) Fourth Restated Certificate of Incorporation of the Company. (Filed as
         Exhibit 4.1 to the Company's Form S-8 filed with the SEC on March 23,
         1994.)
   3(b) Bylaws of the Company. (Filed as Exhibit 4.2 to the Company's Form S-8
         filed with the SEC on March 23, 1994.)
   4(a) Indenture Dated as of January 27, 1994 Re: $300,000,000 9-3/4% Senior
         Notes Due 2002. (Filed as Exhibit 4(a) to the Company's Form 10-K
         filed with the SEC on March 28, 1994.)
   4(b) Indenture Dated as of January 27, 1994 Re: $150,000,000 10-7/8% Senior
         Subordinated Discount Notes Due 2004. (Filed as Exhibit 4(b) to the
         Company's Form 10-K filed with the SEC on March 28, 1994.)
   4(c) First Supplemental Indenture, dated as of July 3, 1996, between the
         Registrant and IBJ Schroder Bank & Trust Company, a New York Banking
         corporation, as Trustee. (Filed as Exhibit 10.1 to the Company's Form
         8-K filed with the SEC on July 9, 1996.)
   4(d) First Supplemental Indenture, dated as of July 3, 1996, between the
         Registrant and Fleet National Bank, as successor by merger to Fleet
         National Bank of Massachusetts, formerly known as Shawmut Bank, N.A., as Trustee. (Filed as Exhibit 10.2 to the Company's Form 8-K filed with the SEC on July 9, 1996.)
   4(e) Note Agreement Dated as of August 12, 1997 Re: Up to $75,000,000 FRI-
         MRD Corporation Senior Discount Notes Due January 24, 2002. (Filed as
         Exhibit 4(e) to the Company's Form 10-Q filed with the SEC on November
         12, 1997.)
   4(f) Joinder Agreement Dated as of January 14, 1998 Re: FRI-MRD Corporation
         Senior Discount Notes due January 24, 2002.
   9    Shareholders' Agreement, dated as of January 27, 1994, among the
         Company and certain of its Shareholders. (Filed as Exhibit 4.3 to the
         Company's Form S-8 filed with the SEC on March 23, 1994.)
  10(a) The Company's 1994 Incentive Stock Option Plan. (Filed as Exhibit 10(g)
         to the Company's Form 10-K filed with the SEC on March 28, 1994.)
  10(b) The Company's Deferred Compensation Plan. (Filed as Exhibit 10(k) to
         the Company's Form 10-K filed with the SEC on March 27, 1995.)
  10(c) The Company's Severance Plan. (Filed as Exhibit 10(m) to the Company's
         Form 10-K filed with the SEC on March 27, 1995.)
  10(d) Form of Management Stock Subscription Agreement of the Company. (Filed
         as Exhibit 10(bb) to the Company's Form 10- K filed with the SEC on
         March 28, 1994.)
  10(e) Form of Management Pledge Agreement of the Company. (Filed as Exhibit
         10(cc) to the Company's Form 10-K filed with the SEC on March 28,
         1994.)

  10(f) Management Services Agreement, dated as of January 27, 1994, by and between the Company and Apollo Advisors, L.P. (Filed as Exhibit 10(ff) to the Company's Form 10-K filed with the SEC on March 28, 1994.)
  10(g) Lease Indemnification Agreement, dated as of January 27, 1994, by and between the Company and W. R. Grace & Co.-Conn. (Filed as Exhibit
         10(ii) to the Company's Form 10-K filed with the SEC on March 28,
         1994.)
  10(h) Tax Sharing Agreement, dated as of January 27, 1994, by and among the Company, Foodmaker, Inc. and Chi-Chi's, Inc. (Filed as Exhibit 10(ll) to the Company's Form 10-K filed with the SEC on March 28, 1994.)
  10(i) Registration Rights Agreement, dated as of January 27, 1994, by and among the Company and certain of its shareholders. (Filed as Exhibit
         10(mm) to the Company's Form 10-K filed with the SEC on March 28,
         1994.)
  10(j) Agreement, dated as of January 5, 1996, by and between Kevin S. Relyea and the Company. (Filed as Exhibit 10(w) to the Company's Form 10-K filed with the SEC on April 1, 1996.)
  10(k) The Company's 1996 Management Incentive Compensation Plan Description.
         (Filed as Exhibit 10(r) to the Company's Form 10-K filed with the SEC on March 31, 1997.)
  10(l) Termination of Management Services Agreement between Leonard Green &
         Associates, L.P. and the Company, dated as of November 20, 1995.
         (Filed as Exhibit 10(s) to the Company's Form 10-K filed with the SEC on March 31, 1997.)
  10(m) Employment Agreement, dated as of January 1, 1996 by and between Kevin
         S. Relyea and the Company. (Filed as Exhibit 10(t) to the Company's
         Form 10-K filed with the SEC on March 31, 1997.)
  10(n) Employment Agreement, dated as of March 1, 1996 by and between Roger K.
         Chamness and the Company. (Filed as Exhibit 10(u) to the Company's
         Form 10-K filed with the SEC on March 31, 1997.)
  10(o) Employment Agreement, dated as of April 8, 1996, by and between William
         D. Burt and the Company. (Filed as Exhibit 10(v) to the Company's Form
         10-K filed with the SEC on March 31, 1997.)
  10(p) Loan and Security Agreement, dated as of January 10, 1997, between
         Foothill Capital Corporation and the Company and its subsidiaries named therein. (Filed as Exhibit 10(w) to the Company's Form 10-K filed with the SEC on March 31, 1997.)
  10(q) General Continuing Guarantee, dated as of January 10, 1997, by the
         Company in favor of Foothill Capital Corporation. (Filed as Exhibit
         10(x) to the Company's Form 10-K filed with the SEC on March 31,
         1997.)
  10(r) Form of subsidiary General Continuing Guarantee, dated as of January
         10, 1997. (Filed as Exhibit 10(y) to the Company's Form 10-K filed with the SEC on March 31, 1997.)
  10(s) Security Agreement, dated as of January 10, 1997, between Foothill
         Capital Corporation and the Company. (Filed as Exhibit 10(z) to the
         Company's Form 10-K filed with the SEC on March 31, 1997.)
  10(t) Form of subsidiary Security Agreement, dated as of January 10, 1997, between Foothill Capital Corporation and the subsidiary named therein.
         (Filed as Exhibit 10(aa) to the Company's Form 10-K filed with the SEC on March 31, 1997.)
  10(u) Stock Pledge Agreement, dated as of January 10, 1997, between the
         Company and Foothill Capital Corporation. (Filed as Exhibit 10(bb) to the Company's Form 10-K filed with the SEC on March 31, 1997.)

  10(v)  Form of subsidiary Stock Pledge Agreement, dated as of January 10,
          1997, between the subsidiary named therein and Foothill Capital
          Corporation. (Filed as Exhibit 10(cc) to the Company's Form 10-K
          filed with the SEC on March 31, 1997.)
  10(w)  Trademark Security Agreement, dated as of January 10, 1997, by Chi-
          Chi's, Inc. in favor of Foothill Capital Corporation. (Filed as
          Exhibit 10(dd) to the Company's Form 10-K filed with the SEC on March
          31, 1997.)
  10(x)  Trademark Security Agreement, dated as of January 10, 1997, by El
          Torito Restaurants, Inc. in favor of Foothill Capital Corporation.
          (Filed as Exhibit 10(ee) to the Company's Form 10-K filed with the
          SEC on March 31, 1997.)
  10(y)  First Amendment to the Loan and Security Agreement dated as of May 23,
          1997 by and among the parties thereto. (Filed as Exhibit 10(gg) to the Company's Form 10-Q filed with the SEC on August 13, 1997.)
  10(z)  Amendment Number Two to Loan and Security Agreement dated as of August
          12, 1997 by and among the parties thereto. (Filed as Exhibit 10(hh)
          to the Company's Form 10-Q filed with the SEC on November 12, 1997.)
  10(aa) The Company's Divestiture Bonus Plan for Key Management, dated January
          9, 1996. (Filed as Exhibit 10(ff) to the Company's Form 10-K filed with the SEC on March 31, 1997.)
 10(bb)  Distribution Service Agreement, dated as of November 1, 1997, between
          El Torito Restaurants, Inc. and The SYGMA Network, Inc. (Portions of
          this document have been omitted pursuant to a request for
          confidential treatment.) (Filed as Exhibit 10(bb) to the Company's
          Form 10-K filed with the SEC on March 30, 1998.)
 10(cc)  Distribution Service Agreement, dated as of April 30, 1997, between
          Chi-Chi's, Inc. and Sysco Corporation. (Portions of this document have been omitted pursuant to a request for confidential treatment.)
          (Filed as Exhibit 10(cc) to the Company's Form 10-K filed with the
          SEC on March 30, 1998.)
 10(dd)  Family Restaurants, Inc., FRI-MRD Corporation, Chi-Chi's, Inc. and El
          Torito Restaurants, Inc. Amended and Restated Value Creation Units
          Plan and Sample Value Creation Units Agreement. (Filed as Exhibit
          10(dd) to the Company's Form 10-K filed with the SEC on March 30,
          1998.)
 21(a)   List of Subsidiaries. (Filed as Exhibit 21(a) to the Company's Form
          10-K filed with the SEC on March 30, 1998.)
 21(b)   Names Under Which Subsidiaries Do Business. (Filed as Exhibit 21(b) to
          the Company's Form 10-K filed with the SEC on March 30, 1998.)
 23      Consent of KPMG Peat Marwick LLP. (Filed as Exhibit 23 to the
          Company's Form 10-K filed with the SEC on March 30, 1998.)
 27      Financial Data Schedule. (Filed as Exhibit 27 to the Company's Form
          10-K filed with the SEC on March 30, 1998.)
 99(a)   Press Release, dated May 23, 1996. (Filed as Exhibit 99.1 to the
          Company's Form 8-K filed with the SEC on May 30, 1996.)
 99(b)   Press Release, dated July 3, 1996. (Filed as Exhibit 99.1 to the
          Company's Form 8-K filed with the SEC on July 9, 1996.)

  (b) Reports on Form 8-K

  None.

                                   SIGNATURES

  Pursuant to the requirements of Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          FAMILY RESTAURANTS, INC.

                                               /s/ Robert T. Trebing, Jr.
                                          By: _________________________________
                                                   Robert T. Trebing, Jr.
                                                Executive Vice President and
                                                  Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                   DATE
             ---------                           -----                   ----

      /s/ Kevin S. Relyea            Director, President and        September 9, 1998
____________________________________  Chief Executive Officer
          Kevin S. Relyea             (Principal Executive
                                      Officer)

      /s/ Peter P. Copses            Director                       September 9, 1998
____________________________________
          Peter P. Copses


      /s/ David B. Kaplan            Director                       September 9, 1998
____________________________________
          David B. Kaplan

     /s/ Antony P. Ressler           Director                       September 9, 1998
____________________________________
         Antony P. Ressler

   /s/ Robert T. Trebing, Jr.        Executive Vice President and   September 9, 1998
____________________________________  Chief Financial Officer
       Robert T. Trebing, Jr.         (Principal Financial and
                                      Accounting Officer)

     SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(D) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED
                 SECURITIES PURSUANT TO SECTION 12 OF THE ACT

  No annual report covering the registrant's last fiscal year has been or will be sent to security holders, other than a copy of this Annual Report on Form 10-K.

  No proxy statement, form of proxy or other proxy solicitation materials with respect to any annual or other meeting of security holders were sent in 1997, and none will be sent with respect to 1997, to security holders.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
FAMILY RESTAURANTS, INC.
Independent Auditors' Report............................................. K-32
Consolidated Balance Sheets as of December 28, 1997 and December 29,
 1996.................................................................... K-33
Consolidated Statements of Operations for the Years Ended December 28,
 1997, December 29, 1996
 and December 31, 1995................................................... K-34
Consolidated Statements of Common Stockholders' Equity (Deficit) for the
 Years Ended December 28, 1997, December 29, 1996 and December 31, 1995.. K-35
Consolidated Statements of Cash Flows for the Years Ended December 28,
 1997, December 29, 1996 and December 31, 1995........................... K-36
Notes to Consolidated Financial Statements............................... K-38

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Family Restaurants, Inc.:

  We have audited the accompanying consolidated balance sheets of Family Restaurants, Inc. and its subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for the years ended December 28, 1997, December 29, 1996 and December 31, 1995. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Family Restaurants, Inc. and its subsidiaries at December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for the years ended December 28, 1997, December 29, 1996 and December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information shown therein.

                                          KPMG Peat Marwick LLP

Orange County, California
March 5, 1998

                            FAMILY RESTAURANTS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 28, DECEMBER 29,
                                                          1997         1996
                                                      ------------ ------------
                       ASSETS
                       ------
Current assets:
  Cash and cash equivalents..........................  $  32,518    $  33,820
  Receivables........................................      3,944        5,043
  Inventories........................................      4,569        4,537
  Other current assets...............................      4,086        3,212
                                                       ---------    ---------
    Total current assets.............................     45,117       46,612
Property and equipment, net..........................    183,601      196,872
Reorganization value in excess of amounts allocable
 to identifiable assets, net.........................     36,529       37,930
Other assets.........................................     24,521       26,192
                                                       ---------    ---------
                                                       $ 289,768    $ 307,606
                                                       =========    =========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
   ----------------------------------------------
Current liabilities:
  Current portion of long-term debt, including
   capitalized lease obligations.....................  $   2,694    $   3,927
  Accounts payable...................................     13,959       19,000
  Self-insurance reserves............................     32,515       34,972
  Other accrued liabilities..........................     58,573       70,696
  Income taxes payable...............................      3,788        3,541
                                                       ---------    ---------
    Total current liabilities........................    111,529      132,136
Other long-term liabilities..........................      4,478        4,746
Long-term debt, including capitalized lease
 obligations, less current portion...................    199,955      165,325
Stockholders' equity (deficit):
  Common stock--authorized 1,500,000 shares, par
   value $.01, 997,277 shares issued.................         10           10
  Additional paid-in capital.........................    157,317      157,317
  Accumulated deficit................................   (182,138)    (150,545)
  Less treasury stock, at cost (8,992 shares)........     (1,383)      (1,383)
                                                       ---------    ---------
    Total stockholders' equity (deficit).............    (26,194)       5,399
                                                       ---------    ---------
                                                       $ 289,768    $ 307,606
                                                       =========    =========

          See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                    FOR THE YEAR ENDED
                                          --------------------------------------
                                          DECEMBER 28, DECEMBER 29, DECEMBER 31,
                                              1997         1996         1995
                                          ------------ ------------ ------------
Sales...................................   $ 463,724     $724,229    $1,134,359
                                           ---------     --------    ----------
Product cost............................     123,803      200,379       322,194
Payroll and related costs...............     162,807      273,536       419,185
Occupancy and other operating expenses..     129,428      181,730       275,164
Depreciation and amortization...........      22,583       34,475        57,836
General and administrative expenses.....      30,186       41,742        56,245
Loss on disposition of properties, net..       3,885        8,600        12,067
Provision for divestitures and write-
 down of long-lived assets..............       2,640            0        44,500
Restructuring costs.....................           0        6,546         4,392
                                           ---------     --------    ----------
  Total costs and expenses..............     475,332      747,008     1,191,583
                                           ---------     --------    ----------
Operating loss..........................     (11,608)     (22,779)      (57,224)
Interest expense, net...................      19,476       36,725        65,277
Gain on sale of division................           0       62,601             0
                                           ---------     --------    ----------
Income (loss) before income tax
 provision and extraordinary item.......     (31,084)       3,097      (122,501)
Income tax provision....................         509          890         1,208
                                           ---------     --------    ----------
Income (loss) before extraordinary item.     (31,593)       2,207      (123,709)
Extraordinary gain on extinguishment of
 debt...................................           0      134,833             0
                                           ---------     --------    ----------
Net income (loss).......................   $ (31,593)    $137,040    $ (123,709)
                                           =========     ========    ==========


          See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.

        CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY (DEFICIT)

           FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 28, 1997
                                ($ IN THOUSANDS)

                                              NOTES
                                ADDITIONAL  RECEIVABLE              TREASURY
                         COMMON  PAID-IN       FROM     ACCUMULATED  STOCK,
                         STOCK   CAPITAL   STOCKHOLDERS   DEFICIT   AT COST     TOTAL
                         ------ ---------- ------------ ----------- --------  ---------
Balance at December 25,
 1994...................  $10    $159,554    $(2,947)    $(163,876) $     0   $  (7,259)
  Net loss..............    0           0          0      (123,709)       0    (123,709)
  Payments and
   cancellation of notes
   receivable from
   stockholders.........    0      (1,303)     2,078             0        0         775
  Purchase of treasury
   stock................    0           0          0             0   (1,383)     (1,383)
                          ---    --------    -------     ---------  -------   ---------
Balance at December 31,
 1995...................   10     158,251       (869)     (287,585)  (1,383)   (131,576)
  Net income............    0           0          0       137,040        0     137,040
  Cancellation of notes
   receivable from
   stockholders.........    0        (934)       869             0        0         (65)
                          ---    --------    -------     ---------  -------   ---------
Balance at December 29,
 1996...................   10     157,317          0      (150,545)  (1,383)      5,399
  Net loss..............    0           0          0       (31,593)       0     (31,593)
                          ---    --------    -------     ---------  -------   ---------
Balance at December 28,
 1997...................  $10    $157,317    $     0     $(182,138) $(1,383)  $ (26,194)
                          ===    ========    =======     =========  =======   =========


          See accompanying notes to consolidated financial statements.

                            FAMILY RESTAURANTS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                     FOR THE YEAR ENDED
                                           --------------------------------------
                                           DECEMBER 28, DECEMBER 29, DECEMBER 31,
                                               1997         1996         1995
                                           ------------ ------------ ------------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS
Cash flows from operating activities:
  Cash received from customers...........   $ 464,780    $ 727,849   $ 1,133,206
  Cash received from franchisees and
   licensees.............................       2,074        2,762         7,897
  Cash paid to suppliers and employees...    (465,069)    (711,462)   (1,084,758)
  Interest received......................       2,119        4,176           266
  Interest paid..........................     (16,747)     (38,392)      (45,198)
  Restructuring costs....................           0       (6,546)       (4,392)
  Income taxes paid......................        (262)        (244)         (938)
                                            ---------    ---------   -----------
    Net cash provided by (used in)
     operating activities................     (13,105)     (21,857)        6,083
                                            ---------    ---------   -----------
Cash flows from investing activities:
  Proceeds from disposal of property and
   equipment.............................       1,492       25,115        20,425
  Proceeds from sale of FRD, net.........           0      121,342             0
  Proceeds from sale of notes receivable,
   net...................................       3,514       32,116             0
  Capital expenditures...................     (13,588)      (9,848)      (38,022)
  Mandatory lease buyback, net...........      (2,690)           0             0
  Lease termination payments.............      (2,891)      (3,398)            0
  Capitalized opening costs..............        (532)        (235)       (2,155)
  Other..................................      (1,936)         (68)          137
                                            ---------    ---------   -----------
    Net cash provided by (used in)
     investing activities................     (16,631)     165,024       (19,615)
                                            ---------    ---------   -----------
Cash flows from financing activities:
  Repurchases of notes...................           0      (32,513)            0
  Net proceeds from issuance of notes....      33,947            0             0
  Proceeds from (repayment of) working
   capital borrowings, net...............           0      (79,815)       20,215
  Payment of debt issuance costs.........      (2,418)        (278)            0
  Reductions of long-term debt, including
   capitalized lease obligations.........      (3,095)      (5,111)       (7,794)
  Decrease in restricted cash and
   collateral deposit....................           0            0         1,850
  Purchase of treasury stock.............           0            0        (1,383)
  Payments of notes receivable from
   stockholders..........................           0            0           775
                                            ---------    ---------   -----------
    Net cash provided by (used in)
     financing activities................      28,434     (117,717)       13,663
                                            ---------    ---------   -----------
Net increase (decrease) in cash and cash
 equivalents.............................      (1,302)      25,450           131
Cash and cash equivalents at beginning of
 period..................................      33,820        8,370         8,239
                                            ---------    ---------   -----------
Cash and cash equivalents at end of
 period..................................   $  32,518    $  33,820   $     8,370
                                            =========    =========   ===========

                           FAMILY RESTAURANTS, INC.

                               ($ IN THOUSANDS)

                                                  FOR THE YEAR ENDED
                                        --------------------------------------
                                        DECEMBER 28, DECEMBER 29, DECEMBER 31,
                                            1997         1996         1995
                                        ------------ ------------ ------------
Reconciliation of Net Income (Loss) to
 Net Cash Provided by (Used in)
 Operating Activities
Net income (loss)......................   $(31,593)   $ 137,040    $(123,709)
                                          --------    ---------    ---------
Adjustments to reconcile net income
 (loss) to net cash provided by (used
 in) operating activities:
  Depreciation and amortization........     22,583       34,475       57,836
  Amortization of debt issuance costs..      1,084        2,125        6,726
  Loss on disposition of properties....      3,885        8,600       12,067
  Provision for divestitures and write-
   down of long-lived assets...........      2,640            0       44,500
  Gain on sale of division.............          0      (62,601)           0
  Extraordinary gain on extinguishment
   of debt.............................          0     (134,833)           0
  Accretion of interest on notes.......      2,845        9,025       13,454
  Decrease in receivables..............        304        1,661          708
  (Increase) decrease in inventories...        (32)       1,176        1,976
  (Increase) decrease in other current
   assets..............................       (530)       2,890       (3,382)
  Increase (decrease) in accounts
   payable.............................     (5,041)      (4,792)       1,403
  Increase (decrease) in self-insurance
   reserves............................     (2,457)        (382)       1,664
  Decrease in other accrued
   liabilities.........................     (7,040)     (17,507)      (7,430)
  Increase in income taxes payable.....        247        1,266          270
                                          --------    ---------    ---------
    Total adjustments..................     18,488     (158,897)     129,792
                                          --------    ---------    ---------
Net cash provided by (used in)
 operating activities..................   $(13,105)   $ (21,857)   $   6,083
                                          ========    =========    =========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  See Note 6 for discussion of repurchases of the Notes.

DISCLOSURE OF ACCOUNTING POLICY:

  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         See accompanying notes to consolidated financial statements.

                           FAMILY RESTAURANTS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 28, 1997

NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Family Restaurants, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware in 1986 and is primarily engaged in the operation of full-service restaurants through its subsidiaries. At December 28, 1997, the Company operated 275 restaurants in 30 states, with approximately 65% of its restaurants located in California, Ohio, Pennsylvania, Michigan, Illinois and Indiana. Additionally, as of December 28, 1997, the Company was the franchisor and licensor of two restaurants in the United States and 23 restaurants outside the United States.

 Fiscal year

  The Company reports results of operations based on 52 or 53 week periods ending on the last Sunday in December. The fiscal years ended December 28, 1997 and December 29, 1996 included 52 weeks, and the fiscal year ended December 31, 1995 included 53 weeks.

 Principles of consolidation

  The consolidated financial statements include the accounts of the Company and all its subsidiaries. All significant intercompany balances and transactions have been eliminated.

 Estimations

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories

  Inventories consist primarily of food and liquor and are stated at the lower of cost or market. Costs are determined using the first-in, first-out (FIFO) method.

 Property and equipment

  Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives (buildings principally over 25 to 35 years and furniture, fixtures and equipment over 3 to 10 years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the terms of the related leases. Property under capitalized leases is amortized over the terms of the leases using the straight-line method.

  Losses on disposition of properties are recognized when a commitment to divest a restaurant property is made by the Company and include estimated carrying costs through the expected date of disposal.

 Advertising

  Production costs of commercials and programming are charged to operations when aired. The costs of other advertising, promotion and marketing programs are charged to operations in the year incurred.

                           FAMILY RESTAURANTS, INC.

 Franchise and license fees

  Initial franchise and license fees are recognized when all material services have been performed and conditions have been satisfied. Initial fees for the periods presented are insignificant. Monthly fees for all franchise and license arrangements are accrued as earned based on the respective monthly sales. Such fees totaled $2,215,000 for 1997, $2,802,000 for 1996 and
$6,036,000 for 1995 and are included as an offset to general and administrative expenses.

  The Company previously hedged its foreign currency royalties through forward exchange contracts. These contracts reduced the exposure to currency movements affecting the royalty receivable. Each contract's duration typically ended when the receivable was expected to be paid. The future value of each contract and the related currency position were subject to off-setting market risk. On December 4, 1995, these contracts were terminated, resulting in a realized gain of $2,405,000, which is included as a reduction to general and administrative expenses in the consolidated financial statements.

 Reorganization value

  Reorganization value in excess of amounts allocable to identifiable assets is amortized using the straight-line method over 30 years. Accumulated amortization of reorganization value amounted to $5,496,000 at December 28, 1997 and $4,095,000 at December 29, 1996. During 1995, the Company determined that an impairment of the portion of this asset related to its traditional dinnerhouse restaurants had occurred and wrote off $2,049,000.

 Impairment of long-lived assets

  Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which generally requires the assessment of certain long-lived assets for possible impairment when events or circumstances indicate the carrying value of these assets may not be recoverable.

  The Company evaluates property and equipment for impairment by comparison of the carrying value of the assets to estimated undiscounted cash flows (before interest charges) expected to be generated by the asset over its estimated useful life. In addition, the Company's evaluation considers data such as continuity of personnel, changes in the operating environment, name identification, competitive information and market trends. Finally, the evaluation considers changes in management's strategic direction or market emphasis. When the foregoing considerations suggest that a deterioration of the financial condition of the Company or any of its assets has occurred, the Company measures the amount of an impairment, if any, based on the estimated fair value of each of its assets.

  As a result of a continued review of operating results, the Company identified 18 unprofitable Chi-Chi's restaurants which may either take too long to recover profitability or may not recover at all, despite current marketing and cost control programs. In connection with this analysis, the Company analyzed the carrying value of the long-lived assets of these restaurants and recorded a write-down of long-lived assets of $2.6 million during the second quarter of 1997 to reduce the assets' carrying value to their estimated fair market value. The Company is actively marketing these restaurants for sale, and the restaurants continue in operation.

  During the third quarter of 1995, the Company closed seven Chi-Chi's restaurants and identified additional restaurants to be sold or having impaired asset value. Approximately 32 marginally profitable or unprofitable restaurants were offered for sale. In conjunction with this divestment program, the Company analyzed the carrying value of the Chi-Chi's long-lived assets to determine if any impairment had occurred. In connection with this analysis, the Company recorded a charge for divestitures and writedowns of long-lived assets of $41.9 million.

                           FAMILY RESTAURANTS, INC.

 Income taxes

  The Company accounts for income taxes using the principles specified in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (see Note 9).

 Reclassifications

  Certain amounts as previously reported have been reclassified to conform to the 1997 presentation.

NOTE 2--RECEIVABLES:

  A summary of receivables follows:

                                                                   1997   1996
                                                                  ------ ------
                                                                      ($ IN
                                                                   THOUSANDS)
   Trade, principally credit cards............................... $2,057 $2,027
   License and franchise fees and related receivables............    341    195
   Interest on FRD Notes.........................................    186    370
   Notes receivable..............................................    127    926
   Other.........................................................  1,233  1,525
                                                                  ------ ------
                                                                  $3,944 $5,043
                                                                  ====== ======

NOTE 3--SALES OF RESTAURANTS:

  On March 1, 1996, the Company entered into a definitive agreement (the "Sale Agreement") to sell its family restaurant division which operated full-service family restaurants (the "Family Restaurant Division") to an indirect wholly-owned subsidiary of Flagstar Companies, Inc. (now known as Advantica Restaurant Group, Inc.) ("Flagstar"). On May 23, 1996, the Company completed the sale of the Family Restaurant Division in exchange for $125 million cash, $150 million principal amount of 12 1/2% Senior Notes due in 2004 (the "FRD Notes"), and the assumption of $31.5 million of long-term debt, primarily consisting of capitalized lease obligations. Based on the subsequent completion of a closing balance sheet, the purchase price was increased and such increase was satisfied by the issuance of $6.9 million in additional FRD Notes. The Company recorded a gain of $62.6 million on the sale of the Family Restaurant Division, which gain included the effect of the increase in purchase price of $6.9 million discussed above. Cash proceeds from the sale were used to pay indebtedness outstanding under the Old Credit Facility (see
Note 6) of $82 million, help fund the repurchases of the Notes and for general corporate purposes. As of December 28, 1997, the Company had sold or exchanged $153.65 million aggregate principal amount of the FRD Notes. The remaining balance of $3.25 million is restricted until the fourth anniversary of the sale in accordance with the sale agreement with Flagstar to secure potential future indemnity claims. The remaining FRD Notes are carried at their fair value which approximates their cost (see Note 5).

  During the fourth quarter of 1995, the Company determined that its traditional dinnerhouse restaurants would be held for sale. The net assets of these restaurants were written down to their estimated fair value (based in part on a previously received offer in late 1995), less estimated selling costs, of $12,908,000, resulting in a loss of $3,565,000 (including the write-off of reorganization value of $2,049,000 associated with these restaurants, which is included in loss on disposition of properties in the accompanying consolidated statement of operations for the year ended December 31, 1995). During 1996, the net losses associated with the sale of the traditional dinnerhouse restaurants totalled $4,076,000, which is included in loss on disposition of properties in the accompanying consolidated statement of operations.

                           FAMILY RESTAURANTS, INC.

NOTE 4--PROPERTY AND EQUIPMENT:

  A summary of property and equipment follows:

                                                               1997      1996
                                                             --------  --------
                                                             ($ IN THOUSANDS)
     Land................................................... $ 26,890  $ 26,729
     Buildings and improvements.............................  150,223   152,350
     Furniture, fixtures and equipment......................   73,218    69,342
     Projects under construction............................    5,684     4,638
                                                             --------  --------
                                                              256,015   253,059
     Accumulated depreciation and amortization..............  (72,414)  (56,187)
                                                             --------  --------
                                                             $183,601  $196,872
                                                             ========  ========

  Property under capitalized leases in the amount of $20,880,000 at December 28, 1997 and $21,323,000 at December 29, 1996 is included in buildings and improvements. Accumulated amortization of property under capitalized leases amounted to $8,871,000 at December 28, 1997 and $6,894,000 at December 29, 1996. Capitalized leases primarily relate to the buildings on certain restaurant properties; the land portions of these leases are accounted for as operating leases.

  Depreciation and amortization relating to property and equipment was $20,994,000 for 1997, $30,253,000 for 1996 and $45,766,000 for 1995, of which
$2,236,000, $4,357,000 and $7,578,000, respectively, was related to amortization of property under capitalized leases.

  A majority of the capitalized and operating leases have original terms of 25 years, and substantially all of these leases expire in the year 2008 or later. Most leases have renewal options. The leases generally provide for payment of minimum annual rent, real estate taxes, insurance and maintenance and, in most cases, contingent rent, calculated as a percentage of sales, in excess of minimum rent. The total amount of contingent rent under capitalized leases for the years ended December 28, 1997, December 29, 1996 and December 31, 1995 was $934,000, $2,425,000 and $5,491,000, respectively. Total rental expense for all operating leases comprised the following:

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                         ($ IN THOUSANDS)
     Minimum rent.................................... $35,521  $45,063  $56,577
     Contingent rent.................................   1,235    2,058    3,775
     Less: Sublease rent.............................  (6,434)  (6,293)  (5,815)
                                                      -------  -------  -------
                                                      $30,322  $40,828  $54,537
                                                      =======  =======  =======

                           FAMILY RESTAURANTS, INC.

  At December 28, 1997, the present value of capitalized lease payments and the future minimum lease payments on noncancellable operating leases were:

                                                           CAPITALIZED OPERATING
     DUE IN                                                  LEASES     LEASES
     ------                                                ----------- ---------
                                                             ($ IN THOUSANDS)
     1998.................................................   $ 3,430   $ 33,350
     1999.................................................     3,164     32,886
     2000.................................................     2,909     32,427
     2001.................................................     2,584     29,931
     2002.................................................     2,419     27,334
     Later years..........................................     6,713    108,647
                                                             -------   --------
     Total minimum lease payments.........................    21,219   $264,575
                                                                       ========
     Interest.............................................    (6,624)
                                                             -------
     Present value of minimum lease payments..............   $14,595
                                                             =======

  The future lease payments summarized above include commitments for leased properties included in the Company's divestiture program.

NOTE 5--OTHER ASSETS:

  A summary of other assets follows:

                                                                  1997    1996
                                                                 ------- -------
                                                                      ($ IN
                                                                   THOUSANDS)
     Liquor licenses............................................ $ 5,910 $ 5,977
     Debt issuance costs........................................   4,918   3,931
     Notes receivable...........................................   9,898   9,239
     FRD Notes..................................................   3,250   6,500
     Other......................................................     545     545
                                                                 ------- -------
                                                                 $24,521 $26,192
                                                                 ======= =======

  Debt issuance costs are amortized over the terms of the respective loan agreements.

                           FAMILY RESTAURANTS, INC.

NOTE 6--LONG-TERM DEBT, INCLUDING CAPITALIZED LEASE OBLIGATIONS:

  Long-term debt, including capitalized lease obligations, is comprised of the following:

                                                                1997     1996
                                                              -------- --------
                                                              ($ IN THOUSANDS)
     9 3/4% Senior Notes..................................... $103,456 $119,034
     10 7/8% Senior Subordinated Discount Notes..............   30,900   30,606
     15% Senior Discount Notes                                  48,514        0
     Capitalized lease obligations...........................   14,595   16,795
     Mortgage notes, 12 1/4%-12 1/2%, due 1998...............      169      353
     Other...................................................    1,753    2,464
                                                              -------- --------
                                                               199,387  169,252
     Deferred gain on debt exchange..........................    3,262        0
                                                              -------- --------
                                                               202,649  169,252
     Amounts due within one year.............................    2,694    3,927
                                                              -------- --------
                                                              $199,955 $165,325
                                                              ======== ========

  On January 27, 1994, the Company sold $300.0 million principal amount of 9 3/4% Senior Notes due in full in 2002 (the "Senior Notes") and $150.0 million principal amount ($109.0 million in proceeds) of 10 7/8% Senior Subordinated Discount Notes due in full in 2004 (the "Discount Notes" and, together with the Senior Notes, the "Notes"), and the Company and certain of its subsidiaries entered into a $150.0 million senior secured revolving credit facility with a $100.0 million sub-limit for standby letters of credit, which was to be used for general corporate purposes including working capital, debt service and capital expenditure requirements (the "Old Credit Facility").

  On January 10, 1997, the Company entered into a five-year, $35 million credit facility with Foothill Capital Corporation (the "Foothill Credit Facility"), which replaced the Old Credit Facility, to provide for the ongoing working capital needs of the Company. The Foothill Credit Facility provides for up to $15 million in revolving cash borrowings and up to $35 million in letters of credit (less the outstanding amount of revolving cash borrowings). The Foothill Credit Facility is secured by substantially all of the real and personal property of the Company and contains customary restrictive covenants, including the maintenance of certain financial ratios. The Company is in compliance with all financial ratios for the year ended December 28, 1997. Standby letters of credit are issued under the Foothill Credit Facility primarily to provide security for future amounts payable by the Company under its workers' compensation insurance program ($18,381,000 of such letters of credit were outstanding as of December 28, 1997). No revolving cash borrowings were outstanding as of December 28, 1997.

  The Senior Notes require semiannual interest payments on February 1 and August 1 of each year and will mature on February 1, 2002. The Senior Notes will not be redeemable at the option of the Company prior to February 1, 1999. Thereafter, such notes may be redeemed at prices starting at 102.786% and declining ratably to 100% at February 1, 2001. Cash interest payments on the Discount Notes began on August 1, 1997 and will continue to be paid on February 1 and August 1 of each year, and such notes will mature on February 1, 2004. The Discount Notes will not be redeemable at the option of the Company prior to February 1, 1999. Thereafter, such notes may be redeemed at prices starting at 104.078% and declining ratably to 100% at February 1, 2002.

  On July 3, 1996, the Company repurchased $151.0 million aggregate principal amount of the Senior Notes and $108.6 million aggregate principal amount of the Discount Notes in exchange for (or from the proceeds from the sale of) $133.5 million aggregate principal amount of the FRD Notes. On December 19, 1996, the Company repurchased $30.0 million aggregate principal amount of the Senior Notes for $18.6 million. In separate

                           FAMILY RESTAURANTS, INC.

transactions, the Company repurchased (i) an additional $8.5 million aggregate principal amount of the Discount Notes in the third quarter of 1996 and (ii) $2.0 million aggregate principal amount of the Discount Notes in the fourth quarter of 1996. The Company recognized an extraordinary gain of $134.8 million as a result of these repurchases.

  On August 12, 1997, FRI-MRD Corporation (a wholly-owned subsidiary of the Company) ("FRI-MRD") issued new senior discount notes (the "Senior Discount Notes") in the face amount of $61 million at a price of approximately 75% of par. The Senior Discount Notes are due on January 24, 2002 and accrete at a rate of 15% per annum until July 31, 1999, and thereafter, interest will be payable in cash semi-annually at the rate of 15% per annum. The $61 million of Senior Discount Notes were issued to an existing holder of the Company's Senior Notes in exchange for $15.6 million of Senior Notes plus approximately $34 million of cash, and are part of an agreement pursuant to which FRI-MRD had the ability to issue up to a maximum of $75 million of Senior Discount Notes. The gain of $3,548,000 realized on the exchange of Senior Notes has been deferred and classified as an element of long-term debt in accordance with the guidelines of Emerging Issues Task Force Issue No. 96-19 because the present value of the cash flows of the Senior Discount Notes was not at least 10% different from the present value of the cash flows of the Senior Notes exchanged. The deferred gain is being amortized as a reduction of interest expense over the life of the Senior Discount Notes. In January 1998, FRI-MRD issued the remaining $14 million in face value of the Senior Discount Notes available under such agreement to the same purchaser at a price of 83% of par. FRI-MRD received approximately $11.6 million in cash as a result of this subsequent sale. Proceeds from the sales of the Senior Discount Notes will be used to fund the Company's capital expenditure programs and for general corporate purposes.

  The Company continues to be highly leveraged and has significant debt service requirements. Although management believes that its current sources of cash should be sufficient to meet its operating and debt service requirements for the foreseeable future, there can be no assurance that the Company will be able to repay or refinance the Notes, or that FRI-MRD will be able to repay or refinance the Senior Discount Notes, at their respective maturities.

  The mortgage notes were issued to a group of institutional lenders and are collateralized by mortgages covering five restaurants having a net book value of approximately $6,689,000 at December 28, 1997.

  Maturities of long-term debt, including capitalized lease obligations, during the four years subsequent to December 27, 1998 are as follows:
$2,141,000 in 1999, $2,083,000 in 2000, $1,954,000 in 2001 and $166,439,000 in
2002.

                           FAMILY RESTAURANTS, INC.

NOTE 7--DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The recorded amounts of the Company's cash and cash equivalents, receivables, accounts payable, self-insurance reserves, other accrued liabilities and certain financial instruments included in other assets at December 28, 1997 and December 29, 1996 approximate fair value. The fair value of the Company's long-term debt, excluding capitalized lease obligations, is estimated as follows:

                                                     1997             1996
                                               ---------------- ----------------
                                               RECORDED  FAIR   RECORDED  FAIR
                                                AMOUNT   VALUE   AMOUNT   VALUE
                                               -------- ------- -------- -------
                                                       ($ IN THOUSANDS)
   Senior Notes............................... $103,456 $82,765 $119,034 $86,895
   Discount Notes.............................   30,900  22,866   30,606  11,742
   Senior Discount Notes......................   48,514  50,630        0       0
   Mortgage notes.............................      169     165      353     347
   Other......................................    1,753   1,527    2,464   2,096

  The fair values of the Notes are based on an average market price of these instruments as of the end of fiscal 1997 and 1996. The fair value of the Senior Discount Notes is based on the subsequent issuance of the remaining $14 million in face value at a price of 83% of par. The fair value of the mortgage notes and other debt was estimated using a discount rate which the Company believes would be currently available to it for debt with similar terms and average maturities.

  The Company does not maintain investments or commitments for which the application of SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," would cause a material effect.

NOTE 8--OTHER ACCRUED LIABILITIES:

  A summary of other accrued liabilities follows:

                                                                1997     1996
                                                              -------- --------
                                                              ($ IN THOUSANDS)
  Wages, salaries and bonuses................................ $ 16,251 $ 22,249
  Carrying costs of closed properties........................   12,407   10,500
  Reserve for divestitures...................................        0   10,004
  Interest...................................................    5,773    5,038
  Property taxes.............................................    2,993    3,110
  Sales tax..................................................    2,612    2,132
  Utilities..................................................    1,996    1,313
  Accrued rent...............................................      452      537
  Other......................................................   16,089   15,813
                                                              -------- --------
                                                              $ 58,573 $ 70,696
                                                              ======== ========

  Carrying costs of closed properties represent the estimated future costs associated with the Company's closed and subleased restaurants which consists primarily of the net present value of lease subsidies which are mainly comprised of the excess of future lease payments for which the Company is liable, over amounts estimated to be received from related subleases.

                           FAMILY RESTAURANTS, INC.

NOTE 9--INCOME TAXES:

  The Company reported a loss for tax purposes in 1997, 1996 and 1995. Accordingly, the income tax provisions for each year primarily reflect certain state, local and foreign taxes. On a tax return basis, the Federal regular operating loss carryforwards amounted to approximately $203.6 million ($200.6 million of alternative minimum tax operating loss carryforwards) and expire in 2003 through 2013. The Company had approximately $711,000 of tax credit carryforwards which expire in 2003 and 2004.

  Upon consummation of the acquisition of the Company on January 27, 1994, the Company's net operating loss carryovers and other tax attributes were reduced significantly for Federal income tax purposes. In addition, because the consummation of the acquisition of the Company triggered an ownership change of the Company for Federal income tax purposes, the Company's use of its remaining net operating loss carryovers for regular and alternative minimum Federal income tax purposes is subject to an annual limitation in an amount equal to the product of (i) the long-term tax-exempt rate prevailing on January 27, 1994 and (ii) the value of the Company's stock, increased to reflect the cancellation of indebtedness pursuant to the prepackaged joint plan of reorganization of the Company and REG-M Corp. (but without taking into account contributions to capital pursuant to the acquisition of the Company). The Company's annual limit is approximately $5.3 million. The amount of NOL subject to the annual limit is approximately $22.2 million.

  At December 28, 1997, the Company and its subsidiaries had tax credit carryforwards of approximately $2.1 million not utilized by W. R. Grace & Co.- Conn. ("Grace"). In accordance with the 1986 acquisition from Grace, the Company must reimburse Grace for 75% of the benefit of these tax credits if they are utilized in future Company tax returns. Further, El Torito Restaurants, Inc. (a wholly owned subsidiary of the Company) has approximately $12.0 million of tax depreciation deductions not claimed in Grace tax returns as a result of a tax sharing agreement. The Company will also reimburse Grace for 75% of any tax savings generated by these deductions.

  Further, as a result of the acquisition of Chi-Chi's, the Company has net operating loss and credit carryforwards not used by Chi-Chi's of $53.2 million and $6.8 million, respectively. The net operating losses expire beginning in 2004 through 2009 and the credit carryovers expire in various years from 1998 through 2009. The acquisition of Chi-Chi's, as well as the 1992 acquisition of a previous franchisee by Chi-Chi's, triggered ownership changes for Federal income tax purposes which result in separate annual limitations on the availability of these losses and credits.

  A reconciliation of income tax expense to the amount of income tax benefit that would result from applying the Federal statutory rate (35% for 1997, 1996 and 1995) to loss before income taxes is as follows:

                                                      FISCAL YEAR ENDED
                                                  ----------------------------
                                                  DEC. 28,  DEC. 29,  DEC. 31,
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                       ($ IN THOUSANDS)
   Provision (benefit) for income taxes at
    statutory rate............................... $(10,879) $ 48,276  $(42,875)
   State taxes, net of Federal income tax
    benefit......................................      219       249       332
   Foreign taxes.................................        0        92       270
   Nondeductible goodwill........................      490     1,242     3,312
   Change in deferred tax asset which is subject
    to a full valuation reserve and other........   10,679   (48,969)   40,169
                                                  --------  --------  --------
                                                  $    509  $    890  $  1,208
                                                  ========  ========  ========

  At December 28, 1997 and December 29, 1996, the Company's deferred tax asset was $134,717,000 and $124,838,000, respectively, and deferred tax liability was $17,456,000 and $17,969,000, respectively. The major

                           FAMILY RESTAURANTS, INC.

components of the Company's net deferred taxes of $117,261,000 at December 28, 1997 and $106,869,000 at December 29, 1996 are as follows:

                                                             1997       1996
                                                           ---------  ---------
                                                            ($ IN THOUSANDS)
   Depreciation........................................... $ (17,456) $ (17,969)
   Net operating loss and credit carryforwards............   103,909     91,176
   Capitalized leases.....................................       817        719
   Carrying costs and other reserves......................     5,120      8,787
   Self-insurance reserves................................    12,915     14,700
   Straight-line rent.....................................     1,811      1,872
   Reorganization costs...................................     4,700      4,913
   Other..................................................     5,445      2,671
                                                           ---------  ---------
                                                             117,261    106,869
   Valuation allowance....................................  (117,261)  (106,869)
                                                           ---------  ---------
                                                           $       0  $       0
                                                           =========  =========

  The increase in the valuation allowance for 1997 resulted primarily from the normal occurrence of temporary differences and the current year tax loss.

NOTE 10--BENEFIT PLANS:

  The Company maintains certain incentive compensation and related plans for executives and key operating personnel, including restaurant and field management. Total expenses for these plans were $4,062,000, $10,374,000 and $10,151,000 for 1997, 1996 and 1995, respectively.

  The Company maintains a savings plan pursuant to Section 401(k) of the Internal Revenue Code, which allows administrative and clerical employees who have satisfied the service requirements to defer from 2% to 12% of their pay on a pre-tax basis. The Company contributes an amount equal to 20% of the first 4% of compensation that is deferred by the participant. The Company's contributions under this plan were $156,000, $164,000 and $288,000 in 1997, 1996 and 1995, respectively. The Company also maintains an unfunded, non-qualified deferred compensation plan, which was created in 1994 for key executives and other members of management who were then excluded from participation in the qualified savings plan. This plan allows participants to defer up to 50% of their salary on a pre-tax basis. The Company contributes an amount equal to 20% of the first 4% contributed by the employee. The Company's contributions under the non-qualified deferred compensation plan were $37,000, $38,000 and $67,000 in 1997, 1996 and 1995, respectively. In each plan, a participant's right to Company contributions vests at a rate of 25% per year of service. The Company has no defined benefit plans.

NOTE 11--RELATED PARTY TRANSACTIONS:

  Foodmaker, Inc. ("Foodmaker") provided distribution services through May 1997 to a portion of the Company's restaurants, principally those operated under the Chi-Chi's name. Distribution sales to those restaurants for the years ended December 28, 1997, December 29, 1996 and December 31, 1995 aggregated $21,844,000, $63,785,000 and $76,423,000, respectively. Due to the termination of distribution sales, there were no accounts payable due to Foodmaker at December 28, 1997. The Company had accounts payable of $2,301,000 due to Foodmaker at December 29, 1996.

  Apollo FRI Partners, L.P. ("Apollo") charged a monthly fee of $100,000 during 1997 and 1996 which Apollo will continue to earn in the future, and Apollo and Green Equity Investors, L.P. ("GEI") each charged a

                           FAMILY RESTAURANTS, INC.

monthly fee of $50,000 during 1995 for providing certain management services to the Company. In November 1995, the management services arrangement with GEI was terminated. For the years ended December 28, 1997, December 29, 1996 and December 31, 1995, the Company was charged $1.2 million each year in connection with this arrangement. The Company had management services fees payable of $3,250,000 and $2,050,000 due to Apollo and GEI at December 28, 1997 and December 29, 1996, respectively.

NOTE 12--COMMON STOCK:

  Certain officers and employees of the Company were granted the right to purchase up to 40,900 shares of Common Stock (constituting up to 4.1% of the Common Stock outstanding immediately following such purchases) at $160 per share, the same per share price paid by Apollo and GEI in January 1994. The Employee Stock Purchase was consummated on January 27, 1994 with respect to certain officers (15,625 shares of Common Stock) and on May 19, 1994 and July 31, 1994 with respect to the other participants (22,552 shares of Common Stock). No more than fifty percent of the purchase price was authorized to be financed through interest-bearing recourse notes payable to the Company. In July 1996, the Company canceled all such interest-bearing recourse notes. The Company has repurchased 8,992 shares of Common Stock due to employee terminations, leaving 28,905 shares currently owned by management stockholders and terminated employees. The individuals who purchased Common Stock were also granted options to purchase 20,822 shares of Common Stock in the future at an exercise price initially set at $160 per share. The Company also granted options to purchase approximately 30,000 shares of Common Stock to approximately 800 other employees. All these options expire in 2004 and 2005 and become exercisable at a rate of 25% on the grant date and 25% on each of the next three anniversaries of the grant date. Approximately 44,500 options have expired due to terminations.

NOTE 13--CONTINGENCIES:

  The Company is involved in various litigation matters incidental to its business. The Company does not believe that any of the claims or actions filed against it will have a material adverse effect upon the consolidated financial position or results of operations of the Company.

                                  SCHEDULE II

                            FAMILY RESTAURANTS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                ($ IN THOUSANDS)

                                         ADDITIONS
                                    -------------------
                         BALANCE AT CHARGED TO CHARGED                BALANCE
                         BEGINNING  COSTS AND  TO OTHER               AT END
DESCRIPTION              OF PERIOD   EXPENSES  ACCOUNTS DEDUCTIONS   OF PERIOD
-----------              ---------- ---------- -------- ----------   ---------
Allowance for
 uncollectible
 receivables:
  For the year 1997.....    $879       $ 78      $300     $(206)(1)   $1,051
  For the year 1996.....     997          0         0      (118)(1)      879
  For the year 1995.....     813        184         0         0          997

--------
(1) Represents write-off of uncollectible receivables against allowance and includes transfers to other accounts.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              FORM 10-Q/A-1

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
   ACT OF 1934

  FOR THE QUARTERLY PERIOD ENDED JUNE 28, 1998 OR

[_]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
   EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM      TO

                        COMMISSION FILE NUMBER 33-14051

                               ----------------

                           FAMILY RESTAURANTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       33-0197361
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

               18831 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92612
                         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                                    (ZIP CODE)

      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (949) 757-7900

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

  Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes [X] No [_]

  Number of shares of outstanding common stock as of August 10, 1998 is 988,285.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                            FAMILY RESTAURANTS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     ($ IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                        JUNE 28,   DECEMBER 28,
                                                          1998         1997
                                                       ----------- ------------
                                                       (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $  26,820   $  32,518
  Bridge note receivable--KKR merger..................      3,003           0
  Receivables.........................................      4,292       3,944
  Inventories.........................................      4,350       4,569
  Other current assets................................      4,241       4,086
                                                        ---------   ---------
    Total current assets..............................     42,706      45,117
Property and equipment, net...........................    182,828     183,601
Reorganization value in excess of amount allocable to
 identifiable assets, net.............................     35,829      36,529
Other assets..........................................     23,806      24,521
                                                        ---------   ---------
                                                        $ 285,169   $ 289,768
                                                        =========   =========
        LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Current portion of long-term debt, including capi-
   talized lease obligations..........................  $   2,572   $   2,694
  Accounts payable....................................     13,625      13,959
  Self-insurance reserves.............................     28,603      32,515
  Other accrued liabilities...........................     56,729      58,573
  Income taxes payable................................      3,775       3,788
                                                        ---------   ---------
    Total current liabilities.........................    105,304     111,529
Other long-term liabilities...........................      4,518       4,478
Long-term debt, including capitalized lease
 obligations, less current portion....................    214,515     199,955
Stockholders' deficit:
  Common stock--authorized 1,500,000 shares, par value
   $.01 per share, 997,277 shares issued..............         10          10
  Additional paid-in capital..........................    157,317     157,317
  Accumulated deficit.................................   (195,112)   (182,138)
  Less treasury stock, at cost (8,992 shares).........     (1,383)     (1,383)
                                                        ---------   ---------
    Total stockholders' deficit.......................    (39,168)    (26,194)
                                                        ---------   ---------
                                                        $ 285,169   $ 289,768
                                                        =========   =========

     See accompanying notes to condensed consolidated financial statements

                            FAMILY RESTAURANTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)
                                  (UNAUDITED)

                                                            FOR THE QUARTERS
                                                                  ENDED
                                                            ------------------
                                                            JUNE 28,  JUNE 29,
                                                              1998      1997
                                                            --------  --------
Sales...................................................... $120,095  $123,103
                                                            --------  --------
Product costs..............................................   32,033    32,766
Payroll and related costs..................................   41,712    42,503
Occupancy and other operating expenses.....................   31,331    33,674
Depreciation and amortization..............................    5,283     5,611
General and administrative expenses........................    6,998     6,964
Opening costs..............................................      638         3
Loss on disposition of properties, net.....................      738       410
Impairment of long-lived assets............................        0     2,640
                                                            --------  --------
  Total costs and expenses.................................  118,733   124,571
                                                            --------  --------
Operating income (loss)....................................    1,362    (1,468)
Interest expense, net......................................    5,999     4,556
                                                            --------  --------
Loss before income tax provision...........................   (4,637)   (6,024)
Income tax provision.......................................      127       176
                                                            --------  --------
Net loss................................................... $ (4,764) $ (6,200)
                                                            ========  ========


     See accompanying notes to condensed consolidated financial statements

                            FAMILY RESTAURANTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)
                                  (UNAUDITED)

                                                                 FOR THE
                                                            SIX MONTHS ENDED
                                                            ------------------
                                                            JUNE 28,  JUNE 29,
                                                              1998      1997
                                                            --------  --------
Sales...................................................... $233,401  $238,081
                                                            --------  --------
Product costs..............................................   62,796    63,131
Payroll and related costs..................................   81,918    83,370
Occupancy and other operating expenses.....................   62,179    66,424
Depreciation and amortization..............................   10,622    11,181
General and administrative expenses........................   14,116    14,442
Opening costs..............................................    1,258         3
Loss on disposition of properties, net.....................    1,406     1,877
Impairment of long-lived assets............................        0     2,640
                                                            --------  --------
  Total costs and expenses.................................  234,295   243,068
                                                            --------  --------
Operating loss.............................................     (894)   (4,987)
Interest expense, net......................................   11,826     8,962
                                                            --------  --------
Loss before income tax provision...........................  (12,720)  (13,949)
Income tax provision.......................................      254       352
                                                            --------  --------
Net loss................................................... $(12,974) $(14,301)
                                                            ========  ========


     See accompanying notes to condensed consolidated financial statements

                            FAMILY RESTAURANTS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)
                                  (UNAUDITED)

                                                       FOR THE SIX MONTHS
                                                              ENDED
                                                       --------------------
                                                       JUNE 28,   JUNE 29,
                                                         1998       1997
                                                       ---------  ---------
Increase in Cash and Cash Equivalents
Cash flows from operating activities:
  Cash received from customers, franchisees and
   licensees.........................................  $ 234,475  $ 238,691
  Cash paid to suppliers and employees...............   (227,995)  (238,045)
  Interest paid, net.................................     (7,365)    (6,652)
  Opening costs......................................       (914)         0
  Income taxes paid..................................       (267)      (269)
                                                       ---------  ---------
    Net cash used in operating activities............     (2,066)    (6,275)
                                                       ---------  ---------
Cash flows from investing activities:
  Proceeds from disposal of property and equipment...         74         42
  Bridge note receivable--KKR merger.................     (3,000)         0
  Capital expenditures...............................     (9,710)    (5,403)
  Mandatory lease buyback, net.......................          0     (2,828)
  Lease termination payments.........................       (722)    (2,651)
  Opening costs......................................          0        (65)
  Other..............................................       (172)    (1,817)
                                                       ---------  ---------
    Net cash used in investing activities............    (13,530)   (12,722)
                                                       ---------  ---------
Cash flows from financing activities:
  Reductions of long-term debt, including capitalized
   lease obligations.................................     (1,625)    (1,591)
  Net proceeds from issuance of notes................     11,620          0
  Payment of debt issuance costs.....................        (97)    (1,365)
                                                       ---------  ---------
    Net cash provided by (used in) financing
     activities......................................      9,898     (2,956)
                                                       ---------  ---------
Net decrease in cash and cash equivalents............     (5,698)   (21,953)
Cash and cash equivalents at beginning of period.....     32,518     33,820
                                                       ---------  ---------
Cash and cash equivalents at end of period...........  $  26,820  $  11,867
                                                       =========  =========
Reconciliation of net loss to net cash used in
 operating activities:
Net loss.............................................  $ (12,974) $ (14,301)
Adjustments to reconcile net loss to net cash used in
 operating activities:
  Depreciation and amortization......................     10,622     11,184
  Amortization of debt issuance costs................        597        506
  Expense of unamortized opening costs...............        344          0
  Loss on disposition of properties..................      1,406      1,877
  Impairment of long-lived assets....................          0      2,640
  Accretion of interest..............................      3,948        294
  (Increase) decrease in receivables, inventories and
   other current assets..............................       (628)       809
  Decrease in accounts payable, self-insurance re-
   serves, other accrued liabilities and income taxes
   payable...........................................     (5,381)    (9,284)
                                                       ---------  ---------
Net cash used in operating activities................  $  (2,066) $  (6,275)
                                                       =========  =========

     See accompanying notes to condensed consolidated financial statements

                           FAMILY RESTAURANTS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. Company. Family Restaurants, Inc. (together with its subsidiaries, the "Company") was incorporated in Delaware in 1986 and is primarily engaged in the operation of full-service restaurants through its subsidiaries. At June 28, 1998, the Company operated 273 restaurants in 30 states, with approximately 65% of its restaurants located in California, Ohio, Pennsylvania, Michigan, Illinois and Indiana. Additionally, as of June 28, 1998, the Company was the franchisor and licensor of 21 restaurants outside the United States.

  2. Financial Statements. The Condensed Consolidated Financial Statements in this Form 10-Q have been prepared in accordance with Securities and Exchange Commission Regulation S-X. Reference is made to the Notes to the Consolidated Financial Statements for the Year Ended December 28, 1997 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (the "Form 10-K") for information with respect to the Company's significant accounting and financial reporting policies, as well as other pertinent information. The Company believes that all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of the interim periods presented have been made. The results of operations for the quarter and six months ended June 28, 1998 are not necessarily indicative of those for the full year.

  3. Long-Term Debt. On August 12, 1997, FRI-MRD Corporation (a wholly-owned subsidiary of the Company) ("FRI-MRD") issued new senior discount notes (the "Senior Discount Notes") in the face amount of $61 million at a price of approximately 75% of par. The Senior Discount Notes are due on January 24, 2002 and accrete at a rate of 15% per annum until July 31, 1999, and thereafter, interest will be payable in cash semi-annually at the rate of 15% per annum. The $61 million of Senior Discount Notes were issued to an existing holder of the Company's 9 3/4% Senior Notes due 2002 (the "Senior Notes") in exchange for $15.6 million of Senior Notes plus approximately $34 million of cash, and are part of an agreement pursuant to which FRI-MRD had the ability to issue up to a maximum of $75 million of Senior Discount Notes. The gain of $3,548,000 realized on the exchange of Senior Notes has been deferred and classified as an element of long-term debt in accordance with the guidelines of Emerging Issues Task Force Issue No. 96-19 because the present value of the cash flows of the Senior Discount Notes was not at least 10% different from the present value of the cash flows of the Senior Notes exchanged. The deferred gain is being amortized as a reduction of interest expense over the life of the Senior Discount Notes. On January 14 and 15, 1998, FRI-MRD issued the remaining $14 million in face amount of the Senior Discount Notes available under such agreement to the same purchaser at a price of 83% of par. FRI-MRD received approximately $11.6 million in cash as a result of this subsequent sale. Proceeds from the sales of the Senior Discount Notes have been and will continue to be used to fund the Company's capital expenditure programs and for general corporate purposes.

  4. Opening Costs. Opening costs are incurred in connection with the opening or remodeling of a restaurant and are principally related to stocking the restaurant and training its staff. Through the year ended December 28, 1997, the Company's policy had been to capitalize such opening costs and amortize them over one year. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-Up Activities," which specifies that all costs of start-up activities, including restaurant opening costs, should be expensed as incurred. Although SOP 98-5 is effective for fiscal years beginning after December 15, 1998, early adoption is allowed, and the Company elected to adopt the provisions of SOP 98-5 in the quarter ended March 29, 1998.

  Accordingly, $344,000 of unamortized opening costs at December 28, 1997 (classified as other current assets) was expensed in the condensed consolidated statement of operations for the quarter ended March 29, 1998. Opening costs incurred during the quarter and six months ended June 28,1998 were $638,000 and $914,000, respectively. Amortization of opening costs of $3,000 in the comparable periods of 1997 has been reclassified.

  5. KKR Merger. The Company, FRI-Sub, Inc., a newly organized Delaware corporation and wholly owned subsidiary of FRI-MRD (the "Merger Sub"), and Koo Koo Roo, Inc., a Delaware corporation ("KKR"), have entered into an Agreement and Plan of Merger, dated as of June 9, 1998 (the "Merger Agreement"), pursuant to which the Merger Sub will merge with and into KKR (the "Merger"), with KKR as the surviving corporation of the Merger. As a result of the Merger, KKR will become a wholly owned subsidiary of FRI-MRD. The closing of the Merger is subject to certain conditions, including but not limited to, the approval of the common stockholders of KKR and the obtaining of certain regulatory approvals and third party consents.

  As a result of the Merger, each outstanding share of common stock, $.01 par value, of KKR will be converted into the right to receive one share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"). In connection with the signing of the Merger Agreement, FRI-MRD provided a $3.0 million loan (the "Bridge Loan") to a subsidiary of KKR. Additionally, in connection with the Merger, FRI-MRD will issue new senior secured discount notes (the "New MRD Notes") for net proceeds of approximately $21.6 million and the Company is expanding the Foothill Credit Facility (as defined below) by an additional $20.0 million. The proceeds from the sale of the New MRD Notes will be used to acquire all of the outstanding capital stock (the "Hamlet Shares") of The Hamlet Group, Inc. ("Hamlet") immediately prior to the consummation of the Merger (the "Hamlet Acquisition"). If the Effective Time of the Merger does not occur within twenty-four hours of the closing of the Hamlet Acquisition, FRI-MRD shall have the right to terminate and rescind the Hamlet Acquisition. In such event, KKR shall pay to FRI-MRD the purchase price received by KKR in the Hamlet Acquisition and the Hamlet Shares shall be sold back to KKR. The Merger and the Hamlet Acquisition will be accounted for as a purchase.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Certain information and statements included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks and uncertainties that could result in actual results of the Company or the restaurant industry differing materially from expected results expressed or implied by such forward-looking statements. Although it is not possible to itemize all of the factors and specific events that could affect the outlook of a restaurant company operating in a competitive environment, factors that could significantly impact expected results include (i) the development of successful marketing strategies for the Company's restaurants, (ii) the effect of national and regional economic conditions, (iii) the availability of adequate working capital, (iv) competitive products and pricing, (v) changes in legislation, (vi) demographic changes, (vii) the ability to attract and retain qualified personnel, (viii) changes in business strategy or development plans, (ix) business disruptions,
(x) changes in consumer preferences, tastes and eating habits and (xi) increases in food and labor costs. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

  The following should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" presented in the Form 10-K.

  As used herein, "comparable restaurants" means restaurants operated by the Company on January 1, 1997 and that continued in operation through the end of the second quarter of 1998.

LIQUIDITY AND CAPITAL RESOURCES

  A. Liquidity

  The Company reported net cash used in operating activities for the six months ended June 28, 1998 and June 29, 1997. Liquidity requirements were funded by available cash balances, supplemented if necessary by working capital advances available under the Foothill Credit Facility (as defined below). In addition, FRI-MRD raised approximately $45.6 million in cash from the issuance of the Senior Discount Notes to supplement its liquidity needs. The Company's viability has been and will continue to be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, and to comply with the terms of its financing agreements.

  Statement of Cash Flows. For the first six months of 1998, the Company reported net cash used in operating activities of $2.1 million compared to net cash used in operating activities of $6.3 million for the same period in 1997. The difference in cash received from customers, franchisees and licensees as compared to cash paid to suppliers and employees improved by $5.8 million from 1997 to 1998 which more than offset cash paid for opening costs of $0.9 million and an increase in interest paid, net of $0.7 million. For the first six months of 1998, the Company reported net cash used in investing activities of $13.5 million compared to net cash used in investing activities of $12.7 million for the same period in 1997. The increase in net cash used in investing activities of $0.8 million was due to the $3.0 million bridge loan related to the KKR Merger and an increase in capital expenditures of $4.3 million which more than offset decreases in mandatory lease buyback of $2.8 million, lease termination payments of $1.9 million and other amounts of $1.6 million. For the first six months of 1998, the Company reported net cash provided by financing activities of $9.9 million compared to net cash used in financing activities of $3.0 million for the same period in 1997. During 1998, $11.6 million in net proceeds from the issuance of notes was received, while payment of debt issuance costs decreased $1.3 million from 1997.

  EBITDA. For the first six months of 1998, the Company reported EBITDA (defined as earnings (loss) before opening costs, gain (loss) on disposition of properties, provision for divestitures and write-down of long-lived assets, restructuring costs, interest, taxes, depreciation and amortization) of $12.4 million, compared to $10.7 million for the same period in 1997. The $1.7 million improvement was primarily due to the continuing impact of El Torito and Chi-Chi's cost reduction and reengineering strategies, which have improved operating margins. This improved EBITDA is the continuation of the trend that began in 1996 when new management was installed at both El Torito and Chi-Chi's. Since 1995, the divisional EBITDA of the Company's ongoing operations is set forth in the following table.

                                                                  DIVISIONAL
                                                                    EBITDA
                                                               ----------------
                                                                 EL      CHI-
     FISCAL YEAR ENDED                                         TORITO   CHI'S
     -----------------                                         ------- --------
                                                               ($ IN THOUSANDS)
     December 31, 1995 (a).................................... $13,508 $(10,455)
     December 29, 1996........................................  11,956   (4,278)
     December 28, 1997........................................  17,627       36

--------
(a) Includes 53 weeks of operations and, in accordance with Company policy at that time, excludes certain unallocated corporate overhead.

  The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income
(loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Furthermore, other companies may compute EBITDA differently, and therefore, EBITDA amounts among companies may not be comparable.

  Working Capital Deficiency. The Company operates with a substantial working capital deficiency because (i) restaurant operations are conducted primarily on a cash (and cash equivalent) basis with a low level of accounts receivable,
(ii) rapid turnover allows a limited investment in inventories and (iii) cash from sales is usually received before related accounts payable for food, beverages and supplies become due. The Company had a working capital deficiency of $62.6 million on June 28, 1998.

  Credit Facility. The Company has a $35 million credit facility with Foothill Capital Corporation (the "Foothill Credit Facility") to provide for the ongoing working capital needs of the Company. The Foothill Credit

Facility provides for up to $15 million in revolving cash borrowings and up to $35 million in letters of credit (less the outstanding amount of revolving cash borrowings). The Foothill Credit Facility is secured by substantially all of the real and personal property of the Company, contains customary restrictive covenants, including the maintenance of certain financial ratios, and expires on January 10, 2002. The Company is in compliance with all financial ratios for the quarter ended June 28, 1998. Letters of credit are issued under the Foothill Credit Facility primarily to provide security for future amounts payable under the Company's workers' compensation insurance program ($16.0 million of such letters of credit were outstanding as of August 10, 1998). No revolving cash borrowings were outstanding as of August 10, 1998.

  On June 9, 1998, the Company entered into an amendment to the Foothill Credit Facility. The amendment permits, among other things, (i) an increase in the amount of borrowings available under the Foothill Credit Facility from $35.0 million to $55.0 million, (ii) the consummation of the transactions under the Bridge Loan, (iii) the issuance of the New MRD Notes and (iv) the consummation of the Hamlet Acquisition and the Merger. Although the amendments set forth in clauses (i) and (ii) above become effective upon execution of the amendment, the additional borrowings under the Foothill Credit Facility only will become available after the consummation of the Hamlet Acquisition and the Merger and then only on a pro rata basis as each mortgage on the real property securing the Foothill Credit Facility is amended to reflect the increase in the maximum amount. The amendments set forth in clauses (iii) and (iv) above are subject to customary closing conditions, including consummation of the Merger and the payment of a consent fee in the amount of $100,000. In connection with the execution of the amendment, Foothill earned a line increase fee of $500,000 of which $150,000 was paid upon execution of the amendment and $350,000 is due upon consummation of the Hamlet Acquisition and the Merger.

  Senior Discount Notes. On August 12, 1997, FRI-MRD issued the Senior Discount Notes in the face amount of $61 million to an existing holder of the Company's Senior Notes in exchange for $15.6 million of Senior Notes plus approximately $34 million of cash. On January 14 and 15, 1998, FRI-MRD issued an additional $14 million in face amount of the Senior Discount Notes to the same purchaser for approximately $11.6 million in cash. Proceeds from the sales of the Senior Discount Notes have been and will continue to be used to fund the Company's capital expenditure programs and for general corporate purposes. The Company continues to consider additional sources of cash, such as the sale of non-core assets.

  On June 9, 1998, FRI-MRD and the holders of the existing Senior Discount Notes entered into an amendment to the Note Agreement governing the Senior Discount Notes. Pursuant to the amendment, upon the closing of the Merger, the Senior Discount Notes will be amended to, among other things, permit (i) the issuance of the New MRD Notes, (ii) the consummation of the Hamlet Acquisition and the Merger and (iii) an increase in the amount of borrowings available under the Foothill Credit Facility by up to $20.0 million.

  Senior Secured Discount Notes. On June 9, 1998, FRI-MRD entered into a Note Agreement pursuant to which FRI-MRD agreed to issue $24.0 million of New MRD Notes for cash in an amount that provides a yield to July 31, 1999 of 14% per annum. The New MRD Notes are due on January 24, 2002, and accrete at a rate of 14% per annum until July 31, 1999. After July 31, 1999, interest will be payable in cash semi-annually at the rate of 14% per annum with the first cash interest payment due on January 31, 2000. The New MRD Notes are redeemable by FRI-MRD, in whole or in part, on or before January 23, 2001, at a price of 105% of the accreted value thereof, or after January 23, 2001, at a price of 102.5% of the accreted value thereof. The New MRD Notes contain restrictive covenants, including limitations on (i) the incurrence of certain indebtedness and liens, (ii) the ability to make certain restricted payments, (iii) certain mergers, consolidations and asset sales, (iv) certain transactions with affiliates and (v) the issuance of any equity securities of Hamlet. Proceeds from the sale of the New MRD Notes will be used exclusively to purchase, and thereafter will be secured by, all of the outstanding shares of Hamlet. The closing of the sale of the New MRD Notes is subject to customary closing conditions, including the consummation of the Hamlet Acquisition.

  The Company continues to be highly leveraged and has significant debt service requirements. Although management believes that its current sources of cash should be sufficient to meet its operating and debt service requirements for the foreseeable future, there can be no assurance that the Company will be able to repay or refinance its Senior Notes and its 10 7/8% Senior Subordinated Discount Notes due 2004, or that FRI-MRD will be able to repay or refinance the Senior Discount Notes or the New MRD Notes, at their respective maturities.

  B. Capital Expenditures

  Net cash used in investing activities was $14.4 million for the first six months of 1998, including $9.7 million for capital expenditures, as compared to net cash used in investing activities of $12.7 million for the same period in 1997.

  Capital expenditures of approximately $30 million are planned for fiscal 1998, including approximately $6 million devoted to normal improvements of the Company's restaurants. The Company is continuing its remodeling of both El Torito and Chi-Chi's restaurants and anticipates spending approximately $13 million to $14 million for this purpose in fiscal 1998. In fiscal 1998, the Company also anticipates opening up to seven new El Torito restaurants, including its newly developed quick-service casual-style restaurant, "El Torito Express Grill," the first of which opened on July 6, 1998 in Pasadena, California. The Company also plans to upgrade El Torito's in-store POS technology during fiscal 1998.

  By August 10, 1998, the Company had completed the remodeling of 13 additional El Torito restaurants, primarily in the Los Angeles/Orange County market, and 21 additional Chi-Chi's restaurants in various markets in 1998. The Company has announced plans for an aggressive remodel program for the Chi-Chi's chain over the next three years. This program could cost up to $50 million.

  Included in 1998 capital spending are continuing expenditures to replace the Company's mainframe computer software applications with new software to be run in a client/server environment. In addition to improving processes and allowing wider access to data, the new software is designed to make the Company's computer systems Year 2000 compliant. The Company expects to spend approximately $1.6 million on the new software and related hardware and installation costs in 1998, approximately $0.7 million of which has been spent through June 28, 1998. The project is expected to be completed by year-end 1998. The Company is requesting Year 2000 compliance reports from its significant vendors and service providers. If the computer systems of a significant vendor or service provider are not Year 2000 compliant, it could have a material adverse effect on the Company.

RESULTS OF OPERATIONS.

  The Company's total sales of $120,095,000 for the second quarter of 1998 decreased by $3,008,000 or 2.4% as compared to the same period in 1997. For the first six months of 1998, total Company sales of $233,401,000 decreased by $4,680,000 or 2.0% as compared to the same period in 1997. As shown below, these decreases were primarily due to restaurants divested or closed in 1997 and 1998.

                                               SECOND QUARTER FIRST SIX MONTHS
                                               SALES DECREASE  SALES DECREASE
                                               -------------- ----------------
                                                      ($ IN THOUSANDS)
   Decrease in Sales of Restaurants Divested
    or Closed.................................    $(2,150)        $(3,907)
   Decrease in Sales of Comparable
    Restaurants...............................       (858)           (773)
                                                  -------         -------
     Total....................................    $(3,008)        $(4,680)
                                                  =======         =======

  Sales for comparable restaurants of $119,101,000 for the second quarter of 1998 decreased by $858,000 or 0.6% as compared to the same period in 1997. For the first six months of 1998, sales of comparable restaurants of $230,732,000 decreased by $773,000 or 0.3% as compared to the same period in 1997. As shown below, these decreases were due to decreased sales for comparable Chi-Chi's restaurants in both the quarter and six month periods and comparable El Torito restaurants in the six month period which continue to reflect a competitive operating environment for restaurants.

                                                                     FIRST SIX
                                                  SECOND QUARTER    MONTHS SALES
                                                  SALES DECREASE      DECREASE
                                                  ---------------  ---------------
                                                  AMOUNT  PERCENT  AMOUNT  PERCENT
                                                  ------  -------  ------  -------
                                                        ($ IN THOUSANDS)
   Comparable Chi-Chi's.......................... $(968)   (1.4)%  $(267)   (0.2)%
   Comparable El Torito..........................   110     0.3     (506)   (0.5)
                                                  -----    ----    -----    ----
     Total....................................... $(858)   (0.6)%  $(773)   (0.3)%
                                                  =====    ====    =====    ====

  El Torito comparable sales in the second quarter were up 0.3% as compared to the same period in 1997. This was an improvement over the first quarter when El Torito reported comparable sales down 1.2%. The "Getaway to Mexico at El Torito" advertising campaign continued into the second quarter, with a focus on the Sonora region via promotional television and radio advertising. In addition, the El Torito concept reintroduced Rolled Grilled Tacos with a free Mexican Caesar Salad as the second quarter promotional product.

  Comparable sales for Chi-Chi's were down 1.4% for the second quarter as compared with the same period in 1997. After a disappointing sales month in April, comparable sales results improved throughout the second quarter, with June comparable sales up 2.1% as compared with the same period in 1997. For the first six months of 1998, Chi-Chi's comparable sales were down 0.2% as compared with the same period in 1997, a continuation of the positive trend in the rate of sales improvement begun in the second quarter of 1997. From a marketing perspective, Chi-Chi's began its third advertising campaign of the year on May 11, featuring the Twice Grilled Burrito and supported by television, radio and print advertising. Additionally, sales for the traditional Cinco de Mayo celebration increased 25% over the 1997 holiday. Cinco de Mayo was bolstered by print advertising in all markets and featured food and drink specials as well as festive activities.

  Product costs of $32,033,000 for the second quarter of 1998 decreased by $733,000 or 2.2% as compared to the same period in 1997. For the first six months of 1998, product costs of $62,796,000 decreased by $335,000 or 0.5% as compared to the same period in 1997. The decreases are primarily due to the impact of the eight restaurants sold or closed since the beginning of 1997 and the effects of the El Torito and Chi-Chi's cost reduction strategies. As a percentage of sales, product costs increased to 26.7% in the second quarter of 1998 as compared to 26.6% in the same period of 1997 and increased to 26.9% for the first six months of 1998 as compared to 26.5% in the same period of 1997.

  Payroll and related costs of $41,712,000 for the second quarter of 1998 decreased by $791,000 or 1.9% as compared to the same period in 1997. For the first six months of 1998, payroll and related costs of $81,918,000 decreased by $1,452,000 or 1.7% as compared to the same period of 1997. The decreases are primarily due to the impact of the eight restaurants sold or closed since the beginning of 1997. As a percentage of sales, payroll and related costs increased to 34.7% in the second quarter of 1998 as compared to 34.5% in the same period of 1997 and increased to 35.1% for the first six months of 1998 as compared to 35.0% in the same period of 1997. Savings realized from the El Torito and Chi-Chi's cost reduction strategies which have focused on improving labor scheduling and efficiencies have been offset by the impact of the minimum wage increases nationally on September 1, 1997, and on March 1, 1997 and March 1, 1998 in California.

  The Company is subject to Federal and state laws governing matters such as minimum wages, overtime and other working conditions. Approximately half of the Company's employees are paid at rates related to the minimum wage. Therefore, increases in the minimum wage or decreases in the allowable tip credit (tip credits reduce the minimum wage that must be paid to tipped employees in certain states) increase the Company's labor costs. This is especially true in California, where there is no tip credit. Effective October 1, 1996, the Federal minimum wage was increased from $4.25 to $4.75, and effective September 1, 1997, it was further increased to $5.15. However, a provision of the new measure effectively froze the minimum wage for tipped employees at current levels by increasing the allowable tip credit in those states which allow for a tip credit. Furthermore, in California, voters approved a proposition on November 5, 1996 that increased the state's minimum wage to $5.00 on March 1, 1997 and further increased the state's minimum wage to $5.75 on March 1, 1998. In response to the minimum wage increases on October 1, 1996, March 1, 1997 and March 1, 1998, the Company raised menu prices at its El Torito restaurants in an effort to recover the higher payroll costs. Chi-Chi's also raised menu prices in October and December 1997 as a result of the cumulative impact of these minimum wage increases. At the request of President Clinton, Congress is considering further increases in the Federal minimum wage over the next two years. In addition, the California legislature is considering a further minimum wage increase which would be effective in 1999.

  Occupancy and other operating expenses of $31,331,000 for the second quarter of 1998 decreased by $2,343,000 or 7.0% as compared to the same period in 1997. For the first six months of 1998, occupancy and other operating expenses of $62,179,000 decreased by $4,245,000 or 6.4% as compared to the same period in 1997. The decreases are due, in part, to the impact of the eight restaurants sold or closed since the beginning of 1997. As a percentage of sales, occupancy and other operating expenses decreased to 26.1% in the second quarter of 1998 as compared to 27.4% in the same period in 1997 and decreased to 26.6% for the first six months of 1998 as compared to 27.9% in the same period of 1997. These decreases primarily reflect (i) the impact of El Torito and Chi-Chi's cost reduction strategies and (ii) a decrease in media expense in El Torito in the first six months of 1998 as compared to the same period of 1997.

  Depreciation and amortization of $5,283,000 for the second quarter of 1998 decreased by $328,000 or 5.9% as compared to the same period in 1997. For the first six months of 1998, depreciation and amortization of $10,622,000 decreased by $559,000 or 5.0% as compared to the same period in 1997. These decreases reflect the impact of (i) the eight restaurants sold or closed since the beginning of 1997 and (ii) the write-down of certain long-lived assets in the second quarter of 1997.

  General and administrative expenses of $6,998,000 for the second quarter of 1998 increased by $34,000 or 0.5% as compared to the same period of 1997. For the first six months of 1998, general and administrative expenses of $14,116,000 decreased by $326,000 or 2.3% as compared to the same period in 1997. As a percentage of sales, general and administrative expenses increased to 5.8% in the second quarter of 1998 as compared to 5.7% in the same period of 1997 and remained flat at 6.1% for the first six months of 1998 and the same period of 1997. Management continues to closely evaluate the Company's general and administrative cost structure for savings opportunities.

  The Company reported a loss on disposition of properties of $0.7 million in the second quarter of 1998 and $1.4 million for the first six months of 1998 as compared to a loss of $0.4 million for the second quarter in 1997 and $1.9 million for the first six months of 1997. These amounts reflect losses associated with restaurant divestments and closures in such periods.

  The Company recorded a write-down of long-lived assets in the second quarter of 1997 of $2.6 million.

  Interest expense, net for the second quarter of 1998 of $5,999,000 increased by $1,443,000 or 31.7% as compared to the same period in 1997. Interest expense, net for the first six months of 1998 of $11,826,000 increased by $2,864,000 or 32.0% as compared to the same period in 1997. These increases were primarily the result of the issuance of the Senior Discount Notes in August 1997 and January 1998 and the accretion of interest thereon, partially offset by the elimination of cash interest expense associated with the $15.6 million of Senior Notes received as part of the exchange on August 12, 1997.

SELECTED DIVISION OPERATING DATA.

  The Company primarily operates full-service Mexican restaurants in two divisions under the El Torito, Chi-Chi's, Casa Gallardo and other names. At June 28, 1998 the Company's El Torito restaurant division operated 94 full-service restaurants and the Company's Chi-Chi's restaurant division operated 179 full-service restaurants.

  The following table sets forth certain information regarding the Company, its El Torito and Chi-Chi's restaurant divisions, and the various operations divested in 1996.

                           FOR THE QUARTER ENDED           FOR THE SIX MONTHS ENDED
                         ------------------------------   ------------------------------
                         JUNE 28,   JUNE 29,   JUNE 30,   JUNE 28,   JUNE 29,   JUNE 30,
                           1998       1997       1996       1998       1997       1996
                         --------   --------   --------   --------   --------   --------
                             ($ IN THOUSANDS, EXCEPT AVERAGE CHECK AMOUNT)
EL TORITO RESTAURANT
 DIVISION
Restaurants Open at End
 of Period:
  Owned/operated........       94         97         99         94         97         99
  Franchised and
   Licensed.............        8          7          5          8          7          5
Sales................... $ 57,583   $ 58,780   $ 58,593   $109,392   $112,380   $113,027
Restaurant Level
 Cashflow(a)............    9,943      9,345      7,884     17,030     16,579     13,732
Divisional EBITDA(b)....    6,985      6,187      4,475     11,298     10,436      7,349
Percentage increase
 (decrease) in
 comparable restaurant
 sales..................      0.3%       0.4%      (2.8)%     (0.5)%     (0.5)%     (3.3)%
Average check........... $  10.10   $   9.80   $   9.33   $   9.95   $   9.66   $   9.37
CHI-CHI'S RESTAURANT
 DIVISION
Restaurants Open at End
 of Period:
  Owned/operated........      179        180        191        179        180        191
  Franchised and
   Licensed.............       13         18         18         13         18         18
Sales................... $ 62,512   $ 64,323   $ 74,628   $124,009   $125,701   $149,381
Restaurant Level
 Cashflow(a)............    4,809      4,539      2,268      8,937      8,017      1,661
Divisional EBITDA(b)....    1,102      1,048     (1,122)     1,204        358     (5,634)
Percentage decrease in
 comparable restaurant
 sales..................     (1.4)%     (9.2)%     (8.8)%     (0.2)%    (10.9)%    (10.5)%
Average check........... $   7.80   $   7.48   $   7.28   $   7.80   $   7.50   $   7.37
ONGOING OPERATIONS
Restaurants Open at End
 of Period:
  Owned/operated........      273        277        290        273        277        290
  Franchised and
   Licensed.............       21         25         23         21         25         23
Sales................... $120,095   $123,103   $133,221   $233,401   $238,081   $262,408
Divisional EBITDA(b)....    8,087      7,235      3,353     12,502     10,794      1,715
DIVESTED OPERATIONS(C)
Restaurants Open at End
 of Period:
  Owned/operated........        0          0         17          0          0         17
  Franchised and
   Licensed.............        0          0          0          0          0          0
Sales................... $      0   $      0   $ 85,802   $      0   $      0   $215,667
Divisional EBITDA(b)....        0          0      7,740          0          0     19,688
TOTAL COMPANY
Restaurants Open at End
 of Period:
  Owned/operated........      273        277        307        273        277        307
  Franchised and
   Licensed.............       21         25         23         21         25         23
Sales................... $120,095   $123,103   $219,023   $233,401   $238,081   $478,075
EBITDA(d)...............    8,021      7,196     11,251     12,392     10,714     21,682

--------
(a) Restaurant Level Cashflow with respect to any operating division represents Divisional EBITDA (as defined below) before general and administrative expenses and any net franchise profit or miscellaneous income (expense) reported by the respective division.

(b) Divisional EBITDA with respect to any operating division is defined as earnings (loss) before opening costs, gain (loss) on disposition of properties, interest, taxes, depreciation and amortization.

(c) Divested Operations in 1996 includes the results of the Family Restaurant Division until it was divested on May 23, 1996 and the traditional dinnerhouse restaurants that were divested by year-end 1996.

(d) EBITDA is defined as earnings (loss) before opening costs, gain (loss) on disposition of properties, provision for divestitures and write-down of long-lived assets, restructuring costs, interest, taxes, depreciation and amortization. The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, operating income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Furthermore, other companies may compute EBITDA differently, and therefore, EBITDA amounts among companies may not be comparable.

                          PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  The Company is involved in various litigation matters incidental to its business. The Company does not believe that any of the existing claims or actions will have a material adverse effect upon the consolidated financial position or results of operations of the Company.

ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

  None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

  None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

  None.

ITEM 5. OTHER INFORMATION

  None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits

          2(a) Stock Purchase Agreement dated as of March 1, 1996 by and among Family Restaurants, Inc., Flagstar Companies, Inc.,
                 Flagstar Corporation and FRD Acquisition Co. (Filed as
                 Exhibit 2.1 to the Company's Form 10-Q filed with the SEC on May 15, 1996.)
          2(b) Agreement and Plan of Merger, dated as of June 9, 1998, by and among the Company, FRI-Sub, Inc. and Koo Koo Roo, Inc.
                 ("KRR"). (Filed as Exhibit 2.1 to the Company's Form S-4 filed with the SEC on July 1, 1998.)
          3(a)  Fourth Restated Certificate of Incorporation of the Company.
                 (Filed as Exhibit 4.1 to the Company's Form S-8 filed with the SEC on March 23, 1994.)
          3(b)  Bylaws of the Company. (Filed as Exhibit 4.2 to the Company's
                 Form S-8 filed with the SEC on March 23, 1994.)
          4(a)  Indenture dated as of January 27, 1994 Re: $300,000,000 9 3/4%
                 Senior Notes due 2002. (Filed as Exhibit 4(a) to the
                 Company's Form 10-K filed with the SEC on March 28, 1994.)
          4(b)  Indenture dated as of January 27, 1994 Re: $150,000,000 10
                 7/8% Senior Subordinated Discount Notes due 2004. (Filed as
                 Exhibit 4(b) to the Company's Form 10-K filed with the SEC on March 28, 1994.)
          4(c) First Supplemental Indenture, dated as of July 3, 1996, between the Registrant and IBJ Schroder Bank & Trust Company, a New York Banking corporation, as Trustee. (Filed as Exhibit
                 10.1 to the Company's Form 8-K filed with the SEC on July 9,
                 1996.)
          4(d) First Supplemental Indenture, dated as of July 3, 1996, between the Registrant and Fleet National Bank, as successor by merger to Fleet National Bank of Massachusetts, formerly known as Shawmut Bank, N.A., as Trustee. (Filed as Exhibit
                 10.2 to the Company's Form 8-K filed with the SEC on July 9,
                 1996.)
          4(e)  Note Agreement dated as of August 12, 1997 Re: Up to
                 $75,000,000 FRI-MRD Corporation Senior Discount Notes due
                 January 24, 2002. (Filed as Exhibit 4(e) to the Company's
                 Form 10-Q filed with the SEC on November 12, 1997.)

          4(f)  Joinder Agreement dated as of January 14, 1998 Re: FRI-MRD
                 Corporation Senior Discount Notes due January 24, 2002.
                 (Filed as Exhibit 4(f) to the Company's Form 10-K filed with the SEC on March 30, 1998.)
          4(g)  First Amendment dated as of June 9, 1998 to the Note Agreement dated August 12, 1997. (Filed as Exhibit 4.7 to the Company's
                 Form S-4 filed with the SEC on July 1, 1998.)
          4(h)  Note Agreement dated as of June 9, 1998 Re: $24,000,000 FRI-
                 MRD Corporation Senior Secured Discount Notes due January 24,
                 2002. (Filed as Exhibit 4.8 to the Company's Form S-4 filed with the SEC on July 1, 1998.)
         10(ee) Stock Purchase Agreement dated as of June 9, 1998 by and between FRI-MRD Corporation and KKR. (Filed as Exhibit 10.1 to the Company's Form S-4 filed with the SEC on July 1,
                 1998.)
         10(ff) Bridge Loan Agreement dated as of June 9, 1998 among The
                 Hamlet Group, Inc. as borrower, KKR, H.H.K. of Virginia, Inc.
                 and H.H. of Maryland, Inc., as Guarantors and FRI-MRD
                 Corporation as Lender. (Filed as Exhibit 10.2 to the
                 Company's Form S-4 filed with the SEC on July 1, 1998.)
         10(gg) Amendment Number Three to Loan and Security Agreement, dated as of April 9, 1998 by and among the parties thereto. (Filed as Exhibit 10.29 to the Company's Form S-4 filed with the SEC on July 1, 1998.)
         10(hh) Amendment Number Four to Loan and Security Agreement dated as of June 9, 1998 by and among the parties thereto. (Filed as
                 Exhibit 10.30 to the Company's Form S-4 filed with the SEC on
                 July 1, 1998.)
         27     Financial Data Schedule. (Filed as Exhibit 27 to the Company's
                 Form 10-Q filed with the SEC on August 12, 1998.)

  (b) Reports on Form 8-K.

  On June 16, 1998 the Company filed a report on Form 8-K announcing the planned merger between the Company and Koo Koo Roo, Inc. (see Note 5 of the Notes to Condensed Consolidated Financial Statements included herein).

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          Family Restaurants, Inc.
                                           (Registrant)

                                             /s/ Robert T. Trebing, Jr.
                                          By: _________________________________
                                                 Robert T. Trebing, Jr.
                                              Executive Vice President and
                                                 Chief Financial Officer
                                              (Principal Financial Officer)

Date: September 9, 1998

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subsection (a) of Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section Seven of Article VIII (Article V, Section 6 in the Company Certificate) of FRI Bylaws provides that FRI shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

  FRI also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws. In certain employment agreements, FRI or its subsidiaries have also agreed to indemnify certain officers against loss from claims made against such officers in connection with the performance of their duties under their employment agreements. Such indemnification is generally to the same extent as provided in the FRI By-laws.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits. See Exhibit Index.

ITEM 22. UNDERTAKINGS

  The undersigned, FRI, hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the Proxy Statement/Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by FRI with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned, FRI, hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of FRI pursuant to the provisions described under Item 20, or otherwise, FRI has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by FRI of expenses incurred or paid by a director, officer or controlling person of FRI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, FRI will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  FRI hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  FRI undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  FRI hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  FRI hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, FRI has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California this 9th day of September, 1998.

                                          FAMILY RESTAURANTS, INC.
                                          (Registrant)


                                          By: /s/ Robert T. Trebing, Jr.
                                             ----------------------------------
                                                 Robert T. Trebing, Jr.
                                           Executive Vice President and Chief
                                                    Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of September, 1998.

(i)    PRINCIPAL EXECUTIVE OFFICER

                 *
  ---------------------------------   President and Chief
           Kevin S. Relyea            Executive Officer


(ii)   PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER

   /s/ Robert T. Trebing, Jr.
  ---------------------------------   Executive Vice President and
       Robert T. Trebing, Jr.          Chief Financial Officer


(iii)  A MAJORITY OF THE BOARD OF DIRECTORS

                 *
  ---------------------------------   Director
           Peter P. Copses


    /s/ David B. Kaplan
  ---------------------------------   Director
           David B. Kaplan

                 *
  ---------------------------------   Director
          Antony P. Ressler


                 *
  ---------------------------------   Director
           Kevin S. Relyea



  *By: /s/ Robert T. Trebing, Jr.
      ----------------------------
        Robert T. Trebing, Jr.
           Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibits required by Item 601 of Regulation S-K:

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  *2.1   Agreement and Plan of Merger, dated as of June 9, 1998, by and among
          Family Restaurants, Inc., FRI-Sub, Inc. and Koo Koo Roo, Inc.
          included as Annex A to the Proxy Statement/Prospectus included as part of this Registration Statement.
  *3.1   Form of Restated Certificate of Incorporation of FRI to be filed in connection with the Merger.
  *3.2   Form of Certificate of Amendment to the Certificate of Incorporation
          of FRI to be filed following the Merger.
  *3.3   Form of Amended and Restated By-Laws of FRI to become operative in connection with the Merger.
   4.1   Indenture, dated as of January 27, 1994 Re: $300,000,000 9 3/4% Senior
          Notes Due 2002. (Filed as Exhibit 4(a) to FRI's From 10-K filed with the SEC on March 28, 1994.)
   4.2   Indenture, dated as of January 27, 1994 Re: $150,000,000 10 7/8%
          Senior Subordinated Discount Notes Due 2004. (Filed as Exhibit 4(b)
          to FRI's Form 10-K filed with the SEC on March 28, 1994.)
   4.3   First Supplemental Indenture, dated as of July 3, 1996, between FRI and IBJ Schroder Bank & Trust Company, a New York Banking
          corporation, as Trustee. (Filed as Exhibit 10.1 to FRI's Form 8-K
          filed with the SEC on July 9, 1996.)
   4.4   First Supplemental Indenture, dated as of July 3, 1996, between the
          Registrant and Fleet National Bank, as successor by merger to Fleet
          National Bank of Massachusetts, formerly known as Shawmut Bank, N.A., as Trustee. (Filed as Exhibit 10.2 to FRI's Form 8-K filed with the
          SEC on July 9, 1996.)
   4.5   Note Agreement, dated as of August 12, 1997 Re: Up to $75,000,000 FRI-
          MRD Corporation Senior Discount Notes Due January 24, 2002. (Filed as
          Exhibit 4(e) to FRI's Form 10-Q filed with the SEC on November 12,
          1997.)
   4.6   Joinder Agreement, dated as of January 14, 1998 Re: FRI-MRD
          Corporation Senior Discount Notes due January 24, 2002. (Filed as
          Exhibit 4(f) to FRI's Form 10-K filed with the SEC on March 31,
          1998.)
  *4.7   First Amendment, dated as of June 9, 1998 to the Note Agreement Dated
          August 12, 1997.
  *4.8   Note Agreement, dated as of June 9, 1998 Re: $24,000,000 FRI-MRD
          Corporation Senior Secured Discount Notes Due January 24, 2002.
 **5.1   Opinion of Skadden, Arps, Slate, Meagher and Flom LLP as to the
          legality of the shares being issued (including consent).
 **8.1   Opinion of Latham & Watkins regarding the federal income tax consequences of the Merger to KKR stockholders (including consent).
 *10.1   Stock Purchase Agreement, dated as of June 9, 1998 by and between FRI-
          MRD Corporation and KKR.
 *10.2   Bridge Loan Agreement, dated as of June 9, 1998 among The Hamlet
          Group, Inc. as borrower, KKR, H.H.K. of Virginia, Inc. and H.H. of
          Maryland, Inc., as Guarantors and FRI-MRD Corporation as Lender.
  10.3   FRI's 1994 Incentive Stock Option Plan. (Filed as Exhibit 10(g) to
          FRI's Form 10-K filed with the SEC on March 28, 1994.)
  10.4   FRI's Deferred Compensation Plan. (Filed as Exhibit 10(k) to FRI's
          Form 10-K filed with the SEC on March 27, 1995.)
  10.5   FRI's Severance Plan. (Filed as Exhibit 10(m) to FRI's Form 10-K filed with the SEC on March 27, 1995.)
  10.6   Form of Management Stock Subscription Agreement of FRI. (Filed as
          Exhibit 10(bb) to FRI's Form 10-K filed with the SEC on March 28,
          1994.)

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
  10.7   Form of Management Pledge Agreement of FRI. (filed as Exhibit 10(cc)
          to FRI's Form 10-K filed with the SEC on March 28, 1994.)
  10.8   Management Services Agreement, dated as of January 27, 1994, by and between FRI and Apollo Advisors, L.P. (Filed as Exhibit 10(ff) to
          FRI's Form 10-K filed with the SEC on March 28, 1994.)
  10.9   Lease Indemnification Agreement, dated as of January 27, 1994, by and between FRI and W. R. Grace & Co.-Conn. (Filed as Exhibit 10(ii) to
          FRI's Form 10-K filed with the SEC on March 28, 1994.)
  10.10  Tax Sharing Agreement, dated as of January 27, 1994, by and among FRI,
          Foodmaker, Inc. and Chi-Chi's, Inc. (Filed as Exhibit 10(ll) to FRI's
          Form 10-K filed with the SEC on March 28, 1994.)
  10.11  Registration Rights Agreement, dated as of January 27, 1994, by and among FRI and certain of its shareholders. (Filed as Exhibit 10(mm)
          to FRI's Form 10-K filed with the SEC on March 28, 1994.)
  10.12  Agreement, dated as of January 5, 1996, by and between Kevin S. Relyea and FRI. (Filed as Exhibit 10(w) to FRI's Form 10-K filed with the
          SEC on April 1, 1996.)
  10.13  FRI's 1996 Management Incentive Compensation Plan Description. (Filed
          as Exhibit 10(r) to FRI's Form 10-K filed with the SEC on March 31,
          1997.)
  10.14  Termination of Management Services Agreement between Leonard Green &
          Associates, L.P. and FRI, dated as of November 20, 1995. (Filed as
          Exhibit 10(s) to FRI's Form 10-K filed with the SEC on March 31,
          1997.)
  10.15  Employment Agreement, dated as of January 1, 1996 by and between Kevin
          S. Relyea and FRI. (Filed as Exhibit 10(t) to FRI's Form 10-K filed with the SEC on March 31, 1997.)
  10.16  Employment Agreement, dated as of March 1, 1996 by and between Roger
          K. Chamness and FRI. (Filed as Exhibit 10(u) to FRI's Form 10-K filed with the SEC on March 31, 1997.)
  10.17  Employment Agreement, dated as of April 8, 1996, by and between
          William D. Burt and FRI. (Filed as Exhibit 10(v) to FRI's Form 10-K
          filed with the SEC on March 31, 1997.)
  10.18  Loan and Security Agreement, dated as of January 10, 1997, between
          Foothill Capital Corporation and FRI and its subsidiaries named therein. (Filed as Exhibit 10(w) to FRI's Form 10-K filed with the
          SEC on March 31, 1997.)
  10.19  General Continuing Guarantee, dated as of January 10, 1997, by FRI in favor of Foothill Capital Corporation. (Filed as Exhibit 10(x) to
          FRI's Form 10-K filed with the SEC on March 31, 1997.)
  10.20  Form of subsidiary General Continuing Guarantee, dated as of January
          10, 1997. (Filed as Exhibit 10(y) to FRI's Form 10-K filed with the
          SEC on March 31, 1997.)
  10.21  Security Agreement, dated as of January 10, 1997, between Foothill
          Capital Corporation and FRI. (Filed as Exhibit 10(z) to FRI's Form
          10-K filed with the SEC on March 31, 1997.)
  10.22  Form of subsidiary Security Agreement, dated as of January 10, 1997, between Foothill Capital Corporation and the subsidiary named therein. (Filed as Exhibit 10(aa) to FRI's Form 10-K filed with the
          SEC on March 31, 1997.)
  10.23  Stock Pledge Agreement, dated as of January 10, 1997, between FRI and
          Foothill Capital Corporation. (Filed as Exhibit 10(Beneficially
          Owned) to the Company's Form 10-K filed with the SEC on March 31,
          1997.)
  10.24  Form of subsidiary Pledge Agreement, dated as of January 10, 1997, between the subsidiary named therein and Foothill Capital
          Corporation. (Filed as Exhibit 10(cc) to FRI's Form 10-K filed with the SEC on March 31, 1997.)

 EXHIBIT
 NUMBER                            EXHIBIT DESCRIPTION
 -------                           -------------------
   10.25 Trademark Security Agreement, dated as of January 10, 1997, by Chi-
          Chi's, Inc. in favor of Foothill Capital Corporation. (Filed as
          Exhibit 10(dd) to FRI's Form 10-K filed with the SEC on March 31,
          1997.)
   10.26 Trademark Security Agreement, dated as of January 10, 1997, by El
          Torito Restaurants, Inc. in favor of Foothill Capital Corporation.
          (Filed as Exhibit 10(ee) to FRI's Form 10-K filed with the SEC on
          March 31, 1997.)
   10.27 First Amendment to the Loan and Security Agreement, dated as of May
          23, 1997 by and among the parties thereto. (Filed as Exhibit 10(gg)
          to FRI's Form 10-Q filed with the SEC on August 13, 1997.)
   10.28 Amendment Number Two to Loan and Security Agreement, dated as of
          August 12, 1997 by and among the parties thereto. (Filed as Exhibit
          10(hh) to FRI's Form 10-Q filed with the SEC on November 12, 1997.)
  *10.29 Amendment Number Three to Loan and Security Agreement, dated as of
          April 9, 1998 by and among the parties thereto.
  *10.30 Amendment Number Four to Loan and Security Agreement, dated as of June
          9, 1998 by and among the parties thereto.
  *10.31 Form of General Continuing Guaranty, dated       , 1998, by The Hamlet
          Group, Inc.
  *10.32 Form of Amendment Number One to General Continuing Guaranty and
          Security Agreement, dated as of       , 1998, between Foothill and
          FRI.
  *10.33 Form of Amendment Number One to Security Agreement, dated       ,
          1998, between Foothill and FRI-MRD.
  *10.34 Form of Amendment Number One to Stock Pledge Agreement, dated       ,
          1998, between Foothill Capital Corporation and FRI-MRD.
  *10.35 Form of General Continuing Guaranty, dated    , 1998, by Koo Koo Roo,
          Inc.
  *10.36 Form of Security Agreement, dated     , 1998, between Foothill Capital
          Corporation and Koo Koo Roo, Inc.
   10.37 Distribution Service Agreement, dated as of November 1, 1997, between
          El Torito Restaurants, Inc. and The SYGMA Network, Inc. (Filed as
          Exhibit 10(bb) to FRI's Form 10-K filed with the SEC on March 30,
          1998.)
   10.38 Distribution Service Agreement, dated as of April 30, 1997, between
          Chi-Chi's, Inc. and Sysco Corporation. (Filed as Exhibit 10(cc) to
          FRI's Form 10-K filed with the SEC on March 30, 1998.)
   10.39 Family Restaurants, Inc., FRI-MRD Corporation, Chi-Chi's, Inc. and El
          Torito Restaurants, Inc. Amended and Restated Value Creation Units
          Plan and Sample Value Creation Units Agreement. (Filed as Exhibit
          10(dd) to FRI's Form 10-K filed with the SEC on March 30, 1998.)
 **10.40 Form of Koo Koo Roo Enterprises, Inc. 1998 Stock Incentive Plan
 **23.1  Consent of KPMG Peat Marwick LLP relating to the audited consolidated financial statements of FRI.
 **23.2  Consent of BDO Seidman LLP relating to the audited consolidated financial statements of KKR.
 **23.3  Consent of Skadden, Arps, Slate, Meagher and Flom LLP (included in
          Exhibit 5.1).
 **23.4  Consent of Latham & Watkins (included in Exhibit 8.1).
  *24    Power of Attorney (included on signature page).
 **99.1  Form of proxy card to be used in soliciting holders of KKR Common
          Stock.

--------
 * Previously filed.
** Filed herewith.